As filed with the Securities and Exchange Commission on August 17, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction or organization)

1040
(Primary Standard Industrial Classification Code Number)

91-1956240
(I.R.S. Employer Identification Number)

and

(Exact name of registrant as specified in its charter)

British Virgin Islands
(State or other jurisdiction or organization)

1040
(Primary Standard Industrial Classification Code Number)

not applicable
(I.R.S. Employer Identification Number)

Xtra-Gold Resources Corp.
360 Bay Street, Suite 301
Toronto, Ontario, Canada, M5H 2V6
416 366-4227
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul Zyla, President
Xtra-Gold Resources Corp.
360 Bay Street, Suite 301
Toronto, Ontario, Canada, M5H 2V6
416 366-4227
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dennis H. Peterson	James M. Schneider, Esq.
Peterson Law Professional Corporation	Pearlman Schneider LLP
390 Bay Street, Suite 806	2200 Corporate Blvd. NW, Suite 210
Toronto, Ontario Canada M5H 2Y2	Boca Raton, Florida 33431
416 777-6772	561 362-9595

__________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and at the effective time of the Continuation referred to herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock	44,648,417 shares	$0.87 per share	$38,844,122	$4,451.54

(1)

Based upon the number of shares of Xtra-Gold Resources Corp., a BVI corporation, expected to be issued to the existing stockholders of Xtra-Gold Resources Corp., a Nevada corporation, on a one-for-one basis upon completion of the Continuation described in this Registration Statement and based on 44,648,417 shares of common stock of Xtra-Gold Resources Corp., a Nevada corporation, issued and outstanding as of August 14, 2012.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

ii

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act based upon the estimated sales price of the shares based on the closing price of shares of the Registrant’s common stock on August 14, 2012. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

iii

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 17, 2012.

__________

360 Bay Street, Suite 301
Toronto, Ontario, Canada, M5H 2V6

To the stockholders of Xtra-Gold Resources Corp.

This proxy statement/prospectus relates to a proposal to change the jurisdiction of incorporation of our company from Nevada to the British Virgin Islands (the “Continuation”). The Continuation will be accomplished through the adoption by our stockholders of certain resolutions and a plan of conversion (the “Plan of Conversion”) under Chapter 92A of the Nevada Revised Statutes (the “NRS”) which will authorize our company to complete the Continuation. If we complete the Continuation, our company will be continued under the BVI Business Companies Act, 2004 (the “BVI Act”) and will cease to be incorporated in Nevada and, as a result, will be governed by the BVI Act. If the Continuation is completed, our company would still be called Xtra-Gold Resources Corp. but it would be a British Virgins Islands company, which we sometimes refer to below and in in the remainder of this proxy statement/prospectus as “Xtra-Gold BVI”.

We are sending you this proxy statement/prospectus and related materials in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on [ • ], 2012. At the special meeting, our stockholders will be asked to consider and vote on the proposal regarding the Continuation. This proposal is discussed in greater detail in the remainder of this proxy statement/prospectus. We urge you to read carefully this proxy statement/prospectus and the documents incorporated by reference into it.

If the Continuation is completed, each holder of shares our of common stock will be entitled to receive one Xtra-Gold BVI share for each share of our common stock he, she or it owns. Our Board of Directors has approved unanimously the Continuation and recommends unanimously that our stockholders vote “FOR” the proposal to approve the Continuation. We cannot complete the Continuation unless the holders of a majority of the votes cast at the special meeting approve the Continuation.

All of our stockholders are invited to attend the special meeting in person. Your vote is very important, regardless of the number of shares of our common stock you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares of our common stock as promptly as possible so that your shares of our common stock may be represented and voted at the special meeting by signing, dating and returning the enclosed proxy card, by calling the toll-free telephone number, or by using the Internet as described in the instructions included with your proxy card.

The accompanying proxy statement/prospectus contains detailed information about the Continuation and the special meeting. You should read this proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 8.

By Order of the Board of Directors of Xtra-Gold Resources Corp.

“Paul Zyla”
Paul Zyla
President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is adequate, accurate, truthful, or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [ • ], 2012, and is first being mailed to stockholders on or about [ • ], 2012.

ii

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:	[ • ], 2012

Date:	[ • ], 2012

Place:	Ontario Bar Association,
20 Toronto Street, 2nd Floor, Conference Rooms C and D,
Toronto, Ontario, M5C 2B8, Canada

Purpose:	(1)	To approve the Continuation

	(2)

To approve any motion to adjourn or postpone the special meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the foregoing proposal

	(3)	To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournment or postponement thereof

Record Date:	Holders of record of shares of our common stock as of the close of business on [ • ], 2012, the record date for the special meeting, are entitled to notice of and to vote at the meeting.

Proxy Statement:

The enclosed proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the Continuation, and includes a copy of the Plan of Conversion as Appendix A. Please read these documents carefully before deciding how to vote.

Our Board of Directors recommends unanimously that our stockholders vote “FOR” the proposal to approve the Continuation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies.

YOUR VOTE IS IMPORTANT

If you receive a copy of the proxy card by mail, we urge you to date, sign, and promptly return the enclosed form of proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. You may also authorize the individuals named on your proxy card to vote shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your card. Voting your shares of our common stock over the Internet, via the toll-free telephone number or by mailing a proxy card will not limit your right to vote in person or attend the special meeting. You are invited to attend the special meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy. Please note, however, if your shares of our common stock are held of record by a broker, bank, or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

By order of the Board of Directors,

Paul Zyla
President

Toronto, Ontario, Canada
[ • ], 2012

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about our company that is not included in or delivered with this proxy statement/prospectus. Stockholders of our company may obtain copies of this information (excluding all exhibits), which are referred to or incorporated by reference in this proxy statement/prospectus, when available, free of cost, by directing a written or oral request to our company at 360 Bay Street, Suite 301, Toronto, Ontario, M5H 2V6, Canada, telephone 416-366-4227, Attention: Paul Zyla, President.

If you would like to request documents, to ensure timely delivery, you must do so at least five business days before the date of the special meeting. This means you must request this information no later than [ • ], 2012. We will mail properly requested documents to requesting stockholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [ • ], 2012. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date, except to the extent that such information is contained in an additional document filed with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this proxy statement/prospectus and the date of the special meeting and is incorporated into this proxy statement/prospectus by reference. Neither the mailing of this proxy statement/prospectus to our stockholders nor the issuance by Xtra-Gold BVI of the shares in connection with the Continuation will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Available Information” beginning on page 144 of this proxy statement/prospectus.

In this document references to “Xtra-Gold Nevada”, “we,” “us” and “our” refer to Xtra-Gold Resources Corp., a Nevada corporation, and our subsidiaries, and references to “Xtra-Gold BVI” refer to Xtra-Gold Resources Corp., a British Virgins Islands company. In this document the symbol “CAD$” refers to Canadian dollars and the symbol “$” refers to United States Dollars.

QUESTIONS AND ANSWERS

Following are brief answers to certain questions that you may have regarding the proposal being considered at the special meeting of our stockholders. We urge you to read carefully this entire proxy statement/prospectus, including the appendices, and the other documents to which this proxy statement/prospectus refers or incorporates by reference, because this section does not provide all of the information that might be important to you.

Q:	Why am I receiving these materials?

A:	To complete the Continuation, our stockholders must vote to the Continuation.

This proxy statement/prospectus, which you should read carefully, contains important information about the Continuation and the special meeting of our stockholders.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting will take place on [ • ], 2012, at [ • ] local time, at the Ontario Bar Association, 20 Toronto Street, 2nd Floor, Conference Rooms C and D, Toronto, Ontario, M5C 2B8, Canada.

Q:	What will our stockholders receive in the Continuation?

A:

If the Continuation is completed, each outstanding share of our common stock will be automatically converted into one share in Xtra-Gold BVI. Options and warrants to purchase shares of common stock of Xtra-Gold Nevada will become exercisable into shares in Xtra-Gold BVI upon the same terms and conditions.

Q:	How do our directors and executive officers intend to vote at the special meetings on the proposals to approve the Continuation?

A:

As of [ • ], 2012 which is the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, shares of our common stock representing approximately 7.84% of our outstanding shares of common stock. We believe that our directors and executive officers intend to vote all of their shares of our common stock “FOR” each of the proposals at the special meeting.

Q:	Are there risks I should consider in deciding whether to vote for the Continuation?

A:

Yes. A description of some of the risks that you should consider in connection with the Continuation is included in this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 8.

Q:	When do you expect to complete the Continuation?

A:	If we receive the required stockholder approval at the special meeting, we expect to complete the Continuation shortly after the meeting.

Q:	What are the material U.S. federal income tax consequences of the Continuation?

The Continuation from Nevada to the BVI will likely result in the application of the U.S. “corporate inversion” rules, and our company will be treated as a U.S. domestic corporation after the Continuation for all purposes of the Internal Revenue Code (the “Code”), including that we will be subject to U.S. federal income tax on our worldwide income, and distributions from us to our Non-U.S. Holders (as defined later in this proxy statement/prospectus) will be subject to U.S. withholding tax. The Continuation should be treated as a tax-free reorganization and should therefore not be a taxable transaction to us or to our holders of shares of our common stock.

A:

For a more complete discussion of the U.S. federal income tax consequences of the Continuation, see the section entitled “Material United States Federal Tax Consequences” beginning on page 25. Tax matters are complicated and the consequences of the Continuation to you will depend on your particular facts and circumstances. You are urged to consult with your tax advisor as to the specific tax consequences of the Continuation to you, including the applicability of U.S. federal, state, local, foreign and other tax laws.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is [ • ], 2012. Only holders of record of shares of our common stock outstanding and entitled to vote as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Q:	What stockholder vote is required to adopt the Continuation at the special meeting?

A:	The holders of a majority of the votes cast at the special meeting must vote in favor of the proposal to approve the Continuation.

Q:	What constitutes a quorum?

A:

For the special meeting, a quorum is present if two individuals are present in person, each of whom is a stockholder or a proxyholder, entitled to vote at the meeting. Broker non-votes (which are described below) and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	How do I vote my shares of common stock?

A:

Holders of shares of our common stock may indicate how they want to vote on their proxy card and then sign, date, and mail their proxy card in the enclosed return envelope as soon as possible so that their shares of our common stock may be represented at the special meeting. You may also authorize the individuals named on your proxy card to vote your shares of our common stock by calling the toll-free telephone number or by using the Internet as described in the instructions included with your card. Holders of shares of our common stock may also attend the special meeting and vote in person instead of submitting a proxy.

If you are a holder of record of shares of our common stock and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Continuation and “FOR” all other proposals to be voted on at the special meeting. If your shares of our common stock are held by a broker, bank or other nominee, please see the answer to the next question.

Q:	If my shares of common stock are held by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

If you are a stockholder and you do not provide your broker, bank or other nominee with instructions on how to vote your shares of our common stock, your broker, bank or other nominee will not be permitted to vote them with respect to the proposal regarding the Continuation. This results in a broker non-vote. A broker non-vote with respect to the proposal to approve the Continuation will have the same effect as a vote “AGAINST” such proposal since approval of the proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding and entitled to vote. You should, therefore, provide your broker, bank or other nominee with instructions on how to vote your shares of our common stock or arrange to attend the special meeting and vote your shares of our common stock in person to avoid a broker non-vote. You are urged to utilize telephone or Internet voting if your broker, bank or other nominee has provided you with the opportunity to do so. See the relevant voting instruction form for instructions. If your broker, bank or other nominee holds your shares of our common stock and you attend the special meeting in person, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares of our common stock and authorizing you to vote your shares of our common stock at the special meeting.

Q:	If I am a stockholder, can I attend the special meeting and vote my shares of common stock in person?

A:

Yes. All holders of shares of our common stock, including stockholders of record and stockholders who hold their shares of our common stock through a broker, bank or other nominee, or any other holder of record, are invited to attend the special meeting. Holders of record of shares of our common stock as of the record date can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of our common stock, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of our common stock in your own name or have a letter from the record holder of your shares of our common stock confirming your ownership, and you must bring a form of personal photo identification with you to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

by sending a notice of revocation to the corporate secretary of Xtra-Gold Nevada which must be received no later than 5:00 p.m. Eastern time on the day before the special meeting;

by logging onto the Internet website specified on your proxy card in the same manner in which you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card, at any time before [ • ] Eastern time on [ • ], 2012;

by sending a completed proxy card bearing a later date than your original proxy card, which must be received by [ • ] Eastern time on [ • ], 2012; or

by attending the special meeting and voting in person.

Q:	Are Xtra-Gold Nevada stockholders entitled to exercise appraisal rights?

A:

Yes. If the Continuation is approved, our stockholders who did not vote at the special meeting are entitled to exercise appraisal rights in connection with the Continuation. For more information on stockholder appraisal rights, see the section entitled “Dissenters’ Rights” beginning on page 23.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a holder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	Should I send in my Xtra-Gold Nevada stock certificates now?

A:	No. You should not send in your Xtra-Gold Nevada stock certificates until you receive written instructions and a letter of transmittal. Please do not send your stock certificates with your proxy.

Q:	What do I need to do now?

A:

Mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares of our common stock may be represented at the special meeting to vote on approving the Continuation.

Q:	Whom do I call if I have questions about the special meeting or the Continuation?

A:	Please call our President, Paul Zyla at 416 366-4227.

PART I

SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ THE MORE DETAILED INFORMATION SET FORTH IN THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER YOU. WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

Description of Business (page 57)

Xtra-Gold Nevada is engaged in the exploration of gold properties exclusively in Ghana, West Africa in the search for mineral deposits or reserves which could be economically and legally extracted or produced. Our exploration activities include the review of existing data, grid establishment, geological mapping, geophysical surveying, trenching and pitting to test the areas of anomalous soil samples and reverse circulation (RC) and/or diamond drilling to test targets followed by infill drilling, if successful, to define a mineral resource and, perhaps ultimately, a mineral reserve. Our office is located at 360 Bay Street, Suite 301, Toronto, Ontario, M5H 2V6, Canada, and our telephone number is 416 366-4227. For additional information regarding Xtra-Gold Nevada, see the section entitled “Description of Business” beginning on page 57.

The Special Meeting (page 53)

We will hold our special meeting of stockholders at the Ontario Bar Association, 20 Toronto Street, 2nd Floor, Conference Rooms C and D, Toronto, Ontario, M5C 2B8, Canada on the [ • ] day of [ • ], 2012 at [ • ], local time. At this meeting, our stockholders will be asked to:

  approve the Continuation,

  approve any motion to adjourn or postpone the meeting to solicit additional proxies; and

  consider such other business as may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the special meeting only if you owned shares of Xtra-Gold Nevada common stock at the close of business on [ • ], 2012 which is the record date for that meeting.

The holders of a majority of the shares of Xtra-Gold Nevada common stock outstanding and entitled to vote at the special meeting must vote in favor of the Continuation for its approval.

The holders of a majority of the shares of Xtra-Gold Nevada common stock outstanding, represented and entitled to vote at the special meeting, whether or not a quorum is present, must vote in favor of the proposal to approve any motion to adjourn or postpone the special meeting to another time or place, if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the proposal, for the Continuation to be approved and adopted.

As of [ • ], 2012, which is the record date for the special meeting, the directors and executive officers of Xtra-Gold Nevada held and are entitled to vote, in the aggregate, shares of our common stock representing approximately 7.84% of the outstanding shares of Xtra-Gold Nevada common stock.

Background to the Continuation (page 18)

We are currently incorporated under the corporate laws of Nevada. We are proposing to change our governing jurisdiction from the State of Nevada to the British Virgin Islands (the “BVI”) under the BVI Act through a process known as a continuation under applicable corporate law. A continuation is a process by which a corporation which is not incorporated under the laws of the BVI may change its governing jurisdiction to the BVI. Under the BVI Act, if the laws of its home jurisdiction allow for it, a company may be “continued” as a BVI company by making an application with the Registrar of Corporate Affairs under the BVI Act. To give effect to the Continuation, our Board of Directors has adopted a Plan of Conversion under Chapter 92A of the NRS and has recommended that our stockholders approve and adopt this Plan of Conversion. After the completion of the Continuation, Xtra-Gold Nevada will be a BVI company governed by the BVI Act. We will continue to conduct the business in which we are currently engaged.

The Continuation will have the effect of changing our domicile from Nevada to the BVI. The Plan of Conversion is attached hereto as Appendix A and the forms of the memorandum of association and articles of association (the “Memorandum and Articles”) to be adopted by Xtra-Gold BVI are attached thereto as Exhibit B.

The Continuation will not result in any material effect on our operations. The business and operations of Xtra-Gold BVI following the Continuation will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of the State of Nevada but will be subject to the BVI Act. Xtra-Gold BVI will be liable for all the debts and obligations of Xtra-Gold Nevada, and the officers and directors of Xtra-Gold Nevada will be the officers and directors of Xtra-Gold BVI.

Reasons for the Change in Domicile; Risks related to the Continuation (page 19; page 8)

Given that none of our operations or material assets are located in the State of Nevada, we believe that the Continuation to an international jurisdiction such as the BVI will more accurately reflect our international operations, which are primarily conducted in West Africa. The BVI has enjoyed a long history of political and economic stability and is considered to be a well-developed international business and financial centre. BVI companies, provided that they do not operate or hold real property in the BVI or employ persons resident in the BVI, and all amounts paid by them to non-residents are generally exempt from all local taxes and stamp duty. Generally, all dividends, royalties, interest, fees and management fees paid or deemed to be paid by a company to a person resident outside the BVI are exempt from tax and no amount is required to be withheld under the jurisdiction’s legislation. A company incorporated under the BVI Act is not liable for any tax in the BVI on the transfer of any securities or assets of the company. However, we will continue to be treated as a U.S. domestic corporation for United States tax purposes after the Continuation, subject to tax on our worldwide income, and amounts paid by us will be subject to U.S. tax withholding and reporting rules, as applicable. Stockholders are urged to review the discussion under “Material United States Federal Tax Consequences” commencing on page 25.

Factors such as possible adverse tax consequences relating to our shares of common stock following the Continuation may affect your interest in owning Xtra-Gold BVI shares. In evaluating the merits of the proposed Continuation, you should carefully consider the risk factors and the other information included in this proxy statement/prospectus, including without limitation, the information under the caption “Risk Factors commencing on page 8.”

Recommendation of the Board of Directors (page 22)

The Xtra-Gold Nevada Board of Directors determined unanimously that the Continuation is advisable and in the best interests of Xtra-Gold Nevada and its stockholders, and approved the Continuation. Our Board of Directors recommends unanimously that our stockholders vote “FOR” the proposal to approve the Continuation.

Accounting Treatment (page 52)

For United States accounting purposes, the Continuation of our company from a Nevada corporation to a BVI company represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Xtra-Gold BVI based on existing carrying values at the date of the exchange. The historical comparative figures of Xtra-Gold BVI will be those of Xtra-Gold Nevada.

Dissenters’ Rights (page 23)

Under the NRS, you are entitled to dissent from the proposed Continuation and, as a dissenter, to tender your shares of common stock and receive the fair value, in cash, for your tendered shares of our common stock.

Market for Common Equity and Related Stockholder Matters (page 123)

The Continuation will have no impact on the trading market for our common stock. After the Continuation, our shares of common stock will continue to be traded on the Toronto Stock Exchange (the “TSX”) under the symbol XTG and quoted on the OTC Bulletin Board under the symbol XTGR.

Comparative Rights of Stockholders (page 33)

You will continue to hold the same shares you now hold following the Continuation of our company to the BVI. However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under the BVI Act. Please see “Comparative Rights of Stockholders” on page 33 of this proxy statement/prospectus for a detailed comparison of the rights of stockholders under the NRS and the BVI Act.

Authorized Capital Following Continuation (page 20)

The Memorandum and Articles of Xtra-Gold BVI will provide that Xtra-Gold BVI will be authorized to issue an unlimited number of shares, without par value. Xtra-Gold Nevada’s articles of incorporation presently provide that our authorized capital is 250,000,000 shares of common stock, with a par value of $0.001 per share. Accordingly, there will be an increase in the shares that Xtra-Gold BVI will be authorized to issue as a result of the Continuation.

Reporting Obligations under Securities Laws (page 21)

We currently prepare our financial statements in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). We file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q. We also file Current Reports on Form 8-K to report material information in accordance with SEC rules. Inasmuch as we are not registered under Section 12(g) of the Exchange Act, we are not subject to the SEC’s proxy rules and our officers, directors and principal stockholders are not required to file ownership reports under Section 16(a) of the Exchange Act, and those persons are not subject to the short-swing profit rules of Section 16(b) of the Exchange Act.

Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act. As a reporting foreign private issuer, we anticipate that we will file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC. We anticipate that the Form 20-F Annual Report will include financial statements prepared in accordance with U.S. GAAP. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to furnish to the SEC under cover of Form 6-K, our interim financial statements and management discussion and analysis (“MD&A”) that we prepare as a reporting issuer under Canadian securities legislation. Our interim financial statements will be prepared in accordance with U.S. GAAP similar to our current Quarterly Reports on Form 10-Q, which also include interim financial statements prepared in accordance with U.S. GAAP. We may adopt in the future International Financial Reporting Standards accounting rules adopted by the SEC.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(a) of the Exchange Act or the “short swing” profit rules of Section 16(b) of the Exchange Act; and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to Xtra-Gold BVI upon completion of the Continuation and election of foreign private issuer status.

Additionally, we are a reporting issuer in the provinces of British Columbia, Alberta and Ontario, Canada. Whether or not we continue to the BVI, we will remain subject to Canadian disclosure requirements including publishing news releases, filing information about major changes for Xtra-Gold BVI, filing annual and quarterly financial statements and MD&A, and filing reports in connection with changes in outstanding and reserved securities. Additionally, insider reports are required to be filed in Canada via SEDI (System for Electronic Disclosure by Insiders) in connection with transactions regarding trading in our shares or acquisitions and dispositions of other issued or granted company securities by our officers, directors and significant stockholders holding more than 10% of the voting rights attached to our company’s outstanding voting securities.

Material Tax Consequences of the Continuation

The following is a brief summary of our management’s understanding of the material tax consequences the Continuation will have for our stockholders. The following information has been reviewed by our management and is believed by our management to be accurate. However, our stockholders should consult their own tax advisers with respect to tax implications of the Continuation on their particular circumstances. A more detailed summary of the factors affecting the tax consequences for our stockholders is set out under “Material United States Federal Tax Consequences”, “Certain Canadian Federal Income Tax Consequences” and “Material BVI Income Tax Consequences” commencing on pages 25 and 31 of this proxy statement/prospectus.

Material United States Federal Tax Consequences (Page 25)

The Continuation from Nevada to BVI will likely result in the application of the U.S. “corporate inversion” rules. United States federal income tax law with respect to corporate inversions provides in certain cases that a non-U.S. corporation may be treated as a U.S. corporation for all purposes of the Code. An inversion can occur in certain transactions in which a non-U.S. corporation acquires substantially all of the assets of or equity interests in a U.S. corporation, if, after the transaction, former equity owners of the U.S. corporation own 80% or more of the stock, by vote or by value, in the non-U.S. corporation. We believe that these conditions will be met as a result of the Continuation.

Thus, even though following the Continuation, we will be registered under the laws of BVI and treated as a BVI company for corporate law and BVI tax purposes, we will be treated also as a U.S. domestic corporation under United States federal tax law, fully subject to United States federal income tax on our worldwide income under Section 7874(b) of the Code.

The Continuation should be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and should therefore not be taxable to us. Moreover, U.S. Holders (as defined hereinafter) and Non-U.S. Holders (as defined hereinafter) should not recognize gain or loss on their shares of common stock as a result of the Continuation. Accordingly, such stockholders’ tax bases in and holding periods for their shares of common stock after the Continuation will be the same as their tax bases in and holding periods for the shares of common stock before the Continuation. Our company and our stockholders may be required to report certain information to the Internal Revenue Service (“IRS”) in connection with the Continuation. Accordingly, U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding any statements or information reporting to the IRS in connection with the Continuation.

For a more complete discussion of the United States income tax consequences, please see “Material United States Federal Tax Consequences” on page 25 of this proxy statement/prospectus.

Material BVI Income Tax Consequences (Page 31)

We should not incur any liability for BVI income tax on Continuation. We will become a resident of the BVI as a result of the Continuation and possibly subject to BVI tax in certain limited circumstances.

No stockholder should incur any liability for BVI income tax or any other taxes on the Continuation, regardless of the stockholder’s fiscal residence. For a more detailed summary of the BVI tax consequences, please see “Material BVI Income Tax Consequences” beginning on page 31 of this proxy statement/prospectus.

Certain Canadian Income Tax Consequences (Page 31)

No disposition of the shares of common stock of Xtra-Gold Nevada should be considered to have occurred for Canadian federal income tax purposes solely as result of the Continuation. Consequently, the Continuation should not result in the realization of any capital gain (or capital loss) by a Holder.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, including the matters addressed under “Cautionary Statements Regarding Forward-Looking Information,” you should consider carefully the following factors before deciding how to vote.

Risks related to the Continuation

We will likely still be treated as a U.S. corporation and taxed on our worldwide income after the Continuation.

The Continuation of our company from Nevada to the BVI is for corporate purposes a migration from Nevada to the BVI. Transactions whereby a U.S. corporation migrates to a foreign jurisdiction are considered by the United States Congress to be a potential abuse of the U.S. tax rules because after the migration the foreign entity is not subject to U.S. tax on its worldwide income. As a result, Section 7874(b) of the Code was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that a corporation that migrates from the United States will still remain subject to U.S. tax on its worldwide income unless the migrating entity has substantial business activities in the foreign country in which it is migrating when compared to its total business activities.

If, as is likely, Section 7874(b) of the Code were to apply to the migration of our company from Nevada to the BVI, it would cause Xtra-Gold BVI to be subject to United States federal income taxation on its worldwide income. Section 7874(b) of the Code will apply to the Xtra-Gold migration unless Xtra-Gold BVI has substantial business activities in the BVI when compared to its total business activities. Our administrative functions and our business operations are primarily located outside of the BVI. Substantially, all of our stockholders reside outside of the BVI and historically most of our funds have been raised outside of the BVI. Accordingly, we believe that Xtra-Gold BVI will continue to be treated as a U.S. domestic corporation under Section 7874 of the Code after the Continuation.

Under the BVI Act, the number of stockholder votes required to approve certain fundamental matters, including amendments to our articles and business combination transactions, may be less than under Nevada law with the result that these transactions may more easily be approved under the BVI Act than under Nevada law.

Under the BVI Act, stockholder approval by resolution, being a majority approval, is required to approve certain fundamental changes, including amendments to our articles and mergers, which are the equivalent of mergers under Nevada law. Under the BVI Act, the majority approval is determined based upon those stockholders present at the meeting and entitled to vote on the fundamental change. While majority approval is required, the number of shares required may be significantly less than 50% of the outstanding share capital, which is the requirement under Nevada law, due to the fact that the quorum requirement for stockholders meetings is only two individuals present in person, each of whom is a stockholder or a proxyholder entitled to vote at a meeting.

As a result of the Continuation, the Memorandum and Articles of Xtra-Gold BVI will require us to maintain a Board of Directors of not less than three directors.

The Memorandum and Articles of of Xtra-Gold BVI will require us to maintain a minimum of three directors on our Board of Directors. This contrasts to Nevada law which does not impose any director requirement beyond having at least one director. We will meet this requirement if we complete the Continuation assuming the current constitution of our Board of Directors. However, in the future, we will have to ensure that we at all times have at least three directors, notwithstanding the resignation or death of any director or our inability to identify new directors.

Pursuant to the Memorandum and Articles of Xtra-Gold BVI, our stockholders will have greater rights of dissent, with the result that dissenting stockholders may impede our ability to make fundamental corporate changes or increase the cost to us of making these changes.

Pursuant to the Memorandum and Articles of Xtra-Gold BVI, our stockholders will have the right to dissent when we amend our articles to change any provisions restricting or constraining the issue, transfer or ownership of shares of that class. Our stockholders will also have dissenters’ rights when we propose to amend our articles to add, change or remove any restrictions on our business or businesses that we may carry on, merge (other than a vertical short-form merger with a wholly-owned subsidiary), continue to another jurisdiction, sell, lease or exchange all or substantially all of our property, or carry out a going private or squeeze-out transaction. The exercise by stockholders of their dissent and appraisal rights when we attempt to complete any of these fundamental changes could impede our ability to make fundamental corporate changes or increase the cost to us of making these changes.

The stock price of our shares may be volatile. In addition, demand in the United States for our shares may be decreased by the change in domicile.

The market price of our shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the mining industry generally, including general economic conditions and government regulation, could also have a significant impact on the market price for our shares. In addition, the stock market has experienced a high level of price and volume volatility. Market prices for the stock of many similar companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond our control, could have a material adverse effect on the market price of our shares. We cannot predict what effect, if any, the Continuation will have on the market price prevailing from time to time or the liquidity of our shares. The change in domicile may decrease the demand for our shares in the United States. The decrease may not be offset by increased demand for our shares in the BVI.

As a reporting issuer under Section 15(d) of the Exchange Act, we file more limited reports with the SEC than do companies who are registered under Section 12(g) of the Exchange Act. If we elect “foreign private issuer” status following our Continuation into the BVI, our reporting obligations under U.S. securities laws will be more limited than if we remained a domestic issuer. This lack of transparency may make it more difficult for investors in our securities to make informed investment decisions.

While we are subject to Section 15(d) of the Exchange Act, we do not have a class of securities registered under Section 12(g) of the Exchange Act. Consequently, we file more limited reports with the SEC than do companies whose shares are registered under Section 12(g). For example, as a company reporting under Section 15(d) of the Exchange Act, we are not subject to the SEC’s proxy rules and our officers, directors and principal stockholders are not required to file reports under Section 16(a) of the Exchange Act, and such persons are not subject to the short-swing profit rules of Section 16(b) of the Exchange Act.

Following our Continuation into the BVI, we will qualify as a foreign private issuer under U.S. securities laws and we intend to elect foreign private issuer status. While we will remain subject to limited reporting obligations under U.S. federal securities law, as a foreign private issuer:

  We will not be required to file quarterly reports on Form 10-Q with the SEC; although since our securities are listed on the TSX we are a reporting issuer in Canada and subject to the rules of the Canadian securities administrators (the “CSA”) which includes the applicable provincial securities commissions in the provinces of British Columbia, Alberta and Ontario, we will file quarterly reports containing unaudited interim financial statements and MD&A with the CSA via SEDAR and, in accordance with SEC rules, post copies of such reports on our website;

  We will not be required to file current reports on Form 8-K; although we will be required to file current reports on Form 6-K but for less mandatory items than are required under Form 8-K, and since our securities are listed on the TSX and subject to the rules of the CSA, we will file material change reports with the CSA via SEDAR and, under SEC rules, post copies of such reports on our website;

  Our officers, directors and principal stockholders will not be subject to Section 16 of the Exchange Act, which otherwise requires them to file ownership reports with the SEC and subjects them to “short-swing” profit liability;

  We will not be subject to the SEC’s proxy rules; and

  We will not be subject to the provisions of Regulation FD which is designed to prevent selective disclosure of material information.

While we believe that the disclosure requirements of the TSX and the CSA, and SEC regulations applicable to foreign private issuers, will collectively provide transparency to the investment community and allow informed investment decisions to be made by investors in our securities, there is no assurance that the reduced transparency afforded to foreign private issuers will not also reduce the information available to investors and make investment decisions in our securities more difficult.

Risks Associated with our Operations

Our company is currently in the exploration stage with respect to all our projects. The chance of ever reaching the production stage at our projects is uncertain. Our company cannot predict whether we will successfully effectuate our company’s current business plan.

If our company does not obtain new financings, commencing from 2012, the amount of funds available to our company to pursue any further exploration activities at our projects will be reduced and our company’s plan of operations may be adversely affected.

Our company has relied on private placement financings and an initial public offering completed in Canada in November 2010 to fund our exploration programs, including our drilling programs at our Kibi project. Commencing from 2012, our company will continue to require additional financing to complete our plan of operations to carry out any further exploration activities on our projects. Any impairment in our company’s ability to raise additional funds through financings would reduce the available funds for such exploration activities, with the result that our company’s plan of operations may be adversely affected.

Substantial additional capital may be required commencing from 2012 to continue exploration activities at all of our projects. If our company cannot raise additional capital as needed, our ability to execute our business plan and fund our ongoing operations will be in jeopardy.

Commencing from 2012, our company may need to explore various financing alternatives to meet our projected costs and expenses. Our company cannot assure our stockholders that we will be able to obtain the necessary financing for our projects on favorable terms or at all. Additionally, if the actual costs to execute our company’s business plan are significantly higher than expected, our company may not have sufficient funds to cover these costs and we may not be able to obtain other sources of financing. The failure to obtain all necessary financing would prevent our company from executing our business plan and would impede our company’s ability to sustain operations or become profitable, and our company could be forced to cease our operations.

To date, we have not generated revenues from operations and our company will continue to incur operating losses and there is no guarantee that we will achieve operating profits.

Our company has incurred operating losses on an annual basis for a number of years, primarily arising out of the costs related to continued exploration and development of mineral resource properties, including costs written off on properties no longer being pursued by our company. As of June 30, 2012, our company had an accumulated deficit during the exploration stage of $22,102,936. It is anticipated that our company will continue to experience operating losses for fiscal 2012 and until our company discovers economically mineable mineralized material and successfully develops a mine. There can be no assurance that our company will ever achieve significant revenues or profitable operations.

Our company’s projects are in the exploration stage and may not result in the discovery of commercial bodies of mineralization which would result in our company discontinuing that project. Substantial expenditures are required to determine if a project has economically mineable mineralized material.

Our company’s projects are all in the exploration stage. Mineral exploration involves a high degree of risk and few properties which are explored are developed into producing mines. The exploration efforts of our company on our projects may not result in the discovery of commercial bodies of mineralization which would require our company to discontinue that project. Substantial expenditures are required to determine if a project has economically mineable mineralized material. It could take several years to establish proven and probable mineral resources or reserves. Due to these uncertainties, there can be no assurance that current and future exploration programs will result in the discovery of mineral resources or reserves.

Our company currently depends significantly on a limited number of projects.

Our company’s activities are currently focused on our Kibi project. Our company will as a consequence be exposed to some heightened degree of risk due to the lack of property diversification. Adverse changes or developments affecting our Kibi project would have a material and adverse effect on our company’s business, financial condition, results of operations and prospects.

Our company is subject to factors beyond our control which may impact our company’s title in our projects.

Although our company has obtained title opinions with respect to all of our projects and has taken other reasonable measures to ensure proper title to these projects, there is no guarantee that title to any of our projects will not be challenged or impugned. Third parties may have valid claims underlying portions of our company’s interests. Our projects may be subject to prior unregistered liens, agreements, transfers or claims and title may be affected by, among other things, undetected defects. In addition, our company may be unable to operate our projects as permitted or to enforce its rights with respect to our projects.

Our company’s activities are and will be subject to complex laws, significant government regulations and accounting standards that may delay or prevent operations at our projects and can adversely affect our company’s operating costs, the timing of the our company’s operations, ability to operate and financial results.

Business, exploration activities and any future development activities and mining operations are and will be subject to extensive Ghanaian, United States, Canadian, BVI and other foreign, federal, state, territorial and local laws and regulations and also exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect our company’s operating and future development costs, the timing of our company’s operations, ability to operate and financial results. These laws and regulations governing various matters include:

  environmental protection;

  management of natural resources;

  exploration, development of mines, production and post-closure reclamation;

  export and import controls and restrictions;

  price controls;

  taxation;

  labor standards and occupational health and safety, including mine safety;

  historic and cultural preservation; and

  generally accepted accounting principles.

The costs associated with compliance with these laws and regulations may be substantial and possible future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our company’s operations and delays in the development of our projects. These laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of our company’s past and current operations, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. In addition, our company’s failure to comply strictly with applicable laws, regulations and local practices relating to permitting applications or reporting requirements could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners. Any such loss, reduction, expropriation or imposition of partners could have a materially adverse effect on our company’s operations or business.

Our company may not be able to obtain, renew or continue to comply with all of the permits necessary to develop each of our projects which would force our company to discontinue development, if any, on that project.

Pursuant to Ghanaian law, if our company discovers economically mineable mineralized material, we must obtain various approvals, licenses or permits pertaining to environmental protection and use of water resources in connection with the development, if any, of our projects. In addition to requiring permits for the development of our mineral concessions where our projects are located, our company may need to obtain other permits and approvals during the life of our projects. Obtaining, renewing and continuing to comply with the necessary governmental permits and approvals can be a complex and time-consuming process. The failure to obtain or renew the necessary permits or licenses or continue to meet their requirements could delay future development and could increase the costs related to such activities.

The development of all of our company’s projects may be delayed due to delays in receiving regulatory permits and approvals, which could impede our company’s ability to develop our projects which, absent raising additional capital, could cause it to curtail or discontinue development, if any.

If our company discovers economically mineable mineralized material, our company may experience delays in developing our projects. The timing of development at our projects depends on many factors, some of which are beyond our control, including:

  taxation;

  the timely issuance of permits; and

  the acquisition of surface land and easement rights required to develop and operate our projects, (in particular, our company is required to acquire surface land through expropriation in connection with our mineral concessions).

These delays could increase development costs of our projects, affect our company’s economic viability, or prevent our company from completing the development of our projects.

Our company’s activities are subject to environmental laws and regulations that may increase our company’s costs of doing business and may restrict our operations.

All of our company’s exploration activities in Ghana are subject to regulation by governmental agencies under various environmental laws. To the extent our company conducts exploration activities or undertakes new exploration or future mining activities in other foreign countries, our company will also be subject to environmental laws and regulations in those jurisdictions. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays and may cause material changes or delays in our company’s intended activities. Our company cannot assure our stockholders that future changes in environmental regulations will not adversely affect our company’s business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of our company’s business, causing our company to reevaluate those activities at that time.

In addition, our company may be exposed to potential environmental impacts during any full scale mining operation. At such time of commencement of full scale mining, if ever, our company plans to negotiate posting of a reclamation bond to quantify the reclamation costs. Our company anticipates that the dollar amount of reserves established for exposure to environmental liabilities will be $220,000, as to $150,000 for our Kwabeng project and $70,000 for our Pameng project, as estimated by the Environmental Protection Agency of Ghana, however, our company is currently unable to predict the ultimate cost of compliance or the extent of liability risks.

Our company is unable to predict the remediation costs for potential environmental liabilities.

The costs of remediation may exceed the provision that our company has made for such remediation by a material amount. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated cost is increased, the amount of that liability or additional cost could adversely affect our company’s exploration activities and our financial condition.

There may be instances where certain events occur that our company is not insured against.

Our company maintains insurance policies to protect itself against certain risks related to its operations. This insurance is maintained in amounts that our company believes to be reasonable depending upon the circumstances surrounding each identified risk. However, our company may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. Our company does not maintain insurance policies against political risk. Occurrence of events for which our company is not insured could adversely affect our company’s exploration activities and its financial condition.

Our company is subject to the potential of legal claims and the associated costs of defense and settlement.

Our company is subject to litigation risks. All industries, including the mining industry, are subject to legal claims, with and without merit. Defense and settlement costs of legal claims can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding to which our company is or may become subject could have a material effect on its financial position, results of operations or our company’s project development operations.

Our company is subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our company’s primary currency for operations is the United States dollar and, to a lesser extent, the “Cedi”, the Ghanaian currency. Our company maintains most of its working capital in United States dollars. Our company converts its United States funds to foreign currencies as certain payment obligations become due. Accordingly, our company is subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies and these fluctuations, which are beyond our control, could materially affect our company’s financial position and results of operations. A significant portion of the operating costs of our projects are in Cedi.

Our company obtains services and materials and supplies from providers in West Africa. The costs of goods and services could increase or decrease due to changes in the value of the United States dollar or the Cedi or other currencies. Consequently, exploration and development of our projects could be more costly than anticipated.

Our company’s business is impacted by any instability and fluctuations in global financial systems.

The recent credit crisis and related instability in the global financial system, although somewhat abated, has had, and may continue to have, an impact on our company’s business and our company’s financial condition. Our company may face significant challenges if conditions in the financial markets do not continue to improve. Our company’s ability to access the capital markets may be severely restricted at a time when our company wishes or needs to access such markets, which could have a materially adverse impact on our company’s flexibility to react to changing economic and business conditions or carry on our operations.

Our company is subject to the effects that historically high inflation rate may have on its results.

Our company’s mineral properties are located in Ghana, which has historically experienced relatively high rates of inflation. High inflation rates in Ghana could cause the prices of materials obtained within Ghana to be slightly higher. As our company maintains our funds in U.S. and/or Canadian currency, the effect due to Ghanaian currency fluctuations is minimal.

The Government of Ghana has the right to increase its current ownership interest of 10% in our company’s subsidiary, Xtra-Gold Mining Limited (“XG Mining”), through which our company holds, among other things, its interest in our Kibi project and our other projects, for a consideration agreed upon by the parties or by arbitration and has a right of pre-emption to purchase all minerals produced by XG Mining. If the Government of Ghana were to exercise any of its rights, our company’s results of operations in future periods could be adversely impacted.

The Government of Ghana is granted a 10% free carried interest in all mining operations and has no obligation to contribute to development or operating expenses. The Government of Ghana currently has a 10% free carried interest in XG Mining, one of our Ghanaian subsidiaries that holds all of the mining leases securing our interest in all of the concessions where our projects are located. The Government of Ghana also has:

  the right to acquire an additional interest in XG Mining for a price to be determined by agreement or arbitration;

  the right to acquire a special share (as defined in the Minerals and Mining Act, 2006 (Act 703), as amended by the Minerals and Mining Act, 2010 (Act 794) (the “Mining Act (Ghana)”) in XG Mining at any time for such consideration as the Government of Ghana and XG Mining might agree; and

  a right of pre-emption to purchase all minerals raised, won or obtained in Ghana.

While our company is not aware of the Government of Ghana having ever exercised such right of pre-emption, our company cannot assure our stockholders that the Government of Ghana would not seek to exercise one or more of these rights which, if exercised, could have an adverse affect on our company’s results of operations in future periods. If the Government of Ghana should exercise its right to either acquire the additional interest in XG Mining or its right to acquire the special share, any profit that might otherwise be reported from XG Mining’s operations would be proportionally reduced in the same percentage as the minority interest attributable to the Government of Ghana in that subsidiary would be increased. If the Government of Ghana should exercise its right to purchase all gold and other minerals produced by XG Mining, the price it would pay may be lower than the price our company could sell the gold or other minerals for in transactions with third parties and it could result in a reduction in any revenues our company might otherwise report from XG Mining’s operations.

Our company currently relies on the continued services of key executives, including the directors of our company and a small number of highly skilled and experienced executives and personnel. The loss of their services may delay our company’s exploration activities or adversely affect our business and future operations.

Due to the relatively small size of our company, the loss of these persons or our company's inability to attract and retain additional highly skilled employees may lead to our company having to delay our exploration activities or adversely affect our business and future operations.

Our company may experience difficulty in engaging the services of qualified personnel in connection with our technical operations at our projects.

If the loss of any of our company’s key technical personnel occurs at any of our projects, our company may have difficulty finding qualified replacements. Our company’s inability to hire and retain the services of qualified persons for these positions in a timely manner could impede our company’s exploration activities at any of our projects which would have a material adverse effect on our company’s ability to conduct business.

Our company is subject to changes in political stability in West Africa.

Our company conducts exploration and development activities in Ghana, West Africa. Our company’s projects in Ghana may be subject to the effects of political changes, war and civil conflict, changes in government policy, lack of law enforcement and labor unrest and the creation of new laws. These changes (which may include new or modified taxes or other government levies as well as other legislation) may impact the profitability and viability of our properties. The effect of unrest and instability on political, social or economic conditions in Ghana could result in the impairment of exploration, development and mining operations. Any such changes are beyond the control of our company and may adversely affect our business.

In addition, local tribal authorities in West Africa exercise significant influence with respect to local land use, land labor and local security. From time to time, the Government of Ghana has intervened in the export of mineral concentrates in response to concerns about the validity of export rights and payment of duties. No assurances can be given that the co-operation of such authorities, if sought by our company, will be obtained, and if obtained, maintained.

The Government of Ghana also recently announced that it will be engaging companies to address the issue of dividend payment, exemptions and the mining sector fiscal regime, generally. As a result of these discussions, the Government of Ghana could amend the Mining Act (Ghana) or other regulations resulting in a material adverse impact on our company including increases in operating costs, capital expenditures or abandonment or delays in development of mining properties.

The mining industry is a competitive industry and our company may compete with larger, more established competitors for gold acquisition opportunities.

Significant and increasing competition exists for the limited number of gold acquisition opportunities available. As a result of this competition, some of which is with large established mining companies with substantial capabilities and greater financial and technical resources than our company, our company may be unable to acquire additional attractive mining properties on terms we consider acceptable.

The marketability of our company’s minerals may be influenced by various industry conditions.

The marketability of minerals, if any, which may be acquired or discovered by our company, will be affected by numerous factors beyond the control of our company. These factors include market fluctuations, the proximity and capacity of mineral markets and processing equipment and government regulations, including regulations relating to prices, taxes, royalties, land tenure and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our company not receiving an adequate return on invested capital. The probability of our company not receiving an adequate return on invested capital will be, to a significant extent, dependent upon the market price for gold. Gold prices fluctuate dramatically and are affected by numerous industry factors, such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand for precious metals, forward selling by producers, central bank sales and purchases of gold, production and cost levels in major gold producing regions and the political and economic conditions of major gold, copper or other mineral-producing countries throughout the world. Moreover, gold prices are also affected by macro-economic factors such as expectations for inflation, interest rates, currency exchange rates and global or regional political and economic situations. The current demand for, and supply of, gold affects gold prices, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new gold mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or its price.

It may be difficult for our stockholders to enforce any judgment obtained in the United States against us or our officers or directors, which may limit the remedies otherwise available to our stockholders.

The majority of our directors and officers are residents of countries other than the United States and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult or impossible for our stockholders to:

  effect service of process on our directors or officers, or enforce any United States judgment they receive against us or our officers or directors in a foreign court, or including judgments predicated upon the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether foreign courts would be competent to hear original actions brought in such foreign court against us or such persons predicated upon the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against us or our officers and directors. The foregoing risks also apply to those experts identified in this proxy statement/prospectus that are not residents of the United States.

Risks Relating to our Common Stock

Broker-dealers may be discouraged from effecting transactions in our common stock because they are considered a penny stock and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock”. Subject to certain exceptions, a penny stock generally includes any equity security not listed on a stock exchange that has a market price of less than $5.00 per share. Our common stock has traded below $5.00 per share throughout its trading history.

A broker-dealer selling penny stock to anyone other than an established customer or “accredited investor”, generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser‘s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer‘s account and information with respect to the limited market in penny stocks. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares of common stock, which could severely limit the market liquidity of the shares of our common stock and impede the sale of our shares of common stock in the secondary market.

The price of shares of our common stock is likely to be highly volatile and possibly illiquid, which could cause the value of investments to decline.

The market price of our shares of common stock may be highly volatile and possibly illiquid. Our stockholders may not be able to resell their shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility. Factors that could cause such volatility may include, among other things:

  actual or anticipated fluctuations in our quarterly operating results;

  large purchases or sales of shares of our common stock;

  additions or departures of key personnel;

  investor perception of our company’s business prospects;

  conditions or trends in other industry related companies;

  changes in the market valuations of publicly traded companies in general and other industry-related companies; and

  world-wide political, economic and financial conditions.

The markets for shares of our common stock is limited.

There is currently only a limited trading market for shares of our common stock. Shares of our common stock trade on the OTC Bulletin Board under the symbol “XTGR” which is a limited market in comparison to the NASDAQ Global Market, the NYSE MKT LLC and other national securities exchanges. Our securities are also listed on the TSX under the trading symbol “XTG”. The market for our securities on the TSX only commenced in November 2010 and, to date, trading has been limited. There is no assurance that the market for shares of our common stock on the OTC Bulletin Board or TSX will develop into active trading markets.

In connection with future stock offerings, the value of our company’s shares of common stock may become diluted as more shares of our common stock is issued and outstanding.

Our company may undertake in the future additional offerings of shares of our common stock or of securities convertible into shares of our common stock. The increase in the number of shares of our common stock issued and outstanding and the possibility of sales of such shares of our common stock may depress the price of shares of our common stock. In addition, as a result of such additional shares of our common stock, the voting power of our company’s existing stockholders will be diluted.

We have never paid cash dividends on shares of our common stock.

We have never paid dividends on shares of our common stock and do not presently intend to pay cash dividends on shares of our common stock. Any future decisions as to the payment of dividends will be at the discretion of our Board of Directors, subject to applicable law.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including all exhibits hereto, contains forward-looking statements and forward-looking information. Forward-looking statements are with reference to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates”, “expects”, “intends”, “plans”, “forecasts”, “projects”, “budgets”, “believes”, “seeks”, “estimates”, “could”, “might”, “should”, and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. These statements include comments regarding the establishment and estimates of mineral reserves and mineral resources, production, production commencement dates, productions costs, cash operating costs per ounce, total cash costs per ounce, grade, processing capacity, potential mine life, feasibility studies, development costs, capital and operating expenditures, exploration, the closing of certain transactions including acquisitions and offerings. All statements, other than statements of historical facts, included in this proxy statement/prospectus, our other filings with the SEC and Canadian securities commissions and in news releases and public statements made by our officers, directors or representatives of our company, that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information.

The following, in addition to the factors described elsewhere in this proxy statement/prospectus under “Risk Factors”, are among the factors that could cause actual results to differ materially from the forward-looking statements:

  unexpected changes in business and economic conditions;
  significant increases or decreases in gold prices;
  changes in interest rates and currency exchange rates;
  unanticipated grade changes;
  changes in metallurgy;
  access and availability of materials, equipment, supplies, labor and supervision, power and water;
  determination of mineral resources and mineral reserves;
  availability of drill rigs; changes in project parameters;
  costs and timing of development of new mineral reserves; results of current and future exploration activities;
  results of pending and future feasibility studies; joint venture relationships;
  political or economic instability, either globally or in the countries in which we operate;
  local and community impacts and issues;
  timing of receipt of government approvals; accidents and labor disputes; environmental costs and risks; and
  competitive factors, including competition for property acquisitions; and availability of capital at reasonable rates or at all.

With respect to any forward-looking statement that includes a statement of its underlying assumptions or bases, we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we do not undertake any obligations to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect unanticipated events that may occur. These forward-looking statements speak only as of the date of this proxy statement/prospectus and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

THE CONTINUATION

Background to the Continuation

Our Board of Directors has determined that it is advisable for our company to continue from Nevada to the BVI. Our management has determined that the Continuation will be the most effective means of achieving the desired change of domicile. Nevada corporate law allows a corporation that is incorporated under Nevada law to convert into a foreign entity pursuant to a conversion approved by the stockholders Xtra-Gold Nevada.

Assuming the proposal is approved at the special meeting, following the special meeting, articles of conversion will be filed with the Secretary of State of Nevada. An application to continue will also be filed with the Registrar of Corporate Affairs in the BVI. Upon the filing and subsequent receipt of a certificate of continuation from the Registrar of Corporate Affairs in the BVI, we will be continued as a BVI company and will be governed by the laws of the BVI.

The assets and liabilities of the Xtra-Gold BVI immediately after the Continuation will be identical to the assets and liabilities of Xtra-Gold Nevada immediately before the Continuation. The current officers and directors of Xtra-Gold Nevada will be the officers and directors of Xtra-Gold BVI. The change of domicile will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. At the effectiveness of the Continuation, each previously issued and outstanding share of Xtra-Gold Nevada common stock will become one share of Xtra-Gold BVI.

The change in domicile will, however, result in changes in the rights and obligations of current stockholders under applicable corporate laws. For an explanation of these differences see “Comparative Rights of Stockholders” on page 33 of this proxy statement/prospectus. In addition, the Continuation may have material tax consequences to our stockholders which may or may not be adverse to any particular stockholders depending on the stockholder’s particular circumstances. For a more detailed explanation of the tax consequences, see “Material United States Federal Tax Consequences” commencing on page 25 and “Certain Canadian Income Tax Consequences” commencing on page 31 of this proxy statement/prospectus.

Pursuant to NRS 92A.105, our Board of Directors has adopted the Plan of Conversion, and recommends that our stockholders approve the Continuation at the special meeting.

Reasons for the Change in Domicile

Given that none of our operations or material assets are located in Nevada, we believe that the Continuation to an international jurisdiction such as the BVI will more accurately reflect our international operations, which are primarily conducted in West Africa.

The BVI has enjoyed a long history of political and economic stability and is considered to be a well-developed international business and financial centre. BVI companies (provided that they do not operate or hold real property in the BVI or employ persons resident in the BVI) and all amounts paid by them to non-residents are generally exempt from all local taxes and stamp duty. Generally, all dividends, royalties, interest, fees and management fees paid or deemed to be paid by a company to a person resident outside the BVI are exempt from tax and no amount is required to be withheld under the jurisdiction’s legislation. A company incorporated under the BVI Act is not liable for any tax in the BVI on the transfer of any securities or assets of the company. However, our company will continue to be treated as a U.S. domestic corporation for United States tax purposes after the Continuation, subject to tax on our worldwide income, and amounts paid by us will be subject to U.S. tax withholding and reporting rules (as applicable). Our stockholders are urged to review the discussion under “Material United States Federal Tax Consequences” beginning on page 25.

Effect of the Continuation

We are currently governed by the NRS. The NRS allows a corporation that is incorporated under the NRS to convert into a foreign entity pursuant to a plan of conversion approved by the stockholders of such corporation. Pursuant to the proposed Continuation, subject to stockholders’ approval at the special meeting, the articles of conversion will be filed with the Secretary of State of the State of Nevada. An application to continue which includes the proposed Memorandum and Articles for Xtra-Gold BVI will also be filed with the Registrar of Corporate Affairs in the BVI.

Upon the issuance of a certificate of continuation under the BVI Act, the Continuation will become effective and we will become subject to the BVI Act, as if our company had been incorporated under the BVI Act, and the Memorandum and Articles filed as part of the Continuation will be deemed to be the constitutional documents of our company. A copy of the form of our Memorandum and Articles are set forth as Exhibit B in the Plan of Conversion which is attached as Appendix A to this proxy statement/prospectus. The form of our Memorandum and Articles may be amended and is subject to the approval of our shareholders.

The BVI Act provides that when a company continues under the BVI Act:

(a)	(i)	the BVI Act applies to the company as if it had been incorporated under the BVI Act;

	(ii)	the company is capable of exercising all the powers of a company incorporated under the BVI Act;

	(iii)	the company is no longer to be treated as a company incorporated under the laws of a jurisdiction outside the BVI; and

	(iv)	the Memorandum and Articles filed as part of the Continuation become the Memorandum and Articles of the company;

(b)	the Continuation under the BVI Act does not affect:

	(i)	the continuity of the company as a legal entity; or

	(ii)	the assets, rights, obligations or liabilities of the company;

(c)	without limiting subsection (b) above,

(i)

no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the BVI Act; and

(ii)

no proceedings, whether civil or criminal, pending at the time of the issue by the Registrar of Corporate Affairs in the BVI of a certificate of continuation by or against the company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the BVI Act, but the proceedings may be enforced, prosecuted, settled or compromised by or against the company or against the shareholder, director, officer or agent thereof, as the case may be; and

(d)

all shares in the company that were outstanding before the issue by the Registrar of Corporate Affairs in the BVI of a certificate of continuation shall be deemed to have been issued in conformity with the BVI Act.

Charter Documents Following the Continuation

Upon completion of the Continuation, our charter documents will be comprised of our Memorandum and Articles, in the forms set forth as Exhibit B to the Plan of Conversion which is attached as Appendix A to this proxy statement/prospectus.

Authorized Capital Following Continuation

The Memorandum and Articles of Xtra-Gold BVI will provide that Xtra-Gold BVI will be authorized to issue an unlimited number of shares without par value. Xtra-Gold Nevada’s articles of incorporation presently provide that our authorized capital is 250,000,000 shares of common stock. Accordingly, the Board of Directors of Xtra-Gold BVI will have significantly more discretion with respect to the issuance of our shares as a result of the Continuation. The terms of the shares of Xtra-Gold BVI following the Continuation will be substantially equivalent to the terms of the Xtra-Gold Nevada shares of common stock immediately before the Continuation, except that following the Continuation, the Xtra-Gold BVI shares will be subject to redemption, purchase and acquisition by us only with the written consent of the holder of such shares. Because the Continuation results in an increased number of authorized but unissued shares, it may be construed as having an anti-takeover effect. Although the Continuation is not being undertaken by our Board of Directors for this purpose, in the future our Board of Directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with our Board of Directors in opposing a hostile takeover bid. Shares could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend Xtra-Gold BVI’s Memorandum and Articles or certain provisions thereof would not receive the requisite vote. Such uses of our shares could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by our Board of Directors. An indirect result of the anti-takeover effect of the Continuation could possibly deny our shareholders the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our shares, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this proxy statement/ prospectus.

Reporting Obligations under Securities Laws

The Continuation will not affect our status as a reporting issuer under the securities legislation of the provinces of British Columbia, Alberta or Ontario, or in the United States, and we will remain subject to the requirements of the securities legislation of such jurisdictions.

We presently prepare our financial statements in accordance with U.S. GAAP. We file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q. Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act. As a reporting foreign private issuer, we anticipate that we will file a Form 20-F Annual Report each year with the SEC. The Form 20-F Annual Report will include financial statements prepared in accordance with U.S. GAAP. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to file our interim financial statements and MD&A that we prepare as a reporting issuer under Canadian securities legislation with the SEC on SEC Form 6-K. Our interim financial statements will also be prepared in accordance with U.S. GAAP similar to our current Quarterly Reports on Form 10-Q which include interim financial statements prepared in accordance with U.S. GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(a) of the Exchange Act or “short swing” profit liability under Section 16(b) of the Exchange Act, and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the Continuation.

We are a reporting issuer in the provinces of British Columbia, Alberta and Ontario, Canada. Whether or not we continue to the BVI, we will remain subject to Canadian disclosure requirements including publishing news releases, filing information about major changes for our company, filing annual and quarterly financial statements and MD&A, and filing reports in connection with changes in outstanding and reserved securities. Additionally, insider reports are required to be filed in Canada via SEDI in connection with transactions regarding trading in our shares of common stock or acquisitions and dispositions of other issued or granted company securities by our officers, directors and significant stockholders holding more than 10% of the voting rights attached to our outstanding voting securities.

Effective Time of the Continuation

Subject to the approval of the Continuation at the special meeting, the Continuation will become effective upon:

  the delivery and filing of articles of conversion to the Nevada Secretary of State in accordance with NRS 92A.205; and

  the issuance of a certificate of continuation by the Registrar of Corporate Affairs under the BVI Act in accordance with the BVI Act.

We anticipate that our articles of conversion will be filed and our application to continue will be made promptly after the special meeting.

Conditions to the Consummation of the Continuation

The only material consent, approval or authorization of or filing with any governmental entity required to consummate the Continuation are the approval of our stockholders at the special meeting in accordance with Nevada corporate law. Upon the receipt of such approval, we will then file the articles of conversion with the Nevada Secretary of State and the application to continue with the Registrar of Corporate Affairs under the BVI Act.

Exchange of Stock Certificates

No exchange of certificates that, before the Continuation, represented shares of our common stock is required with respect to the Continuation and the transactions contemplated by it. Promptly after the effective time of the Continuation, we shall mail to each record holder of our shares of common stock immediately before the effective time of the Continuation, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing shares of Xtra-Gold Nevada common stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of Xtra-Gold BVI, and the stock certificate representing shares of common stock of Xtra-Gold Nevada shall be cancelled. Until so surrendered and exchanged, each Xtra-Gold Nevada stock certificate shall represent solely the right to receive shares of Xtra-Gold BVI.

Warrants and Stock Options

As of the effective time of the Continuation, all warrants and options to purchase shares of common stock of Xtra-Gold Nevada granted or issued before the effective time of the Continuation will remain warrants and options to purchase shares of Xtra-Gold BVI.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND RECOMMENDS THAT OUR STOCKHOLDERS APPROVE THE CONTINUATION AT THE SPECIAL MEETING.

In reaching its decision, our Board of Directors reviewed the fairness to our company and our stockholders of the proposed Continuation and considered, without assigning relative weights to, the following factors:

  the majority of our directors and executive officers are resident outside of the United States and our principal executive offices are currently located outside of the United States;

  the belief that there will be minimal United States tax consequences of the proposed Continuation;

  the belief that the proposed Continuation may gain our company access to a larger capital market; and

  our stockholders have an opportunity to vote on the proposed Continuation at the special meeting.

Without relying on any single factor listed above more than any other factor, but rather based upon their consideration of all such factors taken as a whole, our Board of Directors have concluded that the Continuation proposal is fair to our company and our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO OUR STOCKHOLDERS THAT THEY VOTE “FOR” THE PROPOSED CONTINUATION AT THE SPECIAL MEETING.

DISSENTERS’ RIGHTS

We are subject to the provisions of the NRS. Under Section 92A.120 of the NRS, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its voting power is required to approve and adopt a plan of conversion. Our Board of Directors has approved and adopted the Plan of Conversion by unanimous written consent, and our stockholders have been asked to consider and vote upon the Continuation at the special meeting. If the Continuation is approved, eligible holders of our shares of common stock that follow the procedures summarized below may be entitled to dissenters’ rights under Sections 92A.300 to 92A.500 of the NRS.

The following is a discussion of the material provisions of the law pertaining to dissenters’ rights as set forth in NRS Sections 92A.300 to 92A.500, a copy of which is attached hereto as Appendix B, which should be read in its entirety. Beneficial stockholders must act promptly to cause the stockholder of record to follow the steps summarized below to properly, and in a timely manner, perfect their dissenters’ rights. Failure to properly demand and perfect dissenters’ rights in accordance with NRS Sections 92A.300 to 92A.500 will result in the loss of dissenters’ rights.

Eligible stockholders who wish to assert dissenters’ rights must not vote for the Continuation and must follow the steps set forth in the dissenters’ notice described below.

If the Continuation is authorized by our stockholders at the special meeting, we will send a written dissenters’ notice within 10 days after the effective date of the Continuation to all eligible stockholders who did not vote “FOR” the Continuation and who, before the vote was taken, gave written notice of their intent to demand payment for their shares of our common stock.

The notice will:

  state where the demand for payment must be sent and where and when stock certificates are to be deposited;

  inform the holders of shares of our common stock not represented by certificates to what extent the transfer of shares of our common stock will be restricted after the demand for payment is received;

  supply a form for demanding payment;

  set a date by which we must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the notice is delivered; and

  be accompanied by a copy of NRS Sections 92A.300 through 92A.500.

An eligible stockholder to whom a dissenters’ notice is sent must, by the date set forth in the dissenters’ notice:

  demand payment;

  certify whether he or she acquired beneficial ownership of the shares of our common stock before the date required to be set forth in the dissenters’ notice for this certification; and

  deposit his or her certificates in accordance with the terms of the dissenters’ notice.

Eligible stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenters’ notice, will not be entitled to demand payment for their shares of our common stock under the NRS governing dissenters’ rights.

Within 30 days after receipt of a valid demand for payment, we will pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount we have estimated to be the fair value of the shares of our common stock, plus accrued interest. The payment will be accompanied by:

  our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

  a statement of our estimate of the fair value of the shares of our common stock;

  an explanation of how the interest was calculated;

  a statement of dissenters’ rights to demand payment under NRS Section 92A.480; and

  a copy of NRS Sections 92A.300 through 92A.500.

An eligible dissenter may notify us in writing of the dissenter’s own estimate of the fair value of the shares of our common stock and interest due, and demand payment based upon his or her estimate, less our estimated fair value payment, or reject the offer for payment made by us and demand payment of the fair value of the dissenter’s shares of our common stock and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares of our common stock or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies us of his demand in writing within 30 days after we have made or offered payment for the dissenter’s shares of our common stock.

If a demand for payment remains unsettled, we will commence a proceeding within 60 days after receiving the demand for payment and petition the Nevada Court to determine the fair value of the shares of our common stock and accrued interest. If we do not commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

  for the amount, if any, by which the Nevada Court finds the fair value of the dissenter’s shares of our common stock, plus interest, exceeds the amount paid by us; or

  for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Nevada law.

Under Nevada law, the fair value of a dissenter’s shares of stock means the value of the shares of our common stock immediately before the consummation of the Continuation, excluding any increase or decrease in value in anticipation of the Continuation unless excluding such increase or decrease is inequitable, and without discounting for lack of marketability or minority status. The value determined by the Nevada Court for a dissenter’s shares of our common stock could be more than, less than, or the same as the consideration we offer pursuant to the dissenters’ notice, but the form of consideration payable as a result of the dissent proceeding would be cash. The Nevada Court may, but it not required, to appoint one or more appraisers to assist the Nevada Court in determining the fair market value of the shares of our common stock. Accordingly, no stockholder has a right to compel an appraisal of the shares of our common stock.

The Nevada Court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the Nevada Court. The Nevada Court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts the Nevada Court finds equitable, to the extent that the Nevada Court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The Nevada Court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

  against us in favor of all dissenters if the Nevada Court finds that we did not substantially comply with the Nevada dissenters’ rights statute; or

  against either us or a dissenter in favor of any other party, if the Nevada Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided under the Nevada dissenters’ rights statute.

If the Nevada Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

The foregoing summary of the material rights of eligible dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the NRS.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a general summary of certain United States federal income tax considerations, under current U.S. law, generally applicable to U.S. Holders and Non-U.S. Holders (as defined below) of the Continuation and the ownership and disposition of the shares of common stock our company after the Continuation. This summary does not address all potentially relevant U.S. federal income tax matters including the U.S. federal income tax consequences of a U.S. Holder or Non-U.S. Holder of shares of our common stock exercising dissenters’ rights pursuant to this proxy statement/prospectus and it does not address consequences to persons subject to special provisions of U.S. federal income tax law, such as those described below as excluded from the definitions of a U.S. Holder and Non-U.S. Holder. United States alternative minimum tax considerations are not addressed in this summary. In addition, this summary does not cover any state, local or foreign tax consequences, nor any U.S. federal gift, estate or generation-skipping transfer tax consequences (except for such considerations addressed briefly herein for Non-U.S. Holders).

The following summary is based upon the Code, Treasury Regulations, published IRS rulings, published administrative positions of the IRS, and court decisions that are currently applicable, any of which could be materially and adversely changed, possibly on a retroactive basis, at any time (including, without limitation, United States rates of taxation). This summary does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. U.S. Holders and Non-U.S. Holders should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.

This summary is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any holder of shares of common stock and no opinion or representation with respect to the United States federal income tax consequences to any such holder is made. Accordingly, holders of shares of our common stock should consult their own tax advisors about the United States federal (income and non-income), state, local, and foreign tax consequences of the Continuation and the ownership and disposition of our shares of common stock after the Continuation.

CIRCULAR 230 DISCLOSURE

ANY STATEMENT MADE HEREIN REGARDING ANY U.S. FEDERAL TAX ISSUE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR PURPOSES OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN IS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTION TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders and Non-U.S. Holders

As used herein, a “U.S. Holder” means a holder of shares of our common stock who is: a citizen, or an individual resident (as defined under United States tax laws), of the United States; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is taxable in the United States irrespective of source; or a trust if:

  a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions; or

  the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

This summary is limited to U.S. Holders who hold their shares of our common stock directly (e.g., not through an intermediary entity such as a corporation, partnership, limited liability company, or trust).

As used herein, a “Non-U.S. Holder” means a holder of shares of our common stock that is not a U.S. Holder and who holds their shares of our common stock directly (e.g., not through an intermediary entity such as a corporation, partnership, limited liability company, or trust).

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders and Non-U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:

  tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  financial institutions, insurance companies, real estate investment trusts, or regulated investment companies;

  dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method;

  U.S. Holders that have a "functional currency" other than the U.S. dollar;

  U.S. Holders and Non-U.S. Holders that own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

  U.S. Holders and Non-U.S. Holders that acquired shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

  U.S. Holders and Non-U.S. Holders that hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; or

  U.S. tax expatriates or former long-term residents of the U.S.

U.S. Holders and Non-U.S. Holders that are subject to special provisions under the Code, including U.S. Holders and Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the Continuation and the ownership and disposition of shares of common stock of our company following the Continuation.

Treatment of our Company as a U.S. Corporation for Tax Purposes Following the Continuation

The Continuation of our company from Nevada to the BVI will likely result in the application of the U.S. “corporate inversion” rules. United States federal income tax law with respect to corporate inversions provides in certain cases that a non-U.S. corporation may be treated as a U.S. corporation for all purposes of the Code. An inversion can occur in certain transactions in which a non-U.S. corporation acquires substantially all of the assets of or equity interests in a U.S. corporation, if, after the transaction, former equity owners of the U.S. corporation own 80% or more of the stock, by vote or by value, in the non-U.S. corporation. Our company believes that these conditions will be met as a result of the Continuation.

Thus, even though following the Continuation our company will be organized under the laws of the BVI and treated as a BVI company for corporate law and BVI tax purposes, we intend to treat our company also as a U.S. domestic corporation under United States federal tax law, fully subject to United States federal income tax on our worldwide income under Section 7874(b) of the Code, and the remainder of this discussion assumes such treatment.

U.S. Federal Income Tax Consequences of the Continuation

The Continuation should be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and should therefore not be taxable to our company. Moreover, U.S. Holders and Non-U.S. Holders should not recognize gain or loss on their shares of common stock of Xtra-Gold Nevada as a result of the Continuation. Accordingly, such Holders’ tax bases in and holding periods for their shares of Xtra-Gold BVI after the Continuation will be the same as their tax bases in and holding periods for their shares of common stock of Xtra-Gold Nevada before the Continuation. Our company and our stockholders may be required to report certain information to the IRS in connection with the Continuation. Accordingly, U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding any statements or information reporting to the IRS in connection with the Continuation.

U.S. Federal Income Tax Considerations of Owning Shares after the Continuation

U.S. Holders

Distributions on Shares

For United States federal income tax purposes, the gross amount of any distribution (including non-cash property) paid by our company (including BVI taxes withheld therefrom, if any) with respect to shares generally should be included in the gross income of a U.S. Holder as a dividend to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our company’s current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the shares and to the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, will be taxed as a capital gain (see “Capital Gains and Losses” below). Dividends received by non-corporate U.S. Holders may be subject to United States federal income tax at lower rates (generally 15%) than other types of ordinary income in taxable years beginning on or before December 31, 2012 if certain conditions are met. These conditions include the U.S. Holder’s satisfaction of a holding period requirement, and the U.S. Holder not treating the distribution as “investment income” for purposes of the investment interest deduction rules. Unless the reduced rate provision is extended by subsequent legislation, dividends received on or after January 1, 2013 will be taxed at ordinary income rates.

Dividend distributions to U.S. Holders that are corporations may qualify for the 70% dividends received deduction, which is generally available to corporations that own less than 20% of the voting power or value of the outstanding stock of the distributing U.S. corporation. A U.S. Holder that is a corporation holding 20% or more of the distributing U.S. corporation’s stock may be eligible for an 80% dividends received deduction. A dividends received deduction is available only if certain holding period and other taxable income requirements are met.

Dispositions of Shares

Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of shares generally will be subject to United States federal income taxation as a capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the shares and the amount realized on the disposition (see “Capital Gains and Losses” below). Any such gain or loss that a U.S. Holder recognizes will generally be treated as U.S.-source income or loss.

Capital Gains and Losses

A capital gain or loss may be realized with respect to a disposition of shares, as described above. The amount of the capital gain or loss will be equal to the difference between the U.S. Holder’s adjusted tax basis in the shares and the amount realized on the transaction. Net capital gains (i.e. capital gains in excess of capital losses) recognized by a non-corporate U.S. Holder (including an individual) on capital assets that have been held for more than one year will generally be subject to a maximum United States federal income tax rate of 15% (which is scheduled to increase to a maximum rate of 20% on January 1, 2013 unless the reduced rate is extended by subsequent legislation). Deductions for capital losses are subject to certain limitations.

Foreign Tax Credit

Generally, a U.S. Holder who pays (or has withheld from distributions) non-U.S. income tax with respect to stock he or she owns is entitled to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it is more advantageous to claim a credit because a credit reduces United States federal income tax on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and generally applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year.

In addition, this limitation is calculated separately with respect to specific “baskets” of income. Foreign taxes assigned to a particular class of income generally cannot offset United States tax on income assigned to another class. Unused foreign tax credits can generally be carried back one year and carried forward ten years.

In this situation, however, it is unclear whether BVI tax paid or withheld on distributions on our shares (if any) will be creditable for U.S. federal income tax purposes because following the Continuation, we will be treated as a U.S. domestic corporation for U.S. tax purposes. The IRS may take the position that distributions on our shares are U.S.-source income and thus BVI income tax withheld on distributions is not creditable against a U.S. Holder’s United States federal income tax liability. U.S. Holders should consult their own tax advisors concerning their ability to utilize foreign tax credits in this context.

Currency Fluctuations

For United States federal income tax purposes, the amount received by a U.S. Holder as payment with respect to a distribution on, or disposition of, shares, if paid in non-U.S. currency, will be the U.S. dollar value of the payment at the date of the payment, regardless of whether the payment is later converted into U.S. dollars. In such case, the U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the payment is made and the date the payment is converted into U.S. dollars.

Information Reporting and Backup Withholding Tax

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (under current law), if a U.S. Holder:

  fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9);

  is notified by the IRS that such U.S. Holder has previously failed to properly report interest and dividend income; or

  fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax, and that such U.S. Holder is a U.S. person.

However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

New Tax on Net Investment Income

For tax years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds will be required to pay an additional 3.8% tax on “net investment income”, which includes, among other things, dividends and net gain from the sale or other disposition of property (other than property held in a trade or business) tax on net investment income. U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of this on their ownership and disposition of our shares.

Non-U.S. Holders

Distributions on Shares

The gross amount of any distribution by our company to a Non-U.S. Holder with respect to shares is treated first as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our company’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in shares. Then, to the extent that such distribution exceeds the Non-U.S. Holder’s adjusted tax basis in shares, it is taxed as gain from the sale or exchange of the Non-U.S. Holder’s shares (see “Dispositions of Common Shares”, below).

Any such distribution that constitutes a dividend is treated as U.S.-source gross income for Non-U.S. Holders of shares, and is subject to withholding under Section 1441 of the Code (unless it is treated as “effectively connected” income as described below). The withholding rate under the Code on dividends is generally 30%, but may be reduced pursuant to a treaty. Any dividend income that is “effectively connected” with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) will not be subject to the withholding tax described in this paragraph but instead will be taxed as described in the second bullet point and the remaining discussion under the heading “Dispositions of Shares” below. Non-U.S. Holders will be required to provide specific documentation to claim a treaty exemption or reduced rate of withholding with respect to the distribution. Non-U.S. Holders should also review the discussion of the new FATCA rules, below.

Dispositions of Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of shares unless:

  such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition and certain other conditions are met;

  such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

  the common shares constitute a U.S. real property interest by reason of the company’s status as a “United States real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet above is required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses. A Non-U.S. Holder described in the second bullet above or, if the third bullet applies, is required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in the second bullet above may also be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different results. It is assumed that our company is not a United States real property holding corporation within the meaning of Section 897 of the Code for purposes of the third bullet point above. Non-U.S. Holders should also review the discussion of the new FATCA rules, below.

U.S. Estate and Gift Tax Consequences of Owning Shares

The U.S. gift, estate, and generation-skipping transfer tax rules generally apply to a Non-U.S. Holder of our shares. In general, our shares may be considered a U.S.-situs asset for U.S. estate tax purposes and could be subject to U.S. estate tax at the death of a Non-U.S. Holder depending on the particular facts and circumstances of the Non-U.S. Holder. Non-U.S. Holders of our shares should consult an independent tax advisor with respect to U.S. gift, estate, and generation-skipping transfer tax consequences applicable to the ownership of our shares.

Backup Withholding and Information Reporting

Generally, our company must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid and the amount of tax, if any, withheld with respect to those payments. These information reporting requirements apply even if withholding is not required. Pursuant to tax treaties or other agreements, the IRS may make such information available to tax authorities in the Non-U.S. Holder’s country of residence. The payment of proceeds from the sale of our shares by a broker to a Non-U.S. Holder is generally not subject to information reporting if:

  the Non-U.S. Holder certifies his, her or its non-U.S. status under penalties of perjury by providing a properly executed IRS Form W-8BEN, or otherwise establish an exemption; or

  the sale of our common shares is effected outside the U.S. by a foreign office of a broker, unless the broker is:

  a U.S. person;

  a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the U.S.;

  a “controlled foreign corporation” for U.S. federal income tax purposes; or

  a foreign partnership more than 50% of the capital or profits interest of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

A backup withholding tax may apply to amounts paid to a Non-U.S. Holder if the Non-U.S. Holder fails to properly establish its foreign status on the applicable IRS Form W-8 or if certain other conditions are met. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, assuming the required information is timely provided to the IRS.

FATCA

New U.S. legislation signed into law on March 18, 2010 (the Foreign Account Tax Compliance Act (“FATCA”)) substantially changes the withholding and reporting rules applicable to Non-U.S. Holders who are not individuals that receive certain U.S.-source income, generally effective for payments made after December 31, 2013 (with respect to dividends) and after December 31, 2014 (with respect to gross proceeds from a sale or other disposition). Certain changes made by FATCA may result in different U.S. federal income tax consequences for Non-U.S. Holders that are not individuals than those described above, including with respect to withholding and information reporting, and distributions on and dispositions of shares.

FATCA imposes a 30% U.S. withholding tax (which may be reduced pursuant to a treaty) on dividends on, or gross proceeds from the sale or other disposition of, shares paid to a Non-U.S. Holder that is a foreign financial institution or certain foreign non-financial entities, unless:

  the foreign financial institution undertakes certain diligence and reporting obligations; or

  the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner.

If the Non-U.S. Holder is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Non-U.S. Holders should consult their own tax advisors with respect to the application of FATCA to their particular circumstances.

MATERIAL BVI INCOME TAX CONSEQUENCES

BVI companies, provided that they do not operate or hold real property in the BVI or employ persons resident in the BVI, and all amounts paid by them to non-residents, are generally exempt from all local taxes and stamp duty.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada), as of the date of this proxy statement/prospectus, which will generally be applicable to a holder of shares of common stock of Xtra-Gold Nevada who, for purposes of the Income Tax Act (Canada) and at all relevant times:

  is resident in Canada;

  deals at arm’s length with our company;

  is not affiliated with our company; and

  holds shares of common stock of Xtra-Gold Nevada as capital property (a “Holder”).

Shares of common stock of Xtra-Gold Nevada generally will be considered to be capital property to a Holder unless the Holder holds such shares in the course of carrying on a business, or the Holder has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. This summary does not otherwise address any tax considerations relevant to the acquisition, holding or disposition of the shares of common stock of Xtra-Gold Nevada or the shares of Xtra-Gold BVI.

This summary is based on the provisions of the Income Tax Act (Canada) and the regulations thereunder in force as of the date of this proxy statement/prospectus and the current administrative policies and practices of the Canada Revenue Agency published in writing by the Canada Revenue Agency before such date. This summary takes into account all specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this proxy statement/prospectus and assumes that all such proposed Canadian amendments will be enacted in their present form. No assurance can be given that the proposed Canadian amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policies and practices of the Canada Revenue Agency.

This summary does not apply to a Holder:

  that is a “financial institution” for purposes of the “mark-to-market property” rules;

  to which the “functional currency” reporting rules in subsection 261(5) of the Income Tax Act (Canada) apply;

  an interest in which is a “tax shelter investment”; or

  with respect to whom our company is a “foreign affiliate”, all within the meaning of the Income Tax Act (Canada).

Such Holders should consult their own tax advisors.

THE FOLLOWING SUMMARY OF THE CANADIAN TAX CONSEQUENCES OF THE CONTINUATION HAS BEEN PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT UNDER ANY CIRCUMSTANCES BE ASSUMED OR RELIED ON BY ANY STOCKHOLDER TO BE, A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO STOCKHOLDERS IN ANY JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL ADVICE TO ANY PARTICULAR PERSON WHO HOLDS SHARES OF COMMON STOCK OF XTRA-GOLD NEVADA OR SHARES OF XTRA-GOLD BVI.

STOCKHOLDERS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON THE ADVICE OF, THEIR OWN INDEPENDENT TAX AND OTHER ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE CONTINUATION TO THEM BECAUSE OF THEIR OWN PARTICULAR CIRCUMSTANCES AND THE JURISDICTION IN WHICH THEY RESIDE OR IN WHICH THEY MAY BE SUBJECT TO TAX CONSEQUENCES BY VIRTUE OF THEIR OWNERSHIP OF SHARES OF COMMON STOCK OF XTRA-GOLD NEVADA OR SHARES OF XTRA-GOLD BVI.

This summary does not take into account, provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described herein. Holders should consult their own legal advisors with respect to the tax consequences to them based on their particular circumstances.

Continuation of our company to the BVI

No disposition of the shares of common stock of Xtra-Gold Nevada should be considered to have occurred for Canadian federal income tax purposes solely as result of the Continuation. Consequently, the Continuation should not result in the realization of any capital gain (or capital loss) by a Holder.

Qualified Investments

Provided the shares of common stock of Xtra-Gold Nevada are and the shares of Xtra-Gold BVI remain listed on a “designated stock exchange” (within the meaning of the Income Tax Act (Canada) and which currently includes the TSX) at all relevant times, such shares of common stock of Xtra-Gold Nevada or the shares of Xtra-Gold BVI will be a “qualified investment” under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts.

Notwithstanding that the shares of common stock of Xtra-Gold Nevada or the shares of Xtra-Gold BVI may be a qualified investment for a trust governed by a tax-free savings account, a registered retirement savings plan or a registered retirement income fund, the holder of a tax-free savings account or the annuitant under a registered retirement savings plan or a registered retirement income fund will be subject to a penalty tax on the Xtra-Gold Nevada shares of common stock or the Xtra-Gold BVI shares held in the tax-free savings account, registered retirement savings plans or registered retirement income funds (as the case may be) if such shares are a “prohibited investment” for the purpose of section 207.01 of the Income Tax Act (Canada). The shares of common stock of Xtra-Gold Nevada and the shares of Xtra-Gold BVI will generally be a “prohibited investment” if the holder of a tax-free savings account or the annuitant of a registered retirement savings plan or a registered retirement income fund does not deal at arm’s length with our company for the purposes of the Income Tax Act (Canada) or the holder of a tax-free savings account or the annuitant of a registered retirement savings plan or a registered retirement income fund has a “significant interest” (as defined in the Income Tax Act (Canada)) in our company or a corporation, partnership or trust with which our company does not deal at arm’s length for the purposes of the Income Tax Act (Canada). Such holders are urged to consult their own tax advisors.

THE FOREGOING SUMMARIES OF THE UNITED STATES, BVI AND CANADIAN TAX CONSEQUENCES OF THE CONTINUATION HAVE BEEN PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE ASSUMED OR RELIED ON BY ANY STOCKHOLDER TO BE, A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO STOCKHOLDERS IN ANY JURISDICTION. THE FOREGOING DISCUSSION IS NOT LEGAL ADVICE TO ANY PARTICULAR PERSON WHO HOLDS SHARES OF COMMON STOCK OF XTRA-GOLD NEVADA OR SHARES OF XTRA-GOLD BVI.

COMPARATIVE RIGHTS OF STOCKHOLDERS

Upon the issuance of the certificate of continuation under the BVI Act, our stockholders will become shareholders of a company registered under the BVI Act. The differences between the NRS and the BVI Act will result in various changes to the rights of our stockholders. The following summarizes the significant differences between the NRS and the BVI Act insofar as they affect the rights of our stockholders. The following is a summary only and is qualified in its entirety by the relevant provisions of the NRS and the BVI Act and any other applicable law in the jurisdictions of Nevada and the BVI. The following summary is not an exhaustive analysis of the two statutes, nor a comprehensive statement of the particulars of the actual statutory provisions to which reference is made. Our stockholders should consult their own legal advisors if they wish further information concerning these matters. We will continue to be subject to applicable securities laws in the United States and the provinces of British Columbia, Alberta and Ontario in Canada, which currently impose audit, financial reporting, proxy solicitation and certain other requirements relating to the rights of our stockholders.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Governing Law	Our company and the rights of our stockholders are governed by the NRS.	Upon completion of the Continuation, our company and the rights of our shareholders will be governed by the BVI Act.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Corporate Purpose	Under the NRS, our company may conduct any lawful activity in accordance with the laws of the State of Nevada and the United States of America.	The object of a company incorporated in the BVI is to engage in any act or activity that is not prohibited under any law for the time being in force in the BVI.

Governing Documents	Under the NRS, the governing documents of a corporation consist of its articles of incorporation and bylaws, as well as any amendments thereto.

Under the BVI Act, the governing (constating) documents of a company which has been continued into the BVI are its Memorandum and Articles. Upon Continuation into the BVI, our company is required to adopt Memorandum and Articles that comply with the BVI Act. As part of the Continuation, certain provisions of the existing articles and bylaws of our company will be revised so that upon the Continuation, our Memorandum and Articles will comply with the necessary requirements of the BVI Act. These revisions include providing that the object of our company will be to engage in any activity not prohibited by the laws of BVI. A copy of the form of our Memorandum and Articles are set forth as Exhibit B in our Plan of Conversion attached as Appendix A to this proxy statement/prospectus. The form of our Memorandum and Articles may be amended and is subject to the approval of the shareholders.

Holders of Shares

Under the NRS, holders of shares of common stock of a Nevada corporation are referred to as “stockholders”. For the purposes of this section, references are made to “stockholders” as disclosure relates to a Nevada corporation.

Holders of shares of a BVI company are referred to as “members” or “shareholders”. For the purposes of this section, references are made to “shareholders” as the disclosure relates to a BVI company. The minimum protections afforded to shareholders of a BVI company under the BVI Act are, in certain respects described below, similar to shareholders than the comparable protections afforded to stockholders of Nevada corporation. However, as set out below, the provisions of our Memorandum and Articles will also, in certain circumstances, provide our shareholders with protections comparable to those of the NRS.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Shareholder Voting Rights	Under the NRS, holders of common shares are entitled to one vote per share, either in person or by proxy, on each matter to be voted on at stockholder meetings.	When a vote is taken at a meeting of shareholders, each shareholder is entitled to vote the number of votes attaching to the total number of shares held by such shareholder.
	Our amended and restated bylaws provide for voting by a show of hands except where a ballot is demanded.	In our Memorandum and Articles, voting by a show of hands unless a ballot is demanded will cease to apply.

Quorum

Under the NRS, unless the bylaws otherwise provide, the holders of a majority of the shares entitled to vote at a meeting of stockholders, present in person or by proxy, constitute a quorum. Our amended and restated bylaws provide that the quorum requirement for the transaction of business at a meeting of stockholders is at least two individuals present in person, each of whom is a stockholder or a proxyholder entitled to vote at a meeting.

Under the BVI Act, the quorum for a meeting of shareholders for the purpose of a resolution of shareholders is that fixed by the Memorandum and Articles of a company; where no quorum is so fixed, a meeting of shareholders is properly constituted for all purposes if at the commencement of the meeting there are present in person or by proxy one-half of the votes of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon. Our Memorandum and Articles will provide that a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than two shareholders representing not less than 5% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting.

Cumulative Voting

Under the NRS, cumulative voting is only permitted in the election of directors if the articles of a corporation provide for it. Our amended and restated articles of incorporation do not provide for such cumulative voting.

The BVI Act does not provide for cumulative voting on any matter.

Meeting of Shareholders

Under the NRS, unless otherwise specified in the articles or the bylaws, a special meeting of stockholders may be called by the entire board of directors, by any two directors or by the president of the corporation. Under the NRS, notice of all meetings of stockholders of a corporation must be sent not less than 10 days and not more than 60 days before the meeting to each stockholder entitled to vote at the meeting.

Under the BVI Act, a company’s directors or such person or persons as may be authorized by the Memorandum and Articles may convene a meeting. Our Memorandum and Articles will provide that notice of all meetings of shareholders must be sent not less than 21 days before the meeting to all shareholders whose names appear on the register of members of our company.

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

Vote of Shareholders	Under the NRS, the vote of stockholders required to pass a resolution is a majority of the votes cast on the resolution.		Under the BVI Act, in addition to the election of directors, the approval of the shareholders of a company is required for:
	However, the articles or bylaws may impose a requirement for super-majority voting for some or all resolutions. Nevada law requires stock approval for each of the following:		•	a disposition of more than 50% in value of the company’s assets otherwise than in the regular course of its business (subject to the company’s memorandum and articles of association);
	•	any merger, conversion or exchange;	•	mergers;
	•	the sale, lease or exchange of substantially all of the corporation’s property and assets;	•	a compulsory redemption of minority shares (as described under the subheading “Compulsory Action” below);
	•	transactions involving interested directors or officers;	•	approval or ratification of certain agreements or transactions where a director or liquidator has a conflict of interest; and
	•	an amendment to the articles of incorporation;	•	the rescission of articles of dissolution in the voluntary winding-up of a company.
	•	any decrease in the number of issued and outstanding shares (i.e. a reverse stock split);

Under our Memorandum and Articles, except as described below, the vote of shareholders generally required to pass resolutions is a simple majority of the votes of shares entitled to vote thereon and which were present at the meeting and were voted or, if the resolution is consented to in writing, all of the votes attaching to the issued and outstanding shares entitled to vote thereon. The approval of not less than two-thirds of the votes of the shares or class of shares entitled to vote thereon and which were present at the meeting and were voted or, if the resolution is consented to in writing, all of the votes attaching to the issued and outstanding shares or class of shares entitled to vote thereon, is required for the following actions:

	•	the removal of directors; and
	•	discretionary indemnification of officers or directors.
			•	the sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets of our company other than in the ordinary course of business of our company;

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

•

the merger or consolidation of our company with another entity, except where such entity is the wholly owned subsidiary of our company, the sole shareholder of our company or is wholly owned by the sole shareholder of our company; and

• the Continuation of our company.

The variation of rights attached to a class of shares will require the approval of not less than two-thirds of the votes of the shares of that class entitled to vote thereon which were present at the meeting and were voted or, if the resolution is consented to in writing, all of the votes attaching to the issued and outstanding shares of that class entitled to vote thereon.

When our company has been continued into the BVI, certain actions by our company that currently require stockholder approval under the NRS may no longer require such approval (unless the High Court of BVI otherwise orders), and the percentage vote of shareholders required to approve certain matters may be lower than the percentage vote of stockholders currently required to approve such matters.

Proposals of Shareholders

Under the NRS, if permitted by the bylaws, a registered holder of shares entitled to vote at an annual meeting of shareholders, or a beneficial owner of shares, may submit to a Nevada corporation notice of any proposal to be raised at the meeting.

There is no identical provision in the BVI Act. However, our Memorandum and Articles will provide that shareholders holding at least 10% of the outstanding shares of Xtra-Gold BVI may requisition our Board of Directors to call a meeting of shareholders.

Consent of Shareholders in Lieu of Meeting

Under the NRS, a resolution in writing signed by stockholders owning a majority of the shares entitled to vote on that resolution at a meeting of stockholders is as valid as if it had been passed at a meeting of the stockholders.

Under the BVI Act, subject to any limitations in the memorandum and articles of a company, any action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice. Such a written resolution may be validly passed, if consented to in writing by shareholders holding shares to which are attached a majority of the votes attaching to all outstanding shares, unless a different percentage is specified in a company’s memorandum and articles.

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

Our Memorandum and Articles will provide that such a written resolution may be validly passed if consented to in writing by all shareholders entitled to vote on that resolution.

Inspection Rights

Under the NRS, any person who has been a stockholder of record of a corporation for at least six months, or any person holding at least 5% of all of its outstanding shares, upon at least five days’ written demand, is entitled to inspect in person or by agent or attorney, during usual business hours, the following records of the corporation and, at their own expense, make copies:

Under the BVI Act, a shareholder of a company may request in writing to inspect during normal business hours the share register of the company or the books, records, minutes and consents kept by the company and to make copies or extracts therefrom. The relevant company may by resolution of directors determine that it is not in the best interest of the company or of any other shareholder of the company to comply with the request and the company may refuse the request. Upon refusal of the request, the shareholder may apply to the High Court of BVI for an order allowing inspection.

	•	the articles and bylaws of the corporation, including any amendments, and
	•	a stockholder register.

In addition, any person who has been a stockholder of record of any corporation and owns not less than 15% of all of the issued and outstanding shares of the stock of such corporation or has been authorized in writing by the holders of at least 15% of all its issued and outstanding shares, upon at least five days’ written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. The cost of such audit and inspection must be borne by the stockholder.

Preemptive Rights

Under the NRS, stockholders of a corporation do not have a preemptive right to acquire the corporation’s unissued shares except to the extent the articles of incorporation so provide. Our restated and amended articles of incorporation do not provide for any such preemptive rights.

Under the BVI Act, shareholders of a company do not have any pre-emptive rights unless such rights are provided in the company’s memorandum and articles. Our Memorandum and Articles will not provide for any such pre- emptive rights.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Dividends

Under the NRS, the directors may declare and the corporation may pay a dividend by issuing fully paid shares of the corporation and, subject to the solvency test described in the following sentence, a corporation may pay a dividend in money or property. The directors are prohibited from declaring and the corporation is prohibited from paying a dividend if there are reasonable grounds for believing that the corporation is or, after the payment would be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes. The NRS also permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares, provided that no payment to purchase or otherwise acquire shares issued by it may be made unless the solvency test described above is satisfied at the time of, and after, such payment.

Under the BVI Act, subject to any limitations or provisions to the contrary in the memorandum and articles of a company, a company may, by resolution of directors, declare and pay dividends in money, shares or other property.
Dividends may only be declared if the directors are satisfied that the company is able to satisfy the solvency test set out in the BVI Act.

Repurchases of Shares

Under the NRS, a corporation may, subject to its articles and to the solvency test mentioned below, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that the corporation is or, after the payment, would be unable to pay its liabilities as they become due, or after the payment, the realizable value of the corporation’s assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed.

Under the BVI Act, a company may only redeem its shares if a solvency test similar to the test applicable under the NRS is satisfied or if a shareholder has a right to have his, her or its shares redeemed. The consent of the shareholder is generally required for a redemption.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Authority to Issue Shares

The NRS requires that a corporation’s articles state the number of authorized shares the corporation may issue. Our amended and restated articles authorize our company to issue 250,000,000 shares of common stock with a par value of $0.001 per share.

The BVI Act requires that the amount of shares without par value that a company has authority to issue must be stated and specified in its memorandum of association or the memorandum of association must state that the company is authorized to issue an unlimited number of shares. Our Memorandum and Articles will provide that our company will be authorized to issue an unlimited number of shares without par value.

Amendments to Governing Instruments

Under the NRS, any change to the articles of a corporation must be approved by a resolution passed by the stockholders owning not less than a majority of the voting stock, provided, however, that the articles may require a super-majority vote.
Our articles do not require a super- majority vote.
Under the NRS, unless the articles, bylaws or a unanimous stockholder agreement otherwise provide, the Board of Directors of a corporation may make, amend or repeal bylaws, provided that a corporation’s existing governing documents may impose a requirement that any such amendment be approved by stockholders. Our governing documents allow our bylaws to be amended by our Board of Directors.

Under the BVI Act, subject to any limitation in its memorandum and articles, a BVI company may amend its memorandum and articles by a resolution of shareholders or, where permitted by its memorandum and articles or by the BVI Act, by a resolution of directors. Our Memorandum and Articles will provide that an amendment to our Memorandum and Articles will be subject to the approval of our shareholders, or in certain limited circumstances, by our Board of Directors.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Director Qualifications	The Board of Directors of a Nevada corporation must consist of at least one director, who must be a natural person.

Under the BVI Act, the number of directors must be fixed by the articles of association of a company and subject to any limitation in the memorandum and articles of a company, the articles of association may be amended to change the number of directors, and any amendment may, subject to a company’s memorandum and articles, be effected by the company’s directors or shareholders. No such amendment is effective until filed at the Registry of Corporate Affairs. A BVI company must have at least one director. Our Memorandum and Articles will provide that our Board of Directors shall consist of at least three individuals and no more than fifteen individuals.

Removal of Directors	Under the NRS, a director may be removed at any time by the vote of stockholders representing at least two- thirds of the voting stock in the corporation.

Under the BVI Act, subject to any limitation in the memorandum and articles of a company, a director may be removed from office by a resolution of shareholders or by a resolution of directors. Under our Memorandum and Articles, directors of our company may be removed from office by a resolution of shareholders but not by a resolution of our Board of Directors.

Vacancies on the Board of Directors	Under the NRS, a quorum of directors may fill a vacancy among the directors, except for the following vacancies, which must be filled by the stockholders:

Under the BVI Act, subject to any limitations in a company’s memorandum and articles, a vacancy among the directors may be filled by a resolution of shareholders or by a majority of the remaining directors. Our Memorandum and Articles will provide that a vacancy may be filled by a resolution of directors, except a vacancy resulting from an increase in the minimum number of directors or from a failure of shareholders to elect the minimum number of directors. However, the directors of our company may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one third times the number of directors to have been elected at the last annual meeting of shareholders.

• a vacancy resulting from an increase in the number (otherwise than in accordance with the NRS) or maximum number of directors, and
• a vacancy resulting from a failure to elect the number of directors required to be elected.

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

Fiduciary Duties of Directors
Directors of corporations incorporated under the NRS and directors of BVI companies have fiduciary obligations to the corporation. Pursuant to these fiduciary obligations, the directors must act in accordance with the so- called duties of “due care” and “loyalty” and in the best interest of the company.

The NRS provides that every director and officer of a corporation governed by the NRS, in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a corporation governed by the NRS must comply with the provisions of the NRS, any and all regulations promulgated thereunder, and the articles and bylaws and any unanimous stockholder agreement of such corporation. In some circumstances, Nevada case law holds that directors can be indemnified for breaches of their duties owed to the corporation.

The BVI Act provides that every director of a company incorporated under the BVI Act in performing his functions, shall act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the BVI Act provides that no provision in the memorandum and articles of a company incorporated under the BVI Act or in any agreement entered into by the company relieves a director of the company from the duty to act in accordance with the memorandum and articles or from any personal liability arising from his management of the business and affairs of the company. Common law duties also apply to directors of BVI companies.

Conflict of Interest of Directors and Officers

Subject to certain specified exceptions, the NRS restricts interested directors from voting on any transactions in which such director has an interest. Interested directors and officers must disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of their interest.

Under the BVI Act, a transaction entered into by a company in respect of which a director is interested is voidable by the company unless the interest was disclosed to the board before the company entering into the transaction, or the transaction is approved or ratified by the shareholders, or the company received fair value for the transaction.

Indemnification of Directors, Officers and Others

The NRS permits indemnification of a director or officer, a former director or officer or another individual who acts or acted at the corporation’s request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if such director or officer, a former director or officer or another individual who acts or acted at the corporation’s request as a director or officer of another entity acted and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe the conduct was unlawful. Our amended and restated bylaws provide for such indemnification.

Under the BVI Act, and subject to subsection (2) of Section 132 of the BVI Act (which makes it a condition that the relevant person must inter alia have acted honestly and in good faith) a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceeding any person who:

•

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

• is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Subsection (1) of Section 132 of the BVI Act only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person has no reasonable cause to believe that his conduct was unlawful. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful. If a person referred to in subsection (1) of Section 132 of the BVI Act has been successful in defense of any proceedings referred to in the said subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

Director Liability

Under the NRS, a director is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director unless it is proven that:

The BVI Act does not permit the limitation of a director’s liability for breach of fiduciary obligations to the company of which he is a director, whether through the articles of association or otherwise.

	•	the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director; and
	•	the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Stockholders’ Suits

Under the NRS, a current stockholder may petition the District Court in Nevada to be appointed custodian over a Nevada corporation which has been abandoned or for which an irresolvable deadlock has entangled the Board of Directors. If appointed, such stockholder may commence litigation on behalf of the corporation.

Under Section 184(C) of the BVI Act a shareholder of a company may apply to the BVI court for leave to bring proceedings in the name and on behalf of the company or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. The court in determining whether to grant leave to the member shall consider whether the member is acting in good faith, whether the proceedings are likely to succeed, whether the derivative action is in the interest of the company, the cost of the proceedings in relation to the relief to be obtained and whether an alternative remedy to the derivative claim is available.
The court must be satisfied that the company does not intend to bring, diligently continue or defend, or discontinue proceedings or it is in the interest of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.
The BVI Act provides that the court may make any order it considers appropriate including: (i) an order authorizing the shareholder or any other person to control the proceedings; (ii) an order giving directions for the conduct of the proceedings; (iii) an order that the company or its directors provide information or assistance in relation to the proceedings; and (iv) an order directing that any amount ordered to be paid by a defendant in the proceedings must be paid, in whole or in part, directly to former and present shareholders of the company instead of to the company.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Oppression

The NRS provides limited rights for minority stockholders. In particular, the NRS permits corporations to adopt articles prohibiting the issuance of a fractional share of stock. In such cases, any action to reverse split the shares of stock may trigger a mandatory redemption of shares from minority stockholders.

Part XA of the BVI Act sets out member’s remedies. Section 184B (1) of the BVI Act provides that if a company or a director of a company engages in, or proposes to engage in, conduct that contravenes the BVI Act or the memorandum and articles of the company, the High Court of BVI may, on the application of a shareholder or a director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the memorandum and articles. If the High Court of BVI makes an order under Section 184B (1) of the BVI Act, it may also grant such consequential relief as it thinks fit. A shareholder may also bring a derivative action in accordance with section 184C of the BVI Act (see “Stockholder Suits” above).

A shareholder of a company may also bring an action against the company for breach of a duty owed by the company to him as a shareholder. Where a shareholder of a company brings proceedings against the company and other shareholders have the same or substantially the same interest in relation to the proceedings, the High Court of BVI may appoint that shareholder to represent all or some of the shareholders having the same interest and may, for that purpose, make such orders as it thinks fit, including:

		•	an order as to the control and conduct of the proceedings;
		•	as to the costs of the proceedings; and
		•	directing the distribution of any amount ordered to be paid by a defendant in the proceedings among the shareholders represented.

Rights of Holders	Rights of Holders
of a Nevada corporation	of a BVI company

A shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the High Court of BVI for an order.
A shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the High Court of BVI for an order.
If the High Court of BVI considers that it is just and equitable to do so, it may make such an order as it thinks fit, including, one or more of the following orders:

	•	in the case of a shareholder, requiring the company or any other person to acquire the shareholder’s shares;
	•	requiring the company or any other person to pay compensation to the shareholder;
	•	regulating the future conduct of the company’s affairs;
	•	amending the memorandum and articles of the company;
	•	appointing a liquidator of the company;
	•	directing the rectification of the records of the company; or
	•	setting aside any decision made or action taken by the company or its directors in breach of the BVI Act or the memorandum and articles of the company.

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

Also, shareholders may exercise common law rights to rectify actions which, among other things, are inconsistent with the Memorandum and Articles, the BVI Act or general law, and which are oppressive or have been exercised in bad faith. Also, a shareholder who has not approved a transaction in which the directors have a conflict of interest and which is proven to be unfairly prejudicial to one or more shareholders is capable of impugning such a transaction. Shareholders may also, in appropriate circumstances, petition for a just and equitable winding-up of a company. The High Court of BVI’s jurisdiction is an equitable one and, even if a petitioner has standing, his petition may nevertheless not be allowed to proceed.

Reorganizations, Mergers, Extraordinary Transactions

The NRS provides that certain extraordinary corporate actions, such as certain mergers, any continuation, and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and  arrangements, are to be approved by the stockholders owning a majority of the  voting stock.

Under the BVI Act, the approval of the shareholders of a BVI company is required for:
		•	subject to the company’s memorandum and articles, a disposition of more than 50% in value of the company’s assets other than in the regular course of its business;
		•	mergers;
		•	subject to the company’s memorandum and articles, a winding-up of the company; and
		•	the rescission of articles of dissolution in the voluntary winding-up of a company.

See “Continuation – Comparison of Stockholder Rights under the NRS and the BVI Act – Special Meeting of Shareholders” above for a summary of the relevant provisions under our Memorandum and Articles. Such matters as take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which our company is a party are subject to regulation by Canadian provincial securities legislation and administrative policies and rules of Canadian securities administrators and U.S. securities laws.]. Such legislation and administrative policies and rules will continue to apply to our company after the Continuation. Such legislation and administrative policies and rules may impose shareholder approval requirements in addition to the foregoing.

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

Dissenters’ Rights

The NRS provides that the stockholders of a Nevada corporation entitled to vote on certain matters are entitled to exercise dissenters’ rights and to be paid the fair value of their shares of common stock in connection therewith

Under the BVI Act, a shareholder of a company may dissent from certain transactions and receive payment upon redemption of his shares. Shareholders may dissent from the following actions:
•

a merger, if the company is a constituent company (being an existing company that is participating in a merger or consolidation with one or more other existing companies) unless  the company is the surviving company and the shareholder continues to hold the same or similar shares;

Stockholders may dissent from the following actions:
	•	a merger;
	•	a conversion; and
	•	an exchange.	• consolidation, if the company is a constituent company;
•

the sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in its usual or regular course of business (other than a disposition pursuant to an order of a court having jurisdiction in the matter, a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, and certain transfers of assets of the company in trust for the benefit of the company, its shareholders or creditors or any other person having a direct or indirect interest in the company);

Rights of Holders	Rights of Holders
of a Nevada corporation	of a BVI company

	•	an arrangement, if permitted by the High Court of BVI; and
	•	a compulsory redemption of shares by a company (as described below under the subheading “Compulsory Acquisition”).

Our Memorandum and Articles will also provide for dissent rights in certain additional circumstances. Section 179 of the BVI Act sets forth a procedure for exercising the right to dissent and for determination of a fair value for the dissenter’s shares.

Generally, under the BVI Act, where a shareholder has given notice of his election to dissent, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. If within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting shareholder agree upon the price to be paid for the shares, the company shall pay to the shareholder the amount in money upon the surrender of the certificates representing his shares. If the company and dissenting shareholder fail, within the aforementioned period of thirty 30 days to agree on the price to be paid for the shares owned by the shareholder, within 20 days immediately following the date on which the period of 30 days expires, the following applies:

	•	the company and the dissenting shareholder shall each designate an appraiser;
	•	the two designated appraisers together shall designate a third appraiser;

	Rights of Holders	Rights of Holders
	of a Nevada corporation	of a BVI company

•

the three appraisers shall fix the value of the shares owned by the dissenting shareholder as of the close of business on the day before the date on which the vote of the shareholders authorizing the action was taken or the date on which written consent of shareholders without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly by the action or its proposal, and that value is binding on the company and the dissenting shareholder for all purposes; and

• the company shall pay to the shareholder the amount in money upon the surrender by him of the certificates representing his shares.

Compulsory Acquisition

Under the NRS, corporations may elect to opt out of the anti-takeover provisions set forth in Section 78.378 – 78.3793. If an election to opt out has not been made, then the NRS imposes certain obligations upon persons acquiring control in a Nevada corporation, which limit their rights to vote. We have not elected to opt out of these provisions. Accordingly, if any person acquires a controlling interest in our company, that person will not be able to exercise voting rights, except as approved by stockholders owning a majority of the remaining shares of our company. This makes our company a less desirable target for a hostile take- over.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders holding 90% of the votes of the outstanding shares of each class of shares entitled to vote may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each shareholder whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A shareholder whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described above under the subheading “Dissenters’ Rights”.

	Rights of Holders		Rights of Holders
	of a Nevada corporation		of a BVI company

Transferability of Shares

Under the NRS, unless the articles of a corporation or a unanimous stockholders agreement contain a restriction on the transfer of shares, under the NRS, shares are presumed to be freely transferable. Our amended and restated articles of incorporation do not contain any restriction on the transfer of shares, and there is no stockholders agreement in place

Subject to any limitations or provisions to the contrary in its memorandum and articles, registered shares of a company incorporated under the BVI Act may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our Memorandum and Articles will not contain restrictions on the transfer of shares.

Return of Capital on Winding-Up, Liquidation or Dissolution of the Company

Under the NRS, and subject to the preferential rights of holders of any preferred shares which may be then outstanding, the holders of common shares have the right to receive the remaining property of a corporation on dissolution after paying or adequately providing for the payment of the corporation’s liabilities and obligations.

Under the BVI Act, shareholders are entitled to the surplus assets of a company on liquidation, subject to the rights attached to the shares held by those shareholders as set out in the memorandum and articles.

Borrowing Powers

Under the NRS, unless the articles, bylaws or a unanimous stockholders agreement relating to a corporation otherwise provide, the directors of a corporation may, without authorization of the stockholders:

Under the BVI Act, directors have similar powers, unless provided otherwise in the memorandum and articles. Our company’s Memorandum and Articles will not restrict such powers and our company will not be subject to a unanimous shareholders agreement following the Continuation.

	•	borrow money on the credit of the corporation;
	•	issue, reissue, sell or pledge debt obligations of the corporation;
	•	give a guarantee on behalf of the corporation to secure performance of an obligation of any person; and
	•	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired, to secure any obligation of the corporation.

Our amended and restated articles of incorporation and our amended and restated bylaws do not restrict these powers of our Board of Directors, nor is our company subject to a unanimous stockholders agreement.

ACCOUNTING TREATMENT

For United States accounting purposes, the Continuation of our company from a Nevada corporation to a BVI company represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Xtra-Gold BVI based on existing carrying values at the date of the exchange. The historical comparative figures of Xtra-Gold will be those of Xtra-Gold Nevada.

We currently prepare our financial statements in accordance with the U.S. GAAP. After our Continuation to the BVI, as a BVI domestic issuer, we plan to continue to prepare our annual and interim financial statements in accordance with U.S. GAAP. For the purpose of our annual disclosure obligations in the United States, we will annually file in the United States financial statements prepared in accordance with U.S. GAAP. In addition, as a foreign private issuer, we will not have to file quarterly reports with the SEC.

APPLICATION OF SECURITIES LAWS

We currently prepare our financial statements in accordance with U.S. GAAP. We file our audited annual financial statements with the SEC on Annual Reports on Form 10-K and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-Q. We also file Current Reports on Form 8-K to report material information in accordance with SEC rules. Inasmuch as we are not registered under Section 12(g) of the Exchange Act, we are not subject to the SEC’s proxy rules and our officers, directors and principal stockholders are not required to file ownership reports under Section 16(a) of the Exchange Act, and those persons are not subject to the short-swing profit rules of Section 16(b) of the Exchange Act.

Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act. As a reporting foreign private issuer, we anticipate that we will file a Form 20-F Annual Report each year with the SEC. We anticipate that the Form 20-F Annual Report will include financial statements prepared in accordance with U.S. GAAP. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to furnish to the SEC under cover of Form 6-K, our interim financial statements and MD&A that we prepare as a reporting issuer under Canadian securities legislation. Our interim financial statements will be prepared in accordance with U.S. GAAP similar to our current Quarterly Reports on Form 10-Q which include interim financial statements prepared in accordance with U.S. GAAP. If we adopt International Financial Reporting Standards accounting rules adopted by the SEC, we will not be required to provide a reconciliation to U.S. GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(a) of the Exchange Act or the “short swing” profit rules of Section 16(b) of the Exchange Act; and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the Continuation and election of foreign private issuer status.

Additionally, our securities are listed on the TSX and we are a reporting issuer in the provinces of British Columbia, Alberta and Ontario, Canada. Whether or not we continue to the BVI, we will remain subject to Canadian disclosure requirements including publishing news releases, filing information about major changes for us, filing annual and quarterly financial statements, and filing reports in connection with changes in outstanding and reserved securities. Additionally, insider reports are required to be filed via SEDI in connection with transactions regarding trading in our shares or acquisitions and dispositions of other issued or granted company securities by our officers, directors and significant stockholders holding more than 10% of the voting rights attached to our company’s outstanding voting securities.

THE SPECIAL MEETING

Time, Date, and Place

The special meeting will be held at the Ontario Bar Association, 20 Toronto Street, 2nd Floor, Conference Rooms C and D, Toronto, Ontario, M5C 2B8, Canada on the [ • ] day of [ • ], 2012, at [ • ], local time.

Matters to be Considered

The purpose of the special meeting is to:

  vote on a proposal to approve the Continuation; and

  approve any motion to adjourn or postpone the special meeting to another time or place, if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the foregoing proposal.

Our stockholders will also consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournment or postponement thereof.

Who Can Vote at the Special Meeting

You are entitled to vote your shares of our common stock only if our records show that you held your shares as of the close of business on [ • ], 2012, the record date. As of the close of business on August 14, 2012, a total of 44,648,417 shares of our common stock were outstanding. Each share of our common stock has one vote.

Solicitation of Proxies

This proxy statement/prospectus is being furnished in accordance with the solicitation by our management of proxies to be used at the special meeting and any adjournments thereof, for the purposes set forth above. Proxies will be primarily solicited by mail and may also be personally solicited or by telephone by our directors and/or officers, at nominal cost. The cost of solicitation will be borne by us.

We may also pay the reasonable costs incurred by persons who are the registered but not the beneficial owners of shares of our common stock (such as brokers, dealers, other registrants under applicable securities laws, nominees and/or custodians) in sending or delivering copies of this proxy statement/prospectus, the notice of meeting and form of proxy to the beneficial owners of such shares of our common stock. We will provide, without cost to such persons, upon request to our Secretary and Treasurer, additional copies of the foregoing documents required for this purpose.

No person is authorized to provide any information or to make any representation other than those contained in this proxy statement/prospectus and, if given or made, such information or representation shall not be relied upon as having been authorized.

Appointment, Voting and Revocation of Proxies

Appointment

The individuals named in the accompanying proxy form are our directors and/or officers. A stockholder wishing to appoint some other person (who need not be a stockholder) to represent the stockholder at the special meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person’s name in the blank space provided in the proxy or by completing another form of proxy. Such stockholder should first notify such person of his appointment and obtain his consent to act as a proxyholder. In any case, the proxy should be dated and executed by the stockholder or his attorney authorized in writing or, if the stockholder is a company, by an officer or attorney thereof duly authorized.

To be valid, the proxy must be received by our registrar and transfer agent, Olympia Transfer Services Inc. at its office at Suite 920, 120 Adelaide Street West, Toronto, Ontario, M5H 1T1, no later than 48 hours before the special meeting or adjournment thereof or delivered to the Chairman at the meeting or adjournment thereof.

Voting

Each stockholder may instruct his proxy how to vote his shares by marking the proxy as applicable. All shares of our common stock represented at the special meeting by properly executed proxies will be voted for, against or withheld from voting (including the voting on any ballot), and where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares of our common stock represented by the proxy will be voted in accordance with such specification. In the absence of any such specification of voting on the proxy, our management designees named in the proxy, will vote in favour of the matters set out therein.

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxyholders thereunder to vote with respect to any amendments or variations of matters identified in the notice of meeting and with respect to any other matters which may properly come before the special meeting. As of the date hereof, we are not aware of any amendments to, variations of or of other matters which may be presented to the meeting.

Revocation of Proxy

In addition to the revocation in any other manner permitted by law, a stockholder who has given a proxy may revoke it, at any time before it is exercised in accordance with the provisions of Section 78.355 of the NRS. The revocation of a proxy does not affect any matter on which a vote has been taken before such revocation.

Advice to Beneficial Stockholders

Only registered stockholders or duly appointed proxyholders are permitted to vote at the special meeting. The information set forth in this section is of significant importance to many stockholders as a substantial number of our stockholders do not hold their shares of our common stock in their own name. Most of our stockholders are “non-registered” stockholders as their shares of our common stock are not registered in their own names but rather are instead registered in the name of a bank, trust company or brokerage firm from whom they purchased the shares of our common stock (referred to as “beneficial stockholders”). Such stockholders should note that only proxies deposited by stockholders whose names appear on the records maintained by our registrar and transfer agent as the registered holders of shares of our common stock can be recognized and acted upon at the special meeting. If the shares of our common stock are listed in an account statement provided to a stockholder by a broker, then in almost all cases those shares of our common stock will not be registered in the stockholder’s name. Such shares of our common stock are more likely to be registered under the names of the stockholder’s broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. (the registration name for the Depository Trust Company), while in Canada the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc.), each of which acts as nominee for many banks, trust companies and brokerage firms. Shares held by brokers or their agents or nominees can only be voted (for, against or withheld from voting resolutions) upon the instructions of the beneficial stockholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for their clients. Our directors and officers do not know for whose benefit the shares of our common stock registered in the name of Cede & Co. or CDS & Co. are held. Therefore, beneficial stockholders should ensure that instructions respecting the voting of their shares of our common stock are communicated to the appropriate person well in advance of the special meeting.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial stockholders in advance of stockholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial stockholders in order to ensure that their shares are voted at the meeting. The purpose of the form of proxy supplied to a beneficial stockholder by its broker (or the agent of the broker) is limited to instructing the registered stockholder (the broker or agent of the broker) how to vote on behalf of the beneficial stockholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. Broadridge Financial Solutions, Inc. typically prepares a machine-readable voting instruction form, mails the voting instruction form to the beneficial stockholders and requests the beneficial stockholders to return the voting instruction forms to Broadridge Financial Solutions, Inc. or otherwise communicate voting instructions to Broadridge Financial Solutions, Inc. by way of the Internet or telephone. Broadridge Financial Solutions, Inc. then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the meeting. A beneficial stockholder receiving a Broadridge Financial Solutions, Inc. voting instruction form cannot use that form to vote directly at the meeting. The voting instruction form must be returned to Broadridge Financial Solutions, Inc. well in advance of the meeting in order to have the shares of our common stock voted. If you have any questions with respect to the voting of shares of our common stock held through a broker or other intermediary, please contact your broker or other intermediary directly for assistance.

Although a beneficial stockholder may not be recognized directly at the meeting for the purposes of voting shares of our common stock registered in the name of his or her broker (or agent of the broker), a beneficial stockholder may attend at the meeting as proxyholder for the registered stockholder and vote the shares of our common stock in that capacity. If a beneficial stockholder wishes to attend and vote at the meeting in person, the beneficial stockholder must insert his or her own name as appointee in the blank space of the form of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the meeting.

All references to stockholders in this proxy statement/prospectus and the accompanying proxy and notice of meeting are to stockholders of record unless specifically stated otherwise.

Record Date

We have fixed [ • ], 2012 as the record date for the purposes of determining holders of shares of our common stock entitled to receive notice of the special meeting. Registered stockholders, as shown on the stockholders’ list prepared as of the record date will be entitled to vote such shares at the special meeting on the basis of one vote for each share of our common stock held.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if two individuals are present in person, each of whom is a stockholder or a proxyholder entitled to vote at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee lacks discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In order for the Continuation to be approved, the holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting must vote in favor of the Continuation.

The holders of a majority of shares of our common stock, represented and entitled to vote at the special meeting, whether or not a quorum is present, must vote in favor of the proposal to approve any motion to adjourn or postpone the special meeting to another time or place, if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Continuation, for this proposal to be approved and adopted.

A broker non-vote or abstention with respect to the proposal to approve the Continuation will have the same effect as a vote against such proposal since approval of the proposal requires the affirmative vote of a majority of shares of our common stock outstanding and entitled to vote.

At the close of business on the record date for the special meeting, the directors and executive officers of our company and their affiliates owned and were entitled to vote 3,499,105 shares of common stock or 7.84% of shares of our common stock on that date. All of our directors and executive officers that are holders of shares of our common stock, and their respective affiliates, intend to vote for the proposal to approve the Continuation and for the proposal to adjourn or postpone the meeting, if necessary to solicit additional proxies.

We will appoint a scrutineer for the special meeting to tabulate affirmative and negative votes and abstentions.

Householding

If you and others who share your address own shares of our common stock that are held by a broker, bank or other nominee, your broker, bank or other nominee may be sending only one proxy statement/prospectus to your address. This practice, known as “householding,” is designed to reduce printing and postage costs.

Interest of Certain Persons or Companies in Matters to be Acted Upon

None or our directors or executive officers, and no associate or affiliate of any of our directors or executive officers, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in any matter to be acted upon.

Voting Securities and Principal Holders Thereof

Voting Securities

Our authorized capital consists of 250,000,000 shares of common stock. As of the date hereof, there are 44,648,417 shares of our common stock issued and outstanding, with each such share carrying the right to one vote. We have not issued any other class of voting securities.

Principal Holders of Voting Securities

As of the record date, to the best knowledge of our directors and officers, no persons or corporations beneficially own, directly or indirectly, or exercise control or direction over, shares of our common stock carrying more than 10% of the voting rights attached to all outstanding shares of our common stock.

Indebtedness of Directors and Executive Officers

At no time during the financial year ended December 31, 2011, and at any time from January 1, 2012 to the date hereof, were any of our current or former executive officers or directors, any proposed nominee for election as a director, or any of their respective associates indebted to us or any of our subsidiaries, or indebted to another entity where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us or any of our subsidiaries.

Interest of Informed Persons in Material Transactions

None of our directors or executive officers, none of the persons who have been our directors or executive officers since the commencement of the Company’s last completed financial year, no person who beneficially owns, directly or indirectly, shares of our common stock carrying more than 10% of the voting rights attached to all of our outstanding shares of common sotck, or any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction since the commencement of our most recently completed financial year or in any proposed transaction which has or will materially affect us.

Management Contracts

Our management functions are performed by our officers and we have no management agreements or arrangements in place under which such management functions are performed by persons other than our officers.

PROPOSAL 1 — APPROVAL OF THE CONTINUATION

As discussed in this proxy statement/prospectus, we are asking our stockholders to approve the Continuation. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Continuation. Please see the section entitled “The Continuation” beginning on page 18 for additional information and a summary of the material terms of the Continuation. You are urged to read carefully the Plan of Conversion included as Appendix A, before voting on this proposal.

Approval of this proposal is a condition to the completion of the Continuation.

Our Board of Directors recommends unanimously that our stockholders vote “FOR” the proposal to approve the Continuation.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to adopt the foregoing proposal, we intend to propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies in favor of the forgoing proposal. We do not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to adopt the foregoing proposal.

Our Board of Directors recommends unanimously that our stockholders vote “FOR” the proposal to adjourn or postpone the meeting, if necessary to solicit additional proxies.

DESCRIPTION OF BUSINESS

We are engaged in the exploration of gold properties exclusively in Ghana, West Africa in the search for mineral deposits, mineral resources and/or mineral reserves which could be economically and legally extracted or produced. Our exploration activities include the review of existing data, grid establishment, geological mapping, geophysical surveying, trenching and pitting to test the areas of anomalous soil samples and reverse circulation (RC) and/or diamond drilling to test targets followed by infill drilling, if successful, to define a mineral resource and, perhaps ultimately, a mineral reserve.

Our interests in our projects are held by our Ghanaian subsidiary, XG Mining, through mining leases granted by the Government of Ghana and registered to XG Mining for leased areas located within and upon concessions in Ghana. A concession is a grant of a tract of land made by a government or other controlling authority in exchange for an agreement that the land will be used for a specific purpose. The mining lease areas for our projects total approximately 226 square kilometers and are located at the northern extremity of the Kibi Gold Belt which is a greenstone belt, as defined in all the geological publications in Ghana, and is one of the four main greenstone belts located in Ghana.

As at August 16, 2012, we have the following five projects all of which are in the exploration stage.

  Kibi Project. Our Kibi project is located on the Apapam concession and is our only material project. This project consists of an over 5.5 kilometer long mineralized trend delineated from gold-in-soil anomalies, geophysical interpretations, trenching and drilling along the northwest margin of the Apapam concession. Our company’s exploration efforts from January 1 to December 31, 2011, being the fiscal year for which this proxy statement/prospectus is being filed, have been focused on our Kibi project. As at the date of this proxy statement/prospectus, we have drilled more than 48,000 meters at this project. During the fiscal year, we completed a diamond drill program including infill drilling on Zone 2 to define a potential mineral resource (see “Kibi Project – Phase III Drill Program” for the results of this program). Also, see “VTEM Survey” commencing on page 63 and “Technical Reports” commencing on page 64 for other work conducted on our Kibi project during the fiscal year. As at the date of this proxy statement/prospectus, we have commenced a further 30,000 meter diamond drill program and commissioned SEMS Exploration Services Ltd. to prepare an initial National Instrument 43-101 (“NI 43-101”) compliant mineral resource estimate on the Big Bend and East Dyke gold zones located within Zone 2 of this project which will constitute the first ever mineral resource estimate generated on a gold project within the underexplored Kibi Gold Belt.

  Kwabeng Project. Our Kwabeng project is located on the Kwabeng concession. During the fiscal year, we did not conduct any exploration activities on this project, however we negotiated with independent Ghanaian contract miners and operators in connection with their recovery of placer gold at the Kwabeng concession on fixed payment terms to our company (see “Description of Properties – Recovery of Placer Gold”). As of the date of this proxy statement/prospectus, we have not planned for any exploration activities during the next 12 months, however, we may consider doing so at a later date. See “Kwabeng Project – 2009 to 2010 Exploration Programs” commencing on page 107 for exploration activities conducted by our company during the two years preceding the fiscal year.

  Pameng Project. Our Pameng project is located on the Pameng concession. During the fiscal year, we did not conduct any exploration activities on this project, however we negotiated with independent Ghanaian contract miners and operators in connection with their recovery of placer gold at the Pameng concession on fixed payment terms to our company (see “Description of Properties – Recovery of Placer Gold”). There are no exploration activities currently being conducted on our Pameng project, however, a first pass work program including soil geochemistry and scout trenching is currently under consideration for 2012. See “Pameng Project – 2009 to 2010 Exploration Programs” commencing on page 109 for exploration activities conducted by our company during the two years preceding the fiscal year.

  Banso Project. Our Banso project is located on the Banso concession. During the fiscal year, we entered into a letter of intent in January 2011 with Buccaneer Gold Corp. (formerly Verbina Resources Inc.), a mineral resource company listed on the TSX Venture Exchange (the “TSXV”), whereby Buccaneer Gold Corp. has an option to earn up to a 55% interest in our 90% interest of the mineral rights in the Banso mining lease. As at the date of this proxy statement/prospectus, we have not planned for any additional exploration activities during the next 12 months and we may consider doing so at a later date. Buccaneer Gold Corp. commenced exploration activities on this project during the fiscal year as part of the criteria to meet exploration expenditures to earn the 55% interest. As at the date of this proxy statement/prospectus, Buccaneer Gold Corp. commenced an aggregate 5,000 meter core drilling program on this project together with our Muoso project to test several drill targets identified on these concessions. See “Banso Project – 2012 Exploration Plans” commencing on page 110 for further details. See “Banso Project – 2009 to 2011 Exploration Programs” commencing on page 110 for exploration activities conducted by our company during the two years preceding the Fiscal Year.

  Muoso Project. Our Muoso project is located on the Muoso concession. During the fiscal year, we entered into the letter of intent with Buccaneer Gold Corp. whereby Buccaneer Gold Corp. has an option to earn up to a 55% interest in our 90% interest of the mineral rights in the Muoso mining lease. During the fiscal year, we did not conduct any exploration activities on this project. We have not planned for any additional exploration activities during the next 12 months and may consider doing so at a later date. Buccaneer Gold Corp. commenced exploration activities on this project in 2010. As at the date of this proxy statement/prospectus, Buccaneer Gold Corp. commenced the drill program on this project as noted above in the Banso project summary. See “Muoso Project – 2012 Exploration Plans” commencing on page 112 for further details. See “Muoso Project – 2009 to 2011 Exploration Programs” commencing on page 111 for exploration activities conducted by our company during the two years preceding the fiscal year.

  As of the date of this proxy statement/prospectus, we:

  have received gross cash proceeds of CAD$10,925,001 (US$10,753,149) from an initial public offering completed in Canada in November 2010;

  have received net cash proceeds of $3,543,250 derived from the exercise of warrants to acquire common shares (2006 to 2011);

  have received net cash proceeds of $6,843,965 derived from the recovery of gold of the mineralized material at our Kwabeng project (2007 to 2009);

  have received net cash proceeds of $2,613,281 derived from payments made to us by independent Ghanaian contract miners in connection with their recovery of placer gold from the mineralized material at our Pameng and Apapam concessions;

  have achieved losses since inception;

  have minimal operations, and

  rely upon the sale of our securities to fund our operations.

Our strategic plan, with respect to our mineral projects, is to:

  advance the development of our Kibi project by focusing our efforts and dedicating our financial resources on our 2012 diamond drilling program for the potential to drill out a mineral resource and, perhaps ultimately, a mineral reserve of this project;

  define a mineral resource and, perhaps ultimately, a mineral reserve on our other exploration projects and we will also attempt to do this by optioning to other qualified exploration entities;

  enter into negotiations with independent Ghanaian contract miners and operators to assume our recovery of placer gold operations at our Kwabeng project for fixed payments to our company;

  acquire further interests in gold mineralized projects in strategic areas, by way of acquisition or joint venture participation, that fall within the criteria of providing a geological basis for development of drilling initiatives that can enhance stockholder value by demonstrating the potential to define mineral reserves; and

  engage technical personnel under contract where possible as our management believes that at our company’s current level of development, this will provide the best services available in the circumstances, lead to lower overall costs and provide the best flexibility for our business operations.

We anticipate that, during 2012, we will spend an aggregate of approximately $6,000,000 comprised of $5,000,000 for exploration expenses in connection with our 2012 drill program of our Kibi project and approximately $1,000,000 for general and administrative expenses (which excludes approximately $500,000 in non-cash expenses).

Our company has historically relied on equity and debt financings to finance our ongoing operations. Existing working capital, possible debt instruments, anticipated warrant exercises, further private placements and anticipated cash flow are expected to be adequate to fund our company’s operations over the next year. During the future years, after 2012, to implement our plan of operations we will need to raise additional capital through equity or convertible debt securities or from other available sources of financing. This may result in the dilution in the equity ownership of stockholders in our common stock. There can be no assurance that additional financing will be available upon acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of prospective new opportunities or acquisitions, which could significantly and materially restrict our operations, or we may be forced to discontinue our current projects.

At June 30, 2012, we had working capital of approximately $2,459,936, comprised of current assets of $2,984,704 less current liabilities of $524,768. Our current assets were comprised of $1,517,683 in cash and cash equivalents, $1,321,989 in trading securities, $18,080 due from a related party and $126,952 in receivables and other assets.

Corporate History

Xtra-Gold Resources Corp. was originally incorporated under the laws of the State of Nevada on September 1, 1998 under the name Silverwing Systems Corporation. On October 31, 2003, we acquired all of the issued and outstanding shares of Xtra-Gold Resources, Inc., a Florida corporation (“XGRI”) from its stockholders, all of which were unaffiliated third parties, in exchange for 10,070,000 shares of common stock (approximately 80% of our then issued and outstanding shares of our common stock). This transaction resulted in a change of control of our company and the formation of our being a holding company for XGRI, our then only wholly-owned subsidiary. On December 16, 2003, we changed our name to Xtra-Gold Resources Corp.

In December 2004, our company entered into share purchase agreements with the trustees for the then former note and debenture holders of the parent company of XG Mining to acquire 90% of its issued and outstanding capital stock. We exchanged shares of our common stock for the shares of XG Mining that had been pledged as security to these holders. The remaining 10% of the issued and outstanding capital stock of XG Mining is held by the Government of Ghana.

As a condition for our acquisition of XG Mining, two former officers and directors of our company agreed to return for cancellation 47,000,000 shares of our common stock issued to them in connection with our acquisition of XGRI. These shares were cancelled in May 2005.

Employees

As at the date of this proxy statement/prospectus, our company has no salaried employees. Our President and Chief Executive Officer provides our company with his consulting services and devotes approximately 60% of his time to our company. Our Chief Financial Officer provides our company with his consulting services and devotes approximately 20% of his time to our company. Our Vice-President, Exploration provides our company with his consulting services and devotes approximately 90% of his time in consulting services to our company. We further engage the consulting services of our Vice-President, Ghana Operations for our Ghanaian subsidiaries, who devotes a variable percentage of his time to our company on an “as needed” basis. We also engage the consulting services of our Secretary and Treasurer with respect to corporate and administrative services, who devotes a variable percentage of his time to our company on an “as needed” basis.

DESCRIPTION OF PROPERTIES

Except for the land upon which our field camp is located in Kwabeng, Ghana, we do not own any real property. We own the mineral rights on our projects located in the Kibi Gold Belt where all of our exploration activities are currently conducted. Mining leases granted by the Government of Ghana and registered to our Ghananian subsidiary, XG Mining, grant us the right to operate at our Kibi, Kwabeng, Pameng, Banso and Muoso projects and are described elsewhere in this proxy statement/prospectus.

We currently conduct limited administrative activities from our corporate office located at Suite 301, 360 Bay Street, Toronto, Ontario, M5H 2V6, Canada, where we have leased 1,163 square feet for a 66 month term commencing on May 1, 2007 and expiring on October 31, 2012, at approximately $4,404 (CAD$4,392) per month.

As of the date of this proxy statement/prospectus, our technical and administrative activities are conducted at our field camp. We do not pay any rent as we own our field camp.

Map of Properties and Operations

The map below shows the locations of our Kibi, Kwabeng, Pameng, Banso and Muoso projects all of which are described in further detail in this proxy statement/prospectus.

760000
764000
768000
772000
776000
704000
700000
696000
692000
688000
684000
680000
N
MUOSO CONCESSION
ANYINAM
Ankaase
Asamama
Moseaso
Muoso
Akrofufu
Ankaase Gold Trend
Old Kwabeng Mine Prospect
Field Camp
Kwabeng
Boma
KWABENG CONCESSION
Awenase
Awenase
Tumfa Old Mine
Tumfa
BANSO CONCESSION
ATEWA RANGE FOREST RESERVE
Banso
Banso Area 2 Prospect
Pameng
Akropong
KIBI GOLD DISCOVERY
PAMENG CONCESSION
Kibi Old Mine
Adadientem
KIBI
Ahwenase
Akim Apapam
APAPAM CONCESSION
LEGEND
Voltaian clastics sediments
Metavolcanics
Metasediments /volcaniclastics
Metasediments
Sediments (K-rich)
Beltgranitoids (K-rich)
Basin granitoids (K-rich)
Basin granitoids
SOIL SAMPLE RESULTS (Au ppb)
0 - 18
19 - 40
41 - 62
63 - 84
85 - 171000
XTRA-GOLD MINING LEASES
0 1,000 2,000 4,000 6,000 8,000
Meters
Xtra-Gold
XTRA-GOLD MINING CONCESSIONS IN THE KIBI GOLD BELT

Xtra-Gold Mining Concessions Located in the Kibi Gold Belt

Xtra-Gold Mining Leases Located in the Kibi Gold Belt

Description of Properties

All of our mineral exploration projects are currently at an early stage of evaluation. As at the date of this proxy statement/prospectus:

  no mineralized material or mineral resource or mineral reserve estimates have been made at any of our projects;

  except for our 2012 drill program at our Kibi project located on the Kibi Gold Belt and the Buccaneeer drill program being carried out by Buccaneer Gold Corp., there are no exploration activities currently being conducted on our other projects or have any such activities been planned for the next 12 months, however, we may consider doing so at a later date; and

  before the commencement of our fiscal year covered by this proxy statement/prospectus, we had completed preliminary lode gold exploration programs at our Kibi, Banso and Muoso projects which results are noted hereunder.

Title to Properties

We hold 30-year mining leases expiring on July 26, 2019 on our Kwabeng and Pameng concessions, a 7-year mining lease on our Apapam concession expiring on December 17, 2015, a 14-year mining lease on our Banso concession expiring on January 5, 2025 and a 13-year mining lease on our Muoso concession expiring on January 5, 2024.

Recovery of Placer Gold

In 2007 and 2008, we recovered and sold placer gold from our Kwabeng project. We did not recover any placer gold during 2009. In July 2010, we entered into agreements with independent Ghanaian contract miners to recover placer gold and produce the mineralized material from our Kibi and Pameng projects and an agreement with Ravenclaw Mining Limited, a Swiss company, to assist in overseeing the contract miners to limit our involvement in the recovery of placer gold operations and enable our company to focus on lode gold exploration activities.

Our General Manager of XG Mining received compensation from RavenclawMining Limited for assisting it in fulfilling its contract with our company (see “Executive Compensation – Summary Compensation Table” and “Related Party Transactions – Consulting Agreement with Principal Stockholder” for further details).

VTEM Survey

In 2011, an airborne Versatile Time-domain Electromagnetic (“VTEM”), Magnetic and Radiometric survey (the “VTEM survey”) was completed by our company on our projects which are all located in the Kibi Gold Belt and encompassed approximately 4,000 line-kilometers at 200 meter line spacing, with approximately 490 line-kilometers of detail 100 meter line spacing coverage over our core Kibi project mining lease area. The VTEM system is renowned for its superior penetration depth of greater than 400 meters, low base frequency for enhanced penetration in conductive ground cover and high spatial resolution which permits the spotting of drill targets directly off the airborne anomalies. The primary purpose of the VTEM survey was to delineate auriferous graphitic or sulphidic shears but resistivity-depth data may also help further define and/or identify the granitoid bodies hosting the Kibi project mineralization In addition to helping map lithological contacts, including the gold prospective granitoid bodies, the aeromagnetic survey will permit the detection of low-magnetic domains possibly reflecting demagnetization resulting from intense gold-related hydrothermal alteration. The radiometric survey may also help further define and/or identify the gold-hosting granitoid bodies.

The VTEM data was incorporated into the geological compilation following our receipt of the final survey interpretation data from Geotech Airborne Limited (see “Technical Reports - Interpretation Report of VTEM Survey” below for further details). This integrated survey, in combination with previous soil geochemistry and reconnaissance geology surveys will help further delineate known gold occurrences outside Zone 2 of the Kibi project, and evaluate the remainder of the Apapam mining lease area for the hosting of granitoid-hosted and Ashanti style shear zone gold mineralization. Similarly, the VTEM survey will help further define the extent and regional controls of the gold-bearing structures discovered to date by scout trenching on the Ankaase Gold Trend, located on the Muoso concession, and Banso Area No. 3 gold-in-soil anomalies; with the objective of guiding follow-up trenching designed to outline high priority, cost effective drill targets.

Technical Reports

Interpretation Report of VTEM Survey

In August 2011, Geotech Airborne Limited provided our company with a report setting forth its interpretation of approximately 4,027 line kilometers of electromagnetic, magnetic and radiometric data for gold exploration in our Kibi project area.

The airborne geophysical datasets display a complex signals largely dominated by NE-SW to NNE-SSW structures that are interpreted as shear zones and graphitic sediments. Metasediments, metavolcanics and granitoids units have been delineated from their geophysical (magnetic, electromagnetic and radiometric) characteristics. The electromagnetic anomaly picks show elongated patterns of conductors located in NE-SW to NNE-SSW trending areas interpreted as graphitic layers within the interpreted shear zone and graphitic sediments.

The available geological and geophysical data was interpreted in terms of gold potential within the area of interest. The geophysical interpretation used the genetic model for stockworks/silicification gold emplacement and the genetic model of granitoid gold emplacement. A total of 38 targets were delineated and ranked according to a priority level for ground follow-up. Geotech Airborne Limited suggested that these targets should be further investigated in the field using geology and geochemistry before planning a drilling program.

Modified Gold Deportment Study

In October 2011, SGS South Africa (Pty) Ltd. provided our company with a mineralogical report relating to mineralogical test work consisting of a modified gold deportment study to characterize the gold, in two samples, to recommend a process route to maximize gold recoveries. Approximately 10 kilograms of sample G478923 sulphide material (drill core) and 10 kilograms of composite oxide (saprolite) material were utilized for the test work. The composite oxide sample was created by SGS South Africa (Pty) Ltd. from trench samples that were crushed and combined. The mineralogical test work included metallurgical and mineralogical tests and was done in conjunction with gravity test work conducted by the Metallurgical Section of SGS South Africa (Pty) Ltd.. This report outlined the methodology as to how the different tests were conducted, the results of the test work, conclusions and recommendations.

The objective of the modified gold deportment study was to gain an understanding of the nature and mode of occurrence of the gold in each sample. The modified gold deportment study included the following:

  test work to determine the amenability of the ore to gravity recovery;
  gold distribution across size fractions (grading analysis);
  heavy liquid separation to determine the amount of free gold or gold in heavy particles such as sulphides;
  exposure and mineral association analysis of the particulate gold grains in the gravity concentrate;
  chemical composition of the ore and metallurgical test products;
  general mineralogical characterization of the ore;
  identification and quantification of gold minerals including native gold, gold-tellurides, etc. in the gravity concentrates;
  grain size distribution of the gold grains in the gravity concentrate;
  test work to determine the gold recovery by direct cyanidation; and
  diagnostic leach analysis of the gravity tailings to determine the gold deportment in the gravity tails.

SGS South Africa (Pty) Ltd. made the following preliminary gold recovery conclusions in their report:

  The gold in the G478923 gold ore samples (3.49 g/t Au) is highly amenable to cyanidation leaching with ~97% recoverable by means of direct cyanidation. This ore is also amenable to gravity upgrading, with ~67% of the gold recovered at a mass pull of ~3%. In the gravity concentrate (97.5 g/t Au), a total of 143 particulate gold grains were observed in the gravity concentrate of this sample.

  The grading analysis on the G478923 gold ore sample indicated a very high upgrading of gold in the +106µm size fraction (~69%). This indicates that the gold is either large gold grains or locked in large gold-bearing particles. From the liberation and mineral association characteristics determined by QEMSCAN, on the gravity concentrate, the gold was found to be ~63% liberated and ~25% was associated with pyrite. This indicates that the gold is either large, liberated gold grains or locked in large gold-bearing pyrite particles.

  The direct cyanidation and diagnostic leach indicates that the sample is highly amenable to cyanide leaching, with ~97% of the gold recovered from the head sample at a grind of 80%-75µm by direct cyanidation and ~96% for the gravity tailings at a grind of~50%-75µm. This is corroborated by the exposure and the mineral association characteristics as determined by QEMSCAN analysis of the gravity concentrate. Approximately 90% of the particulate gold grains are ≥10% exposed and should be leachable.

  The gold in the composite gold ore sample (7.28 g/t Au) is also highly amenable to cyanidation, with ~97% of the gold recoverable by means of direct cyanidation. The ore is also amenable to gravity upgrading, to some degree, with only ~56% of the gold recovered at a mass pull of ~3%. In the gravity concentrate (134.83 g/t Au) a total of 125 particulate gold grains were observed by QEMSCAN.

  The grading analysis on the composite gold ore sample indicated a very high upgrading of gold in the +106µm size fraction (~74%). This indicates that the gold is either large gold grains or locked in large gold-bearing particles. From the liberation and mineral association characteristics determined by QEMSCAN analysis of the gravity tailings, it was found that the gold grains were moderately liberated (~76%) and that ~10% was occurring in silicates and ~14% in oxides. This indicates that the gold is either large, liberated gold grains or locked in large gold-bearing silicate/oxide particles.

  The direct cyanidation and diagnostic leach tests indicated that the sample is highly amenable to cyanide leaching, with ~98% of the gold recovered from the head sample at a grind of 80%-75µm and ~99% of the gold in the gravity tailings at a grind of 50%-75µm. This is corroborated by the exposure and mineral association characteristics of particulate gold in the gravity concentrate, as determined by QEMSCAN analysis. Approximately ~96% of the gold grains are ≥10% exposed and should be leachable.

  The most simplistic processing option would be to mill the ore to ~80%-75µm followed by carbon-in-leach cyanidation. Another option, which may result in somewhat lower operational cost is to mill the ore relatively coarsely (say 80%-106µm) followed by gravity concentration and intensive cyanidation of the gravity concentrate. The gravity tailings could then be milled finer to ~80%-75 µm, followed by carbon-in- leach cyanidation. Taking out the coarse gold and some of the sulphides by gravity, will allow shorter retention times in the leach tanks and possibly even lower cyanide consumption.

Report on Structural Geological Investigations of Zone 2, Kibi Project

In November 2011, SRK Consulting (Canada) Inc. provided our company with a report of their structural geological investigations of Zone 2 (Big Bend zone, South zone and other zones including the Mushroom zone) on our Kibi project.

Objectives and Overview

  to review geological mapping to date and to provide on ground structural geological guidance; and

  to conduct structural geological investigations of key exposures and drill core at Zone 2 with a focus on understanding:

  the 3D geometry of diorite dykes;

  structural controls on the distribution of gold mineralization (including ore plunge); and

  kinematics of shear/fault zones and their influence on the distribution of gold mineralization.

SRK Consulting (Canada) Inc. Conclusions

  The distribution of gold mineralization in the Big Bend zone is controlled by two NNE-trending shear zones that bound the auriferous zone in a quartz diorite.

  Auriferous quartz veins in the Big Bend zone comprise:

  shear and extensional veins related to the development of NNE-trending shear zones; and

  stockwork veins in a particular portion of the quartz diorite.

  Vein geometry, rare kinematic indicators and steeply plunging mineral lineation imply that deformation associated with gold mineralization in the Big Bend zone resulted from a protracted episode of reverse SE over NW movement.

  The controls on gold mineralization at the South zone and other zones are not well understood and require further oriented core drilling followed by structural geology investigations.

SRK Consulting (Canada) Inc. Recommendations

Big Bend Zone

  complete infill drilling at the Big Bend zone to confirm gold grade continuity in preparation for resource estimation;
  conduct detailed petrography studies to identify compositional variations in the quartz diorite and verify their potential control on the distribution of gold mineralization;
  include structural contours of auriferous diorite contacts on geological maps to investigate the relationship between the geometry of the auriferous portion of the diorite body and the distribution of gold mineralization; and
  define the continuation of (auriferous) shear zones to the north and south of the Big Bend diorite.

South Zone and Other Zones (including the Mashroom Zone)

  undertake further oriented core drilling to verify the extent and potential presence of shear zones at the South zone (drill orientations to SW and SE); and
  determine the shear zone kinematics and controls on gold distribution.

Regional Structural Geology Interpretation of the Aeromagnetic Data from the VTEM Survey

In December 2011, SRK Consulting (Canada) Inc. provided our company with a report of their structural geological interpretation of aeromagnetic data covering our Kibi Gold Belt mining concessions to assist in understanding the structural setting of gold mineralization in the area and to provide a practical structural framework for future exploration targeting. The defined area of interest is ~705 square kilometers in area and is located at the northern extremity of the Kibi Gold Belt. The area of interest was based on the extent of the VTEM Survey conducted by Geotech Airborne Limited. The SRK Consulting (Canada) Inc. report documents the methodology, results, conclusion and recommendations from the structural geological interpretation.

The scope of work included a desktop structural interpretation of the airborne geophysical data we acquired over the area of interest. Based on the available airborne geophysical data, SRK Consulting (Canada) Inc. constructed form lines outlining the internal geometry of stratigraphy within our area of interest. In general, form lines within our area of interest display a strong southwest-northeast trend, parallel to the tectonic grain in the known greenstone belts of Ghana. Variations from this trend occur in a north-west-southeast-trending belt along the lower portion of our area of interest.

SRK Consulting (Canada) Inc. Conclusions

  A fault network was interpreted and subdivided in terms of age. The fault network comprises dominant southwest- northeast-trending faults, subparallel to the dominant trend observed in the form lines that include early reactivated DE extensional faults. These faults are interpreted to have developed (or reactivated) during the Eburnean Orogeny (D2 -D5 ) and are believed to be closely linked to gold mineralization.

  Two types of intrusions (belt and basin type granitoids) were identified in our area of interest, both of which were emplaced before the culmination of the Eburnean Orogeny (D5 ) and therefore are overprinted by D5 deformation.

  A late (D6 ) fault set is represented by east-west-rending faults that are linked by minor northwest-southeast- trending faults. These are characterized by narrow, linear breaks in the magnetic data often with little to no visible offset in the magnetic stratigraphy. These late faults are interpreted to have resulted from northeast- southwest compression that may have occurred at the final stages of the Eburnean Orogeny or post-dated the Eburnean Orogeny.

  Several areas of structural complexity were identified within our area of interest, including left and right- hand steps along the major fault corridors, intersections between D2 -D5 faults and intersections between D2 -D5 and D5 faults, particularly in the vicinity of intrusions.

SRK Consulting (Canada) Inc. Recommendations

  Regional ground-truthing of the regional structural interpretation should be conducted. This should aim to not only identify whether a given fault is present, but also characterize each fault in terms of:

  fault products (including the brittle/brittle-ductile/ductile nature of the fault);

  orientation of associated foliations and lineations if present;

  kinematics; and

  alteration or gold mineralization present.

  A confidence rating should be compiled for each interpreted fault identified as part of this interpretation. This may include using existing geological mapping, satellite imagery, other geophysical datasets, or ground-truthing to produce a confidence rating based on the number of datasets, a given fault is identified in, or based on the resolution of datasets a given interpreted fault is based on.

  Regional ground-truthing of the regional lithological interpretation should be conducted. This should focus on the location of the boundary between the basin and belt assemblages, as well as better defining the internal variation within both these assemblages, including their known relationships with gold mineralization.

  Conduct a regional geochemical survey to verify the validity of identified target areas and conduct close- spaced soil geochemical sampling to guide exploration drilling in areas of positive results.

Note:

  1 ppm = 1 gram per tonne (g/t) = 1,000 part per billion (ppb)

  All gold results for our exploration programs are reported in parts per million gold (Au).

Our Prior Exploration Activities

Please refer to our annual reports on Form 10-K previously filed with the SEC for any exploration activities conducted by us before the three years required by this proxy statement/prospectus.

Kibi Project

Overview

Our Kibi project is also referred to in this proxy statement/prospectus as the Apapam concession and is comprised of 33.65 square kilometers of an over 5.5 kilometer long, NE-trending, anomalous gold-in-soil trend characterized by four extensive, higher grade zones ranging from approximately 800 meters by 75 to 300 meters to 1,000 meters by 100 to 500 meters in area.

Our Kibi project land position also encompasses the following two land staking applications:

  the Akim Apapam concession is a reconnaissance license contiguous to the southwest extremity of our Kibi project covering an area of 7.0 square kilometers (700 hectares); and

  the Apapam concession extension is a ground extension along the northwest boundary of our Kibi project covering an area of 1.42 square kilometers (142 hectares).

The Akim Apapam concession was made to provide a buffer area. The Akim Apapam concession was covered by a first pass (200 meters x 25 meters) soil geochemistry survey in 2011; with the results still being compiled as at the date of this proxy statement/prospectus. There is no current knowledge of past exploration activity or lode gold occurrences on this ground. The Apapam concession extension was made to cover certain trench and drill gold intercepts. The applications for the Akim Apapam concession and the Apapam concession extension were submitted by our company to the Minerals Commission of Ghana on January 15, 2008 and, as at the date of this proxy statement/prospectus, approval of these applications is still pending and there is no assurance that either of them will be granted.

The Apapam concession contains two small scale mining licenses, comprising approximately 0.1012 square kilometers (10.12 hectares) located within the northwest portion of the concession which were granted to third parties before our company’s application for the Apapam concession. None of the in situ, lode gold mineralization occurrences, described in an independent NI 43-101 technical report prepared by SEMS Exploration Services Ltd. in 2010, are located within and/or proximal to these third party small scale mining licenses, and there is no current knowledge of any lode gold occurrences being present on these parcels. No information is available on past and/or current alluvial gold mining activity on these small scale mining licenses (see “NI 43-101 Reports” hereunder).

Location and Access

Our Kibi project lies within the Kibi-Winneba area in the Eastern Region of Ghana and is located on the eastern flank of the Atewa Range along the headwaters of the Birim River in the immediate vicinity of the district capital of Kibi, approximately 75 kilometers NNW of the nation’s capital city of Accra. Access to our Kibi project is by driving northwest from Accra on the paved Accra-Kumasi Trunk Road, the main national highway, for approximately 90 kilometers until the town of Kibi, marked by a road sign, is reached. One would make a left hand turn at the Kibi sign and drive southwest for approximately 5 kilometers to arrive at our Apapam concession. A tarred road emanating from the Accra-Kumasi Trunk Road, approximately 15 kilometers northeast of Kibi, dissects the north-central and south-eastern portions of our concession, while the tarred road servicing the town of Apapam provides access to the concession’s south-western extremity. Our Kibi project is located approximately 20 kilometers south-southeast from our field camp.

The Kibi-Winneba area is characterized by a narrow sequence of Birimian metavolcanics underlying most of the Atewa Range, which is covered by an extensive laterite/bauxite capping, and surrounded by a thick package of Birimian metasediments dominating the flanks and the lower lying areas. Our Kibi project covers the Birimian volcanic-sediment contact which we believe represents a highly favorable environment for the hosting of lode gold deposits throughout Ghana.

Historic Work

Before the exploration work conducted by our company, very little systematic exploration work for bedrock gold deposits has been conducted in the Kibi area since the 1930s.

Prior Exploration by Xtra-Gold

Phase I Drill Program

Our Phase I drill program carried out on our Kibi project from 2008 to 2009 encompassed 18 diamond drill holes (NQ2 core), ranging from 60 meters to 320.5 meters in length, and totaling 3,001 linear meters. This reconnaissance drilling was designed to test the depth continuity of gold mineralization discovered in trenches excavated on Zone 2 and Zone 1 of our Kibi project. Our Phase I drill program was implemented from August 30 to October 28, 2008 by Burwash Drilling of Cobble Hill, British Columbia, Canada.

This initial reconnaissance drilling program yielded very encouraging results and demonstrated that the granitoid-hosted gold mineralization occurrences intersected along the Kibi gold-in-soil trend offers potential for shallow oxide mineralization amenable to bulk mining and heap leaching, as well as large primary gold systems at depth.

The first 15 holes of our Phase II drill program targeted gold mineralization discovered in four trenches, TKB005, TKB004, TKB006, and TKB009-010, spread out over an approximately 975 meter E-W distance on the Zone 2 gold-in-soil anomaly. Thirteen out of the 15 holes on Zone 2 yielded significant gold intercepts, including 10 holes intersecting significant granitoid-hosted gold mineralization over 7 meters to 45 meters core lengths. Significant gold intercepts are presented in Table 1.

Mineralized material consists of altered quartz diorite and tonalite exhibiting quartz-iron carbonate veining, and disseminated sulphides. Mineralization discovered by trenching and/or drilling on Zone 2 and Zone 3 appears to be hosted by swarms of granitoid bodies, ranging from 5.5 meters to 79 meters in core length, interpreted to be emplaced along splay structures off an inferred NE-trending regional structure.

Limited drilling to date traced the granitoid-hosted gold mineralization over a 200 meters strike length and to a vertical depth of 100 meters at the trench TKB004 zone, including gold intercepts of: 2.11 parts per million gold over 25.4 meters; 0.87 parts per million gold over 15 meters and 1.28 parts per million gold over 33 meters; 2.24 parts per million gold over 16 meters; and 2.78 parts per million gold over 15 meters in holes KBD08012, KBD08013, KBD08014, and KBD08015. Similarly, mineralization at the trench TKB005 zone was traced over an approximately 135 meters strike length and to a vertical depth of 76 meters in holes KBD08003 and KBD08004 and KBD08010 and KBD08011, including significant intercepts of 8.49 parts per million gold over 12 meters and 4.83 parts per million gold over 7 meters in holes KBD08004 and KBD08010.

Limited Zone 1 scout drilling (3 holes) intersected a typical “Ashanti” style shear zone setting developed proximal to a metavolcanic-metasediment contact with a spatially associated granitoid body. Hole KBD08017 yielded intermittent, exploration significant, anomalous gold values over a 60 meter core length, including encouraging intercepts of 1.43 parts per million gold over 13.5 meters, 1.04 parts per million gold over 6 meters, and 1.02 parts per million gold over 8 meters. In addition, trench TKB012 excavated on a gold-in-soil anomaly, located approximately 100 meters west of hole KBDD08017, returned a channel sample intercept of 2.51 parts per million gold over a 4 meter trench length.

Recommended work to further advance our project includes:

  additional mechanical trenching to further define the geological / structural nature and extent of the granitoid-host gold mineralization in Zone 2 and 3; and

  a 5,000 meter combined reverse circulation (RC) / diamond drilling program. The estimated cost of the follow-up exploration program is approximately $800,000.

Phase II Drill Program

Our Phase II drill program on our Kibi project encompassed 50 reverse circulation (RC) holes, ranging from 40 meters to 150 meters in length, and totaling 4,715 linear meters including 27 holes for 2,478 meters on Zone 2 and 23 holes totaling 2,237 meters on Zone 3. Fifteen initial reverse circulation (RC) holes targeted the trench TKB005 and trench TKB004 gold zones located at the southeast extremity of Zone 2 of the Kibi Gold Trend; an over 5.5 kilometer long, northeast trending, anomalous gold-in-soil trend characterized by four extensive higher grade zones ranging from approximately 800 meters by 75 to 300 meters and 1,000 meters by 100 to 500 meters in area. Our Phase II drill program was designed to:

  test the dip and strike extensions of the four gold target zones identified in Zone 2 during the Phase I drill program;

  assess the depth continuity of gold mineralization discovered in trenches excavated in Zone 3, an approximately 1,000 meters by 100 to 500 meters gold-in-soil anomaly located approximately 700 meterssouthwest of the Zone 2 drilling conducted under the Phase I drill program in 2008; and

  test induced polarization (IP) / Resistivity anomalies spatially associated with the Kibi gold-in-soil trend.

Our Phase II drill program was designed to build upon the 2008 Phase I diamond drill results and to continue to demonstrate that the widespread, classical granitoid-hosted gold mineralization developed along our Kibi project offers potential for shallow oxide mineralization amenable to bulk mining and heap leaching, as well as large primary gold systems at depth. Our Phase II drill program was implemented from July 14, 2009 to September 26, 2009 by BLY Ghana Ltd., a subsidiary of Boart Longyear.

Drilling Results from Trenches TKB005 and TKB004 Zones (15 Holes) – Zone 2 – Kibi Project

Eleven out of the initial 15 of the 27 reverse circulation (RC) holes on Zone 2 yielded significant gold intercepts, with all mineralized intercepts consisting of granitoid-hosted gold mineralization spanning from one meter to 78 meters in core length. Mineralization identified by trenching and drilling on Zone 2 appears to be hosted by a series of sill-like granitoid bodies hosted within a folded metasediment-metavolcanic rock sequence. Mineralized material consists of altered quartz diorite and tonalite exhibiting quartz-iron carbonate veining and disseminated sulphides. Significant gold intercepts for the trench TKB005 and TKB004 zones are set forth in Table 1.

As at September 28, 2009, gold mineralization at the trench TKB005 zone has been traced over an approximately 220 meter strike length and to a vertical depth of approximately 75 meters. Highlights from the present drilling includes intercepts of 6.29 g/t over 23 meters, including 8.55 g/t over 10 meters, in hole KBRC09047 and 2.97 g/t over 18 meters, including 6.32 g/t over 8 meters in hole KBRC09042. These two holes tested the central portion of the zone in a scissor pattern designed to better characterize the lithological and structural controls of the gold mineralization intersected in diamond drill holes KBD08003 and KBD08004 from our Phase I drill program. Field and trench mapping indicates that the trench TKB005 zone mineralization is hosted by a moderate, easterly dipping granitoid body exhibiting an extensive, shallow to moderate, westerly dipping, sheeted quartz vein system. Hole KBD09042 (270° AZ / -50° dip) intersected the host granitoid sill at approximately right angles from a collar position on the eastern (hanging wall) flank of the granitoid body. While hole KBRC09047 (090° Az / -55° dip) was drilled down the dip of the host granitoid sill to transect the westerly dipping, sheeted quartz veining at approximately right angles, with the hole remaining within the confines of the host granitoid body to a down hole depth of 23 meters.

Drilling Results from Trenches TKB006 and TKB010 Zones (12 Holes) – Zone 2 – Kibi Project

Seven out of the 12 remaining drill holes on Zone 2 were designed to better define gold mineralization at trench TKB006 and trench TKB010 zones identified during the initial scout Phase I drill program at the northwest extremity of Zone 2 of our Kibi project; one hole targeted a new gold zone exposed in recent trenching (trenches TKB014E and TKB014F); two holes probed previously untested gold-in-soil anomalies and two holes tested an induced polarization (IP) / resistivity anomaly spatially associated with a gold-in-soil anomaly. In addition, a total of 960 linear meters of mechanized trenching (38 trenches) was also conducted on Zone 2 in conjunction with this drill program to better define the surface trace of the host granitoid bodies, to test strike extension of known mineralization and to test gold-in-soil anomalies and geophysical targets.

Five out of the above-noted seven holes targeting the trench TKB006, TKB010 and TKB014E-TKB014F zones yielded significant gold intercepts, with all mineralized intercepts consisting of granitoid-hosted gold mineralization spanning from one meter to 76 meters in core length. As at October 28, 2009, mineralization identified by trenching and drilling, spread out over an approximately 975 meters east-west distance on the Zone 2 gold-in-soil trend, appears to be hosted by a series of sill-like granitoid bodies hosted within a folded metasediment-metavolcanic rock sequence.

Mineralized material consists of altered quartz diorite and tonalite exhibiting quartz-iron carbonate veining and disseminated sulphides.

Drilling highlights include granitoid-hosted gold mineralization intercepts from surface of 39.0 meters grading 9.23 g/t gold uncut (3.54 g/t gold cut) including 10.0 meters grading 33.15 g/t gold uncut (10.95 g/t gold cut) in drill hole KBRC09060 and 76.0 meters grading 1.62 g/t gold, including 20.0 meters grading 3.36 g/t gold (and including 5.25 g/t gold over 9.0 meters) in hole KBRC09068. Significant gold intercepts for holes KBRC09057 to KBRC09068 are set forth in Table 1.

Holes KBRC09057, KBRC09059 to KBRC09061 and KBRC09065 further tested the trench TKB006 gold zone situated in the north-central portion of the approximately 1,000 meter long Zone 2 gold-in-soil anomaly. Additional mechanized trenching and geological mapping during this drilling campaign appears to indicate that the trench TKB006 Zone is characterized by two, NNW-trending, approximately eight meters and 40 meters wide, sill-like granitoid bodies lying approximately 25 meters apart within a metasediment rock sequence. Hole KBRC09060 targeting an extensive system of NE to SE trending quartz veining developed within the wider, eastern granitoid body returned an intercept from surface of 39.0 meters grading 9.23 g/t gold uncut (3.54 g/t gold cut), including 10.0 meters grading 33.15 g/t gold uncut (10.95 g/t gold cut). Drilling, including initial scout drill hole KBD08005, which returned intercepts of 1.18 g/t gold over 17.0 meters and 1.02 g/t gold over 15.0 meters, has traced the trench TKB006 gold zone mineralization over an approximately 160 meter strike distance.

Hole KBRC09062, designed to undercut gold mineralization discovered by trenching of a previously untested gold-in-soil anomaly lying approximately 225 meters west-northwest of the Trench TKB006 zone, yielded a granitoid-hosted gold mineralization intercept of 4.03 g/t gold over 4.0 meters, including one meter grading 9.32 g/t gold. The two target trenches positioned end to end on the same soil geochemical anomaly line both returned significant channel sample intercepts separated by an approximately 20.5 meter distance, including 8.49 g/t gold over a 5.0 meter trench-length, including 2.0 meters grading 14.85 g/t gold, in trench TKB014E and 6.86 g/t gold over an 8.0 meters trench-length, including 1.0 meter grading 22.4 g/t gold, in trench TKB014F. This new gold zone is considered especially interesting given the values defined at this early stage and the extent of the untested gold-in-soil anomalies present along lines 167N to L169N within the approximately 400 meter gap between the trench TKB006 and TKB010 zones.

Holes KBRC09067 and KBRC09068 further tested the trench TKB010 gold zone located at the north-western extremity of the approximately 1,000 meter long Zone 2 gold-in-soil anomaly. Hole KBRC09068 targeting an extensive system of NE to NW trending quartz veining exposed in trench TKB010 returned a granitoid-hosted gold mineralization intercept from surface of 76.0 meters grading 1.62 g/t gold, including 20.0 meters grading 3.36 g/t gold (and including 5.25 g/t gold over 9.0 meters). Drilling and trenching to date, including initial scout drill hole KBD08008, which returned an intercept of 1.01 g/t gold over 45.0 meters (including 2.01 g/t gold over 12.0 meters), have traced the trench TKB010 gold zone mineralization over an approximately 150 meter distance along the inner, northern margin of an east to southeast trending granitoid body.

Results from 23 Scout RC Holes – Zone 3–- Kibi Project

Drilling highlights for Zone 3 include granitoid-hosted gold mineralization intercepts of 30.0 meters grading 3.52 g/t gold, including 14.0 meters grading 6.47 g/t gold, from a down hole depth of 8.0 meters in hole KBRC09019; 4.0 meters grading 4.86 g/t gold from a down hole depth of 26 meters in hole KBRC09023 and 8.0 meters grading 4.95 g/t gold, including 3.0 meters grading 12.89 g/t gold, from surface in hole KBRC09024. Significant gold intercepts for holes KBRC09019 to KBRC09041 are set forth in Table 1.

Similarly to Zone 2, all Zone 3 mineralization targets are near surface, remain open in all directions and offer potential for shallow oxide mineralization amenable to bulk mining and heap leaching, as well as large primary gold systems at depth. The limited scout drilling returned several significant gold intercepts over an approximately 825.0 meter E-W distance across Zone 3. Zone 2 and Zone 3 drilling has traced the granitoid-hosted gold mineralization over an approximately 2,100 meter distance along the NE-trending Kibi Gold Trend.

This initial Zone 3 scout drilling formed part of the 4,715 meter Phase II RC drill program which included 27 holes for 2,478 meters on Zone 2 and 23 holes totaling 2,237 meters on Zone 3; an over 5.5 kilometer long, NE-trending, anomalous gold-in-soil trend characterized by four extensive higher grade zones ranging from approximately 800 meters by 75-300 meters to 1,000 meters by 100-500 meters in area. The present drilling was designed to undercut surface gold mineralization exposed in reconnaissance trenches, and to test geophysical induced polarization (IP) / resistivity and/or gold-in-soil anomalies on Zone 3; an approximately 1,000 meters by 100 to 500 meters, gold-in-soil anomaly located approximately 700 meters to the southwest of the main Zone 2 drilling area.

As at February 11, 2010, drilling included five holes to test the trench TAD019 and TAD007 targets located at the southeastern extremity of the Zone 3 gold-in-soil anomaly, and 18 holes to assess the trench TAD001 to TAD004, TAD015to TAD021 and TAD016 targets within the north-central portion of the gold-in-soil anomaly. Fourteen out of the 23 scout holes returned significant gold intercepts, with an additional three holes yielding anomalous gold intercepts. All mineralized intercepts consisted of granitoid-hosted and/or granitoid-associated gold mineralization, with mineralized material typically consisting of altered quartz diorite and tonalite exhibiting quartz-iron carbonate veining and disseminated sulphides.

Hole KBRC09019 targeting an extensive system of granitoid-hosted, NE-trending, moderately NW-dipping, sheeted quartz veins discovered in trench TAD019 returned a significant mineralized intercept of 30.0 meters grading 3.52 g/t gold, including 14.0 meters grading 6.47 g/t gold, from a down hole depth of 8.0 meters. For reference purposes, trench TAD019 yielded a channel sample intercept of 4.93 g/t gold over 45.0 meters, including 10.12 g/t gold over 12.0 meters. Hole KBRC09039, representing the second hole of a scissor drill pattern designed to determine the dip attitude of the host granitoid body, returned an intercept of 39.80 g/t gold over 1.0 meter from a quartz vein in mafic metavolcanic rock along the footwall flank of the granitoid body. Hole KBRC09020, targeting a zone of anomalous gold values in trench TAD007 located approximately 65.0 meters to the west of the KBRC09019 collar, yielded granitoid-hosted mineralization intercepts of 1.01 g/t gold over 3.0 meters and 4.10 g/t gold over 2.0 meters.

A total of 18 holes were drilled within the north-central portion of the Zone 3 gold-in-soil anomaly which is characterized by an approximately 800 meter long induced polarization (IP) chargeability anomaly exhibiting a spatial relationship with a geophysically inferred, NE-trending, regional structural trend. Eleven of these holes tested the north-eastern, moderate chargeability / very high resistivity portion (200 meters) of the induced polarization (IP) anomaly exhibiting a coincidental gold-in-soil signature and anomalous trench results (i.e. trench TAD001 – TAD004 Zone).

The limited, shallow reverse circulation (RC) drilling outlined an approximately 135.0 meter wide, NE-trending, granitoid hosted, structural corridor appearing to encompass at least five distinct, gold-bearing, sheeted vein zones ranging from 1.0 meter to 31.0 meters in core length. Eight out of the 11 trench TAD001 to TAD004 zone holes returned significant gold intercepts, including seven holes yielding multiple significant and/or anomalous gold intercepts.

The mineralized structural corridor is characterized by significant gold intercepts over 1.0 meter to 8.0 meter core lengths occurring within more extensive, lower grade, mineralization envelopes attaining 15.0 meters to 31.0 meters in core length. Holes KBRC09024 and KBRC0937, intersecting what appears to be the same sheeted vein zone approximately 35.0 meters horizontally apart within the central section of the structural corridor returned mineralized intercepts of 8.0 meters grading 4.95 g/t gold, including 3.0 meters grading 12.89 g/t gold, and 28.0 meters grading 0.87 g/t gold. Similarly, holes KBRC09023 and KBRC09038, drilled in a scissor pattern along the northern margin of the structural corridor, yielded 4.0 meters grading 4.86 g/t gold and 31.0 meters grading 0.57 g/t gold, respectively from intercepts located approximately 8.0 meters horizontally apart along the same mineralized structure.

Thirteen out of the 18 holes described above were drilled on open ground along the northern flank of the Apapam mining lease (see “Kibi Project – Apapam Mining Lease” for details of this mining lease), with the drill traces extending from approximately 50.0 meters to 300.0 meters outside the concession boundary, and two additional holes straddle the concession boundary. Following the completion of a professional land survey, the approximately 1.42 square kilometer wedge of open ground lying between the Apapam mining lease and the Atewa Forest Reserve boundary was staked by us to cover the mineralization targets identified by the holes in question. The staking application was formally received by the Minerals Commission of Ghana on November 19, 2009 and is currently being processed, thus securing our priority staking status, however, as at the date of this proxy statement/prospectus, the application is still pending and there is no absolute assurance that this parcel of ground will be granted to our company. Refer to Table 1 for the claim status of individual Zone 3 drill holes.

NI 43-101 Reports

In July 2010, SEMS Exploration Services Ltd. prepared an independent technical report consistent with the Canadian Securities Administrators National Instrument 43-101 – Standards of Disclosure for Mineral Projects, Form 43-101F1 – Technical Report and Companion Policy 43-101 CP on our Kibi project.

As at the date of this proxy statement/prospectus, we have commissioned SEMS Exploration Services Ltd. to prepare an initial NI 43-101 compliant mineral resource estimate on the Big Bend and East Dyke gold zones located within Zone 2 of our Kibi gold project. This will constitute the first ever mineral resource estimate generated on a gold project within the underexplored Kibi Gold Belt.

Phase III Drill Program

Based on the results of our 2009 Phase II drill program, we commenced and completed our follow-up Phase III drill program on our Kibi project during 2010 to:

  further test the dip and strike extensions of the gold mineralization zones identified in our Phase I and Phase II drill programs; and

  test IP / Resistivity anomalies spatially associated with the Kibi gold-in-soil trend. The Phase III drill program was implemented from July 2010 to December 15, 2010 by Burwash Drilling of Cobble Hill, British Columbia, Canada.

Results of Phase III Drill Program

Drilling highlights from the South Ridge granitoid of Zone 2 include surface or near surface granitoid-hosted gold mineralization intercepts of 19.5 meters grading 1.52 g/t gold in drill hole KBDD10085; 25.5 meters grading 1.50 g/t gold in hole KBDD10086 and 23 meters grading 1.74 g/t gold in hole KBDD10090. Hole KBDD10091 encountered a 17.0 meter intersection grading 2.42 g/t gold as noted in Table 1. These holes yielded significant gold intercepts, with all mineralized intercepts consisting of granitoid-hosted gold mineralization spanning from 2 meters to 72 meters in core length. Drilling and trenching traced an extensive system of en echelon extension vein arrays across an approximately 440 meter distance along the SE-trending South Ridge granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite to tonalite composition. Additional trenching/drilling is required to further define the extent and strike length of the quartz vein arrays, the structural controls of the mineralization and the contacts of the host granitoid body.

Ongoing diamond drilling has significantly expanded known gold mineralization down dip on the Zone 2 - Central granitoid at our Kibi project. Three step-back holes (685 meters) successfully expanded the gold mineralization to a down dip depth of up to approximately 115 meters. Drilling highlights include classical granitoid-hosted gold mineralization intercepts of 20 meters grading 2.43 g/t gold in KBDD10099; 58 meters grading 2.46 g/t gold, including 28 meters grading 3.67 g/t gold, in KBDD10101; 27 meters grading 1.98 g/t gold and 25 meters grading 1.76 g/t gold in KBDD10103.

The above-noted drill holes targeted the depth potential of the gold mineralization along the southeast portion of the Central Granitoid body located at the south-eastern extremity of the approximately 1,200 meter long by 500 meter to 800 meter wide Zone 2 gold-in-soil anomaly. All three holes were designed to test the down dip extension of gold mineralization along an approximately 100 meter strike extension of the host granitoid body; with the drilling centered on a flexure or possible fold nose imparting a change from a northwesterly trend to an easterly trend to the moderate, northerly dipping granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite to tonalite composition.

Hole KBDD10099 was drilled in a southwest direction on the NW-trending segment of the granitoid body. It was designed to undercut a mineralized intercept of 27.0 meters grading 4.03 g/t gold in hole KBDD10069 and yielded two significant mineralization intercepts located approximately 75 meters down dip of the KBDD10069 intercept, including: 20.0 meters grading 2.43 g/t gold from a down hole depth of 141 meters; and 7.0 meters grading 2.53 g/t gold from a down hole depth of 176 meters. Significant mineralization was traced over an approximately 115 meters down dip distance from surface on the KBDD10069 – KBDD10074 – KBDD10099 drill section.

Hole KBDD10101, consisting of a south trending borehole designed to test the nose of the flexure in the granitoid body at depth below an intercept of 25.4 meters grading 2.11 g/t gold yielded by scout diamond core hole KBD08012, returned a wide mineralized intercept of 58.0 meters grading 2.46 g/t gold from a down hole depth of 112 meters; approximately 45 meter down dip of the KBD08012 intercept. This 58 meter mineralized intercept encompasses an essentially barren, 11.0 meter core-length interval (130 meters to 141 meters) appearing to reflect the truncation of the mineralization by a post mineralization dyke; with the mineralized section above the dyke yielding an intercept of 18.0 meters grading 2.18 g/t gold (112 meters to 130 meters), and the segment below the dyke returning 28.0 meters grading 3.67 g/t gold (142 meters - 170 meters), including 15 meters grading 5.42 g/t gold. Hole KBDD10103, also consisting of a south trending borehole collared approximately 50 meters to the east of hole KBDD10101 along the northern, hanging wall flank of the easterly trending granitoid body, was designed to undercut intercepts of 15.0 meters grading 0.87 g/t gold and 33 meters grading 1.28 g/t yielded by scout diamond core hole KBD08013. Hole KBDD10103 returned two significant mineralization intercepts extending approximately 45 meters to 75 meters down dip from the lower KBD08013 mineralized intercept, including: 27.0 meters grading 1.98 g/t gold from a down hole depth of 131.0 meters, including 15.0 meters grading 3.23 g/t gold; and 25.0 meters grading 1.76 g/t gold from a down hole depth of 180.0 meters.

The 2010 drilling and trenching efforts traced significant gold mineralization within the southeastern segment of the Central Granitoid over an approximately 300 meter strike extension of the host granitoid body and down to a maximum down dip distance 115 meters.

2011 Drill Program

On January 15, 2011, we commenced our 2011 drill program on our Kibi project. The drilling was primarily designed to expand known gold mineralization along strike and at depth within the southeast portion of the Central Granitoid body located at the south-eastern extremity of the approximately 1,200 meter long by 500 to 800 meter wide Zone 2 gold-in-soil anomaly.

Results of 2011 Drill Program

The first two diamond core holes from our 2011 drill program have significantly expanded known gold mineralization down plunge on the Zone 2 – East Dyke granitoid at our Kibi project. The vertical fan pattern holes (379 meters) successfully expanded the gold mineralization to a down plunge depth of approximately 200 meters.

Highlights of these holes include classical granitoid–hosted gold mineralization intercepts of:

  15 meters grading 2.05 g/t gold, including 5 metersgrading 4.00 g/t gold, in KBDD11105; and
  14 meters grading 2.36 g/t gold, including 5 meters grading 5.18 g/t gold, in KBDD11106.

At the time, drilling targeted the depth potential of the gold mineralization along the northern portion of the East Dyke granitoid body located at the south-eastern extremity of the approximately 1,200 meter long by 500 to 800 meter wide Zone 2 gold-in-soil anomaly. The two west trending, vertical fan pattern holes (-50o & -70o) were designed to undercut a mineralized intercept of 7 meters grading 4.83 g/t gold in scout hole KBD08010 located at the northern extremity of the easterly dipping host granitoid body. Other drilling highlights from the North zone – East Dyke granitoid include intercepts of: 8.49 g/t gold over 12 meters in hole KBD08004 and 6.29 g/t over 23 meters, including 8.66 g/t over 10 meters, in hole KBRC09047, and 2.97 g/t over 18 meters, including 6.32 g/t over 8 meters, in hole KBRC09042. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

The upper KBDD11105 borehole (-50o dip) yielded a significant mineralized intercept of 15 meters grading 2.05 g/t gold, including 5 meters grading 4.0 g/t gold, from a down hole depth of 105 meters, approximately 60 meters down dip from the scout hole KBD08010 intercept; and the steeper KBDD11106 borehole (- 70o) returned a mineralized intercept of 14 meters grading 2.36 g/t gold, including 5 meters grading 5.18 g/t gold from a down hole depth of 141 meters, approximately 65 meters down dip of the KBDD11105 intercept. To date, significant gold mineralization had been traced over an approximately 100 meter strike length and a 200 meter down plunge distance along the North zone of the East Dyke granitoid. Drilling to date indicated that the North zone consists of a northerly plunging (approx. 65o) mineralized vein package appeared to be developed at a flexure in the host granitoid body.

Geological mapping and trenching efforts appear to indicate that the four auriferous granitoid bodies discovered to date on Zone 2 may form part of a continuous, folded granitoid body. To date, gold mineralization had been traced by drilling and trenching over an approximately 1,500 meter aggregate distance along the limbs and nose of this SE-trending fold structure. The mineralization remained open in all directions and drilling/trenching to further define the extent and geological controls of the mineralization was ongoing.

In April 2011, a spectacular, coarse native gold-bearing, vein quartz clast was discovered by our local contracted placer gold miners along the Birim River valley within the north-central portion of the Apapam mining lease area. A photograph of the gold specimen has been posted on our website at www.xtragold.com. Although the complex geomorphologic setting and depositional history of the auriferous gravel deposits present along the base of the Atewa Range make it difficult to determine conclusive bedrock sources for the widespread placer gold occurrences, the high grade nature of this quartz vein gold mineralization renders it of considerable lode gold exploration significance.

A 3.5 kilometer long, NE-trending, chargeable/resistive induced polarization anomaly exhibiting a spatial relationship with a geophysically inferred, NE-trending, regional structural trend, and characterized by coincidental gold-in-soil anomalies and/or auriferous floats, lying approximately 1 kilometer northwest of the Birim River along the south-western margin of the approximately 5.5 kilometer long Kibi project gold trend, represents a possible bedrock source for the vein gold material; based on the fact that the gold specimen was discovered at the confluence of an alluvial gold-bearing, secondary stream dissecting this anomalous trend. Another possible bedrock source for the gold mineralization is the southwest extension of the Kibi Old Mine structure inferred to pass to the south of the Birim River.

At the time, a mechanized trenching program targeting the 3.5 kilometer long geophysical/geochemical trend and an extensive soil sampling program (75 line-kilometers) covering the possible southwest extension of the Kibi Old Mine structure within the central portion of the Apapam concession was scheduled for initiation in mid May, 2011. See the NI 43-101 Technical Report entitled “Kibi Project, Eastern Region, Ghana” dated July 12, 2010, filed under our company’s profile on SEDAR at www.sedar.com for further details regarding the aforementioned geophysical/geochemical target, the Kibi Old Mine prospect, and the geology and geomorphology of the Kibi Gold Belt placer gold deposits.

Two additional diamond core holes (586 meters) were drilled on the newly named Big Bend Gold Zone - Central granitoid at our Kibi gold project.

Highlights of these holes include classical granitoid–hosted gold mineralization intercepts of:

  42 meters grading 2.39 g /t gold in KBDD11108 from 189 meters down-hole; and
  27 meters grading 0.89 g/t gold in KBDD11107 from 127 meters down-hole.

The Big Bend gold zone was intersected approximately 215 meters down-plunge of previously identified mineralization; extending down-plunge potential from surface to approximately 360 meters along a through-like flexure within the central granitoid body.

These two southwest (225o) trending, vertical fan pattern holes (-50o & -75o) targeting an embayment or wallrock protrusion developed along the hanging wall of the Central granitoid body represent the first holes drilled on the Big Bend gold zone during the current 20,000 meter drill campaign to follow up on the significant gold intercepts yielded by Phase III holes KBDD10101 and KBDD10103. Hole KBDD10101 collared approximately 210 meters to the west of the present drill collars returned 2.46 g/t gold over 58 meters, including 3.67 g/t gold over 28 meters; and KBDD10103 located 40 meters to the east of KBDD10101 yielded intercepts of 1.98 g/t gold over 27 meters and 1.76 g/t gold over 25 meters. To date, significant gold mineralization had been traced over an approximately 300 meter strike length and approximately 360 meters down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicated that the Big Bend zone consisted of northeasterly plunging, en echelon, mineralized vein packages appearing to be developed along a through-like flexure within the Central granitoid body.

The upper KBDD11107 borehole (-50o dip) yielded a mineralized intercept of 27 meters grading 0.89 g/t gold from a down hole depth of 127 meters; and the steeper KBDD11108 borehole (-75o) returned a mineralized intercept of 42 meters grading 2.39 g/t gold, including 14 meters grading 3.11 g/t gold and 9 meters grading 3.19 g/t gold from a down hole depth of 189 meters, approximately 100 meters down dip of the KBDD11107 intercept. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

Both boreholes also intersected mineralization spatially associated with a northerly trending shear zone cross-cutting the Central granitoid; with KBDD11107 yielding a sheared diorite intercept grading 8.44 g/t gold over 3 meters from a down-hole depth of 60 meters; and sheared, graphitic metasedimentary rocks in KBDD11108 returning mineralized intercepts grading 2.12 g/t gold over 4 meters and 2.36 g/t gold over 5 meters, including 5.36 g/t gold over 2 meters, from down-hole depths of 87 meters and 116 meters. This newly discovered gold-bearing shear zone represented a very prospective target to be followed-up by additional trenching and drilling.

To date, we had completed 31 holes totaling 7,692 meters (KBDD11105 - KBDD11135) of our 2011 drill program (including KBDD11116 which was abandoned at 71 meters); with 15 out of the 31 holes (4,390 meters) targeting the Big Bend gold zone on the Central granitoid body. At the time, ongoing drilling efforts were focused on the further delineation of the Big Bend gold zone.

Ongoing drilling on the Big Bend gold zone on our Kibi gold project continues to intersect significant gold mineralization, including 2.42 g/t gold over 52 meters. At the time, assay results from six new diamond core holes (1,308 meters noted hereunder continued to confirm the down-plunge continuity and the multiple en-echelon vein package structural style of the mineralization, and demonstrated the occurrence of higher grade mineralization within the Big Bend gold system.

Highlights of the holes noted hereunder include classical granitoid – hosted gold mineralization intercepts of:

  52 meters grading 2.42 g/t gold in KBDD11113 from 84 meters down-hole, including 27 meters grading3.58 g/t gold (and including 6.09 g/t gold over 12 meters);

  50 meters grading 1.64 g/t gold in KBDD11110 from 158 meters down-hole, including 24 meters grading 2.45 g/t gold; and

  50 meters grading 1.31 g/t gold in KBDD11114 from surface, including 20 meters grading 2.21 g/t gold.

To date, significant gold mineralization had been traced over an approximately 300 meter strike length and an approximately 360 meter down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicated that the Big Bend zone consisted of north-easterly plunging, en echelon, mineralized vein packages appearing to be developed along a through-like flexure within the Central granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition. Irregularities or flexures in the geometry of the host diorite bodies appear to strongly influence the development of veining and grade distribution; as is exemplified by the Big Bend zone on the Central granitoid and the East Dyke granitoid zone. Similar flexures have potential to host mineralization elsewhere along the strike or down-dip extensions of the extensive dioritic bodies characterizing our Kibi gold project.

Boreholes KBDD11109 – KBDD11110 and KBDD11111 – KBDD11112 consisting of a pair of south trending, vertical fan drill sections (-50o & -75o), collared approximately 45 meters apart were designed to test the quartz diorite body at depth between holes KBDD10103 and KBDD11108 which yielded significant gold intercepts located approximately 45 meters west and 50 meters east of the present drill sections, respectively. With KBDD10103 returning mineralized intercepts of 1.98 g/t gold over 27 meters and 1.76 g/t gold over 25 meters; and KBDD11108 returning an intercept of 42 meters grading 2.39 g/t gold.

The upper KBDD11109 borehole (-50o) of the KBDD11109 – KBDD11110 vertical fan pattern yielded a mineralized intercept of 2 meters grading 5.75 g/t gold from a down-hole depth of 91 meters; and the steeper KBDD11110 borehole (-75o) returned a mineralized intercept of 50 meters grading 1.64 g/t gold, including 24 meters grading 2.45 g/t gold, from a down-hole depth of 158 meters, approximately 75 to 125 meters down dip of the KBDD11109 intercept. The shorter KBDD11109 intercept appeared to represent the upper fringes of the north-easterly plunging mineralization zone.

The upper KBDD11111 borehole (-50o) of the KBDD11111 – KBDD11112 vertical fan pattern yielded mineralized intercepts of 22 meters grading 1.25 g/t gold and 18 meters grading 2.09 g/t gold, including 7 meters grading 4.18 g/t gold, from down-hole depths of 94 meters and 133 meters. The steeper KBDD11112 borehole (-75o) yielded three mineralized intercepts developed over a 115 meter core-length starting at a down-hole depth of 130 meters, including: 47 meters grading 0.71 g/t gold, including 2.71 g/t gold over 6 meters; 18 meters grading 1.31 g/t gold; and 17 meters grading 2.0 g/t gold, including 3.89 g/t gold over 7 meters. The KBDD11112 mineralization envelope extended from approximately 55 meters to 120 meters down-dip of the upper KBDD11111 intercepts.

KBDD11113 and KBDD11114, consisting of vertical boreholes (-90o) collared approximately 35 meters apart at the western extremity of the Big Bend gold zone, were designed to test the extensive system of shallowly dipping, extension (ladder) vein arrays associated with the mineralized system; and to obtain additional information on the structural controls of the mineralization. Hole KBDD11113 returned a mineralized intercept of 52 meters grading 2.42 g/t gold, including 27 meters grading 3.58 g/t gold (and including 6.09 g/t gold over 12 meters), from a down-hole depth of 84 meters; and KBDD11114 yielded an intercept of 50 meters grading 1.31 g/t gold from surface, including 20 meters grading 2.21 g/t gold.

To date, we had completed 34 holes totaling 8,550 meters (KBDD11105 to KBDD11138) of our 2011 drill program (including KBDD11116 which was abandoned at 71 meters after encountering 7 meters of 2.57 g/t gold from 64-71 meters); with 18 out of the 31 holes (5,248 meters) targeting the Big Bend gold zone on the Central granitoid body. Ongoing drilling efforts during that time frame focused on the further delineation of the Big Bend gold zone.

In June 2011, field preparations were underway for exploration programs in the third quarter of the fiscal year designed to fully maximize the discovery potential on our Kibi gold project.

The comprehensive and systematic field programs will include a combination of follow-up work to define drill targets on untested gold-in-soil and induced polarization (IP) anomalies lying along the approximately 5.5 kilometer long Kibi project gold trend located along the north-western margin of the Apapam mining lease; as well as first pass, grassroots exploration covering the southeastern portion (70%) of the concession, and the contiguous Akim Apapam reconnaissance license area. The multi-faceted work programs, including first pass (200 meters x 25 meters) and in-fill (100 meters x 25 meters) soil sampling, geological mapping and prospecting, hand auger sampling, and mechanized trenching, will also permit the prioritization and definition of geophysical anomalies produced by the completed, detail 100 meter line-spacing, airborne VTEM, magnetic, and radiometric survey over the Apapam property area.

To date, only approximately 15% of the existing Kibi gold project soil geochemistry / induced polarization (IP) survey grid, covering approximately 30% of the 33.65 square kilometer Apapam mining lease, had been subjected to follow-up work; with the ongoing 2011 drill program focused on Zone 2 of our Kibi gold project only representing approximately 3% of the total concession area. Limited trenching and scout drilling outside Zone 2 has traced the granitoid–hosted gold mineralization over an approximately 2,100 meter distance along the approximately 5.5 kilometer NE – trending Kibi Gold Trend. In combination with VTEM/Mag/Radiometric survey, these target generation/definition programs will enable our company to further define known gold occurrences outside Zone 2, and evaluate the remainder of this very prospective land position for the hosting of granitoid-hosted and Ashanti style shear zone gold mineralization.”

Line cutting for the Apapam South control grid, to be followed by soil sampling, commenced on June 13, 2011. Hand auger sampling and mechanized trenching will follow-up on untested gold-in-soil and induced polarization (IP) anomalies on the existing Kibi gold project grid and was expected to start by the end of June. At the time, these target generation/definition work programs were scheduled to be implemented concurrently over the next two to three months; with arrangements in progress for the booking of a second diamond drill rig to start testing high priority targets towards the end of the third quarter of the fiscal year.

Regional government mapping indicated that the Apapam South / Akim Apapam soil geochemistry survey area covers highly prospective terrain for the hosting of Ashanti style shear zone gold mineralization in the form of two major Birimian unit contacts, including the contact between an extensive metavolcanic rock sequence, forming the core of the Kibi Gold Belt, and a metasedimentary/volcaniclastic rock package; and a major north-east trending reverse fault along the eastern margin of the belt. The Kibi Old Mine historical lode gold prospect located at the north-central extremity of the Apapam concession is spatially associated with this regional structure.

The first pass soil survey will cover an approximately 25 square kilometer area and encompass an estimated 5,450 samples to be collected at a sampling density of 200 meters x 25 meters. Reconnaissance geology and prospecting will also be conducted along the approximately 136 kilometers of NW-SE trending cross-lines. Every second sample (50 meter stations) will initially be submitted for gold and arsenic analysis (approximately 2,725 samples); with the “held – back” samples subsequently subjected for analysis where required to delineate / bracket anomalous gold-in-soil anomalies. Detailed (100 meters x 25 meters) follow-up soils and hand auger sampling will be conducted upon reception of analytical results to provide greater definition of gold-in-soil anomalies.

Untested gold-in-soil and IP anomalies lying within the existing Kibi gold project grid area will be followed-up by in-fill (100 meters x 25 meters) soil sampling and/or hand auger sampling, and mechanized trenching designed to identify high priority, cost-effective drill targets. Of particular interest is a 3.5 kilometer long, NE-trending, chargeable/resistive induced polarization (IP) anomaly exhibiting a spatial relationship with a geophysically inferred, NE-trending, regional structural trend, and characterized by coincidental gold-in-soil anomalies and/or auriferous floats lying along the south-western margin of the approximately 5.5 kilometer long Kibi project gold trend.

See the NI 43-101 Technical Report entitled “Kibi Project, Eastern Region, Ghana” dated July 12, 2010, filed under our company’s profile on SEDAR at www.sedar.com for further details regarding to the aforementioned Kibi Old Mine historical prospect and the high priority geophysical/geochemical target.

In August 2011, ongoing drilling on our Kibi gold project continued to intersect significant gold mineralization, including 2.67 g/t gold over 38 meters on the Big Bend gold zone – Central hranitoid and 4.88 g/t gold over 16 meters on the newly defined Mushroom gold zone at the southeastern extremity of the Upper Central Granitoid. Assay results from 19 new diamond core holes (5,055 meters), as noted hereunder, continued to confirm the down-plunge continuity and the multiple en-echelon vein package structural style of the Big Bend gold zone, and demonstrated the multiple gold deposit potential within Zone 2 of our Kibi gold project.

Highlights of the holes noted hereunder include:

  16 meters grading 2.25 g/t gold and 38 meters grading 2.67 g/t gold in KBDD11133 from 152 meters and 182 meters down-hole, respectively (Big Bend gold zone);

  32 meters grading 2.41 g/t gold in KBDD11136 from 149 meters down-hole, including 17 meters grading 4.01 g/t gold (Big Bend gold zone);

  Big Bend gold zone now traced over approximately 325 meter strike length and 450 meters down plunge from surface within the Central granitoid body;

  16 meters grading 4.88 g/t gold, including 10 meters grading 7.38 g/t gold, from 67 meters down hole in KBDD11117, on the newly defined Mushroom gold zone on the Upper Central granitoid (as noted below); and

  3 newly defined shear targets, including 34.80 g/t gold over 1 meter in coarse visible gold-bearing shear zone in KBDD11133.

These drill results are part of 2011 drill program. Holes included nine holes (2,913 meters) on the Big Bend gold zone, 3 holes (612 meters) on the newly defined Mushroom gold zone on the Upper Central granitoid, and 7 exploration holes (1,530 meters) on newly discovered shear and induced polarization (IP) / soil geochemistry targets.

At the time, drilling included nine holes on the Big Bend gold zone, including 8 holes (2,446 meters) designed to further delineate/infill the gold zone and 1 hole (KBDD11134; 467 meters) drilled down the plunge of the zone to obtain additional structural information on the multiple en-echelon vein package system and to test the continuity of the mineralization down plunge. The delineation/infill holes, with the exception of KBDD11115, consist of southerly trending boreholes (- 50o to -75o inclinations) collared on the northern, hanging wall flank of the easterly trending host diorite body and drilled across the ESE-trending, northerly dipping mineralization sheets.

Holes KBDD11128, KBDD11133, and KBDD11135 to KBDD11137 were designed to further delineate/infill the Big Bend gold zone along strike at vertical depths ranging from approximately 90 meters to 175 meters. Boreholes KBDD11138 and KBDD11139 tested the down plunge extension of the zone at vertical depths of approximately 200 meters to 300 meters. Hole KBDD11115 consists of a vertical borehole (-90o) collared at the western extremity of the Big Bend gold zone designed to test the extensive system of shallowly dipping, extension (ladder) vein arrays associated with the mineralized system; and to obtain additional information on the structural controls of the mineralization.

All eight Big Bend gold zone delineation/infill holes returned significant gold mineralization, including: intercepts of 2.25 g/t gold over 16 meters and 2.67 g/t gold over 38 meters from down hole depths of 152 meters and 182 meters in hole KBDD11133; and 0.78 g/t gold over 7 meters and 2.41 g/t gold over 32 meters (including 4.01 g/t gold over 17 meters) from down hole depths of 134 meters and 149 meters in KBDD11136. The KBDD11133 gold intercepts are located approximately 25 meters west and below mineralized intercepts of 1.98 g/t gold over 27 meters and 1.76 g/t gold over 25 meters yielded by previously reported hole KBDD10103. The KBDD11136 gold intercepts are located approximately 50 meters below mineralized intercepts of 22 meters grading 1.25 g/t gold and 18 meters grading 2.09 g/t gold in previously reported hole KBDD11111, and approximately 40 meters above and east of mineralized intercepts of 47 meters grading 0.71 g/t gold, 18 meters grading 1.31 g/t gold, and 17 meters grading 2.0 g/t gold in hole KBDD11112.

Hole KBDD11134 was drilled down the plunge of the Big Bend gold zone to obtain additional structural information on the multiple en-echelon vein package system, to test the continuity of the mineralization down plunge, and to serve as a pilot hole to permit better targeting of deeper holes along the down plunge extension of the zone. The NE-trending borehole (060o/-58o) was collared at the western, surface expression, extremity of the Big Bend gold zone and allowed to run unaided down the plunge and diagonally across (down dip) the system of stacked, approximately 70o northerly dipping, mineralization sheets. KBDD11134 remained within the confines of the host Central granitoid body to its final depth of 467 meters; with the borehole stopped due to a shortage of drill rods.

Hole KBDD11134 yielded multiple mineralized intervals, ranging from 3 meters to 73 meters in core length, reflecting the en-echelon style vein packages forming the Big Bend gold zone mineralization, including: 1.51 g/t gold over 26 meters from a down hole depth of 6 meters, 3.03 g/t gold over 41 meters from a down hole depth of 96 meters, 2.04 g/t gold over 42 meters from a down hole depth of 223 meters, and 1.06 g/t gold over 73 meters from a down hole depth of 312 meters (see Table 1). The array of mineralized intervals produced a length weighted average grade of 1.62 g/t gold over a cumulative core length of 276 meters, and the hole returned 1.01 g/t gold, including internal dilution, over its 464 meter core length (3 meters to 467 meters); exemplifying the down plunge continuity of the Big Bend gold zone mineralization.

To date, significant gold mineralization had been traced over an approximately 325 meter strike length and an approximately 450 meter down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicated that the Big Bend zone consisted of north-easterly plunging, en-echelon, mineralized vein packages appearing to be developed along a trough-like flexure within the Central granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

Mushroom Gold Zone

Holes KBDD11117, KBDD11118 and KBDD11120 were designed to follow up on significant drill intercepts yielded by reverse circulation (RC) hole KBRC09060 and diamond drill hole KBDD10081 within the southeastern portion of the Upper Central granitoid, i.e. the newly defined Mushroom gold zone.

Hole KBDD11117 consisting of the re-drilling of hole KBDD11116, which returned 7 meters grading 2.57 g/t gold before being abandoned due to technical difficulties at the 71 meter mark, was designed to follow up on scout hole KBRC09060 drilled down the dip of the host granitoid body to transect an extensive system of westerly dipping, sheeted quartz veining; with the borehole returning an intercept from surface of 39.0 meters grading 9.23 g/t gold uncut (3.54 g/t gold cut). The southeast trending KBDD11117 borehole designed to intersect the Upper Central granitoid at right angles from a collar position on the northeastern, hanging wall flank of the host granitoid body returned a mineralized intercept of 4.88 g/t gold over 16 meters, including 10 meters grading 7.38 g/t gold, from a down hole depth of 67 meters, approximately at the same vertical depth as the bottom of the KBRC09060 intercept.

Hole KBDD11118 designed to undercut a mineralized intercept of 9 meters grading 3.60 g/t gold in KBDD10081, approximately 60 meters to the northwest of KBDD11117, returned 2.57 g/t gold over 11 meters, including 5 meters grading 4.23 g/t gold, from a down hole depth of 84 meters, approximately 45 meters down dip of the KBDD10081 intercept. Drilling to date appeared to indicate that the Mushroom gold zone consists of a northeast plunging vein system spatially related to a series of pinch and swells in the Upper Central granitoid body.

Irregularities or flexures in the geometry of the host diorite bodies appear to strongly influence the development of veining and grade distribution; as is exemplified by the Big Bend gold zone on the Central granitoid, the East Dyke granitoid zone, and the newly defined Mushroom gold zone on the Upper Central granitoid. Similar flexures have potential to host mineralization elsewhere along the strike or down-dip extensions of the extensive dioritic bodies characterizing our Kibi gold project.

Shear Zone Targets

An approximately 0.5 meter wide, coarse visible gold bearing, quartz vein hosted within a fault breccia forming part of a prominent shear zone spanning over an approximately 10 meter core length returned 34.80 g/t gold over a 1 meter core length at a down hole depth of 398 meters in hole KBDD11133. This newly discovered northwest trending/northeasterly dipping shear zone represented a very prospective exploration target due to its emplacement along the southern limb of the Central granitoid body.

Boreholes KBDD11122 and KBDD11123 consisting of a west trending, vertical fan drill section (-50o & -70o) was designed to further test the northerly trending junction shear cross-cutting the Central granitoid; approximately 80 meters south of a 8.44 g/t gold over a 3 meter intercept yielded from the same structure in hole KBDD11107. The upper KBDD11122 borehole (-50o) of the vertical fan pattern returned mineralized intercepts of 3 meters grading 3.14 g/t gold, including 7.59 g/t gold over 1 meter, and 5.15 g/t gold over 1 meter from down hole depths of 78 meters and 92 meters, respectively; and the steeper KBDD11123 hole (-70o) returned an intercept of 2.45 g/t gold over 1 meter at a down hole depth of 126 meters, approximately 50 meters down dip of the KBDD11122 intercept.

To date, we had completed 54 holes totaling approximately 14,825 meters (KBDD11105 - KBDD11158) in our 2011 drill program (including KBDD11116 which was abandoned at 71 meters); with 24 out of the 54 holes (7,704 meters) targeting the Big Bend gold zone on the Central granitoid body. Ongoing drilling efforts during that time frame are currently focused on the further delineation of the newly defined Mushroom gold zone on the Upper Central granitoid.

In November 2011, ongoing drilling continued to confirm the down-plunge continuity and the multiple en-echelon vein package structural style of the Big Bend gold zone, and demonstrated the multiple gold deposit potential within Zone 2 of our Kibi gold project.

Highlights of the 15 diamond core holes (5,714 meters) noted hereunder include:

  62 meters grading 1.57 g/t gold, including 2.00 g/t gold over 42 meters (and including 2.76 g/t gold over 19 meters) in KBDD11141 from 232 meters down-hole (Big Bend zone);
  41 meters grading 1.62 g/t gold, including 2.18 g/t gold over 20 meters, in KBDD11143 from 249 meters down- hole (East Dyke- North zone);

  Big Bend zone now traced over an approximately 325 meter strike length and 500 meter down plunge from surface within the Central granitoid body;
  South Ridge gold zone extended 170 meters further down dip than from 2010 drilling; gold mineralization now traced over distances of approximately 440 meters along the strike and 400 meters down the dip of the South Ridge granitoid body;
  New typical Kibi-type granitoid hosted vein system (i.e. Road Cut Zone) discovered in diorite body located 60 meters due south of the Central granitoid’s Big Bend zone; and
  Second diamond drill rig contracted to accelerate delineation/infill drilling of the Big Bend zone and East Dyke – North zone geared towards an initial resource estimate.

The following drill results are part of our 2011 drill program designed to delineate/infill the Big Bend gold zone – Central granitoid; as well as further test/delineate other prominent gold systems and geophysical / geochemical anomalies on the approximately 1,200 meter long by 500 to 800 meter wide Zone 2 gold-in-soil anomaly of our Kibi gold project. The 15 holes (KBDD11129 to KBDD11150) drilled at the time included: 6 holes (2,327 meters) on the Big Bend zone, including KBDD11142 which tested both the East Dyke and Big Bend zones; 3 holes (899 meters) on the East Dyke zone; 3 holes (1,211 meters) on the newly discovered Road Cut zone; 1 hole on the South Ridge granitoid zone (578 meters); and 3 geology/exploration holes (699 meters) designed to further define the geometry of Zone 2 diorite bodies.

Big Bend Zone (Central Granitoid)

Drilling included 6 holes (2,327 meters) on the Big Bend zone, including 4 holes designed to further delineate/infill the gold zone and 2 holes targeting the down plunge extension of the mineralized body. In addition, hole KBDD11146 targeting the southern diorite body hosting the Road Cut zone was collared on the footwall margin of the Central granitoid (i.e. Big Bend zone) but exited the Central granitoid body at a down-hole depth of 25 meters.

The Big Bend zone holes, with the exception of KBDD11142, consist of southerly trending boreholes

(- 60o to -77o inclinations) collared on the northern, hanging wall flank of the easterly trending host diorite body and drilled across the ESE-trending, northerly dipping mineralization sheets. KBDD11142 consists of a WNW-trending borehole originally designed to test the East Dyke zone but extended down to the Central granitoid to test the down plunge extension of the Big Bend zone and to obtain additional structural information on the mineralized vein system.

Holes KBDD11140 and KBDD11141 were drilled in a vertical fan pattern (-60o and -72o) with the upper borehole designed as an infill hole along the eastern portion of the Big Bend zone and the lower borehole targeting the down plunge extension of the mineralized body. The upper KBDD11140 borehole (-60o) yielded mineralized intercepts of 7 meters grading 1.46 g/t gold and 15 meters grading 1.39 g/t gold from down-hole depths of 162 meters and 192 meters, and the steeper KBDD11141 borehole (-72o) intersected 2.00 g/t gold over 42 meters from 241 meters down-hole, including a higher-grade core grading 2.76 g/t gold over 19 meters (251 meters to 270 meters), in a broader intercept grading 1.57 g/t gold over 62 meters from a down-hole depth of 232 m; approximately 100 meters vertically below the KBDD11140 intercept. This mineralization exhibited good continuity with an intercept of 42 meters grading 2.39 g/t gold, including 3.11 g/t gold over 14 meters and 3.19 g/t gold over 9 meters, in hole KBDD11108; approximately 50 meters above the KBDD11141 intercept.

Hole KBDD11142 initially targeted the East Dyke zone (see description below) but was extended down to the Central Granitoid to test the down plunge extension of the Big Bend zone and to obtain additional structural information on the mineralized vein system. The westerly trending (285o) borehole diagonally transected (down dip) the easterly trending, steep northerly dipping system of stacked, mineralized vein sheets. This lower segment of KBDD11142 yielded multiple mineralized intervals, spanning from 350 meters to 468 meters down-hole, reflecting the en-echelon style vein packages forming the Big Bend zone mineralization, including: 6 meters grading 1.98 g/t gold; 20.1 meters grading 1.71 g/t gold; 3 meters grading 2.14 g/t gold; and 22 meters grading 1.43 g/t gold, including 3.19 g/t gold over 5 meters. The lowermost KBDD11142 intercept (446 meters-468 meters) lies approximately 150 meters below the KBDD11141 mineralized intercept and approximately 500 meters down plunge from the surface expression of the mineralized body.

Holes KBDD11130, KBDD11131, and KBDD11132 were designed to further delineate/infill the down-dip extension of the western portion of the Big Bend gold zone, approximately 150 meters down-plunge from surface, at vertical depths ranging from approximately 150 meters to 280 meters. All 3 holes returned significant gold mineralization, including: intercepts of 1.75 g/t gold over 26 meters, including 12 meters grading 2.56 g/t gold, from a down-hole depth of 211 meters in hole KBDD11131; and 1.72 g/t gold over 6 meters, 3.21 g/t gold over 3 meters, and 0.81 g/t gold over 20 meters (including 5 meters grading 2.30 g/t gold) from down hole-depths of 237 meters, 264 meters, and 280 meters. The KBDD11131 gold intercept is located approximately 70 meters vertically below mineralized intercepts of 27 meters grading 1.98 g/t gold and 25 meters grading 1.76 g/t gold in KBDD10103, and approximately 70 meters below and 22 meters west of intercepts of 16 meters grading 2.25 g/t gold and 38 meters grading 2.67 g/t gold in KBDD11133.

To date, significant gold mineralization had been traced over an approximately 325 meter strike length and an approximately 500 meter down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicated that the Big Bend zone consisted of north-easterly plunging, en-echelon, mineralized vein packages appearing to be developed along a trough-like flexure within the Central granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

East Dyke – North Zone (KBDD11142 and KBDD11143)

Holes KBDD11142 and KBDD11143 consisting of a pair of west trending, vertical fan pattern holes (-55o and -70o) collared on the eastern (hanging wall) flank of the northern segment of the East Dyke granitoid, targeted the down-plunge extension of significant gold mineralization intersected earlier in the Fiscal Year by fan pattern holes KBDD11105 and KBDD11106; which returned 15 meters grading 2.05 g/t gold, including 5 meters grading 4.0 g/t gold, and 14 meters grading 2.36 g/t gold, including 5 meters grading 5.18 g/t.

The upper KBDD11142 borehole (-55o dip) yielded a mineralized intercept of 26 meters grading 1.41 g/t gold, including 8 meters grading 2.37 g/t gold, from a down-hole depth of 200 meters, approximately 50 meters north and 25 meters below the KBDD11106 intercept; and the steeper KBDD11143 borehole (-70o) returned a significant mineralized intercept grading 1.62 g/t gold over 41 meters, including 2.18 g/t gold over 20 meters, from a down-hole depth of 249 meters, approximately 80 meters down dip of the KBDD11142 intercept.

To date, significant gold mineralization had been traced over an approximately 150 meter strike length and a 320 meter down plunge distance along the north zone of the East Dyke granitoid (i.e. East Dyke – North zone). Drilling to date indicated that the north zone consisted of a northerly plunging (approx. 65o) mineralized vein package appearing to be developed at a flexure in the host granitoid body.

Road Cut Zone (KBDD11144; New Zone)

Hole KBDD11144 (100o/-55o) returned a mineralized intercept of 30 meters grading 0.79 g/t gold (34 meters to 64 meters), including 19 meters grading 1.05 g/t gold, across a NNE-trending system of typical Kibi-type granitoid hosted quartz-albite-carbonate-sulphide veining. This new gold zone (i.e. Road Cut zone) is emplaced within an easterly trending quartz diorite body lying approximately 60 meters south of the Central granitoid; due south of the flexure along the Central granitoid appearing to control the Big Bend gold zone mineralization. Additional trenching/drilling is planned to further define the geometry of the host diorite body and the structural controls of the mineralization.

South Ridge Zone (KBDD11148)

Hole KBDD11148 (225o/-55o) was drilled as a combination geology/exploration borehole designed to further delineate the western extensions of the Central granitoid and South Ridge granitoid bodies, define the stratigraphy across the colluvium-filled valley separating the Central granitoid and South Ridge granitoid, and test the down dip potential of the central portion of the South Ridge gold zone.

Hole KBDD11148 returned a significant, quartz diorite-hosted, mineralized intercept of 15 meters grading 1.40 g/t gold (452 meters to 467 meters), including 7 meters grading 2.53 g/t gold, appearing to correspond to the down dip extension of the South Ridge gold zone; approximately 170 meters down dip of the lowermost intercept of 47 meters grading 0.58 g/t gold in hole KBDD10086. The borehole also intersected two previously unmapped iron-carbonate altered quartz diorite bodies prospective for the hosting of Kibi-type granitoid hosted gold mineralization.

Drilling and trenching to date had traced an extensive system of en-echelon extension vein arrays across an approximately 440 meter distance along the SE-trending, moderately NE-dipping South Ridge granitoid body; with the present borehole appearing to extend the mineralization to a down-dip depth of approximately 400 meters.

Drilling Progress and Exploration Outlook

At the time, 70 holes totaling 18,932 meters had been completed by our company in our 2011 drill program, of which, including the 15 holes (5,714 meters) noted in the preceding paragraphs, 50 drill holes have been reported.

In November 2011, a new 20,000 meter drill contract, to be initiated following the completion of our 2011 drill program, had been signed with Burwash Drilling Limited, and our company also contracted Global Drilling Services for a second diamond drill rig (10,000 meters minimum) which commenced drilling on December 16, 2011.

One drill rig will be dedicated to the further delineation/infill drilling of the Big Bend zone and East Dyke – North zone geared towards an initial resource estimate. The second drill rig will focus on the further testing/delineation of other prominent Zone 2 gold systems including the South Ridge and Mushroom zones, the scout drilling of Zone 3 and Zone 4 trench showings and gold-in-soil anomalies, and the testing of priority geophysical targets yielded by the airborne VTEM, magnetic, and radiometric survey completed earlier in the fiscal year.

The results from 26 additional diamond core holes totaling 6,713 meters from Zone 2 of our Kibi gold project are noted hereunder.

Highlights of the drill results include:

  17 meters grading 5.47 g/t gold, including 12.66 g/t gold over 4 meters, in KBDD11172 from 127 meters down- hole (Big Bend zone);
  24.5 meters grading 3.43 g/t gold, including 4.70 g/t gold over 17 meters, in KBDD11176 from 165.5 meters down-hole (East Dyke - North zone);
  20 meters grading 2.82 g/t gold in KBDD11157 from 92 meters down-hole (Mushroom zone – Upper Central granitoid);
  North zone traced approximately 465 meters down plunge from surface within the East Dyke granitoid body (KBDD11175);
  New typical Kibi-type granitoid hosted vein system discovered at depth within the apparent fold nose developed within the Central granitoid (KBDD11161); and
  Ongoing follow-up trenching on Double 19 zone within extensive Zone 3 gold-in-soil anomaly returns channel sample intercept of 2.27 g/t gold over 36 meters trench-length, including 2 meters grading 22.22 g/t gold, in trenches TAD022 to ADRS001.

These drill results are part of our 2011 drill program of our Kibi gold project. The 26 holes (KBDD11151 to KBDD11176) include: 6 holes (2,148 meters) on the Big Bend zone; 5 holes (1,157 meters) on the East Dyke zone; 7 holes (1,290 meters) on the Mushroom zone – Upper Central granitoid; 2 holes (433 meters) on the South Ridge granitoid zone; 2 holes (510 meters) on the recently defined Road Cut zone; and 4 geology/exploration holes (1175 meters) designed to further define the geometry of Zone 2 diorite bodies.

Big Bend Zone (Central Granitoid)

Drilling included 6 holes (2,148 meters) on the Big Bend zone, including: 3 holes designed to further delineate/infill the gold zone (KBDD11160, KBDD11171, KBDD11172); 2 holes targeting the down plunge extension of the mineralization along the northwestern limb of the trough-like flexure (i.e. Big Bend) developed within the Central granitoid body (KBDD11169 to 170); and 1 hole (KBDD11161) drilled down the plunge of the zone to obtain additional structural information on the multiple en-echelon vein package system and to test the continuity of the mineralization down plunge.

Hole KBDD11172 consisting of a southwest trending borehole designed to further delineate the western extremity of the Big Bend zone, along the north-western limb of the trough-like flexure developed within the Central granitoid body, returned a high grade mineralized intercept grading 5.47 g/t gold over 17 meters, including 4 meters grading 12.66 g/t gold, from a down-hole depth of 127 meters. This mineralization exhibited good continuity with an intercept of 27.13 meters grading 2.12 g/t gold, including 4.01 g/t gold over 6.93 meters in KBDD10070, lying approximately 40 meters above and 20 meters to the south of the KBDD11172 intercept.

Hole KBDD11170 consisting of a deep exploratory borehole targeting the down plunge extension of the mineralization along the north-western limb of the trough-like flexure intersected several exploration significant intercepts distributed over an approximately 100 meter core-length from a down-hole depth of 243 meters, including 8 meters grading 1.10 g/t gold; approximately 175 meters down plunge from the KBDD11172 intercept.

Hole KBDD11161 was drilled down the plunge of the Big Bend zone, parallel to and approximately 75 meters to the southeast of similar down-plunge hole KBDD11134; with these down-plunge boreholes designed to obtain additional structural information on the multiple en-echelon vein package system, to test the continuity of the mineralization down plunge, and to serve as pilot holes to permit better targeting of deeper holes along the down plunge extension of the zone. The ENE-trending borehole (070o/-55o) was collared along the inner footwall margin of the host granitoid body, along the eastern limb of the trough-like flexure, and allowed to run unaided down the plunge and diagonally across (down dip) the system of stacked, approximately 70o northerly dipping, mineralization sheets. KBDD11161 remained within the confines of the host Central granitoid body for its entirety; with technical difficulties forcing the borehole to be abandoned within a new mineralization zone at a down-hole depth of 537 meters.

Hole KBDD11161 yielded multiple mineralized intervals, ranging from 10 meters to 45 meters in core length, reflecting the en-echelon style vein packages forming the Big Bend zone mineralization, including: 1.50 g/t gold over 28 meters from a down hole depth of 3 meters; 1.22 g/t gold over 20 meters from a down hole depth of 116 meters; 2.0 g/t gold over 45 meters from a down hole depth of 159 meters; 1.57 g/t gold over 35 meters from a down hole depth of 231 meters; and 1.40 g/t gold over 25 meters from a down hole depth of 283 meters (see Table 1). The array of mineralized intervals produced a length weighted average grade of 1.60 g/t gold over a cumulative core length of 185 meters, and the hole returned 1.03 g/t gold, including internal dilution, over a 305 meter core length (3 meters to 308 meters); exemplifying the down plunge continuity of the Big Bend zone gold mineralization.

Technical difficulties forced KBDD11161 to be abandoned at the 537 meter mark within a zone of typical Kibi-type quartz-albite-carbonate-sulphide veining; with the bottom 11 meters of the borehole returning 1.23 g/t gold, including 2 meters grading 2.79 g/t gold. This new mineralization zone lies at a vertical depth of approximately 400 meters, approximately 160 meters east of the deepest down plunge extent of the Big Bend zone, within the apparent fold nose developed within the Central Granitoid.

At the time, significant gold mineralization had been traced over an approximately 325 meter strike length and an approximately 500 meter down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicated that the Big Bend zone consisted of north-easterly plunging, en-echelon, mineralized vein packages appearing to be developed along a trough-like flexure within the Central granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

East Dyke – North Zone

Drilling efforts on the East Dyke included a deep hole targeting the down plunge extension of the mineralized system and a delineation hole in the upper portion of the zone. KBDD11175 consisting of a deep, westerly trending borehole collared on the eastern, hanging wall flank of the East Dyke granitoid returned typical granitoid hosted quartz-albite-carbonate-sulphide veining intercepts grading 0.88 g/t gold over 7 meters and 1.14 g/t gold over 10 meters from down-hole depths of 359 meters and 385 meters; approximately 145 meters further down plunge than the previous extent of the mineralization.

To date, significant gold mineralization had been traced over an approximately 150 meter strike length and a 465 meter down plunge distance along the North zone of the East Dyke granitoid (i.e. East Dyke – North zone). Drilling to date indicated that the north zone consisted of a northerly plunging (approx. 65o) mineralized vein package appearing to be developed at a flexure in the host granitoid body.

Hole KBDD11176 designed to further define the northern extent of the East Dyke – North zone at a vertical depth of approximately 160 meters returned a significant mineralized intercept of 24.5 meters grading 3.43 g/t gold, including 4.70 g/t gold over 17 meters. This mineralization exhibited good continuity with an intercept of 14 meters grading 2.36 g/t gold in KBDD11106, approximately 45 meters to the east; and intercepts of 1.41 g/t gold over 26 meters and 1.62 g/t gold over 41 meters, including 20 meters grading 2.18 g/t gold, in holes KBDD11142 and KBDD11143, approximately 35 meters and 105 meters below the KBDD11176 intercept.

Mushroom Zone (Upper Central Granitoid)

Holes KBDD11151, KBDD11153 –KBDD11154, KBDD11157, and KBDD11158 were designed to further test the recently defined Mushroom zone; following a significant, near surface intercept of 4.88 g/t gold over 16 meters yielded by hole KBDD11117. Drilling to date appeared to indicate that the Mushroom zone consisted of a northeast plunging, en-echelon, vein system spatially related to a constriction in the south-eastern portion of the Upper Central granitoid body; with present hole KBDD11154 tracing the mineralization to a down-plunge depth of approximately 190 meters.

Hole KBDD11151 consisting of a southwest trending borehole targeting the down-plunge extension of the KBDD11117 intercept from a collar position on the north-eastern, hanging wall flank of the host granitoid body returned a mineralized intercept of 2.45 g/t gold over 15 meters from a down-hole depth of 110 meters, approximately 50 meters down plunge of the KBDD11117 intercept. The mineralization zone was also tested in a west-northwest direction by KBDD11157 which yielded an intercept of 2.82 g/t gold over 20 meters from a down-hole depth of 92 meters, approximately 20 meters below and 10 meters west of the KBDD11151 intercept.

Hole KBDD11154 consisted of the re-drilling (i.e. twinning) of KBDD11153 which was abandoned at 128 meters due to technical difficulties; with the boreholes having the same basic trace down to the 128 meter mark. KBDD11154 was drilled to a final depth of 344 meters. The northeast trending boreholes, drilled down the dip extension of the host granitoid body to obtain additional information on the structural controls of the mineralization, dissected the extensive system of south-westerly dipping, sheeted quartz veining in a down-plunge fashion along the mineralization shoot. These holes were collared adjacent to hole KBRC09060, a due east trending scout reverse circulation (RC) borehole, which returned an intercept from surface of 39.0 meters grading 9.23 g/t gold uncut (3.54 g/t gold cut). KBDD11154 returned a mineralized intercept of 81 meters grading 1.52 g/t gold from a down-hole depth of 3 meters, including 2.94 g/t gold over 13.5 meters, 2.56 g/t gold over 19 meters, and 2.21 gold over 10 meters. The borehole also yielded additional intercepts of 7 meters grading 2.20 g/t gold and 6.23 g/t gold over 1 meter from down-hole depths of 169 meters and 190 meters.

Double 19 Zone (Zone 3 Gold-In-Soil Anomaly)

Gold assay results for the first two trenches (109 meters) of an ongoing trenching program to follow-up on very encouraging 2008 trenching and 2009 scout reverse circulation (RC) drilling results on the Double 19 zone, located at the south-eastern extremity of the approximately 1,250 meter long Zone 3 gold-in-soil trend; approximately 600 meters southwest of the South Ridge zone on the Zone 2 gold-in-soil anomaly, are noted hereunder. The trenching program is designed to further define the geometry of the host diorite body and the structural controls of the mineralization in preparation for diamond drilling in the first quarter of 2012.

Trench TAD022 (58 m) and road cut ADRS001 (51 meters) consisting of southeast and northwest trending excavations with a common start point yielded a combined channel sample intercept of 2.27 g/t gold over a 36 meters trench-length, including 2 meters grading 22.22 g/t gold, approximately 40 meters southwest of the TAD019 discovery trench. The Double 19 zone is characterized by an extensive system of granitoid-hosted, NE-trending, moderately NW-dipping, sheeted quartz veins exhibiting a spatial relationship with northeasterly trending shearing.

For reference purposes, reverse circulation (RC) hole KBRC09019 targeting the TAD019 trench returned a mineralized intercept of 30 meters grading 3.52 g/t gold, including 6.47 g/t gold over 14 meters, from a down-hole depth of 8 meters; with the discovery trench yielding a channel sample intercept of 4.93 g/t gold over a 45 meters trench-length, including 12 meters grading 10.12 g/t gold.

As at the year ended December 31, 2011, 80 holes totaling 21,795 meters have been completed by our company in our 2011 drill program.

2012 Diamond Drill Program

As at the date of this proxy statement/prospectus, in connection with our 2012 drill program or our Kibi gold project, we have received the assay results noted hereunder.

Initial Results of 2012 Drill Program

The 14 holes (KBDD11178 to KBDD12191) reported in Table 1 include: 2 holes (2,148 meters) on the East Dyke – North zone; Big Bend zone; 5 holes (1,157 meters) on the East Dyke zone; 7 holes (1,290 meters) on the Mushroom zone – Upper Central granitoid; 2 holes (433 meters) on the South Ridge granitoid zone; 2 holes (510 meters) on the recently defined Road Cut zone; and 4 geology/exploration holes (1,175 meters) designed to further define the geometry of Zone 2 diorite bodies.

Highlights of the drill results reported include:

  25 meters grading 1.96 g/t gold, including 2.79 g/t gold over 9 meters, in KBDD12189 from 195 meters down- hole (Big Bend zone);

  23 meters grading 1.50 g/t gold, including 2.80 g/t gold over 6 meters, in KBDD12187 from 331 meters down- hole (Big Bend zone);

  Work on an initial NI 43-101 - compliant mineral resource estimate on the Big Bend and East Dyke gold zones of the Kibi project’s Zone 2 has commenced by SEMS Exploration Services Ltd of Accra, Ghana.

The above drill results correspond to boreholes drilled in the latter part of 2011 and January 2012, designed to delineate/infill the Big Bend zone – Central granitoid and East Dyke –north zone; as well as to further test the southern portion of the East Dyke granitoid and a coincidental geophysical/geochemical anomaly lying to the south of the approximately 1,200 meter long by 500 to 800 meter wide Zone 2 gold-in-soil anomaly of our Kibi gold project. Holes reported above encompass KBDD11177 to KBDD12189 and KBDD12191, including: 6 holes (1,932 meters) on the Big Bend zone; 3 holes (537 m) on the East Dyke - North zone; 2 holes (430 meters) on the southern extension of the East Dyke granitoid; and 3 holes (435 meters) on the aforementioned induced polarization (IP) / gold-in-soil target. These 14 holes (3,334 meters) include 2 holes abandoned before reaching their targets due to technical difficulties, including: KBDD11182 (17.5 meters) which was re-drilled by KBDD11183; and KBDD11185 (83.5 meters) re-drilled by KBDD12186.

The present drilling includes 6 holes (1,932 meters) on the Big Bend zone, including: 4 holes designed to further delineate/infill the lower extension of the gold zone at vertical depths of approximately 190 meters to 315 meters, approximately 300 meters to 425 meters down plunge from surface; and 1 structural modeling hole designed to further establish the geometry/attitude of the mineralized en-echelon vein package system. Highlights from the down plunge delineation/infill drilling on the Big Bend zone include: 25 meters grading 1.96 g/t gold, including 2.79 g/t gold over 9 meters, from a down-hole depth of 195 meters in KBDD12189; and 23 meters grading 1.50 g/t gold, including 2.80 g/t gold over 6 meters, from a down-hole depth of 331 meters in KBDD12187.

Hole KBDD11183 consisting of a NE-trending (055o/-73o) borehole collared within the central portion of the Big Bend zone was intentionally drilled down dip between mineralized sheets to help further establish the apparent, steep (70o), northerly dipping, en-echelon vein package geometry of the mineralized system. As designed KBDD11183 appears to have descended down dip between the mineralized sheets; with the borehole appearing to intermittently skirt and/or obliquely pierce the footwall of the auriferous vein package to the north. KBDD11183 yielded multiple mineralized intercepts, ranging from 5 meters to 30 meters in core-length, extending from a down-hole depth of 28 meters to 224 meters, including: 1.84 g/t gold over 17 meters from a down-hole depth of 28 meters; 1.74 g/t gold over 26 meters, including 7 meters grading 4.01 g/t gold, from a down-hole depth of 128 meters; and 2.01 g/t gold over 30 meters, including 9 meters grading 4.53 g/t gold, from a down-hole depth of 195 meters.

To date significant gold mineralization has been traced over an approximately 325 meter strike length and an approximately 500 meter down plunge distance from surface along the Big Bend gold zone hosted by the Central granitoid body. Drilling to date indicates that the Big Bend zone consists of north-easterly plunging, en-echelon, mineralized vein packages appearing to be developed along a trough-like flexure within the Central granitoid body. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

The 10 holes (KBDD11178 to KBDD12191) reported in Table 1 total 2,293 meters from the Double 19 zone on Zone 3 of our Kibi gold project.

Highlights of the drill results and ongoing exploration activities reported include:

  12 meters grading 10.32 g/t gold in KBDD12198 from 18 meters down-hole on newly defined Double 19 zone (Zone 3 – East);

  26 meters grading 3.06 g/t gold, including 5.67 g/t gold over 10 meters, in KBDD12205 from 33 meters down- hole (Double 19 zone);

  Drilling / trenching to date appears to indicate that the Double 19 zone consists of a ENE-plunging, en-echelon, mineralized vein system traced to date over an approximately 165 meter strike length and an approximately 150 meter down plunge distance from surface;

  Scout drilling on Zone 4 identifies prominent, pyritic/graphitic shear zone centred on quartz feldspar porphyry sill; mineralized shear traced over an approximately 300 meter strike length and a 160 meter down-dip extension to date by 5 boreholes (Orange No. 5 zone);

  Scout trenching and deep hand auger sampling scheduled to begin this week on newly defined 1,200 meter long by 150 to 250 meter wide Akwadum South and Akim Apapam gold-in-soil anomalies identified by the ongoing Phase II soil program.

A map depicting the location of the Double 19 zone in connection with the mineralization zones can be viewed on our company’s website at www.xtragold.com.

Double 19 Zone (Zone 3 – East Gold-In-Soil Anomaly)

The above drill results on the Double 19 zone correspond to a February 2012, 10 hole (2,293 meters) drill campaign designed to follow-up on very encouraging trenching and 2009 scout reverse circulation (RC) drilling results. The Double 19 zone lies at the south-eastern extremity of the approximately 1,250 meter long Zone 3 gold-in-soil trend, approximately 600 meters southwest of the South Ridge zone on the Zone 2 gold-in-soil anomaly. See the map depicting the location of the Double 19 zone in connection with the mineralization zones which is available for viewing on our company’s website. The drilling was designed to further define the mineralization along strike and at depth, gain additional insight on the mineralization’s structural setting, and further delineate the geometry of the host diorite body.

The above drilling tested the mineralized veining system over an approximately 100 meter strike distance and an approximately 80 meter down plunge extension from surface. Drilling highlights include: a near surface, saprolite (oxide) intercept of 16.5 meters grading 4.35 g/t gold from a down-hole depth of 4.5 meters in hole KBDD12208 designed to undercut the trench TKB022-ADRS003 mineralized intercept at the WNW extremity of the zone; a saprolite (oxide) intercept of 12 meters grading 10.32 g/t gold from a down-hole depth of 18 meters in KBDD12198 within the central portion of the zone; and intercepts of 19 meters grading 3.26 g/t gold and 26 meters grading 3.06 g/t gold from down-hole depths of 36 meters and 33 meters in holes KBDD12203 and KBDD12205 at the ENE extremity of the zone (drill fence with 30 meter collar separation). All holes, with the exception of KBDD12204 (NW-trending), consist of SE-trending boreholes with -50o to -70o inclinations. Gold mineralization is associated with quartz-albite-carbonate-sulphide veining developed within a rock body of quartz diorite composition.

Current ongoing drilling has traced the mineralization an additional 50 meters to the ENE of the KBDD12201-KBDD12203-KBDD12205 section in holes KBDD12231, KBDD12233, and KBDD12234; with these holes still in the process of being logged and sampled. Drilling / trenching to date appears to indicate that the Double 19 zone consists of a ENE-plunging, en-echelon, mineralized vein system traced to date over an approximately 165 meter strike length and an approximately 150 meter down plunge distance from surface.

Orange No. 5 Shear Zone (Zone 4 Gold-In-Soil Anomaly)

Recent scout drilling efforts to test high priority geophysical, soil geochemical, and geological targets along the 3.5 kilometer long Zone 4 gold trend located within the south-western portion of the Apapam mining lease identified a prominent sulphide-bearing shear zone centered on a strongly iron-carbonate altered quartz feldspar porphyry sill emplaced along and/or proximate to the contact between intercalated greywacke/siltstone and graphitic phyllite rock sequences.

The NE-trending, pyritic/graphitic, Orange No. 5 shear zone has thus far been traced over an approximately 300 meter strike length and an approximately 160 meter down-dip extension from surface (approximately 125 meters vertical) by 5 boreholes. The mineralized structure exhibits a high chargeability / high conductivity induced polarization signature and is spatially associated with a prominent Versatile Time Domain Electromagnetic (VTEM) resistivity/conductivity break. The spatial relationship of the Orange No. 5 shear zone with a quartz feldspar porphyry sill body constitutes a classical orogenic lode gold setting and demonstrates the multi-style mineralization potential of our Kibi gold project. Assay results for the 5 holes are pending from the laboratory.

Akwadum South / Akim Apapam Gold-In-Soil Anomaly Proofing

The ongoing 2011 – 2012 Phase II Apapam soil sampling program has produced 2 prominent, tight/linear, gold-in-soil anomalies persistently traceable over lengths of 1,200 meters and extending over widths of 150 meters to 250 meters, including: the Akwadum South anomaly located at the southeast extremity of the Apapam mining lease; and the Akim Apapam anomaly located within the central portion of the namesake reconnaissance license.

These gold-in-soil anomalies exhibit spatial relationships with areas of structural complexity identified by an aeromagnetic (+/- VTEM, Radiometric) - based regional structure study conducted by SRK Consulting (Canada) Inc. in 2011 on behalf of Xtra-Gold; particularly with intersections between major D2-D5 fault corridors and major, late, E-W trending D6 faults. A scout trenching and deep hand auger (5 meters) sampling program designed to test the subsurface geochemical signature and geological setting of the Akwadum South and Akim Apapam gold-in-soil anomalies is scheduled for initiation on or around April 27, 2012.

A mineralization map is available on our company’s website at www.xtragold.com.

Double 19 Gold Shoot on Zone 3

Recent diamond drilling indicates good down-plunge continuity of gold grades on the Double 19 Shoot on Zone 3 of our Kibi gold project. The assay results for a three hole (KBDD12231, KBDD12233 and KBDD12234) drill section totaling 489 meters successfully expanded the high grade Double 19 gold shoot to a down-plunge distance of approximately 150 meters from surface.

Highlights of the drill results and ongoing exploration activities reported include:

  50.5 meters grading 2.03 g/t gold, including 4.71 g/t gold over 14 meters, in KBDD12231 from 57.5 meters down-hole (Double 19 Shoot);

  28 meters grading 3.14 g/t gold, including 5.01 g/t gold over 12 meters, in KBDD12233 from 39 meters down-hole (Double 19 Shoot);

  drilling / trenching to date appears to indicate that the high grade Double 19 gold shoot consists of a moderately, ENE-plunging vein system centred on an apparent fold nose developed within the host diorite body; with the gold shoot having an asymmetrical convex geometry possibly reflecting a fold-hinge stockwork vein zone; and

  2 new, typical Kibi-type, diorite – hosted, quartz stockwork systems discovered proximal to Double 19 gold shoot within Zone 3 – East gold-in-soil anomaly.

The Double 19 gold shoot lies at the south-eastern extremity of the approximately 1,250 meters long Zone 3 gold-in-soil trend, approximately 600 meters southwest of the South Ridge zone on the Zone 2 gold-in-soil anomaly. A map depicting the location of the Double 19 shoot in relation to the Zone 2 mineralization zones has been posted on our company’s website.

The present drilling located approximately 50 meters northeast of the KBDD12201-203-205 section was designed to further test the down-plunge extension of the mineralization and gain additional insight on the geometry and structural controls of the gold shoot. The KBDD12201-203-205 section yielded mineralized intercepts of 19 meters grading 3.26 g/t gold and 26 meters grading 3.06 g/t gold, including 5.67 g/t gold over 10 meters in holes KBDD12203 and KBDD12205 (see Table 1).

The 3 hole, scissor-pattern, drill section encompasses a SE-trending borehole (KBDD12231) and a pair of NW-trending, vertical fan boreholes (KBDD12233 to KBDD12234) collared approximately 80 meters to the southeast, and at a 30 meter lower elevation, than the KBDD12231 collar position. Hole KBDD12231 (-55o) returned a mineralized intercept of 50.5 meters grading 2.03 g/t gold, including 4.71 g/t gold over 14 meters, from a down-hole depth of 57.5 meters. The upper KBDD12233 borehole (-60o) of the KBDD12233-234 vertical fan pattern returned an intercept of 28 meters grading 3.14 g/t gold, including 5.01 g/t gold over 12 meters, from a down-hole depth of 39 meters, and the steeper KBDD12234 hole (-75o) yielded an intercept of 26.8 meters grading 2.69 g/t gold, including 4.73 g/t gold over 11 meters, from a down-hole depth of 35.5 meters, with both these intercepts cross-cutting the lower portion of the KBDD12231 mineralized intercept. Borehole KBDD12233 returned a second, deeper intercept of 10 meters grading 1.47 g/t gold from a down-hole depth of 138 meters but insufficient drilling information is available at this time to determine if this mineralization forms part of the Double 19 shoot or reflects a new deeper gold zone.

Drilling / trenching to date appears to indicate that the Double 19 shoot consists of a moderately, ENE-plunging vein system centred on an apparent fold nose developed within the host diorite body; with the gold shoot having an asymmetrical convex geometry possibly reflecting a fold-hinge stockwork vein zone. These drilling results extend the Double 19 shoot to a down-plunge distance of approximately 150 meters from surface; with the relatively shallow vertical depths of the mineralized intercepts reflecting the position of the zone along a steep slope exhibiting approximately 80 meters in topographical relief.

Recent trenching efforts on the Zone 3 – East gold-in-soil anomaly discovered two new, typical Kibi-type, diorite – hosted, quartz stockwork systems located approximately 100 meters west-southwest (trench TAD031) and 250 meters north-northwest (trench TAD036) of the Double 19 gold shoot, respectively. Assay results for these trenches are pending from the laboratory. Mechanized trenching and geological mapping is currently ongoing on these new prospective zones to further define the structural controls of the mineralization and the geometry of the host diorite bodies.

Table 1
Significant Drill Intercepts – Kibi Gold Project
Zone 1, Zone 2 and Zone 3 East
(current to June 19, 2012)
Hole ID	From (meters)	To (meters)	Core Length(1) (meters)	Gold Grams Per Tonne	(Gold) Zone/Target	Comments
Phase I Drill Program: Zones 1 and 2 (gold-in-soil anomaly)					(1) Reported intercepts are core-lengths; true width of mineralization is unknown at this time. (2) GRD granitoid hosted/associated VG visible gold noted
KBD08001	107	108	1	8.77	East Dyke
and	132	133	1	13.65
KBD08002	no significant results				East Dyke
KBD08003	22.5	35	12.5	2.04	East Dyke	GRD (2)
including	22.5	24	1.5	5.51
including	29	32	3	3.65
KBD08004	76	88	12	8.49	East Dyke	GRD (2)
including	76	77	1	28.50
including	77	78	1	42.40
including	80	85	5	5.64
KBD08005	22	39	17	1.18	Mushroom	GRD (2)
including	33	39	6	2.04
and	45	60	15	1.02		GRD (2)
KBD08006	116	117	1	31.30	Mushroom	VG (2)
KBD08007	65	78	13	1.02	Mushroom	GRD (2)
including	72	76	4	2.06
KBD08008	15	60	45	1.01	South Ridge	GRD (2)
including	37	49	12	2.01		VG (2)
KBD08009	no significant results				South Ridge
KBD08010	47	54	7	4.83	East Dyke	GRD (2)
and	58	59	1	9.58
KBD08011	106	116	10	1.01	East Dyke
including	115	116	1	4.53
KBD08012	46.6	72	25.4	2.11	Big Bend	GRD, VG (2)
including	63	72	9	3.95
and including	63	64	1	13.60

Hole ID	From (meters)	To (meters)	Core Length(1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
KBD08013	72	87	15	0.87	Big Bend	GRD (2)
and	96	129	33	1.28		GRD (2)
including	98.3	105	6.7	2.40
including	122	128	6	2.70
KBD08014	115	131	16	2.24	Big Bend	GRD (2)
including	116	126	10	3.23		VG (2)
KBD08015	20	35	15	2.78	Big Bend	GRD (2)
including	27	34	7	5.06
and including	32	33	1	9.48
and	42	45	3	2.37		GRD (2)
and	63	64	1	16.40		GRD (2)
KBD08016	no significant results				Zone 1
KBD08017	82.5	96	13.5	1.43	Zone 1
and	115	121	6	1.04
and	135	143	8	1.02
KBD08018	no significant results				Zone 1
Zone 3 – Reverse circulation (RC) holes KBRC09019 to KBRC09041
KBRC09019	12	42	30	3.52	Zone 3 – East - Trench TAD007	mining lease
including	16	30	14	6.47
and including	26	30	4	14.27
and including	16	17	1	15.00
and including	26	27	1	19.10
and including	29	30	1	25.10
KBRC09020	36	39	3	1.01	Zone 3 – East - Trench TAD007	mining lease
and	58	60	2	4.10
KBRC09021	5	14	9	0.94	Trench TAD001-004	staking application (3)
including	5	6	1	4.92
and	30	36	6	0.74
KBRC09022	no significant results				Trench TAD014	staking application (3)
KBRC09023	26	30	4	4.86	Trench TAD001-004
KBRC09024	0	8	8	4.95	Trench TAD001-004	staking application (3)
including	0	1	1	32.90
and	24	46	22	0.29
and	73	74	1	3.12
KBRC09025	22	29	7	0.91	Trench TAD014	staking application (3)
KBRC09026	no significant results				Trench TAD001-004	staking application (3)
KBRC09027	27	42	15	1.18	Trench TAD001-004	staking application (3)
including	34	37	3	4.09
and	62	68	6	1.03
KBRC09028	48	60	12	0.25	Trench TAD001-004	staking application (3)
and	76	85	9	0.52
KBRC09029	5	35	30	0.84	Trench TAD001-004	staking application (3)

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
KBRC09030	30	43	13	0.67	Trench TAD016	mining lease
including	31	36	5	1.21
and	59	70	11	0.42
including	68	70	2	1.59
KBRC09031	19	26	7	0.74	Trench TAD015-021	mining lease
including	22	24	2	1.63
KBRC09032	126	146	20	0.33	Trench TAD015-021	mining lease
including	126	132	6	0.66
KBRC09033	no significant results				Trench TAD016	staking application (3) mining lease
KBRC09034	4	9	5	0.54	gold-in-soil anomaly	staking application (3) mining lease
KBRC09035	no significant results				Trench TAD001-004	staking application (3)
KBRC09036	1	20	19	0.67	Trench TAD001-004	staking application (3)
including	5	13	8	1.00
KBRC09037	3	10	7	0.36	Trench TAD001-004	staking application (3)
and	47	75	28	0.87
including	47	53	6	1.99
KBRC09038	61	92	31	0.57	Trench TAD001-004	staking application (3)
including	61	70	9	1.01
and including	62	63	1	3.64
KBRC09039	23	24	1	39.80	Zone 3 – East – Trench TAD019	mining lease
KBRC09040	no significant results				Zone 3 – East – Trench TAD007	mining lease
KBRC09041	no significant resultst				Zone 3 – East – Trench TAD007	mining lease

Note:
(3) Staking application formally received by the Minerals Commission of Ghana on November 19, 2009 and is currently being processed, thus securing our priority staking but there is no absolute assurance that this parcel of ground will be granted to us.

Zone 2 – Reverse circulation (RC) holes KBRC09042 to KBRC09056
KBRC09042	19	37	18	2.97	Zone 2 – East Dyke – Trench TKB005
including	23	31	8	6.32
and including	23	24	1	13.90
and including	28	29	1	12.70
KBRC09043	23	34	11	2.27	Zone 2 – East Dyke – Trench TKB005
including	25	29	4	5.27
KBRC09044	25	27	2	2.29	Zone 2 – East Dyke – Trench TKB005
KBRC09045	22	32	10	2.48	East Dyke – Trench TKB005
including	22	26	4	4.05
KBRC09046	41	54	13	1.04	East Dyke – Trench TKB005
including	41	44	3	2.24
KBRC09047	0	23	23	6.29	East Dyke – Trench TKB005
including	0	10	10	8.66
and including	0	1	1	10.90
and including	1	2	1	11.60

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
and including	3	4	1	12.65
and including	8	9	1	14.30
and including	9	10	1	13.50
including	13	14	1	11.15
KBRC09048	no significant results				Central granitoid – Trench TKB004
KBRC09049	52	53	1	7.53	Big Bend – Trench TKB004
and	63	65	2	3.48
KBRC09050	51	56	5	1.98	Big Bend – Trench TKB004
including	51	52	1	4.31
KBRC09051	28	37	9	2.69	East Dyke – Trench TKB005
including	31	35	4	4.09
KBRC09052	no significant results				Gold-in-soil anomaly – Trench TKB005
KBRC09053	no significant results				Central granitoid – Trench TKB004
KBRC09054	no significant results				Central granitoid – Trench TKB004
KBRC09055	4	82	78	1.44	Big Bend – Trench TKB004
including	22	35	13	3.26
and including	22	26	4	6.28
and including	22	23	1	11.15
including	56	76	20	2.27
and including	72	75	3	4.83
KBRC09056	25	43	18	1.33	Big Bend – Trench TKB004
including	37	43	6	3.08
and	58	78	20	2.01
including	71	77	6	4.29
Zone 2 – Reverse circulation (RC) holes KBRC09057 to KBRC09068
KBRC09057	anomalous				Mushroom – Trench TKB006
KBRC09058	no significant results				Gold-in-soil anomaly
KBRC09059	29	38	9	0.65	Mushroom – Trench TKB006
including	29	32	3	1.05
KBRC09060	1	40	39	3.54	* Mushroom – Trench TKB006

Notes:
* Gold values cut to 50 grams per tonne (g/t).
“Significant Intercepts” satisfy following criteria: greater than (>) 5.0 grams gold x meter product and >0.5 g/t gold.
“Anomalous” signifies at least one intercept >2.0 grams gold x meter product and >0.25 g/t gold.

including	4	28	24	5.29	*
and including	4	14	10	10.95	*
and including	6	7	1	10.85
and including	8	9	1	22.60
and including	9	10	1	272.00		uncut
KBRC09061	no significant results				Mushroom – Trench TKB006
KBRC09062	9	13	4	4.03	Central granitoid – Trench TKB014E-F
including	9	10	1	9.32

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
KBRC09063	no significant results				Geophysical target
KBRCO9064	no significant results				Geophysical target
KBRC09065	5	8	3	2.40	Mushroom – Trench TKB006
including	6	7	1	4.87
and	54	55	1	3.98
KBRC09066	no significant results				Gold-in-soil anomaly
KBRC09067	14	19	5	1.16	South Ridge – Trench TKB010
including	15	16	1	3.86
and	30	34	4	1.99
including	30	31	1	5.76
KBRC09068	0	76	76	1.62	South Ridge – Trench TKB010
including	4	45	41	2.15
and including	4	24	20	3.36
and including	4	13	9	5.25
and including	4	5	1	19.50
(and including)	41	42	1	10.40
Phase III Diamond Drilling Program – Zone 2
KBDD10069	46	73	27	3.45 *	Big Bend
including	61	62	1	45.50		uncut
KBDD10070	40.47	67.60	27.13	2.12	Big Bend
including	52.40	59.33	6.93	4.01
KBDD10071	22.5	29	6.5	3.99	Big Bend
KBDD10072	no significant results				Central granitoid
KBDD10073	no significant results				Central granitoid
KBDD10074	23	35.5	12.5	1.70	Big Bend
including	24	26	2	5.64
KBDD10081	30	39	9	3.60	Mushroom
KBDD10085	3	22.5	19.5	1.52	South Ridge
including	9	16.5	7.5	2.83
and	52	59	7	6.18
including	54	55	1	29.50
and	106	107	1	6.08
and	146	177	31	1.37
including	146	163	17	2.13
and	186	195	9	0.57
and	232	244	12	0.75
Note: * Gold values cut to 30 grams per tonne (g/t).
KBDD10086	3	28.5	25.5	1.50	South Ridge
including	3	22.5	19.5	1.91
and	58.5	72	13.5	1.12
and	91	121	30	0.93
including	92	103	11	1.50
and	148	158	10	0.88

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
and	168	176	8	1.27
and	186	233	47	0.58
and including	215	226	11	0.92
KBDD10090	0	23	23	1.74	South Ridge
including	0	15	15	2.50
and	49	69	20	0.95
including	59	69	10	1.41
and	77	82	5	1.78
and	111	183	72	0.93
including	111	120.5	9.5	1.57
including	133	140	7	1.80
including	174	183	9	1.64
and	220	250	30	0.73
including	229	244.5	15.5	1.00
KBDD10091	10.5	122	17	2.42	South Ridge
including	114	121	7	4.96
and including	118	119	1	16.55
KBDD10095	29	31	2	3.97	South Ridge
KBDD10096	60	64	4	4.84	South Ridge
and	90	115	25	0.73
KBDD10099	141	161	20	2.43	Big Bend
including	145	156	11	3.52
and	176	183	7	2.53
including	179	191	2	5.21
KBDD10101	112	170	58	2.46	*
including	112	130	18	2.18
including	142	170	28	3.67
(and including)	143	166	23	4.40
(and including)	144	159	15	5.42
(and including)	144	150	6	10.39
(and including)	144	145	1	29.70
Note: * Intercept encompasses 11.0 meters essentially barren interval (0.03 g/t Au) appearing to reflect a post mineralization dyke (130 meters to 141 meters).
KBDD10103	131	158	27	1.98	Big Bend
including	137	158	21	2.51
(and including)	137	152	15	3.23
and	180	205	25	1.87
including	180	199	19	2.11

Note:
Intercepts constrained with a 0.25 g/t gold minimum cut-off grade at top and bottom of intercept, with arbitrarily set 30 g/t gold upper cut-off grade applied, and maximum of five consecutive meters of internal dilution (less than 0.25 g/t gold). All internal intervals above 15 g/t gold indicated.

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
Phase III Diamond Drilling Program – Zone 2 – East Dyke granitoid
KBDD11105	105	120	15	2.05	East Dyke – North zone
including	107	112	5	4.00
KBDD11106	141	155	14	2.36	East Dyke – North zone
including	144	149	5	5.18
and	162	164	2	15.53	East Dyke – North zone
including	163	164	1	25.20
Phase III Diamond Drilling Program – Big Bend gold zone
KBDD11107	60	63	3	8.44	Big Bend – Central granitoid
including	62	63	1	15.20
and	127	154	27	0.89
including	128	129	1	5.06
KBDD11108	87	91	4	2.12	Big Bend – Central granitoid
and	116	121	5	2.36
including	119	121	2	5.36
and	189	231	42	2.39
including	196	210	14	3.11
including	221	230	9	3.19
KBDD11109	15	16.5	1.5	13.10	Big Bend – Central granitoid
and	91	93	2	5.75
KBDD11110	158	208	50	1.64	Big Bend – Central granitoid
including	175	199	24	2.45
and including	198	199	1	17.75
KBDD11111	94	116	22	1.25	Big Bend – Central granitoid
including	99	105	6	2.70
and	133	151	18	2.09
including	139	146	7	4.18
and	202	203	1	7.35
KBDD11112	130	177	47	0.71	Big Bend – Central granitoid
including	148	168	20	1.17
and including	148	154	6	2.71
and	202	220	18	1.31
including	202	206	4	3.04
and	228	245	17	2.00
including	228	235	7	3.89
KBDD11113	84	136	52	2.42	Big Bend – Central granitoid
including	89	116	27	3.58
and including	93	105	12	6.09
and including	100	101	1	20.40
KBDD11114	3	53	50	1.31	Big Bend – Central granitoid
including	21	41	20	2.21
and including	32	40	8	3.41

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
Big Bend gold zone (Central granitoid) / Mushroom gold zone (Upper Central granitoid)
KBDD11115	156	163	7	4.09	Big Bend – Central granitoid
including	156	157	1	18.35
and	172	196	24	1.31
including	186	195	9	2.37
KBDD11116	abandoned and re-drilled by KBDD11117				Mushroom
KBDD11117	67	83	16	4.88	Mushroom – Upper central granitoid
including	68	78	10	7.38	(newly defined zone)
and including	69	70	1	45.70
KBDD11118	84	95	11	2.57	Mushroom – Upper central granitoid
including	90	95	5	4.23
and	146	147	1	10.55
KBDD11119	60	61.5	1.5	9.30	Mushroom – Upper Central granitoid
KBDD11121	no significant results				IP chargeability/Gold-in-soil anomaly
KBDD11122	78	81	3	3.14	Central granitoid/Junction shear
including	79	80	1	7.59
and	92	93	1	5.15
KBDD11123	173	174	1	32.50	Central granitoid/Junction shear
KBDD11124	no significant results				Central granitoid/SE defomation zone
KBDD11125	27	34	7	0.93	Central granitoid/SE defomation zone
including	33	34	1	4.15
KBDD11126	98	99	1	5.92	Central granitoid/SE defomation zone
KBDD11127	137	140	3	2.21	East Dyke/SE deformation zone
KBDD11128	160	166	6	2.36	East Dyke/Big Bend - Central
					granitoid
including	160	161	1	10.10
and	181	184	3	2.43
Big Bend gold zone (Central granitoid) / East Dyke gold zone
KBDD11129	261	263	2	3.46	East Dyke/Big Bend
KBDD11130	212	229	17	0.98	Big Bend – Central granitoid
including	221	223	2	3.12
KBDD11131	211	237	26	1.75	Big Bend – Central granitoid
including	214	226	12	2.56
and	221	226	5	4.48
KBDD11132	237	243	6	1.72	Big Bend – Central granitoid
and	264	267	3	3.21
and	280	300	20	0.81
including	287	292	5	2.30
KBDD11133	152	168	16	2.25	Big Bend – Central granitoid
including	154	161	7	3.67
and	182	220	38	2.67
including	194	205	11	3.88
and	398	399	1	34.80	new shear zone

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
Note:
Gold intercepts for KBDD11134 drilled down the plunge of Big Bend en-echelon vein package system
KBDD11134	6	32	26	1.51	Big Bend – Central granitoid
including	6	15	9	2.45
and	67	74	7	1.49
and	96	137	41	3.03
including	96	106	10	3.81
including	110	124	14	3.46
including	133	136	3	10.71
and including	134	135	1	15.90
and	147	152	5	1.46
and	173	215	42	1.01
and including	201	211	10	1.92
and	223	265	42	2.04
including	226	235	9	2.79
including	249	261	12	3.31
and	284	287	3	8.70
including	285	286	1	20.10
and	312	385	73	1.06
including	323	342	19	1.80
and	394	404	10	0.75
and	432	459	27	1.01
including	435	442	7	1.97
Length Weighted Average Grade of all Intercepts (over 276 meters cumulative core length)				1.62
and	3	467	464	1.01*
Note: * Length weighted average grade for entire hole including internal dilution, i.e. no internal waste criteria applied.
Big Bend gold zone (Central granitoid) / Mushroom gold zone (Upper Central granitoid)
KBDD11135	155	187	32	1.07	Big Bend – Central granitoid
including	171	181	10	1.97
and	207	213	6	2.32
KBDD11136	134	141	7	0.78	Big Bend – Central granitoid
and	149	181	32	2.41
including	163	180	17	4.01
KBDD11137	154	170	16	1.22	Big Bend – Central granitoid
including	154	161	7	2.44
and	180	195	15	1.84
including	187	194	7	2.73
KBDD11138	170.5	172	1.5	5.18	Big Bend – Central granitoid
and	201	214	13	2.21
including	207	213	6	3.43
and	222	223	1	25.00

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
and	230	253	23	1.12
including	242	247	5	2.80
and	264	265.5	1.5	14.50
KBDD11139	228	236	8	2.83	Big Bend – Central granitoid
and	292.5	305	12.5	1.98

Note:
Intercepts constrained with a 0.25 g/t gold minimum cut-off grade at top and bottom of intercept, with arbitrarily set 30 g/t gold upper cut-off grade applied, and maximum of five consecutive meters of internal dilution (less than 0.25 g/t gold). All internal intervals above 15 g/t gold indicated.

Big Bend gold zone (Central granitoid) / East Dyke gold zone
KBDD11140	162	169	7	1.46	Big Bend – Central granitoid
and	192	207	15 `	1.39
including	192	199	7	2.48
KBDD11141	232	294	62	1.57	Big Bend – Central granitoid
including	241	283	42	2.00
and including	251	270	19	2.76
KBDD11142	200	226	26	1.41	East Dyke/Big Bend - Central granitoid
including	218	226	8	2.37
and	350	356	6	1.98
and	387	407.1	20.1	1.71
and	415	418	3	2.14
and	446	468	22	1.43
including	457	462	5	3.19
KBDD11143	249	290	41	1.62	Easy Dyke
including	258	278	20	2.18
KBDD11144	34	64	30	0.79	Road Cut zone (new zone)
including	45	64	19	1.05
KBDD11146	3	13.5	10.5	2.14	Big Bend – Central granitoid
and	73	74	1	8.23
KBDD11148	452	467	15	1.40	South Ridge
including	452	459	7	2.53
Mushroom gold zone / Big Bend gold zone / East Dyke gold zone
KBDD11151	110	125	15	2.45	Mushroom – Upper Central granitoid
Note: KBDD11153, KBDD11154 and KBDD11161 drilled down the plunge of Mushroom and Big Bend gold zones en-echelon vein package system
KBDD11153	3	86	83	1.35 *	Mushroom – Upper Central granitoid
including	3	18	15	4.13 *	Mushroom – Upper Central granitoid
Note: KBDD11153 abandoned at 128 meters due to technical difficlties
KBDD11154	3	84	81	1.52		extended to 344 meters
including	3	16.5	13.5	2.94
including	37	56	19	2.56
including	68	78	10	2.21

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
and	169	176	7	2.20
and	190	191	1	6.23
Note: KBDD11154 (344 meters) re-drilling of KBDD11153 with holes having same trace over upper 128 meters
KBDD11157	92	112	20	2.82	Mushroom – Upper Central granitoid
KBDD11158	108	122	14	1.07	Mushroom – Upper Central granitoid
KBDD11160	13.5	28	14.5	1.70	Big Bend – Central granitoid
and	45	61	16	1.51
KBDD11161	3	31	28	1.50	Big Bend – Central granitoid
and	77	95	18	0.84
and	116	136	20	1.22
and	144	150	6	2.40
and	159	204	45	2.00
including	176	177	1	17.00
and	214	224	10	2.07
and	231	266	35	1.57
and	283	308	25	1.40
and	526	537	11	1.23
including	527	529	2	2.79	Central granitoid – New Zone
Note: KBDD11161 abandoned in mineralization at 537 meters due to technical problems
Length Weighted Average Grade of all Big Bend zone				1.60
Intercepts in KBDD11161 (over 185 meters cumulative core length form 3 meters to 308 meters)
	3	308	305	1.03	*
* Length weighted average grade for KBDD11161 (3 meters to 308 meters) including inetrnal dilution (no internal waste criteria applied)
KBDD11163	79	96	17	1.50	South Ridge
including	80	84	4	3.71
KBDD11164	36	39	3	3.13	South Ridge
and	109	112	3	2.34
and	177	178	1	40.80
KBDD11167	40	44	4	4.40	East Dyke
KBDD11168	28.5	30	1.5	7.11	East Dyke
and	42	43	1	3.40
and	92.5	98	5.5	1.27
KBDD11170	243	251	8	1.10	Big Bend – Central granitoid
including	248	250	2	3.43	Big Bend – Central granitoid
and	269	272	3	1.37
and	342	350	8	0.69
KBDD11171	150	166	16	2.38	Big Bend – Central granitoid
including	158	159	1	18.53
and	183	184	1	7.05
KBDD11172	127	144	17	5.47	Big Bend – Central granitoid
including	129	133	4	12.66
and including	129	130	1	19.11

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
and including	132	133	1	21.43
KBDD11174	3	18	15	0.79	Road Cut zone
and	60	64	4	2.14
KBDD11175	359	366	7	0.88	East Dyke
and	385	395	10	1.14
KBDD11176	165.5	190	24.5	3.43	East Dyke
including	167	184	17	4.70
and including	170	171	1	23.50
Zone 2: Big Bend gold zone / East Dyke gold zone
KBDD11178	146	147	1	11.40	East Dyke – North
KBDD11179	92	107	15	0.95	East Dyke – North
including	104	106	2	2.11
and	124	125	1	10.20
KBDD11180	77	86	9	1.02	East Dyke – South
including	80	82	2	2.96
and	145	149	4	2.21
KBDD11183	28	45	17	1.84	Big Bend
including	28	31	3	8.49
and	71	76	5	1.52
and	128	154	26	1.74
including	142	149	7	4.01
and	195	225	30	2.01
including	215	224	9	4.53
and including	222	223	1	29.40

Note: KBDD11183 intentially drilled down dip between en-echelon veie packages to further establish geometry/attitude of mineralized sheets; with the borehole appearing to intermittently skirt and/or obliquiely pierce the footwall of the vein package to the north.

KBDD11184	323	358	35	0.80	Big Bend
including	351	358	7	1.81
and	373	386	13	0.44
KBDD11185	68.6	73.1	4.5	1.41	Gold-in-soil / IP anomaly
KBDD12186	182	193	11	1.46	Gold-in-soil / IP anomaly
including	182	184	2	3.36
KBDD12187	331	354	23	1.50	Big Bend
including	332	338	6	2.80
and	360	373	13	0.54
KBDD12188	31.6	43.6	12	0.95	Gold-in-soil / IP anomaly
including	31.6	36.1	4.5	1.52
KBDD12189	195	220	25	1.96	Big Bend
including	203	220	17	2.36
and including	211	220	9	2.79
KBDD12191	322	327	5	1.75	Big Bend

Hole ID	From (meters)	To (meters)	Core Length (1) (meters)	Gold Grams Per Tonne	Zone/Target	Comments (2)
Double 19 Zone (Zone 3 – East)
KBDD12192	56	63	7	2.00
and	110	111	1	23.45
KBDD12194	no significant results
KBDD12198	18	30	12	10.32	saprolite (oxide)
including	24	24.5	1.5	16.93
KBDD12200	19.5	24	4.5	1.82	transition zone
KBDD12201	86	90	4	5.85
including	88.3	89	0.7	20.50
and	112	113	1	5.11
KBDD12203	36	55	19	3.26
including	46	55	9	4.16
and	73	74	1	5.39
KBDD12204	no significant results
KBDD12205	33	59	26	3.06	transition zone – fresh
including	41	51	10	5.67
KBDD12206	no significant results
KBDD12208	4.5	21	16.5	4.35	saprolite (oxide)
including	15	19.5	4.5	7.11
Double 19 Gold Shoot (Zone 3 – East)
KBDD12231	57.5	108	50.5	2.03	fresh rock (sulphide)
including	69	96	27	3.15
and including	73	87	14	4.71
KBDD12233	39	67	28	3.14	fresh rock (sulphide)
including	54	66	12	5.01
and	138	148	10	1.47
including	139	142	3	3.05
KBDD12234	35.5	62.3	26.8	2.69	fresh rock (sulphide)
including	38	49	11	4.73

Gold Intercept Reporting Criteria

Unless otherwise indicated, “Reported Intercepts” represent core-lengths; true width of mineralization is unknown at this time. Individual sample results were length weighted to yield average composite interval grades as reported. Unless otherwise indicated “Significant Intercepts” satisfy following criteria: greater than (>) 5.0 gram gold x meter product and > 0.5 g/t gold. “Anomalous” signifies at least one intercept > 2.0 gram gold x meter product and > 0.25 g/t gold. Unless otherwise indicated intercepts are constrained with a 0.25 g/t gold minimum cut-off grade at the top and bottom of the intercept, with no upper cut-off grade applied, and a maximum of five consecutive meters of internal dilution (less than 0.25 g/t gold). All internal intervals yielding above 15 g/t gold are indicated within the intersection.

Quality-Control Program

We have implemented a quality-control program to ensure best practice in the sampling and analysis of the drill core, reverse circulation (RC) samples and trench channel samples. Drill core is HQ diameter (63.5 millimeters) in upper oxidized material (regolith) and NQ diameter (47.6 millimeters) in the lower fresh rock portion of the hole. Drill core is saw cut and half the core is sampled in standard intervals. The remaining half of core is stored in a secure location. Reverse circulation (RC) samples are taken at one meter intervals under dry drilling conditions by experienced geologists, with all samples weighed on site. Trench samples consist of continuous, horizontal channels collected from a canal excavated along the bottom sidewall of the trench (~ 0.10 meter above floor). All samples are transported in security-sealed bags to ALS Ghana Limited, an ISO 9001:2000 certified laboratory. As of the date of this proxy statement/prospectus, a 250 gram split of the sample is pulverized to better than 85% passing 75 microns, and analyzed by industry standard 50 gram fire assay fusion with atomic absorption spectroscopy finish. Samples with observed visible gold and/or exhibiting typical Kibi-type granitoid hosted mineralization characterized by liberated, particulate gold grains are pulverized in their entirety to better than 85% passing 75 microns, and analyzed four times by industry standard 50 gram fire assay fusion with atomic absorption spectroscopy finish; with the arithmetic average of the four assays reported. Our company inserts a certified reference standard (low to high grade), analytical blank, and field duplicate sample in every batch of 20 drill core / reverse circulation (RC) chip / trench channel samples. Validation parameters are established in the database to ensure quality control.

Future Exploration Plans

We plan to continue our 2012 drill program throughout 2012 at an estimated cost of $5,000,000.

Resources and Reserves

No mineral resources or mineral reserves have been identified on our Kibi project. As at the date of this proxy statement/prospectus, we have commissioned SEMS Exploration Services Ltd. to prepare an initial NI 43-101-compliant mineral resource estimate on the Big Bend and East Dyke gold zones located within Zone 2 of our Kibi project.

Apapam Mining Lease

XG Mining’s interest in our Kibi project was previously held by a prospecting license granted by the Government of Ghana on March 29, 2004 covering a licensed area of 33.65 square kilometers. In May 2008, XG Mining applied to the Government of Ghana to convert the prospecting license to a mining lease. When our application received parliamentary approval, the Government of Ghana granted and registered the Apapam mining lease to XG Mining on the following terms and conditions.

The Apapam mining lease is dated December 18, 2008 and is owned and controlled by our company, as to a 90% interest; and is registered to our subsidiary, XG Mining, while the remaining 10% free carried interest in XG Mining is held by the Government of Ghana. The Apapam mining lease covers a lease area of 33.65 square kilometers and is located in the East Akim District of the Eastern Region of Ghana. The Apapam mining lease has a seven year term expiring on December 17, 2015 and can be renewed for a further 30 year term in accordance with the Mining Act (Ghana), by making application not less than six months before the expiration of this mining lease. We have been granted surface and mining rights by the Government of Ghana to work, develop and produce gold in the Apapam lease area (including the processing, storing and transportation of ore and materials).

With respect to the Apapam mining lease, we are:

  required to pay applicable taxes and annual rental fees to the Government of Ghana in the amount of approximately $19 (GH¢32.80); and

  committed to pay a royalty in each quarter to the Government of Ghana, through the Commissioner of Internal Revenue, based on the production for that quarter within 30 days from the quarter end as well as a royalty on all timber felled in accordance with existing legislation;

  required to:

  commence commercial production of gold within two years from the date of the mining lease;

  conduct our operations with due diligence, efficiency, safety and economy, in accordance with good commercial mining practices and in a proper and workmanlike manner, observing sound technical and engineering principles using appropriate modern and effective equipment, machinery, materials and methods and paying particular regard to the conservation of resources, reclamation of land and environmental protection generally; and

  mine and extract ore in accordance with preceding paragraph, utilizing methods which include dredging, quarrying, pitting, trenching, stoping and shaft sinking in the Apapam lease area.

We are further required to furnish to the government authorities of Ghana, comprised of the Minister of Lands, Forestry and Mines, the Head of the Inspectorate Division of the Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey, with technical records which include:

  a report in each quarter not later than 30 days after the quarter end to the government authorities in connection with quantities of gold won in that quarter, quantities sold, revenue received and royalties payable;

  a report half-yearly not later than 40 days after the half year end to the government authorities summarizing the results of operations during the half year and technical records, which report shall also contain a description of any geological or geophysical work carried out by our company in that half year and a plan upon a scale approved by the Head of the Inspectorate Division of the Minerals Commission showing dredging areas and mine workings;

  a report in each financial year not later than 60 days after the end of the financial year summarizing the results of our operations in the lease area during that financial year and the technical records, which report shall further contain a description of the proposed operations for the following year with an estimate of the production and revenue to be obtained;

  a report not later than three months after the expiration or termination of the Apapam mining lease, to the government authorities giving an account of the geology of the lease area including the stratigraphic and structural conditions and a geological map on scale prescribed in the Mining Regulations;

  a report not less than 21 days in advance of the proposed alteration, issuance or borrowing to the government authorities (except for the Head of the Inspectorate Division of the Minerals Commission and the Director of Ghana Geological Survey) of any proposed alteration to our regulations, a report not less than 21 days in advance of the proposed alteration, issuance or borrowing to the government authorities (except for Head of the Inspectorate Division of the Minerals Commission and the Director of Ghana Geological Survey) on the particulars of any fresh share issuance or borrowings in excess of an amount equal to the stated capital of XG Mining;

  a copy of XG Mining’s annual financial reports to the Government Authorities (except for the Head of the Inspectorate Division of the Minerals Commission and the Director of Ghana Geological Survey) including a balance sheet, profit and loss account and notes thereto certified by a qualified accountant, who is a member of the Ghana Institute of Chartered Accountants, not later than 180 days after the financial year end; and

  such other reports and information in connection with our operations to the government authorities as they may reasonably require.

We are entitled to:

  surrender all of our rights in respect of any part of the lease area not larger in aggregate than 20% of the lease area by providing not less than two months’ notice to the Government of Ghana;

  surrender a larger part of the lease area by providing not less than 12 months’ notice; and

  terminate our interest in the Apapam mining lease if the mine can no longer be economically worked, by giving not less than nine months’ notice to the government authorities, without prejudice to any obligation or liability incurred before such termination.

The Government of Ghana has the right to terminate our interest in the Apapam mining lease if we:

  fail to make payments when due;

  contravene or fail to comply with terms and conditions of the mining lease (however, we have 120 days to remedy from the notice of such event);

  become insolvent or commit an act of bankruptcy; or

  submit false statements to the government authorities.

The Apapam mining lease further provides that XG Mining shall report forthwith to the government authorities if it discovers any other mineral deposits apart from gold and silver in the lease area, who in turn will provide XG Mining with the first option to prospect further and to work the said minerals subject to satisfactory arrangements made between XG Mining and the government authorities.

Kwabeng Project

Our Kwabeng Project is also referred to in this proxy statement/prospectus as the Kwabeng Concession and is comprised of 44.76 square kilometers.

Location and Access

The Kwabeng concession is located in the East Akim District of the Eastern Region of Ghana, along the western, lower flank and base of the Atewa Range, approximately 8.5 kilometers north-northwest of our Kibi project which is located on the Apapam concession. The eastern boundary of the Kwabeng concession is demarcated by the Atewa Forest Reserve.

Access to our Kwabeng project can be gained by driving northwest from Accra on the Accra-Kumasi Trunk Road, for approximately 110 kilometers until arrival at Anyinam, making a left hand turn at the road sign that reads “Kwabeng” in the middle of the Town of Anyinam and driving in a southwesterly direction approximately 10 kilometers until arriving at a sign reading “Xtra-Gold Mining” before reaching the town of Kwabeng.

Historical Work

There has been very little exploration for lode source gold deposits at our Kwabeng and Pameng projects; however, there has been detailed exploration for placer gold deposits. Our Kibi, Kwabeng and Pameng projects contain approximately 12,583,000 bank cubic meters with an average grade of 0.568 grams of gold/bank cubic meters. In addition to the mineralized material, there is potential to define reserves with further exploration.

The placer gold deposit currently located at our Kwabeng concession was mined by the former owner in the early 1990’s for 15 months and produced approximately 16,800 ounces of gold before operations were ceased due to mining difficulties as noted hereunder. The placer gold is contained in a gravel deposit distributed across the floor of the river valleys west of the Atewa Range which can easily be excavated.

2009 to 2011 Exploration Programs

No significant work program was carried out by our company on the Kwabeng concession during 2009 through to 2011.

Future Exploration Plans for 2012

As at the date of this proxy statement/prospectus, we have not planned for any additional exploration activities during the next 12 months, however, we may consider doing so at a later date. A mechanized trenching and/or first pass drilling program to further evaluate the Kwabeng Old Mine prospect on our Kwabeng project is currently under consideration for 2012.

Recovery and Sale of Placer Gold

In January 2007, we commenced an early stage pre-production mining process whereby a sample area of ore was processed, the results of which assisted us in determining the best way and most profitable manner in which to mine the placer gold to be recovered from the mineralized material at our Kwabeng project. The foregoing process was internally referred to by our company as a “bulk test”. We tested 32,906.70 bank cubic meters of mineralized material at our Kwabeng project that we processed through our floating placer gold washing processing plant and recovered 608.50 ounces of placer gold. Following completion of the bulk test, our company made modifications to our wash plant. We recovered placer gold from the mineralized material at our Kwabeng project since January 19, 2007. In October 2008, we temporarily suspended our operations at the Kwabeng project while our management considered a more economic and efficient manner in which to extract and process the placer gold recovered from the mineralized material at this project. As at December 31, 2011, we have sold an aggregate of 8,814.82 ounces of placer gold recovered from the mineralized material at our Kwabeng project, however we did not conduct any recovery of placer gold operations at this project during the fiscal year. We did not have an exclusive agreement with any company or entity to buy the placer gold that we recovered.

Resumption of Recovery of Placer Gold Operations at our Kwabeng Project

As at the date of this proxy statement/prospectus, we have not resumed recovery of placer gold operations at our Kwabeng project. As stated elsewhere in this proxy statement/prospectus, we plan to focus our efforts and our financial resources primarily on planned exploration activities on our Kibi project (see “Kibi Project – 2012 Diamond Drilling Program”). With respect to any mineralized material at our Kwabeng project, we plan to enter into negotiations with independent Ghanaian contract miners and operators to assume such operations at this project on fixed payment terms to our company. Also, the gold price on August 15, 2012 (approximately $1,603 per ounce) is significantly greater compared to the gold price during the previous mining effort by the former operator of this project (approximately $300 per ounce). On the basis of an annual recovery of placer gold of approximately 360,000 bank cubic meters, we anticipate that recovery of placer gold operations at this project could be sustained for 20 years, however, this will depend upon numerous factors including the grade and commercial recoverability of the mineralized material and the selling gold price at the relevant time.

Former Ownership

In the early 1990’s, the former mining lessee invested approximately $24,000,000 to open and operate a mine at the Kwabeng concession. The mining operation lasted for 15 months and 16,800 ounces of gold was produced before the mine was shut down due to a poor gold price, mining methodology and a lack of funds to continue mining operations.

Resources and Reserves

No mineral resources or mineral reserves have been identified on our Kwabeng project.

Kwabeng Mining Lease

The Kwabeng mining lease is dated July 26, 1989 and is owned and controlled by our company, as to a 90% interest; and is registered to our subsidiary, XG Mining, while the remaining 10% free carried interest in XG Mining is held by the Government of Ghana. The Kwabeng mining lease covers a lease area of 44.76 square kilometers and has a 30 year term expiring on July 26, 2019. We have been granted surface and mining rights by the Government of Ghana to work, develop and produce gold in the lease area (including processing, storing and transportation of ore and materials). See “Kibi Project – Apapam Mining Lease” for identical mining lease terms for the Kwabeng mining lease, except for the name of the mining lease, the lease registration particulars, the lease area and annual rental fees payable in the amount of approximately $19 (GH¢32.80) .

The Kwabeng mining lease further provides that XG Mining shall report forthwith to the government authorities if we discover any other minerals in the Kwabeng lease area and will provide XG Mining with the first option to prospect further and to work the said minerals subject to satisfactory arrangements made between XG Mining and the government authorities.

Ancillary Operations

Field Camp at Kwabeng Project

Our company possesses our fully operational and well maintained field camp comprised of an administrative office, living quarters and workshop facilities located on our Kwabeng concession which is accessible by paved road located approximately two hours drive from the capital city of Accra. Our field camp is the base of operations for the majority of our administrative activities and all of our exploration activities. All of our senior Ghanaian staff are accommodated in the field camp with our junior staff located in the surrounding towns and villages. XG Mining has rehabilitated the field camp which included installation of a communication system for Internet access, electronic mail, telephone and facsimile service and minor construction repairs. Our field camp is within cell phone coverage and is supplied with electricity from the national power grid, which lines run along the road accessing our field camp.

Fuel and Spare Parts Supply

We deliver fuel from Accra by tanker and discharge the fuel into and store the fuel in the fuel tank facility located within our field camp. We purchase spare parts for all of our equipment either locally or from suppliers overseas and store such parts in the secure spare parts warehouse located at our field camp.

Workspace

There is adequate office space at our field camp to accommodate our administrative, geology, surveying, equipment maintenance and other departments, as well as their technical support and our laborers.

Equipment Maintenance

Any maintenance of our excavators or other equipment which we may own will be carried out in the workshops located within our field camp.

Capital Expenditures

We do not anticipate any significant capital expenditures in the next 12 months in connection with recovery of placer gold operations as we have not planned to conduct such operations during this period. As stated elsewhere in this proxy statement/prospectus, we plan to negotiate with independent Ghanaian contract miners and operators to assume such operations.

Pameng Project

Our Pameng project is also referred to in this proxy statement/prospectus as the Pameng concession and is comprised of 40.51 square kilometers.

The Pameng concession is located in the East Akim District of the Eastern Region of Ghana, along the western, lower flank and base of the Atewa Range, approximately 2 kilometers west-northwest of our Kibi project which is located on the Apapam concession. Access to our Pameng project can be gained by driving northwest from Accra on the Accra-Kumasi Trunk Road for approximately 125 kilometers until arrival at the village of Pameng where there is a road sign reading “Pameng”. Make a left hand turn at the Pameng sign and drive southwest approximately 2 kilometers to reach our Pameng concession. Our Pameng concession is located approximately 15 kilometers south-southwest from our field camp.

Historical Work

To the best of our knowledge, the Pameng concession has never been subjected to modern, systematic exploration for lode gold mineralization.

Prior Exploration by Xtra-Gold

2009 to 2011 Exploration Programs

No significant work program was carried out in 2009 through to 2011. Lode gold exploration efforts to date by our company on our Pameng project have been limited to a few reconnaissance geology/prospecting traverses. No significant lode gold exploration work was conducted in 2011 on this project.

Future Exploration Plans for 2012

As at the date of this proxy statement/prospectus, we have not planned for any additional exploration activities during the next 12 months, however, we may consider doing so at a later date. A first pass work program including soil geochemistry and scout trenching is currently under consideration for 2012.

Recovery and Sale of Place Gold

During the fiscal year, we negotiated with independent Ghanaian contract miners and operators in connection with their recovery of placer gold operations on fixed payment terms to our company.

Resources and Reserves

No mineral resources or mineral reserves have been identified on our Pameng project.

Pameng Mining Lease

The Pameng mining lease is dated July 26, 1989 and is owned and controlled by our company, as to a 90% interest; and is registered to our subsidiary, XG Mining, while the remaining 10% free carried interest in XG Mining is held by the Government of Ghana. The Pameng mining lease covers a lease area of 40.51 square kilometersand has a 30 year term expiring on July 26, 2019. We have been granted surface and mining rights by the Government of Ghana to work, develop and produce gold in the lease area (including processing, storing and transportation of ore and materials). See “Kibi Project – Apapam Mining Lease” for identical mining lease terms for the Pameng mining lease, except for the name of the mining lease, the lease registration particulars, the lease area and annual rental fees payable in the amount of approximately $19 (GH¢32.80) .

The Pameng mining lease further provides that XG Mining shall report forthwith to the government authorities if we discover any other minerals in the Pameng lease area, and will provide XG Mining with the first option to prospect further and to work the said minerals subject to satisfactory arrangements made between XG Mining and the government authorities.

Banso Project

Our Banso Project is also referred to in this proxy statement/prospectus as the Banso Concession and is comprised of 55.28 square kilometers.

Location and Access

The Banso concession is located in the East Akim District of the Eastern Region of Ghana, approximately 11 kilometers south-southeast from our field camp.

Both of the Banso concession and the Muoso concession lie in the Kibi-Winneba Gold Belt on the western flanks of the prominent Atewa Range, which is underlain by Birimian greenstone, phyllites, meta-tuffs, epi-diorite, meta-greywacke and chert. The valleys, over which this concession is located, are underlain by thick sequences of Birimian metasediments. The north-western end of the Atewa Range is the type-locality for the Birimian metasediments and metavolcanics. The area where both of our Banso and Muoso projects are located is one of the oldest placer gold mining areas of Ghana, dating back many centuries.

Access to the Banso concession is gained by driving northwest approximately 136 kilometers from Accra on the paved Accra-Kumasi Trunk Road.

Historic Work

Historical exploration and mining has mainly focused on placer gold. Before the acquisition of our interest in the Banso concession, to the best of our knowledge and based on mining records in Ghana, there has never been a detailed documented bedrock exploration program conducted on this concession.

Prior Exploration by Xtra-Gold

2009 to 2011 Exploration Programs

Our Banso project is at an early stage of evaluation and no mineralized material or mineral resource or mineral reserve estimates have been made. Before the period covered by this proxy statement/prospectus, we had completed preliminary lode gold exploration programs including grid establishment, soil sampling, prospecting/geological mapping, pitting/trenching and geophysics, aimed at identifying lode gold (hardrock) mineral occurrences at our Banso project, the results of which are noted hereunder.

No significant lode gold exploration work was conducted by our company in 2009 to 2011 on our Banso project, however, Buccaneer Gold Corp. carried out exploration work during the fiscal year in preparation for the Buccaneer drill program noted hereunder.

Future Exploration Plans for 2012

As at the date of this proxy statement/prospectus, we have not planned for any additional exploration activities during the next 12 months, however, we may consider doing so at a later date.

Exploration Activities by Buccaneer Gold Corp. in 2011 and 2012

Buccaneer Gold Corp. commenced exploration activities on this project during the fiscal year as part of the criteria to meet the required exploration expenditures to earn the 55% interest. As at the date of this proxy statement/prospectus, Buccaneer Gold Corp. has commenced the Buccaneer drill program on this project and on our Muoso project. The Buccaneer drill program is designed to test several drill targets identified on the Banso and the Muoso concessions.

Resources and Reserves

No mineral resources or mineral reserves have been identified on our Banso project.

Banso Mining Lease

The Banso mining lease is dated January 6, 2011 and is owned and controlled by our company, as to a 90% interest; and is registered to XG Mining, while the remaining 10% free carried interest in XG Mining is held by the Government of Ghana. The Banso mining lease covers a lease area of 51.67 square kilometers and has a 14 year term expiring on January 5, 2025. We have been granted surface and mining rights by the Government of Ghana to work, develop and produce gold in the lease area (including processing, storing and transportation of ore and materials). See “Kibi Project – Apapam Mining Lease” for identical mining lease terms for the Banso mining lease, except for the name of the mining lease, the lease registration particulars, the lease area and annual rental fees payable in the amount of approximately $148 (GH¢260.00) .

The Banso mining lease further provides that XG Mining shall report forthwith to the government authorities if we discover any other minerals in the Banso lease area, and will provide XG Mining with the first option to prospect further and to work the said minerals subject to satisfactory arrangements made between XG Mining and the government authorities.

Muoso Project

Our Muoso project is also referred to in this proxy statement/prospectus as the Muoso Concessionand is comprised of 55.28 square kilometers.

Location and Access

The Muoso concession is located in the East Akim District of the Eastern Region of Ghana, approximately 10 kilometers south-southeast from our field camp.

Access to our Muoso project is gained by driving northwest approximately 80 kilometers from Accra on the paved Accra-Kumasi Trunk Road. This highway passes through the easternmost portion of the Muoso concession and shares a common boundary with the Kwabeng concession. From the town of Osino, one would drive northwest approximately 5 kilometers to the town of Anyinam, from which an all weather direct road heads south through the centre of the Muoso concession and onto the Banso concession, approximately 15 kilometers south of the Accra-Kumasi Trunk Road. The town of Muoso is approximately 10 kilometers from Anyinam. A number of dirt roads, trails and footpaths offer additional access to this concession.

Historic Work

Historical exploration and mining has mainly focused on placer gold. Before the acquisition of our interest in the Muoso concession, to the best of our knowledge and based on mining records in Ghana, there has never been a detailed documented bedrock exploration program conducted on this concession.

Prior Exploration by Xtra-Gold

2009 to 2010 Exploration Programs

Our Muoso project is at an early stage of evaluation and no mineralized material or mineral resource or mineral reserve estimates have been made.

2009 and 2010 Trenching Program

From December 1, 2009 to February 20, 2010, we conducted a 546 linear-meter trenching program at our Muoso project. Details of the trenching program are noted below under “Ankaase Trench 2009-2010 Trenching Program”.

Ankaase Trend Auger Sampling

As a follow up to our 2006 Phase II soil geochemistry survey, a hand-auger program was implemented on the Ankaase gold-in-soil anomaly located at the eastern extremity of the Muoso concession. The auger sampling was designed to test the geochemical signature of the gold-in-soil anomalies at depth within the saprolite horizon to better define trenching targets. A total of 99 sites, totaling 371 linear-meters, were augered to an average depth of approximately 3.75 meters (5 meter max.). A one meter sample was collected from the saprolite horizon at the bottom of each hole. Auger hole spacing was typically at 25 meters, with some 12.5 meter infilling.

The anomalous threshold for the auger sample results was set at 0.10 parts per million gold based on past work experience in the Kibi Belt. Twenty-one out of the 99 auger samples returned gold values greater than the 0.10 parts per million anomalous threshold; including four samples over 0.5 parts per million and a maximum value of 2.46 parts per million. The auger sampling proved to be an efficient trench target definition method.

Ankaase Trend 2009-2010 Trenching Program

The 2009-2010 trenching program encompassed 12 hand dug trenches, ranging from 30 meters to 68 meters in length and from 1.2 meters to 3.5 meters in depth, and totaling 546.0 linear meters. This trenching program commenced on December 1, 2009 and was completed on February 20, 2010. By the end of 2009, five trenches totaling approximately 208.0 meters had been excavated and channel sampled. The reconnaissance follow-up trenching was designed to better define the structural controls of the mineralization identified during the initial 2008 scout trenching program.

2011 Exploration Program

No significant lode gold exploration work was conducted by our company in 2011 on our Muoso project, however, Buccaneer Gold Corp. carried out exploration work in 2011 in preparation for the Buccaneer drill program noted hereunder.

Future Exploration Plans for 2012

As at the date of this proxy statement/prospectus, we have not planned for any additional exploration activities during the next 12 months, however, we may consider doing so at a later date.

Exploration Activities by Buccaneer in 2011 and 2012

Buccaneer Gold Corp. commenced exploration activities on this project during the fiscal year as part of the criteria to meet the required exploration expenditures to earn the 55% interest, including building a road in preparation for drilling and some limited trenching. As of the date of this proxy statement/prospectus, Buccaneer Gold Corp. has commenced the Buccaneer drill program on this project and on our Banso project. The Buccaneer drill program is designed to test several drill targets identified on the Banso and the Muoso concessions.

The initial drill target on the Muoso concession is a mineralized shear zone identified in trenches, over strong soil geochemical anomalies combined with geophysical interpretations.

As of the date of this proxy statement/prospectus, 16 drill holes totaling 2,587 meters of drilling have been completed by Buccaneer Gold Corp. in the Ankaase area, in the eastern portion of the Muoso concession.

Assay results received by Buccaneer Gold Corp. from Intertek Lab, in Tarkwa, Ghana, have indicated the following gold mineralized intersections:

Kibi Gold Project - Significant Drill Intercepts Ankaase Area, Muoso Concession
HOLE ID	FROM (meters)	TO (meters)	CORE LENGTH (meters)	GOLD grams per tonne
AN12-01	69.2	75.6	6.4	0.91
including	72.6	74.6	2.0	1.81
AN12-02	86.3	90.3	4.0	1.60
including	86.3	87.3	1.0	2.98
AN12-04	82.3	85.3	3.0	2.32
and	128.3	130.3	2.0	1.17
and	132.3	138.3	6.0	2.56
including	133.3	135.3	2.0	3.36
and	137.3	138.3	1.0	3.90
AN12-06	40.0	59.5	19.5	1.93
including	46.0	47.5	1.5	7.52

Assay results for holes AN12-05 and AN12-07 to AN12-16 are still pending.

The gold mineralization encountered in Ankaase is typical for the Kibi Gold Belt and exhibits many similar features to Ghana’s main gold belt, the Ashanti Belt. It consists of lode gold deposit, with structurally controlled mineralization.

Typical mineralization occurs in dioritic sills and in meta-volcanic host units, and is characterized by the presence of quartz-carbonate veining and sulphide mineralization.

Resources and Reserves

No mineral resources or mineral reserves have been identified on our Muoso project.

Muoso Mining Lease

The Muoso mining lease is dated January 6, 2011 and is owned and controlled by our company, as to a 90% interest; and is registered to XG Mining, while the remaining 10% free carried interest is held by the Government of Ghana. The Muoso mining lease covers an area of 55.28 square kilometers and has a 13 year term expiring on January 5, 2024. We have been granted surface and mining rights by the Government of Ghana to work, develop and produce gold in the Muoso lease area (including processing, storing and transportation of ore and materials). See “Kibi Project – Apapam Mining Lease” for identical terms for the Muoso mining lease, except for the name of the mining lease, the lease registration particulars, the lease area and annual rental fees payable in the amount of approximately $159 (GH¢280.00) .

The Muoso mining lease further provides that XG Mining shall report forthwith to the government authorities if we discover any other minerals in the Muoso lease area, and will provide XG Mining with the first option to prospect further and to work the said minerals subject to satisfactory arrangements made between XG Mining and the government authorities.

Assignment of Interest

Edum Banso Project

We previously held an interest, from 2005 through the fiscal year, in the Edum Banso project, which is also referred to in this proxy statement/prospectus as the Edum Banso concessionand is comprised of 20.60 square kilometers. This concession lies at the southern extremity of the Ashanti gold belt in the Western Region of Ghana and is located approximately 235 kilometers west of Accra and 15 kilometers northwest of Takoradi, the regional capital. The north-western extremity of this concession falls within the grounds of the Banso Oil Palm Plantation.

In October, 2005, our wholly-owned subsidiary, XGEL, entered into an option agreement with Adom Mining Limited to acquire 100% of its right, title and interest in and to a prospecting license on the Edum Banso concession. Adom Mining Limited further granted XGEL the right to explore, develop, mine and sell mineral products from this concession. The prospecting license was renewed by Adom Mining Limited for a two year period expiring on July 21, 2013.

We paid $15,000 for the option agreement with additional payments of $5,000 to be paid on the anniversary date of the option agreement in each year during its term which was extended to November 11, 2013. Further net smelter royalty payments, based on proven and probable reserves and gold production, was also payable to Adom Mining Limited.

Assignment of Interest

During August 2011, we assigned our interest in the Edum Banso project to Norman Cay Development, Inc. for cash of $125,000 (paid in the fiscal year), 1,000,000 shares of Norman Cay Development, Inc., valued at $260,000 on the date of issuance (issued to our company in the fiscal year), and a final option payment of $135,000 payable in six months from the date of assignment of the option interest (paid after the fiscal year). If Norman Cay Development, Inc. did not exercise its six-month option, the project reverted to our company. Of the payments received, $20,000 reduced the carrying value of the Edum Banso project on the balance sheet and the balance reduced exploration spending in the third quarter of 2011.

LEGAL PROCEEDINGS

Our company or any of our subsidiaries is not a party to, and our property is not the subject of, any material pending legal proceeding, other than ordinary routine litigation incidental to our business. Our company is also not aware of any such proceeding being contemplated by a government authority.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial statements and results of our operations should be read in conjunction with the consolidated financial statements and the related notes appearing later in this proxy statement/prospectus. Our results could differ materially from those discussed in the forward-looking statements set out herein. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and as contained elsewhere in this proxy statement/prospectus.

Overview

We are a gold exploration company engaged in the exploration of gold properties in the Republic of Ghana, West Africa. Our mining portfolio currently consists of 225.87 square kilometers comprised of 33.65 square kilometers for our Kibi project, 51.67 square kilometers for our Banso project, 55.28 square kilometers for our Muoso project, 44.76 square kilometers for our Kwabeng project, and 40.51 square kilometers for our Pameng project, or 55,873 acres, pursuant to the leased areas set forth in our respective mining leases.

Our strategic plan is, with respect to our mineral projects:

  to focus our efforts and dedicate our financial resources toward the potential to drill out a mineral resource and, perhaps ultimately, a mineral reserve of our Kibi project located on the Kibi Gold Belt;

  to define a mineral resource and, perhaps ultimately, a mineral reserve on our other exploration projects and, in this regard, we will also attempt to do this by optioning to other qualified exploration entities;

  to enter into negotiations with independent Ghanaian contract miners and operators to assume our recovery of gold operations at our Kwabeng project with a view to these contractors conducting recovery of placer gold operations for fixed payments to our company; and

  to acquire further interests in gold mineralized projects that fall within the criteria of providing a geological basis for development of drilling initiatives that can enhance shareholder value by demonstrating the potential to define mineral reserves.

As part of our current business strategy, we plan to continue engaging technical personnel under contract where possible as our management believes that this strategy, at our company’s current level of development, provides the best services available in the circumstances, leads to lower overall costs, and provides the best flexibility for our business operations. We anticipate that our ongoing efforts will continue to be focused on the exploration and development of our projects and completing acquisitions in strategic areas.

In October 2008, we temporarily suspended our placer mining operations at our Kwabeng project while our management evaluated a more economic and efficient manner in which to extract and process the gold from the mineralized material at this project. Our operations resumed in 2010, which focused primarily on reclamation. As of August 16, 2012, operations at our Kwabeng project have not resumed. During the next 12 months, we plan to:

  enter into negotiations to contract out the recovery of placer gold operations at this project, as noted above;

  advance the development of our Kibi project by carrying out our 2012 drill program; and

  acquire further interests in mineral projects by way of acquisition or joint venture participation.

We anticipate that, during 2012, we will spend an aggregate of approximately $6,000,000 comprised of $5,000,000 for exploration expenses in connection with our 2012 drill program of our Kibi project located on the Kibi Gold Belt to identify a potential mineral resource and approximately $1,000,000 for general and administrative expenses, which excludes approximately $500,000 in non-cash expenses.

Our company has historically relied on equity and debt financings to finance its ongoing operations. Existing working capital, possible debt instruments, anticipated warrant exercises, further private placements and anticipated cash flow are expected to be adequate to fund our company’s operations over the next year. During and after 2012, we require additional capital to implement our plan of operations. We anticipate that these funds primarily will be raised through equity and debt financing or from other available sources of financing. If we raise additional funds through the issuance of equity or convertible debt securities, it may result in the dilution in the equity ownership of investors in our common stock. There can be no assurance that additional financing will be available upon acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of prospective new opportunities or acquisitions, which could significantly and materially restrict our operations, or we may be forced to discontinue our current projects.

Trends

In 2011, many commodity and stock market indices continued to experience historically high levels of volatility in the face of the global economic uncertainty.

During 2011, the U.S. dollar was generally in decline, primarily from concerns about the level of U.S. government borrowings and the growing U.S. deficit and from the low interest rates offered on U.S. dollar deposits. The EURO also weakened against the Canadian dollar as a result of low interest rates, concerns about the solvency of certain European economies and the level of sovereign debt in those countries. During the six months ended June 30, 2012, the U.S. dollar strengthened against the Ghanaian Cedi and stayed roughly even against the Canadian dollar.

Gold price volatility in 2011 remained high with the price reaching a high of U.S.$1,895 per ounce. During the second quarter of 2012, the gold price continued to increase and to be volatile, reaching a high of $1,677.50 per ounce on April 2, 2012 during the June 2012 quarter. The average market price for the second quarter of 2012 was $1,610.76 per ounce and for the second quarter of 2011 was U.S.$1,543.00 per ounce. The tone for the precious metals market in the near future will depend on whether the U.S. dollar will be supported, and if the central banks will continue to maintain interest rates at low levels to support economic growth. The continued global easing of monetary policy could lead to higher inflation and further U.S. dollar depreciation in the coming years. This dollar depreciation could have a positive impact on gold prices in the future and the long–term upward trend in prices may continue. Conversely, subdued inflation rates and the recovering global economy could put downward pressure on the gold price in the future. Additionally, recent events in Europe could continue to have a positive effect on the gold price.

Overall, a lower U.S. dollar should lead to higher costs in U.S. dollar terms to identify and explore for gold but could be more than offset by higher gold prices, resulting in greater interest in gold exploration companies. Conversely, if the U.S. dollar strengthens, interest in the gold exploration sector could be reduced.

Results of Operations

Three months ended June 30, 2012 as compared to the three months ended June 30, 2011.

Highlights

  During the quarter, we announced results from our 2012 drill program on our Kibi project, including:

  25 meters at 1.96 g/t gold (April 4)

  12 meters at 10.32 g/t gold (April 24)

  50.5 meters at 2.03 g/t gold (June 19)

  Used $1,628,296 cash in the quarter

  Cash of $1,517,683 at June 30, 2012

Our company’s loss for the three months ended June 30, 2012 was $2,804,931 as compared to a net loss of $1,423,584 for the three months ended June 30, 2011, an increase of $1,381,347.

Our company’s basic and diluted loss per share for the three months ended June 30, 2012 was $0.06 compared to a net loss of $0.03 per share for the three months ended June 30, 2011. The weighted average number of shares outstanding was 44,658,703 for the three months ended June 30, 2012 compared to 43,668,909 for the three months ended June 30, 2011. The increase in the weighted average number of shares outstanding can be attributed to the exercise of warrants in the second half of 2011 and of stock options in the first quarter of 2012, partly offset by our repurchase and cancellation of 4,500 shares of common stock pursuant to our normal course issuer bid.

We incurred expenses of $2,351,173 in the three months ended June 30, 2012 as compared to $1,493,374 in the three months ended June 30, 2011, an increase of $857,799. The increase in expenses in the three months ended June 30, 2012 can be primarily attributed to an increase of $528,993 in exploration costs to $1,651,464 as compared to $1,122,471 for the three months ended June 30, 2011 resulting from drilling and other exploration activities conducted at our Kibi project. All exploration costs for the three months ended June 30, 2012 were booked as exploration expenses.

General and administrative expenses (“G&A”) were $623,505 for the three months ended June 30, 2012, as compared to $321,739 for the three months ended June 30, 2011, included consulting fees, stock-based compensation, legal, auditor and regulatory filing fees, travel and promotional expenses. The increase mostly resulted from a non-cash charge of $315,194 as the term to maturity of certain stock options was extended. Other G&A expenses were in line with the previous year. The remaining $65,644 non-cash charge for stock-based compensation in the three months ended June 30, 2012 was in line with the $78,111 in the three months ended June 30, 2011, represented the expense with respect to stock options vested during the period.

Amortization for the three months ended June 30, 2012 was $76,204 as compared to $49,164 for the three months ended June 30, 2011, an increase of $27,040, due to equipment additions in 2011.

Exploration results during the quarter were primarily focused on our Kibi project including drilling of 4,444 meters and trenching of 1,352 meters, while 7,883 drill assays and 758 trenching assays were received from the lab.

Other items totaled a loss of $625,824 for the three months ended June 30, 2012 compared to a loss of $45,345 for the three months ended June 30, 2011. During the three months ended June 30, 2012, our company had a foreign exchange loss of $185,167 compared to a loss of $271,641 in the three months ended June 30, 2011 which loss can be attributed to currency fluctuations. There was no recovery of gold during the three months ended June 30, 2012 as compared to $260,904 for the three months ended June 30, 2011 as efforts in the 2012 quarter were focused on land remediation rather than production. Our company’s portfolio of marketable securities had an unrealized loss of $466,565 in the three months ended June 30, 2012 compared to an unrealized loss of $47,481 in the three months ended June 30, 2011 which loss can be attributed to extreme volatility in the public equity markets this reporting period. Our company had a realized loss of $26,962 in the three month period ended June 30, 2012 from the sale of trading securities as compared to no sales of trading securities in the three months ended June 30, 2011. Other income, primarily derived from dividends and interest earned and other miscellaneous items, reported a gain of $54,572 in the three months ended June 30, 2012 as compared to a gain of $12,873 in the three months ended June 30, 2011.

During the three months ended June 30, 2012, no placer gold operations were conducted. These placer gold operations have been contracted to local Ghanaian groups which pay a portion of their gold receipts to us for the right to work on our projects. We pay all government royalties due on all of the production. This method promotes the local economy while avoiding illegal workings on our projects.

Six months ended June 30, 2012 compared to the six months ended June 30, 2011

Our company’s loss for the six months ended June 30, 2012 was $4,456,814 as compared to a net loss of $1,855,046 for the six months ended June 30, 2011, an increase of $2,601,768. Increased exploration spending and a significant G&A non-cash expense related to a change in terms of stock options was partly offset by options receipts from the transfer of exploration rights. Gold recovery was significantly reduced in the first half of 2012 compared to the first half of 2011 as operations were halted in 2012. A gain on sale of equipment was recorded in 2011.

Our company’s basic and diluted loss per share for the six months ended June 30, 2012 was $0.10 compared to net loss of $0.04 per share for the six months ended June 30, 2011. The weighted average number of shares outstanding was 44,663,002 at June 30, 2012 compared to 43,322,266 for the six months ended June 30, 2011. The increase in the weighted average number of shares outstanding can be mostly attributed to the issuance of shares in connection with the conversion of warrants and the exercise of stock options during the period.

Exploration spending for the six months ended June 30, 2012 was $3,845,765 as compared to $2,691,449 for the six months ended June 30, 2011, an increase of $1,154,316. Exploration work was focused primarily on our Kibi project in the six-month period. We drilled 12,984 meters and trenched 1,749 meters.

General and administrative expenses for the six months ended June 30, 2012 were $817,449 as compared to $577,084 for the six months ended June 30, 2011, an increase of $240,365. Most of the 2012 expense reflects a non-cash stock-based compensation charge of $421,491 (6 months to 2011 - $99,422). Consulting and director fees were $110,753, while legal expenses were $87,373. The balance of the general and administrative expense of $197,882 related to rental and office expense, auditor, regulatory and marketing fees.

Amortization for the six months ended June 30, 2012 was $128,530 as compared to $79,566 for the six months ended June 30, 2011, an increase of $48,964. We purchased equipment at a cost of $946,956 in 2011 ($nil in 2012), which increased the comparative expense in 2012.

During the six months ended June 30, 2012, we received 72 ounces of gold from our share of the placer gold operations, all in the first quarter. These placer gold operations have been contracted to local Ghanaian groups which pay a portion of their gold receipts to us for the right to work on our projects. We pay all government royalties due on all of the production. This method promotes the local economy while avoiding illegal workings on our projects. Our gold receipts, after royalties, generated a profit of $70,557.

Unrealized investment portfolio losses for the six months ended June 30, 2011 were $229,907 as compared to an unrealized loss of $66,990 for the six months ended June 30, 2011, an increase of $162,917. Most of the unrealized loss in 2012 related to a mark-to-market valuation of shares received from property options negotiated with other parties.

Year ended December 31, 2011 as compared to the year ended December 31, 2010

Highlights

Kibi project

  On February 21, 2011, we announced 58 meters at 2.46 g/t gold.

  In May 2011, we announced 52 meters at 2.42 g/t gold (May 31), 50 meters at 1.62 g/t gold (May 31) and 42 meters at 2.39 g/t gold (May 17).

  In August 2011, we announced 38 meters at 2.62 g/t gold, 16 meters at 2.25 g/t gold, 32 meters at 2.41 g/t gold and 16 meters at 4.88 g/t gold.

  In November 2011, we announced 62 meters at 1.57 g/t gold, 42 meters at 2.00 g/t gold and 41 meters at 1.62 g/t gold.

  In December 2011, we announced 17 meters at 5.47 g/t gold and 24.5 meters at 3.43 g/t gold.

  In October 2011, we announced positive initial metallurgical results with a 97% gold recovery.

Banso and Muoso projects

  We completed an agreement with Buccaneer Gold Corp. for its exploration of our Banso and Muoso projects while our company maintains a 45% interest in these projects.

Edum Banso project

  We completed an assignment of our interest in the Edum Banso project with Norman Cay Development, Inc. in September 2011 for:

  $125,000 cash;

  1,000,000 Norman Cay Development, Inc. shares; and

  a six-month option payment for $135,000 (received after December 31, 2011).

Our company’s loss for the year ended December 31, 2011 was $5,794,927 as compared to a loss of $2,976,645 for the year ended December 31, 2010, an increased loss of $2,818,282. Increased exploration spending over a full year of operations was partly offset by gold recovery and a gain on disposition of equipment, especially in the first quarter of 2011. Gold recovery was reduced in the balance of 2011. The investment portfolio posted an unrealized gain from shares held and a small gain from the sale of other shares. Our company recognized value in optioning non-strategic properties in Ghana during 2011.

Our company’s basic and diluted loss per share for the year ended December 31, 2011 was $0.12 compared to net loss of $0.09 per share for the year ended December 31, 2010. The weighted average number of shares outstanding was 43,815,678 for the year ended December 31, 2011 compared to 35,160,827 for the year ended December 31, 2010. The increase in the weighted average number of shares outstanding can be mostly attributed to the issuance of 8,092,593 shares in the November 2010 placement and the issuance of 1,608,038 shares in connection with the conversion of warrants and finders’ warrants during 2011.

We incurred expenses of $7,713,627 in the year ended December 31, 2011 as compared to $4,463,116 in the year ended December 31, 2010, an increase of $3,250,511. The increase in expenses in the year ended December 31, 2011 can be primarily attributed to an increase of $3,472,705 in exploration costs to $6,465,637 (2010 - $2,992,932) resulting from drilling and other exploration activities conducted at our Kibi project. All exploration costs for the year ended December 31, 2011 were booked as exploration expenses.

General and administrative expenses of $1,278,577 for the year ended December 31, 2011, as compared to $1,355,399 for the year ended December 31, 2010, can be primarily attributed to the legal, regulatory and marketing costs associated with the TSX listing of our company’s shares. Stock-based compensation, a non-cash component of general and administrative expenses, was of $361,239 in 2011 (2010 - $411,507), representing the expense with respect to stock options vested during the period. Other general and administrative costs included consulting fees, legal, auditor and regulatory filing fees, travel and promotional expenses. Amortization for the year ended December 31, 2011 was $284,413 as compared to $114,785 for the year ended December 31, 2010, an increase of $169,628. We added two excavators, two bulldozers, a flatbed trailer for transporting equipment between exploration sites, two vehicles, and purchased a 50% interest in an additional excavator and bulldozer, at a purchase cost of $946,956 to the assets, which increased the comparative amortization expense in 2011. During the final quarter of 2011, we sold a 50% interest in an excavator and a bulldozer to another company. Costs and usage is shared.

Exploration work was focused primarily on our Kibi project in the year ended December 31, 2011. Exploration spending in 2011 reflected the funds available from our initial public offering completed in November 2010 while spending in 2010 reflected conservation of cash available at that time.

Exploration results from the 2011 year included drilling of 21,877 meters, and 18,853 drill assays received from the lab. Other items totaled a gain of $1,918,700 for the year ended December 31, 2011 compared to a gain of $1,486,471 for the year ended December 31, 2010. During the year ended December 31, 2011, our company had a foreign exchange gain of $16,028 compared to a gain of $179,124 in the year ended December 31, 2010 which can be attributed to a stronger U.S. dollar in 2011. Gold recovery during the year ended December 31, 2011 was $1,316,330 as compared to $1,227,394 for the year ended December 31, 2010. Gold recovery efforts in the final three quarters of 2011 were focused on land remediation rather than production while the 2010 results reflected a startup of gold recovery efforts in the third quarter of 2010. Our company’s portfolio of marketable securities had an unrealized gain of $212,073 in the year ended December 31, 2011 compared to an unrealized loss of $98,290 in the year ended December 31, 2010. Our company recognized a $60,317 realized gain on sale of securities in the year ended December 31, 2011 compared to a gain of $170,422 from the sale of securities in the year ended December 31, 2010. Other income, primarily derived from interest earned and other miscellaneous items, reported a gain of $53,894 in the year ended December 31, 2011 as compared to a gain of $34,104 in 2010. During the year ended December 31, 2011, we sold a placer gold recovery plant with book value of $27,942 for $288,000 for a net gain of $260,058. Our decision to use local Ghanaian contractors for placer gold operations made the plant a non-core asset to us. Most of the cash received was used to purchase a bulldozer and excavator which we will use in our continuing exploration efforts.

During the year ended December 31, 2011, we received 1,375 ounces of gold from our share of the placer gold operations. These placer gold operations have been contracted to local Ghanaian groups which pay a portion of their gold receipts to us for the right to work on our projects. We pay all government royalties due on all of the production. This method promotes the local economy while avoiding illegal workings on our projects.

During the first half of 2011, our company granted Buccaneer Gold Corp. the option to earn a 55% interest in our minerals rights of our Banso and Muoso projects on completion of certain commitments and cash payments totaling $5,000,000 over a five-year period. The value of the cash option payments ($425,000) and shares ($411,440) received to date reduced the carrying value of the mineral properties on the December 31, 2011 balance sheet and a further $300,000 cash payment reduced our exploration spending during 2011. Also during 2011, we assigned our interest in the Edum Banso project to Norman Cay Development, Inc. and reduced the carrying value of the mineral properties on the balance sheet by $20,000 for cash and recognized the remaining $340,000 for cash and shares received in the income statement as options received in excess of property value. Our company paid a $25,000 fee to a broker who provided an introduction to Norman Cay Development, Inc. After December 31, 2011, Norman Cay Development, Inc. remitted the final option payment of US$135,000 for our Edum Banso project, completing the requirements for transfer of our interest in this project to Norman Cay Development, Inc.

Liquidity and Capital Resources

Our activities, principally the exploration and acquisition of properties for gold and other metals, may be financed through joint ventures or through the completion of equity transactions such as equity offerings and the exercise of stock options and warrants. In November 2010, our company issued 8,092,593 shares of common stock for proceeds of $10.8 million and 566,482 broker warrants in conjunction with our initial public offering.

At June 30, 2012, accounts payable and accrued liabilities decreased to $524,768 (December 31, 2011 - $745,860), due to general business payables. Our cash and cash equivalents as at June 30, 2012 were sufficient to pay these liabilities.

At June 30, 2012, we had total cash of $1,517,683 (December 31, 2011 - $4,498,753). Working capital as of June 30, 2012 was $2,459,936 (December 31, 2011 - $6,629,046).

The decrease in cash mostly reflects exploration and administrative spending. During the June 2012 quarter, our company sold $939,832 in tradeable securities, including $509,656 of interest-bearing debt instruments.

During the six months ended June 30, 2012, we received a final payment of $135,000 from Norman Cay Development, Inc. for assignment of our interest in the Edum Banso project and $110,000 for the exercise of 110,000 stock options by a consultant of our company.

As we do not have operating revenues; we must utilize our current cash reserves, income from placer gold sales, income from investments, funds obtained from the exercise of stock options and warrants and other financing transactions to meet our planned exploration programs or to fund any further development activities. There is no certainty that future financing will be available to us in the amounts or at the times desired on terms acceptable to us, if at all.

Our shares of common stock, warrants and stock options outstanding as at August 16, 2012, March 31, 2012, and December 31, 2011 were as follows:

	August 16, 2012	March 31, 2012	December 31, 2011
Shares of common stock	44,648,417	44,679,217	44,569,217
Warrants	566,482	566,482	566,482
Stock Options	1,957,000	1,957,000	2,067,000
Fully diluted	47,171,899	47,202,699	47,202,699

As of the date of this proxy statement/prospectus, the exercise of all outstanding warrants and options would raise approximately $2.9 million, however such exercise is not anticipated until the market value of our shares of common stock increases in value.

We remain debt free and our credit and interest rate risk is limited to interest-bearing assets of cash and bank or government guaranteed investment vehicles. Accounts payable and accrued liabilities are short-term and non-interest bearing.

Our liquidity risk with financial instruments is minimal as excess cash is invested with a Canadian financial institution in government-backed securities or bank-backed guaranteed investment certificates.

Our fiscal 2012 budget to carry out our plan of operations is approximately $6.0 million as disclosed under the heading “Description of Business”. These expenditures are subject to change if management decides to scale back or accelerate operations.

We expect to be adequately capitalized to fund ongoing operations at the current level in the short-term for fiscal 2012. As is typical for junior exploration companies, we will require additional funds from equity sources to maintain the current momentum on our projects.

Material Commitments

Mineral Property Commitments

Our company is committed to expend, from time to time fees payable:

  to the Minerals Commission for:

  an extension of an expiry date of a prospecting license (currently $15,000 for each occurrence);

  a grant of a mining lease (currently $35,000);

  an extension of a mining lease (currently $100,000);

  annual operating permits; and

  the conversion of a reconnaissance license to a prospecting license (currently $20,000);

  to the Environmental Protection Agency of Ghana for:

  processing and certificate fees with respect to EPA permits;

  the issuance of permits before the commencement of any work at a particular concession; or

  the posting of a bond in connection with any mining operations undertaken by our company; and

  for a legal obligation associated with our mineral properties for clean up costs when work programs are completed, we are committed to expend an aggregate of less than $500 in connection with annual ground rent and mining permits to enter upon and gain access to the area covered by our mining leases and future reconnaissance and prospecting licenses for our following concessions and such other financial commitments arising out of any approved exploration programs in connection therewith:

  the Apapam concession (Kibi project);

  the Kwabeng concession (Kwabeng project);

  the Pameng concession (Pameng project);

  the Banso concession (Banso project); and

  the Muoso concession (Muoso project).

Upon and following the commencement of gold production at any of our projects, a royalty of the net smelter returns is payable quarterly to the Government of Ghana as prescribed by legislation.

Purchase of Significant Equipment

We consider the availability of equipment to conduct our exploration activities. Due to demand from the mining and exploration industry, at this time it is difficult to source resources for exploration work in Ghana, including drills, excavators and bulldozers. We will consider the further acquisition of equipment pieces to allow work to expand on our projects.

Off Balance Sheet Arrangements

Our company has no off balance sheet arrangements.

Significant Accounting Applications

As of June 30, 2012, there was no change in significant accounting policies from those used in the December 31, 2011 audited financial statements, unless noted below in this section.

Generally accepted accounting principles

The unaudited financial statements for the three and six months ended June 30, 2012 have been prepared by our company in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented. All adjustments are of a normal recurring nature, except as otherwise noted below. These financial statements should be read in conjunction with our company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2011, included in this proxy statement/prospectus. The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

Cash and cash equivalents

Our company considers highly liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2012 and December 31, 2011, cash and cash equivalents consisted of cash held at financial institutions and highly liquid investments with original maturities of less than three months.

Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, our company uses the treasury stock method and the if converted method. As of June 30, 2012, there were 566,482 warrants (December 31, 2011 – 566,482) and 1,957,000 stock options (December 31, 2011 – 2,067,000) exercisable into common shares, none of which have not been included in the weighted average number of common shares outstanding as these were anti-dilutive.

Fair value of financial assets and liabilities

Our company measures the fair value of financial assets and liabilities based on GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, our company adopted the provisions for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis. Effective January 1, 2009, our company adopted the provisions for non-financial assets and liabilities that are required to be measured at fair value.

Our company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including due from related party, receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short term nature of these instruments. Cash and cash equivalents, Investments in trading securities and restricted cash are classified as held for trading, with unrealized gains and losses being recognized in income.

The following table presents information about the assets that are measured at fair value on a recurring basis as of June 30, 2012, and indicates the fair value hierarchy of the valuation techniques our company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

			Significant
		Quoted Prices	Other	Significant
		in Active	Observable	Unobservable
		Markets	Inputs	Inputs
	June 30, 2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and cash equivalents	$1,517,683	$1,517,683	$—	$—
Restricted cash	220,961	220,961	—	—
Trading securities	1,321,989	1,321,989	—	—
Total	$3,060,633	$3,060,633	$—	$—

The fair values of cash and cash equivalents, restricted cash and investments are determined through market, observable and corroborated sources.

Concentration of credit risk

The financial instrument which potentially subjects our company to concentration of credit risk is cash. Our company maintains cash in bank accounts that, at times, may exceed federally insured limits. As of June 30, 2012 and December 31, 2011, our company has exceeded the federally insured limit. Our company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Recently Adopted Accounting Pronouncements

Fair Value Accounting

In May 2011, the ASC guidance was issued related to disclosures around fair value accounting. The updated guidance clarifies different components of fair value accounting including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and disclosing quantitative information about the unobservable inputs used in fair value measurements that are categorized in Level 3 of the fair value hierarchy. The update is effective for our company’s fiscal year beginning January 1, 2012. Our company’s January 1, 2012 adoption of the updated guidance had no impact on our company’s consolidated financial position, results of operations or cash flows.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock has traded on the TSX under the trading symbol “XTG” since November 23, 2010, following the completion of our initial public offering in Canada. Bid and ask prices for our common stock are quoted from broker dealers on the OTC Bulletin Board under the symbol “XTGR”.

The following table sets forth the range of high and low bid prices for our common stock on the TSX and OTC Bulletin Board for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included, or are required to be included by Article 3 of Regulation S-X. The quotations reflect inter-dealer prices and do not include mark-ups or mark-downs or commissions and do not represent actual transactions.

	TSX		OTC BULLETIN BOARD
PERIOD	HIGH BID	LOW BID	HIGH BID	LOW BID
	CAD$	CAD$	US$	US$
April 1, 2012 through June 30, 2012	$1.37	$1.01	$1.41	$1.01
January 1, 2012 through March 31, 2012	$1.50	$1.23	$1.49	$1.21
October 1, 2011 through December 31, 2011	$1.76	$1.34	$1.71	$1.30
July 1, 2011 through September 30, 2011	$1.84	$1.60	$2.04	$1.63
April 1, 2011 through June 30, 2011	$2.11	$1.64	$2.20	$1.65
January 1, 2011 through March 31, 2011	$2.35	$1.70	$2.37	$1.58
October 1, 2010 through December 31, 2010 (1)	$2.55	$1.90	$2.51	$1.50
July 1, 2010 through September 30, 2010	N/A	N/A	$1.70	$1.10
April 1, 2010 through June 30, 2010	N/A	N/A	$1.26	$0.97
January 1, 2010 through March 31, 2010	N/A	N/A	$1.28	$0.91

(1)	Shares of our common stock commenced trading on the TSX on November 23, 2010.

The last reported closing price of our common stock on the TSX on August 14, 2012 was CAD$0.88 (USD$0.89) and the last reported sales price of our common stock on OTC Bulletin Board on August 14, 2012 was $0.87.

Holders

As of August 14, 2012, we have 137 stockholders of record holding 44,648,417 issued and outstanding shares of our common stock having a par value of $0.001 per share.

Dividends

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Our retained earnings deficit currently limits our ability to pay dividends.

Penny Stock

Our common stock is considered a “penny stock” under the rules of the SEC under the Exchange Act. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

  contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, before effecting any transaction in a penny stock, the customer with:

  bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for shares of our common stock if it becomes subject to these penny stock rules. Therefore, if our shares of common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Equity Compensation Plan Information

The following table sets forth information relating to our outstanding equity compensation plans as of December 31, 2011:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding Securities Reflected in Column (A)] (C)
Equity compensation plans approved by securityholders (1)(2)	2,067,000	US$1.07	2,299,117
Equity compensation plans not approved by securityholders	None	N/A	N/A
Total	2,067,000 (3)		2,299,117

(1)	All stock options granted before the date of this proxy statement/prospectus are subject to the terms and conditions of our 2011 Stock Option Plan.

(2)	As of December 31, 2011, 100,000 stock options were exercised under our company’s former 2005 Equity Incentive Compensation Plan by a former consultant of our company.

(3)	Representing approximately 4.7% of our issued and outstanding shares of common stock as at December 31, 2011.

In July 2011, we adopted our 2011 Stock Option Plan. At the time of adoption of our 2011 Plan:

  the 1,989,000 options outstanding under our former 2005 Equity Incentive Compensation Plan were converted into options under our 2011 Stock Option Plan, and the 2005 Equity Incentive Compensation Plan was terminated.

A description of our 2011 Stock Option Plan is contained in this proxy statement/prospectus under “Executive Compensation - Stock Option Plan”.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following individuals serve as our executive officers and members of our Board of Directors and will continue in these positions following the Continuation:

Name	Age	Position
Paul Zyla	67	President, Chief Executive Officer and Director
John C. Ross	54	Chief Financial Officer
Richard W. Grayston	68	Chairman of the Board and Director
Peter Minuk	47	Secretary and Treasurer and Director
Yves Pierre Clement	48	Vice-President, Exploration
Victor Nkansa	54	Vice-President, Ghana Operations
Robert J. Casaceli	64	Director
James H. Schweitzer	74	Director

Paul Norman Zyla
President, Chief Executive Officer and Director

Mr. Zyla was appointed President and Chief Executive Officer of our company in May 2010 and has been a director of our company since January 2010. He formerly served as our President, Chief Executive Officer, Secretary and Treasurer and a director from November 2003 to August 2005. Mr. Zyla has over 26 years of resource-based public company experience. Since September 1993 to the date of this proxy statement/prospectus, Mr. Zyla has been a self-employed consultant to the mining industry.

Mr. Zyla graduated from the University of Toronto with a Bachelor of Science degree in 1966.

As at the date of this proxy statement/prospectus, Mr. Zyla devotes approximately 60% of his time in consulting services to our company on a month-to-month basis (see “Management Consulting Agreements - Management Consulting Agreement with President and Chief Executive Officer”). He provides 40% of his time to unrelated companies. Mr. Zyla has not entered into a non-competition and non-disclosure agreement with our company.

During the prior five years, Mr. Zyla has been an officer and/or director of the following public companies:

Name of Company	Position(s) Held	Term of Office
Buccaneer Gold Corp. (1)	President, Secretary-Treasurer and Director	November 2009 to present
NV Gold Corporation (2)	Director	October 2011 to present

(1)	Buccaneer Gold Corp. (formerly Verbina Resources Inc.) is mineral exploration TSXV listed issuer.
(2)	NV Gold Corporation is mineral exploration TSXV listed issuer.

John C. Ross
Chief Financial Officer

Mr. Ross was appointed Chief Financial Officer of our company in July 2010. Mr. Ross has been involved with resource-based companies for over 20 years in various roles and capacities. Over the last three years, Mr. Ross has served as Chief Financial Officer, on a part time basis, to U308 Corp., Tri Origin Exploration Ltd., Colossus Minerals Inc., Cronus Resources Ltd., and SonnenEnergy Corp.

Mr. Ross obtained his Chartered Accountant designation from the Institute of Chartered Accountants of Ontario in 1987, an M.B.A. from the University of Western Ontario and a B.A. in Economics and Mathematics from the University of Western Ontario.

As at the date of this proxy statement/prospectus, Mr. Ross devotes approximately 20% of his time in consulting services to our company pursuant to a management consulting agreement (see “Management Consulting Agreements - Management Consulting Agreement with Chief Financial Officer”). He provides 80% of his time to unrelated companies. Mr. Ross has not entered into a non-competition and non-disclosure agreement with our company.

During the prior five years, Mr. Ross has been an officer and/or director of the following public companies:

Name of Company	Position(s) Held	Term of Office
U308 Corp.(1)	Chief Financial Officer	June 2010 to present
Tri Origin Exploration Ltd. (2)	Chief Financial Officer	January 2010 to January 2011
Colossus Minerals Inc. (3)	Chief Financial Officer	January 2007 to September 2009
Continental Gold Limited (4)	Chief Financial Officer	September 2007 to March 2010
SonnenEnergy Corp. (5)	Chief Financial Officer	December 2007 to September 2008
Southampton Ventures Inc. (6)	Chief Financial Officer	June 2005 to June 2009

(1)	U308 Corp. is mineral exploration TSXV listed issuer.
(2)	Tri Origin Exploration Ltd. is mineral exploration TSXV listed issuer.
(3)	Continental Gold Limited (formerly Colossus Minerals Inc.). is mineral exploration TSX listed issuer.
(4)	Continental Gold Limited (formerly Cronus Resources Inc. which amalgamated with Continental Gold Limited in March 2010) is an advance-stage gold exploration TSX listed issuer.
(5)	SonnenEnergy Corp. is a solar and photovoltaic systems TSXV listed issuer.
(6)	Quetzel Energy Ltd. (formerly Southampton Ventures Inc. which was acquired by Quetzal Energy Ltd. in June 2009) is an oil and gas TSXV listed issuer.

Richard Walter Grayston
Chairman and Director

Mr. Grayston was appointed as Chairman and a director of our company in March 2007. Since 1985, Mr. Grayston has been a self-employed business consultant with more than 27 years of experience in financial and economic consulting and public company management including preparation of valuations, feasibility studies, capital budgeting, financial reorganizations, profit improvement studies and business plans and going public and business brokerage during which time he has provided his consulting services to oil and gas, mineral exploration, technology, manufacturing, retail and wholesale consumer businesses.

Mr. Grayston received a Ph.D. in Finance and Economics from the University of Chicago in 1971, a MBA from the University of Chicago in 1969, a BA of Commerce from the University of British Columbia in 1966 and has been a certified general accountant since 1977.

During the prior five years, Mr. Grayston has been an officer and/or director of the following public companies.

Name of Company	Position(s) Held	Term of Office
Logan Resources Ltd. (1)	Director	July 2012 to present
Camex Energy Corp. (2)	President, Chief Executive Officer and Director	March 2012 to present
Intensity Company Inc. (3)	President, Chief Executive Officer and Director	December 2011 to present
Buccaneer Gold Corp. (4)	Director	November 2009 to present
SG Spirit Gold Inc. (5)	President and Chief Executive Officer	October 2009 to October 2011
	Interim Chief Financial Officer and Director	October 2009 to January 2010 November 2009 to present
	Vice President, Finance	August 2008 to December 2009
	Chief Financial Officer	August 2008 to December 2009
Ranger Canyon Energy Inc. (6)	Director	May 2008 to September 2011
	Chief Executive Officer and	October 2008 to September 2011
	Chief Financial Officer	October 2008 to September 2011
New Cantech Ventures Inc. (7)	Director	January 1991 to May 2008

(1)	Logan Resources Ltd. is a mineral exploration TSXV listed issuer.
(2)	Camex Energy Corp. is a NEX-listed issuer.
(3)	Intensity Company Inc. is an industrial TSXV listed issuer.
(4)	Buccaneer Gold Corp. is a mineral exploration TSXV listed issuer.
(5)	SG Spirit Gold Inc. (formerly Ruby Red Resources Inc.) is a mineral exploration TSXV listed issuer.
(6)	Ranger Canyon Energy Inc. is a private Alberta, Canada oil and gas company seeking listing on the TSXV.
(7)	New Cantech Ventures Inc. is an oil and gas and mineral exploration (diamonds and gold) TSXV listed issuer.

Peter Minuk
Secretary and Treasurer and Director

Mr. Minuk was appointed as Vice-President, Finance and a director of our company in March 2007. He resigned as Vice-President, Finance effective January 31, 2009 and was subsequently appointed Secretary and Treasurer on August 11, 2009 following the resignation of Kiomi Mori from this office. Mr. Minuk has more than 24 years of experience in finance and investment as well as experience in project management, training and developing staff and client relationships. From February 1, 2009 to May 31, 2009, he provided limited consulting services to our company. From April 2, 2011 to the date of this proxy statement/prospectus, Mr. Minuk has been providing freelance management and consulting services to unrelated companies. From June 1, 2009 to April 1, 2011, Mr. Minuk was a business analyst consultant for Industry Canada where he was responsible for reviewing proposals relating to regional development of public infrastructure projects and providing oversight over 40 projects assigned to him by the Fed Dev Ontario which is responsible for administering a variety of government stimulus programs, resources and initiatives for the southern Ontario region. Before joining our company, from 1990 to 2006, Mr. Minuk was employed by BMO InvestorLine in connection with implementing project management protocols. Mr. Minuk received a Masters Certificate in Project Management from the Schulich School of Business, York University in 2005. He obtained his Fellow of the Canadian Securities Institute in 1989 and completed the Business Administration program from Southern Alberta Institute of Technology in 1985.

During the prior five years, Mr. Minuk has been an officer and/or director of the following public companies.

Name of Company	Position(s) Held	Term of Office
Buccaneer Gold Corp. (1)	Secretary-Treasurer	April 2011 to present

(1)	Buccaneer Gold Corp. is a mineral exploration TSXV listed issuer.

As at the date of this proxy statement/prospectus, Mr. Minuk devotes approximately 25% of his time in consulting services to our company. He provides 75% of his time to unrelated companies. There is no management consulting agreement in force at this time nor has Mr. Minuk entered into a non-competition and non-disclosure agreement with our company.

Yves Pierre Clement, P. Geo.
Vice-President, Exploration

Mr. Clement was appointed Vice-President, Exploration of our company in May 2006. Mr. Clement has over 23 years experience in the generation, evaluation and development of a wide variety of mineral resources hosted by a broad spectrum of geological environments in Canada and South America. Before joining our company, Mr. Clement was senior project geologist for Lake Shore Gold Corp. in the Timmins lode gold camp from August 2005 to April 2006 and was formerly exploration manager for Aurora Platinum Corp.’s Sudbury operations from August 2000 to July 2005. Before joining Aurora, Mr. Clement was senior project geologist/exploration manager for Southwestern Resources Corp. where he was responsible for the generation of precious and base metal exploration opportunities in Peru and Chile. Mr. Clement’s experience will allow us to further maximize the value of our existing portfolio of projects, as well as allowing us to expand our strategy of growth through strategic acquisitions.

During the prior five years, Mr. Clement has been an officer and/or director of the following public companies:

Name of Company	Position(s) Held	Term of Office
Ginguro Exploration Inc. (1)	Vice President, Exploration	March 2005 to July 2009

(1)	Ginguro Exploration Inc. is a gold exploration TSXV listed issuer.

As of the date of this proxy statement/prospectus, Mr. Clement devotes approximately 90% of his time in consulting services to our company pursuant to a management consulting agreement (see “Management Consulting Agreements - Management Consulting Agreement with Vice-President, Exploration”). He provides 10% of his time to unrelated companies. Mr. Clement has not entered into a non-competition and non-disclosure agreement with our company.

Victor Nkansa, CA, BA, Economics, MBA, Finance
Vice-President, Ghana Operations

Mr. Nkansa was appointed as Vice-President, Ghana Operations of our company in December 2009 when he assumed the responsibilities of this position previously held by Nantogma Abudalai, which includes overseeing our operations in Ghana under the supervision of our President and CEO, Paul Zyla and James Longshore, who is the President and General Manager of our Ghanaian subsidiaries. Mr. Nkansa is also the Secretary and a director of our Ghanaian subsidiaries. Mr. Nkansa is familiar and experienced with respect to obtaining mining leases, prospecting and reconnaissance licenses and the government regulations relating thereto and is knowledgeable in connection with environmental and forestry issues, immigration and customs affairs. His experience and background will assist us with respect to acquiring approvals, prospecting licenses, mining leases and related permits and renewals from the relevant government authorities to advance our operations in Ghana and acting as our primary government liaison in connection therewith. Mr. Nkansa has more than 27 years of business experience, the last 13 years of which have been in the mining industry. Since 2004, he has been the Controller of our Ghanaian subsidiaries where his responsibilities include the provision of accounting services and assisting with the facilitation of license renewals with respect to our property interests.

During the prior five years, Mr. Nkansa has not been an officer and/or director of any other public companies.

As at the date of this proxy statement/prospectus, Mr. Nkansa devotes a variable amount of his time in consulting services to our company on a month to month “as needed” basis (see “Management Consulting Agreements - Management Consulting Agreement with Vice-President, Ghana Operations”). Mr. Nkansa has not entered into a non-competition and non-disclosure agreement with our company.

Robert Joseph Casaceli
Director

Mr. Casaceli was appointed as a director of our company in June 2010. Mr. Casaceli is currently a consultant to the mining industry and served as Chief Geologist for Franco-Nevada Corporation from 2008 to March 2010. Mr. Casaceli has also served as President and Chief Executive Officer of Franc-Or Resources (now Crocodile Gold Inc.) from 1996 to 2008. Mr. Casaceli has been involved in the design, funding and implementation of numerous reconnaissance and advanced-stage exploration projects and prospect/mine evaluations in over 50 countries.

Mr. Casaceli received a M.S. in Geology from Oregon State University and a B.A. in Geology from the University of Colorado.

During the prior five years, Mr. Casaceli has been an officer and/or director of the following public companies.

Name of Company	Position(s) Held	Term of Office
Creso Exploration Inc. (1)	President and Chief Executive Officer	July 2010 to present
Franc-Or Resources Corporation (2)	President and Chief Executive Officer	1996 to 2008

(1)	Creso Exploration Inc. is a mineral exploration TSXV listed issuer.
(2)	Pursuant to a business combination in 2009, Franc-Or Resources Corporation is now Crocodile Gold Inc., a gold exploration and mining TSX listed issuer.

James Harold Schweitzer
Director

Mr. Schweitzer was appointed as a director of our company in June 2011. Mr. Schweitzer was employed in the securities sector of the investment industry in Canada in various capacities for 55 years and retired in June 2011. He was employed as a registered representative with Haywood Securities Inc. from February 2003 to June 2011, when he resigned from Haywood. His former employment as a registered representative of Haywood Securities Inc. was approved by the Investment Dealers Association of Canada. As a registered representative, Mr. Schweitzer acted as an account executive and investment advisor for clients and was licensed to provide advice to clients as to which securities (primary resource stocks) a client can buy and sell. Prior to that, Mr. Schweitzer became a director and shareholder in the brokerage firm of Wills Bickle and Co. Ltd. in 1975. In 1979, he joined McDermid Miller and McDermid as a registered representative and was appointed as a trading officer for Ontario and was in charge of its Toronto branch office until its merger with St. Lawrence Securities in 1984. Mr. Schweitzer remained with McDermid Miller and McDermid through two mergers with other brokerage firms until 2000 when Raymond James Financial Inc. acquired the then named firm of Goepel McDermid Inc. He resigned as registered representative of Raymond James Financial Inc. in February 2003.

During the prior five years, Mr. Schweitzer has been an officer and/or director of the following public companies:

Name of Company	Position(s) Held	Term of Office
Ranger Canyon Energy Inc. (1)	Director	May 2008 to September 2011

(1)	Ranger Canyon Energy Inc. is a non-trading company that is required to file reports on SEDAR (the Canadian equivalent of EDGAR).

There are no family relationships between any of the executive officers and directors. Each director of our company holds office until he resigns or his successor is elected at an annual stockholders’ meeting.

Consultants

One of our business strategies is to outsource other services as required by our company from time to time by engaging consultants on an “as needed” basis or entering into special purpose contracts to maintain our overhead at a reasonable, affordable cost.

Compliance with Section 16(a) of the Exchange Act

We are not currently subject to Section 16(a) of the Exchange Act, and, therefore, our directors and executive officers, and persons who own more than 10% of our common stock are not required to file with the SEC reports disclosing their initial ownership and changes in their ownership of our common stock.

Corporate Governance Matters

Audit Committee

While we are not currently subject to any law, rule or regulation in the United States requiring that we establish or maintain an audit committee, as a reporting issuer in Canada, we are required to comply with National Instrument 52-110 – Audit Committees (“NI 52-110”), adopted by the Canadian Securities Administrators, which states in part that every issuer must have an audit committee that complies with the requirements of the Instrument. Prior to our company becoming a reporting issuer in Canada in November 2010, our Board of Directors determined it advisable and in the best interests of our stockholders to establish an audit committee (the “Audit Committee”) in November 2009.

Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibility relating to:

  the integrity of our financial statements;

  our compliance with legal and regulatory requirements; and

  the qualifications and independence of our independent registered public accountants.

Our Audit Committee has adopted a written charter pursuant to which the Audit Committee provides:

  an independent review and oversight of our company's financial reporting processes, internal controls and independent auditors;

  a forum separate from our management in which auditors and other interested parties can candidly discuss concerns. By effectively carrying out its functions and responsibilities, our Audit Committee helps to ensure that:

  our management properly develops and adheres to a sound system of internal controls;

  procedures are in place to objectively assess our management's practices and internal controls; and

  the outside auditors, through their own review, objectively assess our company's financial reporting practices.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for our company.

Our Audit Committee is composed of three directors; namely Richard Grayston, who is also Chair of our Audit Committee, Robert Casaceli and James Schweitzer, all of whom have been determined by our Board of Directors to be “independent,” as defined in the Marketplace Rules of the NASDAQ and within the meaning of NI 52-110.

Board of Directors Independence

Our Board of Directors consists of five members; namely Richard Grayston (Chair), Paul Zyla, Peter Minuk, Robert Casaceli and James Schweitzer. Our Board of Directors has determined that Richard Grayston, Robert Casaceli and James Schweitzer are independent within the within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and the Marketplace Rules of the NASDAQ and as is required by the applicable policies of the TSX. Paul Zyla and Peter Minuk are not independent within the meaning of NI 58-101 as they are officers of our company and thereby have a “material relationship” with our company.

Audit Committee Financial Expert

Each of Richard Grayston and James Schweitzer is an “audit committee financial expert” within the meaning of Item 401(h)(1) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee who:

  understands generally accepted accounting principles and financial statements;

  is able to assess the general application of such principles in connection with accounting for estimates and accruals;

  has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements;

  understands internal controls over financial reporting;

  understands audit committee functions; and

  is an independent director.

Code of Ethics

In December 2009, we adopted a new and expanded code of ethics applicable to our principal executive officer, principal financial and accounting officers and persons performing similar functions. Our code of ethics is a written standard designed to deter wrongdoing and to promote:

  honest and ethical conduct;

  full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements;

  compliance with applicable laws, rules and regulations;

  the prompt reporting of a violation of our code of ethics; and

  accountability for adherence to our code of ethics.

A copy of our code of ethics was previously filed as an exhibit to our annual report filed on Form 10-K for the year ended December 31, 2009. We will provide a copy of our code of ethics, without charge, to any person who makes a written request to us at our principal offices.

Nominating and Corporate Governance Committee

We established our Nominating and Corporate Governance committee in November 2009. The Nominating and Corporate Governance Committee has adopted a written charter pursuant to which the committee:

  recommends the slate of director nominees for election to our Board of Directors;

  identifies and recommends candidates to fill vacancies on our Board of Directors;

  reviews the composition of our Board of Directors’ committees; and

  monitors compliance with, reviews and recommends changes to our various corporate governance policies and guidelines.

This committee also prepares and supervises our Board of Directors’ annual review of director independence and our Board of Directors’ annual self-evaluation. The Nominating and Corporate Governance Committee is composed of three directors; namely Richard W. Grayston, Robert J. Casaceli and James Schweitzer, all of whom have been determined by our Board of Directors to be “independent,” as defined in the Marketplace Rules of the NASDAQ and within the meaning of NI 52-110.

A majority of the persons serving on our Board of Directors must be “independent”. The Nominating and Corporate Governance Committee has considered transactions and relationships between each director or any member of his immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below and also reviewed transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As a result of this review, the committee affirmatively determined that each of Messrs. Grayston, Casaceli and Schweitzer are independent.

Nomination of Directors

The Nominating and Corporate Governance Committee considers all qualified candidates for our Board of Directors identified by members of the committee, by other members of our Board of Directors, by senior management and by our stockholders. The committee reviews each candidate including each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. When identifying nominees to serve as director, the Nominating and Corporate Governance Committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In addition, before nominating an existing director for re-election to our Board of Directors, the Nominating and Corporate Governance Committee considers and reviews an existing director’s Board of Directors’ and committee meeting attendance and performance, length of Board of Directors’ service, experience, skills and contributions that the existing director brings to our Board of Directors, equity ownership in our company and independence.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by members of our Board of Directors, members of senior management and stockholders. Based on its assessment of each candidate, the committee recommends candidates to our Board of Directors. However, there is no assurance that there will be any vacancy on our Board of Directors at the time of any submission or that the committee will recommend any candidate for our Board of Directors.

Director Qualification

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to recommend to our Board of Directors, and for our Board of Directors to conclude that the individual should be serving as a director of our company.

Paul Zyla – Mr. Zyla’s extensive career in leadership positions in the mining industry and, in particular, his previous success as Chief Executive Officer with Carib Gold and other junior exploration companies, were factors considered by our Nominating and Corporate Governance Committee and our Board of Directors.

Richard W. Grayston – Mr. Grayston’s extensive experience as a CGA (certified general accountant) and Ph.D., together with his previous directorships and/or position as Chief Financial Officer of four mineral exploration public companies before joining our company, were factors considered by our Nominating and Corporate Governance Committee and our Board of Directors. As at the date of this proxy statement/prospectus, Mr. Grayston is the President and Chief Executive Officer of two issuers in Canada, the Audit Committee Chair of three other mineral exploration issuers in Canada and a director or five other issuers in Canada.

Peter Minuk – Mr. Minuk’s extensive experience with respect to project management and his years of experience at the Bank of Montreal were factors considered by our Nominating and Corporate Governance Committee and our Board of Directors.

Robert J. Casaceli – Mr. Casaceli’s experience as President and Chief Executive Officer of Creso Exploration Inc. from July 2010 until November 2011, together with his former position of Chief Geologist at Franco-Nevada U.S. Corporation, were factors considered by our Nominating and Corporate Governance Committee and our Board of Directors.

James H. Schweitzer – Mr. Schweitzer’s extensive career as a trader and salesman in the investment industry makes him knowledgeable with respect to markets and companies and, together with his financial knowledge, were factors considered by our Nominating and Corporate Governance Committee and our Board of Directors. In addition to keeping up to date with the changing rules and policies of the securities regulators under which he operated, Mr. Schweitzer also had to monitor and keep abreast of all the economic factors that would affect the financial health of his clientele.

In addition to the each of the individual skills and background described above, our Nominating and Corporate Governance Committee and our Board of Directors also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Compensation Committee

We established a Compensation Committee in November 2009. The Compensation Committee has adopted a written charter pursuant to which the committee is responsible for overseeing our compensation programs and practices, including our executive compensation plans and incentive compensation plans. Our Chief Executive Officer provides input to the Compensation Committee with respect to the individual performance and compensation recommendations for the other executive officers. Although the committee’s charter authorizes the committee to retain an independent consultant, no third party compensation consultant was engaged for 2010. The Compensation Committee is composed of three directors; namely Richard Grayston, Robert Casaceli, who is also Chair of our Compensation Committee, and James Schweitzer, all of whom have been determined by our Board of Directors to be “independent,” as defined in the Marketplace Rules of the NASDAQ and within the meaning of NI 52-110.

Risk Management

We separate the role of our Chief Executive Officer and the Chairman of our Board of Directors. Our management has approval limits which it must not exceed without approval from our Board of Directors. These approval limits span hiring, asset purchases and the issuance of shares. Our Board of Directors administers its oversight function through three sub-committees which report to our full Board of Directors, being our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee. We are a very small company at this time and consider five members for our Board of Directors to be adequate for the purpose of directing its activities. Our Board of Directors self-assesses on an ongoing basis and has the scope to increase its size if the need is determined.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each of the two fiscal years ended December 31, 2011 and 2010 respectively, to:

  our chief (principal) executive officer;

  each of our executive officers who was awarded, earned or we paid more than $100,000; and

  up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2011.

The value attributable to any option awards is computed in accordance with ASC 718 (Accounting Standards Codification, Topic 718).

SUMMARY COMPENSATION TABLE

NONQUALIFIED
						NON-EQUITY	DEFERRED
NAME AND				STOCK	OPTION	INCENTIVE PLAN	COMPENSATION	ALL OTHER
PRINCIPAL		SALARY	BONUS	AWARDS	AWARDS	COMPENSATION	EARNINGS	COMPENSATION	TOTAL
POSITION	YEAR	($)	($)	($)	($)	($)	($)	($)	($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Paul Zyla CEO (1) (2)(3)	2011 2010	0 0	0 0	0 0	0 69,956	0 0	0 0	36,720 6,794	36,720 76,750
James Longshore Former CEO, CFO (2)(4)	2011 2010	0 0	0 0	0 0	0 43,898	0 0	0 0	220,293 179,811	220,293 223,709
Yves Clement Vice-President, Exploration (1)(2)(5)	2011 2010	0 0	0 0	0 0	124,000 0	0 0	0 0	153,000 116,472	277,000 116,472

(1)

All dollar amounts stated above are in U.S. dollars. To the extent that contractual amounts have been paid in Canadian dollars, such amounts have been converted into U.S. dollars at the average exchange rate of $1.00 Canadian dollar = $1.02 U.S. dollar.

(2)

The fair value of these options has been calculated in accordance with ASC718 under U.S. GAAP. The grant date fair value does not materially differ from that calculated under the CICA Handbook or International Financial Reporting Standards. The methodology used to calculate the grant date fair value was the Black-Scholes method, with a volatility assumption of 95%, an expected life of three years and an interest free rate of 2%.

(3)

Mr. Zyla was appointed as our President and CEO effective June 1, 2010. Mr. Zyla received the compensation noted above under “All Other Compensation” for the provision of consulting services to our company pursuant to a management consulting agreement (see “Management Consulting Agreements – Management Consulting Agreement with President and Chief Executive Officer”). Mr. Zyla’s compensation was paid in Canadian dollars and was translated at the average exchange rate of $1.00 Canadian dollar = $1.02 U.S. dollar.

(4)

Mr. Longshore resigned as our Chief Executive Officer and our Chief Financial Officer and as a director of our company effective June 1, 2010. Before December 31, 2011, Mr. Longshore’s consulting services were provided to our company pursuant to a management consulting agreement with Brokton International Ltd., a corporation of which Mr. Longshore is the sole officer, director and stockholder from which Mr. Longshore received this compensation for the provision of consulting services as the general manager of XG Mining and XGEL (see “Management Consulting Agreements – Management Consulting Agreement with Brokton”). With respect to the compensation noted above under “All Other Compensation”, Mr. Longshore received:

  in 2010:

  $95,000 for the provision of consulting services to our company, except for $3,325 which was paid to him for director fees; and

  $81,486 in gold bullion from Ravenclaw Mining Limited; and

  in 2011:

  $120,000 for the provision of consulting services to our company; and

  $102,646 from Ravenclaw Mining Limited (see “Related Party Transactions – Consulting Agreement with Principal Stockholder” for further details).

(5)

Mr. Clement was appointed as our Vice-President, Exploration on May 1, 2006. Mr. Clement received the compensation noted above under “All Other Compensation” for the provision of consulting services to our company pursuant to a management consulting agreement (see “Management Consulting Agreements – Management Consulting Agreement with Vice-President, Exploration”). Mr. Clement’s compensation was paid in Canadian dollars and was translated at the average exchange rate of $1.00 Canadian dollar = $1.02 U.S. dollar.

During the fiscal year, our Compensation Committee considered and determined compensation be paid to Mr. Zyla as noted under “Management Consulting Agreements – Management Consulting Agreement with President and Chief Executive Officer”. In determining the compensation to be paid to Mr. Zyla, our Compensation Committee considered a number of factors including the scope of his duties and responsibilities to our company, the time he devotes to our business, his length of services to our company and industry standards for compensation paid for similar positions in other comparable reporting companies. Our Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Zyla’s compensation.

In 2010, Mr. Longshore did not receive any monetary compensation as our Chief Executive Officer or as our Chief Financial Officer. In 2010 and in the fiscal year, Mr. Longshore received a compensation package, through Brokton International Ltd., for providing his consulting services as general manager to XG Mining and XGEL as noted under “Management Consulting Agreements – Management Consulting Agreement with Brokton”. Mr. Longshore was reimbursed for out-of-pocket expenses incurred on behalf of our company in connection with carrying out his duties and responsibilities. The terms of any future compensation to be paid to Mr. Longshore will be determined by our Compensation Committee. At such time, our Compensation Committee will consider a number of factors in determining Mr. Longshore’s compensation including the scope of his duties and responsibilities to our company and our subsidiaries, the time he devotes to our business, his length of service to our company and industry standards for compensation paid for similar positions in other comparable reporting companies and whether to consult with any experts or third parties in fixing such compensation.

During the fiscal year, our Compensation Committee considered and determined compensation be paid to Mr. Clement as noted under “Management Consulting Agreements – Management Consulting Agreement with Vice-President, Exploration”. In determining the compensation to be paid to Mr. Clement, our Compensation Committee considered a number of factors including the scope of his duties and responsibilities to our company and our subsidiaries, the time he devotes to our business, his length of service to our company and industry standards for compensation paid for similar positions in other comparable reporting companies. Our Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Clement’s compensation.

Management Consulting Agreements

Management Consulting Agreement with President and Chief Executive Officer

We entered into a management consulting agreement with our President and Chief Executive Officer, Paul Zyla, dated September 1, 2010 for the provision of his services as our President and Chief Executive Officer. This agreement was not for a defined term and could be terminated by Mr. Zyla upon 60 days’ notice. Our Chief Executive Officer was paid CAD$2,000 (USD$2,040) at the commencement of each calendar quarter and was reimbursed for certain expenses incurred in performing his duties to our company. Our Chief Executive Officer provides the stewardship of our company, oversees day-to-day managerial functions of our business, reviews all business opportunities, reports to our Board of Directors and performs the duties and responsibilities generally associated with being the most senior executive of a reporting company. This agreement was superseded by a management consulting agreement for a term of one year which expired on December 31, 2011. As of the date of this proxy statement/prospectus, Mr. Zyla provides his services to our company on a month-to-month basis. He is paid CAD$3,000 (USD$3,060) per month to provide the services set forth in the preceding paragraph and is reimbursed for certain expenses incurred in performing his duties to our company. There is no provision for a payment to be made to our Chief Executive Officer if his services are terminated without cause.

Management Consulting Agreement with Brokton

We entered into a management consulting agreement on January 3, 2009 with Brokton International Ltd. to provide the consulting services of our Chief Executive Officer at the time, James Longshore, as general manager for XG Mining and XGEL for a one year term which expired on December 31, 2009. Brokton International Ltd. was paid $5,000 per month for providing Mr. Longshore’s services and was reimbursed for certain expenses incurred by Mr. Longshore in performing his duties to our Ghanaian subsidiaries. This agreement was superseded by a management consulting agreement for a one year term which expired on December 31, 2010. Pursuant to this agreement, Brokton International Ltd. was paid $10,000 per month for providing Mr. Longshore’s services and was reimbursed for certain expenses incurred by Mr. Longshore in performing his duties to our Ghanaian subsidiaries. Either Brokton International Ltd. or our company could terminate this agreement, without reason or cause, by providing one month’s written notice in advance of such termination. This agreement provided for a payment of one month of consulting fees to Brokton International Ltd. in lieu of notice being provided by our company. This agreement was renewed by way of renewal agreement on November 30, 2010 for a further one year term commencing on January 1, 2011 and expiring on December 31, 2011. As of the date of this proxy statement/prospectus, Brokton International Ltd. provides Mr. Longshore’s services to our company on a month-to-month basis. There is no provision for a payment to be made to Brokton International Ltd. if Mr. Longshore’s services are terminated without cause. Management Consulting Agreement with Chief Financial Officer

We entered into a management consulting agreement with our Chief Financial Officer, John Ross, effective September 1, 2010 for the provision of his services to our company. This agreement is not for a defined term. Our Chief Financial is paid CAD$500 (USD$510) per day and is reimbursed for certain expenses incurred in performing his duties to our company. Our Chief Financial Officer provides certain accounting services to our company including financial and general management duties, accounting, financial and reporting control and regulatory reporting duties. Our company may give written notice to our Chief Financial Officer of our intention to terminate this agreement on the date therein specified in the notice which shall in any event be a date at least 15 and not more than 30 days after giving of such notice. Our Chief Financial Officer may terminate this agreement at any time upon providing our company with 60 days’ notice. There is no provision for a payment to be made to our Chief Financial Officer if this agreement if terminated without cause.

Management Consulting Agreement with Vice-President, Exploration

We entered into a management consulting agreement with our Vice-President, Exploration, Yves Clement, for a term of 36 months which expired on May 1, 2009. Before the expiration of this agreement, we negotiated terms for renewal of this agreement for a further one year term with our Vice-President, Exploration. Pursuant to this agreement, our Vice-President, Exploration was paid approximately CAD$10,000 (USD$10,200) per month and was reimbursed for certain expenses incurred in performing his duties to our company. Under this agreement or any renewal thereof, our Vice-President, Exploration was to be paid compensation equivalent to 18 months’ fees, based on the rate of compensation being paid at the relevant time if this agreement was terminated without cause or if a change of control occurred. Our Vice-President, Exploration makes project or property site attendances as may be required from time to time, prepares progress reports with respect to our mineral exploration projects, conducts due diligence as may be required from time to time in connection with potential mineral properties; reviews geological data and liaises with principal owners of mineral properties in which our company may wish to acquire an interest, meets with government authorities and retains technical experts, makes recommendations to our Board of Directors and its relevant committees with respect to the acquisition and/or abandonment of mineral exploration properties and prepares and implements, subject to our Board of Directors’ approval, plans for the operation of our company including plans for exploration programs, costs of operations and other expenditures in connection with our mineral projects. This agreement, or any renewal thereof, was superseded by the management consulting agreement for a term of three years which will expire on March 1, 2014. This agreement supersedes the agreement referred to in the preceding paragraph or any renewal thereof. Our Vice-President is paid CAD$12,500 (USD$12,225) per month to provide the services set forth in the preceding paragraph and is reimbursed for certain expenses incurred in performing his duties to our company. If our company terminates this agreement before September 30, 2012, our Vice-President, Exploration shall be paid additional remuneration of CAD$10,000 (USD$10,200) per month for each additional month of termination before September 30, 2012. If our company terminates this agreement on or after October 1, 2012, then no additional remuneration shall be paid to our Vice-President, Exploration.

Management Consulting Agreement with Vice-President, Ghana Operations

We entered into the Nkansa Agreement with our Vice-President, Ghana Operations, Victor Nkansa, for a term of one year which expired on June 1, 2011 and was renewed by way of renewal agreement for a further term of one year commencing on June 1, 2011 and expiring on May 31, 2012. As of the date of this proxy statement/prospectus, our Vice-President, Ghana Operations is paid $2,500 per month by XG Mining to provide his consulting services on a month to month “as needed” basis. There is no provision for a payment to be made to our Vice-President, Ghana Operations if he is terminated without cause.

Compensation of Management

The terms of the foregoing management consulting agreements were determined by our Compensation Committee and subsequently approved by our Board of Directors. As at the date of this proxy statement/prospectus, our Compensation Committee has complete authority to determine the amount of compensation to be paid and the other terms of management compensation. At the time of entering into the foregoing agreements, our Compensation Committee did not consult with any consultants or other third parties in determining the amount of compensation to be paid under the management consulting agreements.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2011 to each person named in the Summary Compensation table.

EQUITY
INCENTIVE
								EQUITY	PLAN
								INCENTIVE	AWARDS
								PLAN	MARKET OR
							MARKET	AWARDS	PAYOUT
							VALUE	NUMBER OF	VALUE OF
			EQUITY				OF	UNEARNED	UNEARNED
			INCENTIVE			NUMBER	SHARES	SHARES,	SHARES,
			PLAN AWARDS			OF SHARES	OR UNITS	UNITS OR	UNITS OR
	NUMBER OF	NUMBER OF	NUMBER OF			OR UNITS	OF	OTHER	OTHER
	SECURITIES	SECURITIES	SECURITIES			OF STOCK	STOCK	RIGHTS	RIGHTS
	UNDERLYING	UNDERLYING	UNDERLYING			THAT	THAT	THAT	THAT
	UNEXERCISED	UNEXERCISED	UNEXERCISED	OPTION		HAVE	HAVE	HAVE	HAVE
	OPTIONS	OPTIONS	UNEARNED	EXERCISE	OPTION	NOT	NOT	NOT	NOT
	(#)	(#)	OPTIONS	PRICE	EXPIRATION	VESTED	VESTED	VESTED	VESTED
NAME	EXERCISABLE	UNEXERCISABLE	(#)	($)	DATE	(#)	($)	(#)	(#)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)

Paul Zyla	0	0	0	N/A	N/A	0	0	0	0

James Longshore	0	0	0	N/A	N/A	0	0	0	0

Yves Clement	45,000	55,000	0	1.95	March 1, 2014	55,000	0	0	0

Note:

In connection with the options granted to Mr. Clement, the option expiration date was extended to March 1, 2021 by disinterested stockholders’ approval obtained at our 2012 annual and special meeting held on June 7, 2012 and by TSX acceptance.

2011 10% Rolling Stock Option Plan

On May 12, 2011, our Board of Directors considered and believed that it was advisable and in the best interests of our company to terminate our fixed 2005 Equity Incentive Compensation Plan and authorized, approved and adopted our 2011 10% rolling stock option plan (the “2011 Plan”). Our 2011 Plan was approved by our stockholders at our annual and special stockholders’ meeting held on June 10, 2011 and we received final acceptance of our 2011 Plan from the TSX on July 13, 2011.

Pursuant to our 2011 Plan, our company may issue no more than 10% of our issued and outstanding shares of common stock in the aggregate from time to time, and a maximum of 5% of the shares of common stock may be issued to any one director, officer, key employee or other eligible person, except consultants, in any 12 month period, unless disinterested stockholder approval is obtained. The maximum number of shares of common stock that may be issued to a consultant under our 2011 Plan in a 12 month period shall not exceed 2% of the shares of common stock outstanding. The number of securities issuable to our company’s insiders (as defined in National Instrument 55-104 – Insider Reporting Requirements), at any time, under all security-based compensation arrangements, shall not exceed 10% of the issued and outstanding securities and the number of securities issued to insiders, within any one-year period, under all security-based compensation arrangements, shall not exceed 10% of the issued and outstanding securities. Shares of common stock used for stock grants and our 2011 Plan options may be authorized and unissued shares or shares of common stock reacquired by our company. Shares of common stock covered by our 2011 Plan options which terminate unexercised or shares of common stock subject to stock awards which are forfeited or cancelled will again become available for grant as additional options or stock awards, without decreasing the maximum number of shares of common stock issuable under our 2011 Plan.

Upon adoption of our 2001 Plan, the 1,989,000 outstanding options granted under our former 2005 Equity Incentive Compensation Plan were converted into options under our 2011 Plan, and the former plan was terminated. As at the date of this proxy statement/prospectus, 4,366,117 shares of our common stock have been reserved for issuance under our 2011 Plan. During the fiscal year, 130,000 options were cancelled pursuant to our Board of Directors’ approval. After the fiscal year, 110,000 options were exercised by a consultant. As at the date of this proxy statement/prospectus, there are 1,957,000 options outstanding to purchase an aggregate of 1,957,000 shares of common stock (taking into account the exercise of 110,000 options in January 2012). The 1,957,000 shares of common stock reserved for the exercise of 1,957,000 options represent 4.4% of the 44,648,417 shares of common stock currently outstanding. Options to purchase 2,510,921 shares of common stock are currently available for grant under our 2011 Plan, being 10% of the 44,648,417 shares of common stock currently outstanding less the 1,957,000 shares of common stock reserved for the 1,957,000 options currently outstanding.

The period during which options may be exercised shall be determined by our Board of Directors in its discretion, to a maximum of 10 years from the date that the option is granted and the options shall vest on the date of the grant, except that options issued to persons employed in investor relations activities must vest in stages over not less than 12 months with no more than one-quarter of the options vesting in any three month period. On February 29, 2012, our Board of Directors approved an amendment to certain stock option agreements in connection with options previously granted to insiders of our company whereby the option exercise term would be extended to the maximum allowable exercise period of 10 years from the date of the original grant date of such options, subject to regulatory acceptance and disinterested stockholder approval. In accordance with Section 613(a) of the TSX Company Manual, an extension of the exercise term under a security based compensation agreement, benefitting an insider of a company, requires disinterested security holder approval. At our annual and special meeting of stockholders held on June 7, 2012, we obtained disinterested stockholder approval with respect to the extension of the option exercise term for an aggregate of 1,615,000 options previously granted to insiders of our company.

Compensation of Directors

In March 2007, we established compensation arrangements for each director’s service and expense on our Board of Directors. Directors’ fees are paid on a quarterly basis. As of December 31, 2011, we did not pay fees to directors for their attendance at Board of Directors’ meetings.

The following table sets forth information relating to the compensation paid to our directors for their services as members of our Board of Directors for 2011: The information in the following table excludes any reimbursement of travel and lodging expenses which our company may have paid.

DIRECTOR COMPENSATION

	FEES				NON-QUALIFIED
	EARNED			NON-EQUITY	DEFERRED
	OR PAID	STOCK	OPTION	INCENTIVE PLAN	COMPENSATION	ALL OTHER
	IN CASH	AWARDS	AWARDS	COMPENSATION	EARNINGS	COMPENSATION	TOTAL
NAME	($)	($)	($)	($)	($)	($)	($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

Richard Grayston (1)(2)	8,160	0	0	0	0	0	8,160

Peter Minuk (1)(2)	6,120	0	0	0	0	0	6,120

Robert Montgomery (1)(2)(3)	3,060	0	0	0	0	0	3,060

Robert Casaceli (1)(2)	6,000	0	0	0	0	0	6,000

James Schweitzer (1)(2)(3)	3,060	0	120,206	0	0	0	123,266

(1)

All dollar amounts stated above are in U.S. dollars. Except for Mr. Casaceli, all other directors received director compensation in Canadian dollars. To the extent that the director compensation noted above was paid in Canadian dollars, such amounts have been converted into U.S. dollars at the average exchange rate of $1.00 Canadian dollar = $1.02 U.S. dollar.

(2)

The fair value of these options has been calculated in accordance with ASC718 under U.S. GAAP. The grant date fair value does not materially differ from that calculated under the CICA Handbook or International Financial Reporting Standards. The methodology used to calculate the grant date fair value was the Black-Scholes method, with a volatility assumption of 95%, an expected life of three years and an interest free rate of 2%.

(3)	Mr. Montgomery was not reelected as a director at the 2011 annual and special meeting of our stockholders.

(4)	Mr. Schweitzer was appointed as a director at the 2011 annual and special meeting of our stockholders.

RELATED PARTY TRANSACTIONS

Consulting Agreement with Principal Stockholder

From February 1, 2004 through February 1, 2006, we entered into a consulting agreement with Brokton International Ltd., a company which, as of the date of this proxy statement/prospectus, owns 6.88% of our common stock and is one of only two stockholders that owns more than 5% of our issued and outstanding shares of our common stock. Under this agreement, we engaged Brokton International Ltd. as a consultant to advise our management with respect to hiring additional qualified management, providing support with respect to operational matters and government compliance in Ghana, mergers and acquisitions and financial advisory. James Longshore, our former President and a former director of our company, is the President of Brokton International Ltd. and exercises sole investment, voting and disposition powers over the shares of Brokton. Mr. Longshore is a director of our wholly-owned subsidiaries, XGEL and XOG Ghana (since April 2006) and Chief Operating Officer (since February 2007) and General Manager (since June 2006) and a director of XG Mining (since June 2006) and Chief Operating Officer (since February 2007) and General Manager (since June 2006) and a director and officer of Xtra Energy (since March 2007). From February 2004 to February 2006, we paid Brokton International Ltd. an aggregate of $53,176 for its consulting services and reimbursed it for expenses incurred on our behalf.

On January 3, 2009, we entered into a consulting agreement with Brokton International Ltd. to provide us with the consulting services of Mr. Longshore as General Manager of our subsidiaries, XG Mining and XGEL for a one year term ending on December 31, 2009. During the term of this agreement, we paid Brokton International Ltd. an aggregate of $60,000 and reimbursed it for expenses incurred on behalf of our company and our subsidiaries.

On June 1, 2010, we entered into a consulting agreement with Brokton International Ltd. to provide the continued consulting services of Mr. Longshore as General Manager of our subsidiaries, XG Mining and XGEL for a one year term which expired on December 31, 2010. On November 30, 2010, the above agreement was renewed by way of renewal agreement for a further one year term effective January 1, 2011 and ending on December 31, 2011. As of the date of this proxy statement/prospectus, Brokton International Ltd. provides Mr. Longshore’s services to our company on a month-to-month basis.

See “Executive Compensation – Summary Compensation Table” for all compensation paid to Brokton during 2010 and the fiscal year. During 2010 and the fiscal year, Mr. Longshore also received compensation from Ravenclaw Mining Limited for assisting this company in fulfilling its agreement with our company. Ravenclaw Mining Limited entered into an agreement dated July 1, 2010 with our company for a term of one year whereby it will receive a maximum payment of 2% gross overriding royalty on all placer gold produced by the independent Ghanaian contract miners who carry out recovery of placer gold operations at our Kibi and Pameng projects. Ravenclaw Mining Limited will not receive the 2% gross overriding royalty until our company receives its 10% gross overriding royalty on all placer gold produced from the contract miners. Ravenclaw Mining Limited has to the option to take their payment in cash or kind. This agreement is renewable on an annual basis.

Director Independence

As shares of our common stock are currently traded on the OTC Bulletin Board, we are not subject to the rules of any national securities exchange which requires that a majority of a listed company’s directors and specified committees of its board of directors meet independence standards prescribed by such rules. For the purpose of preparing the disclosures in this proxy statement/prospectus with respect to director independence, we have used the definition of “independent director” within the meaning of NI 52-110 and as set forth in the Marketplace Rules of the NASDAQ, which defines an “independent director” generally as being a person, other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these standards, our Board of Directors has determined that Richard Grayston, Robert Casaceli and James Schweitzer are “independent”.

SECURITY OWNERSHIP

At August 14, 2012, we had 44,648,417 shares of our common stock issued and outstanding. The following table sets forth information known to us as of August 14, 2012 relating to the beneficial ownership of shares of our common stock by:

  each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  each director;

  each named executive officer; and

  all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of our field camp located at 2 Masalakye Street, Kwabeng, Ghana. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder if that person exercises outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	AMOUNT AND NATURE		PERCENTAGE
NAME OF BENEFICIAL OWNER	OF BENEFICIAL OWNERSHIP		OF CLASS

Paul Zyla	504,250	(1)	1.13%
John C. Ross	67,500	(2)	0.15%
Richard W. Grayston	263,000	(3)	0.59%
Yves P. Clement	419,000	(4)	0.94%
Peter Minuk	170,000	(5)	0.38%
Victor Nkansa	21,500	(6)	0.05%
Robert J. Casaceli	96,000	(7)	0.22%
James H. Schweitzer	248,000	(8)	0.56%
James Longshore	3,069,855	(9)	6.88%
Officers and Directors as a Group (9 persons)	4,859,105	(1) to (9)	10.88%

Mark T. McGinnis	3,269,514	(10)	7.32%

(1)

Consists of (a) 396,250 shares of our common stock; (b) 108,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable.

(2)

Consists of (a) 62,500 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable; and (b) 5,000 shares of our common stock which shall become issuable upon options that shall vest and be exercisable within 60 days following the date of this proxy statement/prospectus; namely September 1 and October 1, 2012. Excludes 22,500 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest monthly as to 2,500 in each month.

(3)

Consists of (a) 38,000 shares of our common stock; and (b) 225,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable.

(4)

Consists of (a) 409,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable; and (b) 10,000 shares of our common stock which shall become issuable upon options that shall vest and be exercisable within 60 days following the date of this proxy statement/prospectus; namely September 1 and October 1, 2012. Excludes 5,000 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest monthly as to 5,000 in each month.

(5)

Consists of (a) 20,000 shares of our common stock; and (b) 150,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable.

(6)

Consists of (a) 20,500 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable; and (b) 1,000 shares of our common stock which shall become issuable upon options that shall vest and be exercisable within 60 days following the date of this proxy statement/prospectus; namely September 1 and October 1, 2012. Excludes (a) 2,500 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest monthly as to 500 in each month; (b) 3,000 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest on March 1, 2014.

(7)

Consists of (a) 90,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable; and (b) 6,000 shares of our common stock which shall become issuable upon options that shall vest and be exercisable within 60 days following the date of this proxy statement/prospectus; namely September 1 and October 1, 2012. Excludes 12,000 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest monthly as to 3,000 in each month.

(8)

Consists of (a) 200,000 shares of our common stock; (b) 42,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable; and (c) 6,000 shares of our common stock which shall become issuable upon options that shall vest and be exercisable within 60 days following the date of this proxy statement/prospectus; namely September 10 and October 10, 2012. Excludes 60,000 shares of our common stock issuable upon the exercise of options that have not yet vested and will vest monthly as to 3,000 in each month.

(9)

Consists of (a) 70,000 shares of our common stock; (b) 2,000,000 shares of our common stock which are owned by Brokton International Ltd.; (c) 774,855 shares of our common stock which are owned by Sausilito Ltd.; and (d) 225,000 shares of our common stock which can be acquired upon the exercise of options to purchase shares of our common stock that have vested and are currently exercisable. Brokton International Ltd. is a Turks & Caicos Islands corporation, whose sole beneficial owner is James Longshore. Sausilito Ltd. is a Turks & Caicos Islands corporation, whose sole beneficial owner is James Longshore. Mr. Longshore exercises sole investment, voting and disposition powers over the shares of our common stock included in the above table.

(10)

Consists of (a) 2,441,507 shares of our common stock held by Mark McGinnis; and (b) 152,775 broker warrants, issued on closing of the initial public offering, which are exercisable into shares of our common stock within 60 days from the date of this proxy statement/prospectus; and (c) 675,232 shares of our common stock held by his spouse of which an aggregate of 7,350 shares of our common stock is held in trust for her children.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

Our securities consist of shares of common stock with a par value of $0.001 per share. Our authorized capital is 250,000,000 shares of common stock of which 44,648,417 shares of our common stock are issued and outstanding as of August 14, 2012.

Common Stock

Each share of our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of shares of our common stock will possess all voting power. Generally, all matters to be voted on by our stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Two individuals present in person, each of whom is a stockholder or a proxyholder entitled to vote at a meeting, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as a liquidation, a merger or an amendment to our articles of incorporation. Our articles of incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

The holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

If our company completes any merger or consolidation with or into another company where shares of our common stock are converted into or exchangeable for shares of our common stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of our common stock and other securities and property (including cash).

Holders of shares of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our shares of common stock.

EXPERTS

The financial statements for Xtra-Gold Nevada as at and for the years ended December 31, 2011 and 2010, included in this proxy statement/prospectus have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in their report, and are included herein in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of shares offered hereby will be passed upon for Xtra-Gold BVI by Harney Westwood & Riegels, Road Town, Tortola, British Virgin Islands.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the shares of our common stock to be issued in connection with the Continuation, if approved. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about our company. We will make available free of charge on our website at www.xtragold.com under “Investor Info”, copies of materials we file with, or furnish to, the SEC. You may also read and copy this information at the public reference room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like our company, who file electronically with the SEC. The address of the site is www.sec.gov. Information on the SEC’s website is not part of this proxy statement/prospectus. To the extent required by the rules and regulations of the SEC, we will amend this proxy statement/prospectus to include information filed after the date of this proxy statement/prospectus.

Documents filed with the SEC are available from our company without charge. You can obtain documents filed with the SEC by requesting them in writing or by telephone from our company at the following address:

360 Bay Street, Suite 301
Toronto ON M5H 2V6, Canada

Attention: Paul Zyla, President

If you would like to request documents, please do so by [ • ], to receive the documents before the special meeting.

INDEX TO FINANCIAL STATEMENTS

The following financial statements of Xtra-Gold Nevada listed below are included with this proxy statement/prospectus. These financial statements have been prepared on the basis of the U.S. GAAP and are expressed in U.S. dollars.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Xtra-Gold Resources Corp. and subsidiaries
(an Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Xtra-Gold Resources Corp. and subsidiaries (an Exploration Stage Company) (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from the beginning of the exploration stage on January 1, 2003 to December 31, 2011. Xtra-Gold Resources Corp. and subsidiaries’ management is the responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xtra-Gold Resources Corp. and subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and for the period from the beginning of the exploration stage on January 1, 2003 to December 31, 2011 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters are discussed in Note 2. The consolidated financial statements do not include any adjustments that might results from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 29, 2012

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars)
AS AT DECEMBER 31

	2011	2010
ASSETS
Current
Cash and cash equivalents	$4,498,753	$10,096,122
Investments, at fair value (cost of $1,870,648 (2010 - $78,318)) (Note 4)	2,531,644	129,141
Due from related party (Note 12)	213,872	—
Receivables and other assets	130,637	125,354

Total current assets	7,374,906	10,350,617
Restricted cash (Note 10)	220,961	220,000
Equipment (Note 5)	1,370,027	735,426
Mineral properties (Note 8)	857,422	1,713,862

TOTAL ASSETS	$9,823,316	$13,019,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$745,860	$517,236

Total current liabilities	745,860	517,236

Asset retirement obligation (Note 10)	171,395	155,395

Total liabilities	917,255	672,631

Stockholders’ equity
Capital stock (Note 11)
Authorized
250,000,000 common shares with a par value of $0.001
Issued and outstanding
44,569,217 common shares (2010 – 42,961,179 common shares)	44,569	42,961
Additional paid in capital	28,441,909	26,089,803
Deficit	(1,427,764)	(1,427,764)
Deficit accumulated during the exploration stage	(17,646,122)	(12,321,365)

Total Xtra-Gold Resources Corp. stockholders’ equity	9,412,592	12,383,635
Non-controlling interest	(506,531)	(36,361)

Total stockholders’ equity	8,906,061	12,347,274

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,823,316	$13,019,905

History and organization of the Company (Note 1)
Continuance of operations (Note 2)
Contingency and commitments (Note 16)
Subsequent events (Note 17)

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)

	Cumulative
	amounts from
	the beginning of
	the exploration
	stage on	Year	Year
	January 1, 2003	Ended	Ended
	to December 31,	December 31,	December 31,
	2011	2011	2010

EXPENSES (INCOME)
Amortization	$584,843	$284,413	$114,785
Exploration	21,502,980	6,465,637	2,992,932
General and administrative	7,609,010	1,278,577	1,355,399
Options receipts in excess of property value (Note 8)	(315,000)	(315,000)	—
Write-off of mineral property	26,000	—	—

LOSS BEFORE OTHER ITEMS	(29,407,833)	(7,713,627)	(4,463,116)

OTHER ITEMS
Foreign exchange gain	566,680	16,028	179,124
Interest expense	(241,936)	—	(1,283)
Realized gains on sales of trading securities	254,319	60,317	170,422
Net unrealized gain (loss) on trading securities	47,210	212,073	(98,290)
Other income	910,730	53,894	34,104
Recovery of gold	9,386,689	1,316,330	1,227,394
Gain on disposal of property	356,488	260,058	—
Write off of investment	(25,000)	—	(25,000)

	11,255,180	1,918,700	1,486,471

Consolidated loss for the period	(18,152,653)	(5,794,927)	(2,976,645)

Net loss (income) attributable to non-controlling interest	506,531	470,170	(40,268)

Net loss attributable to Xtra-Gold Resources Corp.	$(17,646,122)	$(5,324,757)	$(3,016,913)

Basic and diluted loss attributable to common shareholders per common share		$(0.12)	$(0.09)

Basic and diluted weighted average number of common shares outstanding		43,815,678	35,160,827

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

	Cumulative
	amounts from
	the beginning of
	the exploration
	stage on	Year	Year
	January 1, 2003	Ended	Ended
	to December 31,	December 31,	December 31,
	2011	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(18,152,653)	$(5,794,927)	$(2,976,645)
Items not affecting cash:
Amortization	584,843	284,413	114,785
Amortization of deferred financing costs	46,202	—	1,283
Accretion of asset retirement obligation	40,262	16,000	7,191
Shares issued for services	202,365	—	—
Stock-based compensation	1,839,928	361,239	411,507
Options receipts in excess of property value	(315,000)	(315,000)	—
Unrealized foreign exchange (gain) loss	(401,956)	63,965	(37,220)
Realized gain on sale of trading securities	(254,319)	(60,317)	(170,422)
Purchase of investments	(13,327,886)	(1,763,196)	—
Proceeds on sale of trading securities	12,157,256	240,559	1,746,805
Unrealized (gain) loss on trading securities	(47,210)	(212,073)	98,290
Gain on disposal of property	(356,488)	(260,058)	—
Write-off of mineral property	26,000	—	—
Expenses paid by stockholders	2,700	—	—
Write-off of investment	25,000	—	25,000

Changes in non-cash working capital items:
Increase in receivables and other	(336,134)	(219,155)	(78,892)
Increase in accounts payable and accrued liabilities	735,167	228,623	284,163
Increase in due to related party	50,000	—	—

Net cash used in operating activities	(17,481,923)	(7,429,927)	(574,155)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures	900,000	—	—
Deferred financing costs	(46,202)	—	—
Repurchase of capital stock	(165,000)	—	(108,000)
Issuance of capital stock, net of financing costs	22,609,711	1,992,475	10,774,804

Net cash provided by financing activities	23,298,509	1,992,475	10,666,804

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

	Cumulative
	amounts from
	the beginning of
	the exploration
	stage on	Year	Year
	January 1, 2003	Ended	Ended
	to December 31,	December 31,	December 31,
	2011	2011	2010

Continued

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(1,835,129)	(946,956)	(454,197)
Deposit on equipment	(151,506)	—
Restricted cash	(220,961)	(961)	(220,000)
Oil and gas property expenditures	(250,137)	—	—
Acquisition of cash on purchase of subsidiary	11,510	—	—
Acquisition of subsidiary	(25,000)	—	—
Option payments received	525,000	500,000	25,000
Proceeds on disposal of assets	628,390	288,000	30,000
Net cash used in investing activities	(1,317,833)	(159,917)	(619,197)

Change in cash and cash equivalents during the period	4,498,753	(5,597,369)	9,473,452

Cash and cash equivalents, beginning of the period	—	10,096,122	622,670

Cash and cash equivalents, end of the period	$4,498,753	$4,498,753	$10,096,122

Supplemental disclosure with respect to cash flows (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Balance, December 31, 2002	12,364,085	$12,364	$1,412,842	$(1,427,764)	$—	$—	$(2,558)
Paid on behalf of the Company	—	—	5,258	—	—	—	5,258
October 31, 2003, issuance of stock for acquisition of subsidiary	50,350,000	50,350	(50,350)	—	—	—	—
Loss for the year	—	—	—	—	—	(2,700)	(2,700)
Balance, December 31, 2003	62,714,085	62,714	1,367,750	(1,427,764)	—	(2,700)	—
March, 2004 - private placement at $0.35 per share	2,000,000	2,000	698,000	—	—	—	700,000
May, 2004 - private placement at $0.35 per share	2,129,400	2,129	743,161	—	—	—	745,290
December, 2004 - acquisition of subsidiary via issuance of common stock	2,698,350	2,699	1,616,311	—	—	—	1,619,010

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
Share issuance costs	—	—	(76,298)	—	—	—	(76,298)
Loss for the year	—	—	—	—	—	(398,533)	(398,533)
Balance, December 31, 2004	69,541,835	69,542	4,348,924	(1,427,764)	—	(401,233)	2,589,469
May, 2005 – cancellation of shares	(47,000,000)	(47,000)	47,000	—	—	—	—
June 2005 – for services	10,000	10	5,490	—	—	—	5,500
June, 2005 – private placement at $0.55 per share	536,218	536	294,384	—	—	—	294,920
August, 2005 – private placement at $0.55 per share	300,000	300	164,700	—	—	—	165,000
November, 2005 – private placement at $0.55 per share	1,549,354	1,550	850,595	—	—	—	852,145

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
Share issuance costs	—	—	(130,714)	—	—	—	(130,714)
Stock-based compensation	—	—	41,022	—	—	—	41,022
Loss for the year	—	—	—	—	—	(272,572)	(272,572)
Balance, December 31, 2005	24,937,407	24,938	5,621,401	(1,427,764)	—	(673,805)	3,544,770
February, 2006 – conversion of promissory note at $0.55 per share	90,909	91	49,909	—	—	—	50,000
March, 2006 – exercise of warrants at $0.75 per share	108,500	108	81,267	—	—	—	81,375
March, 2006 - private placement at $0.70 per share	792,029	792	553,628	—	—	—	554,420
April, 2006 – exercise of warrants at $0.75 per share	177,200	177	132,723	—	—	—	132,900

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
June, 2006 – cancellation of shares	(10,000)	(10)	(6,990)	—	—	—	(7,000)
June, 2006 – private placement at $0.90 per share	578,112	578	519,722	—	—	—	520,300
July, 2006 – private placement at $0.90 per share	1,132,000	1,132	1,017,668	—	—	—	1,018,800
October, 2006 – private placement at $1.10 per share	282,000	282	309,918	—	—	—	310,200
Share issuance costs	—	—	(240,616)	—	—	—	(240,616)
Stock-based compensation	—	—	206,041	—	—	—	206,041
Loss for the year	—	—	—	—	—	(2,562,992)	(2,562,992)
Balance, December 31, 2006	28,088,157	28,088	8,244,671	(1,427,764)	—	(3,236,797)	3,608,198

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
October, 2007 – Private placement at $1.35 per unit	668,202	668	901,405	—	—	—	902,073
Share issuance costs	—	—	(89,533)	—	—	—	(89,533)
Stock-based compensation	—	—	195,623	—	—	—	195,623
Loss for the year	—	—	—	—	—	(1,874,757)	(1,874,757)
Balance, December 31, 2007	28,756,359	28,756	9,252,166	(1,427,764)	—	(5,111,554)	2,741,604
February, 2008 – Private placement at $1.50 per unit	1,062,000	1,062	1,591,938	—	—	—	1,593,000
May, 2008 – Exercise of options at $0.75 per share	100,000	100	74,900	—	—	—	75,000
June, 2008 – Conversion of debentures at $1.00 per share	650,000	650	649,350	—	—	—	650,000

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
July, 2008 – Exercise of warrants at $1.50 per share	631,000	631	945,869	—	—	—	946,500
December, 2008 – For services at $1.50 per share	131,243	132	196,733	—	—	—	196,865
Share issuance costs	—	—	(125,040)	—	—	—	(125,040)
Stock-based compensation	—	—	156,444	—	—	—	156,444
Loss for the year	—	—	—	—	—	(3,231,403)	(3,231,403)
Balance, December 31, 2008	31,330,602	31,331	12,742,360	(1,427,764)	—	(8,342,957)	3,002,970
April, 2009 – Private placement at $0.70 per unit	710,000	710	496,290	—	—	—	497,000
May, 2009 – Private placement at $0.70 per unit	308,000	308	215,292	—	—	—	215,600

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
May, 2009 – Repurchase and cancellation of shares at $0.25 per share	(200,000)	(200)	(49,800)	—	—	—	(50,000)
August, 2009 – Private placement at $0.80 per unit	376,875	376	301,124	—	—	—	301,500
December, 2009 – Private placement at $1.00 per unit	706,000	706	705,294	—	—	—	706,000
Share issuance costs	—	—	(107,390)	—	—	—	(107,390)
Stock-based compensation	—	—	468,052	—	—	—	468,052
Loss for the year	—	—	—	—	(76,629)	(961,495)	(1,038,124)
Balance, December 31, 2009	33,231,477	33,231	14,771,222	(1,427,764)	(76,629)	(9,304,452)	3,995,608

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
February, 2010 – Conversion of debenture at $1.00 per share	250,000	250	249,750	—	—	—	250,000
March, 2010 – Repurchase and cancellation of shares at $1.33 per share	(80,891)	(80)	(107,920)	—	—	—	(108,000)
April, 2010 – Private placement at $1.00 per unit	838,000	838	837,162	—	—	—	838,000
June, 2010 – Private placement at $1.00 per unit	250,000	250	249,750	—	—	—	250,000
August, 2010 – Conversion of warrants at $1.00 per share	360,000	360	359,640	—	—	—	360,000
November, 2010 – Initial public offering at CAD$1.35 (USD$1.33) per share	8,092,593	8,092	10,744,621	—	—	—	10,752,713
December, 2010 – Conversion of warrants at $1.50 per share	20,000	20	29,980	—	—	—	30,000
Share issuance costs	—	—	(1,455,909)	—	—	—	(1,455, 909)
Stock-based compensation	—	—	411,507	—	—	—	411,507
Income (loss) for the year	—	—	—	—	40,268	(3,016,913)	(2,976,645)
Balance, December 31, 2010	42,961,179	42,961	26,089,803	(1,427,764)	(36,361)	(12,321,365)	12,347,274

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total
Continued
Conversion of warrants at $1.50 per share	768,874	769	1,152,542	—	—	—	1,153,311
Conversion of warrants at $1.00 per share	839,164	839	838,325	—	—	—	839,164
Stock-based compensation	—	—	361,239	—	—	—	361,239
Loss for the year	—	—	—	—	(470,170)	(5,324,757)	(5,794,927)
Balance, December 31, 2011	44,569,217	$44,569	$28,441,909	$(1,427,764)	$(506,531)	$(17,646,122)	$8,906,061

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

1.	HISTORY AND ORGANIZATION OF THE COMPANY

Silverwing Systems Corporation (the “Company”), a Nevada corporation, was incorporated on September 1, 1998. On June 23, 1999, the Company completed the acquisition of Advertain On-Line Canada Inc. (“Advertain Canada”), a Canadian company operating in Vancouver, British Columbia, Canada. The Company changed its name to Advertain On-Line Inc. (“Advertain”) on August 19, 1999. Advertain Canada’s business was the operation of a web site, “Advertain.com”, whose primary purpose was to distribute entertainment advertising on the Internet.

In May 2001, the Company, being unable to continue its funding of Advertain Canada’s operations, decided to abandon its interest in Advertain Canada. On June 15, 2001, the Company sold its investment in Advertain Canada back to Advertain Canada’s original shareholder. On June 18, 2001, the Company changed its name from Advertain to RetinaPharma International, Inc. (“RetinaPharma”) and became inactive.

In 2003, the Company became a resource exploration company. On October 31, 2003, the Company acquired 100% of the issued and outstanding common stock of Xtra-Gold Resources, Inc. (“XGRI”). XGRI was incorporated in Florida on October 24, 2003. On December 19, 2003, the Company changed its name from RetinaPharma to Xtra-Gold Resources Corp.

In 2004, the Company acquired 100% of the issued and outstanding capital stock of Canadiana Gold Resources Limited (“Canadiana”) and 90% of the issued and outstanding capital stock of Goldenrae Mining Company Limited (“Goldenrae”). Both companies are incorporated in Ghana and the remaining 10% of the issued and outstanding capital stock of Goldenrae is held by the Government of Ghana.

On October 20, 2005, XGRI changed its name to Xtra Energy Corp. (“Xtra Energy”).

On October 20, 2005, the Company incorporated Xtra Oil & Gas Ltd. (“XOG”) in Alberta, Canada.

On December 21, 2005, Canadiana changed its name to Xtra-Gold Exploration Limited (“XG Exploration”).

On January 13, 2006, Goldenrae changed its name to Xtra-Gold Mining Limited (“XG Mining”).

On March 2, 2006, the Company incorporated Xtra Oil & Gas (Ghana) Limited (“XOGG”) in Ghana.

2.	CONTINUANCE OF OPERATIONS

The Company is in the early stages of exploration and as is common with any exploration company, it raises financing for its exploration and acquisition activities. The Company has incurred a loss of $5,324,757 for the year ended December 31, 2011 and has accumulated a deficit during the exploration stage of $17,646,122. Results for the year ended December 31, 2011 are not necessarily indicative of future results. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan, which is typical for junior exploration companies. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management of the Company (“Management”) is of the opinion that sufficient financing will be obtained from external financing and further share issuances to meet the Company’s obligations. At December 31, 2011, the Company has working capital of $6,629,046, which would not be sufficient to fund the current level of operations for a period greater than twelve months. The Company’s discretionary exploration activities do have considerable scope for flexibility in terms of the amount and timing of exploration expenditures, and expenditures may be adjusted accordingly if required.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“U.S. GAAP”).

Principles of consolidation

These consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Xtra Energy (from October 31, 2003), XG Exploration (from February 16, 2004), XOG (from October 20, 2005) and XOGG (from March 2, 2006) and its 90% owned subsidiary, XG Mining (from December 22, 2004). All intercompany accounts and transactions have been eliminated on consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of estimates include the carrying value and recoverability of mineral properties, inputs used in the calculation of stock-based compensation and finders’ warrants, inputs used in the calculation of the asset retirement obligation, and the valuation allowance applied to deferred income taxes. Actual results could differ from those estimates, and would impact future results of operations and cash flows.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011 and 2010, cash and cash equivalents consisted of cash held at financial institutions.

Receivables

No allowance for doubtful accounts has been provided. Management has evaluated all receivables and believes they are all collectible.

Recovery of gold

Recovery of gold and other income is recognized when title and the risks and rewards of ownership to delivered bullion and commodities pass to the buyer and collection is reasonably assured.

Trading securities

The Company’s trading securities are reported at fair value, with unrealized gains and losses included in earnings.

Non-Controlling Interest

The consolidated financial statements include the accounts of XG Mining (from December 22, 2004). All intercompany accounts and transactions have been eliminated upon consolidation. The Company records a non-controlling interest which reflects the 10% portion of the earnings (loss) of XG Mining allocable to the holders of the minority interest.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Equipment

Equipment is recorded at cost and is being amortized over its estimated useful lives using the declining balance method at the following annual rates:

Furniture and equipment	20%
Computer equipment	30%
Vehicles	30%
Exploration equipment	20%

Mineral properties and exploration and development costs

The costs of acquiring mineral rights are capitalized at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. If, after review, management concludes that the carrying amount of a mineral property is impaired, it will be written down to estimated fair value. Exploration costs incurred on mineral properties are expensed as incurred. Development costs incurred on proven and probable reserves will be capitalized. Upon commencement of production, capitalized costs will be amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves (which exclude non-recoverable reserves and anticipated processing losses). When the Company receives an option payment related to a property, the proceeds of the payment are applied to reduce the carrying value of the exploration asset.

Long-lived assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets. The Company also records a corresponding asset which is amortized over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Stock-based compensation

The Company accounts for share-based compensation under the provisions of ASC 718, “Compensation-Stock Compensation”. Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date for all stock-based awards to employees and directors and is recognized as an expense over the requisite service period, which is generally the vesting period. The Black-Scholes option valuation model is used to calculate fair value.

The Company accounts for stock compensation arrangements with non-employees in accordance with ASC 718 which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock- based compensation is subject to periodic adjustment as the underlying equity instruments vest. Non-employee stock-based compensation charges are amortized over the vesting period on a straight-line basis. For stock options granted to non- employees, the fair value of the stock options is estimated using a Black-Scholes valuation model.

Income taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be recognized.

Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, the Company uses the treasury stock method and the if converted method. As of December 31, 2011, there were 566,482 warrants (2010 – 2,439,320) and 2,067,000 stock options (2010 – 1,788,000) outstanding which have not been included in the weighted average number of common shares outstanding as these were anti- dilutive.

Foreign exchange

The Company’s functional currency is the U.S. dollar. Any monetary assets and liabilities that are in a currency other than the U.S. dollar are translated at the rate prevailing at year end. Revenue and expenses in a foreign currency are translated at rates that approximate those in effect at the time of translation. Gains and losses from translation of foreign currency transactions into U.S. dollars are included in current results of operations.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, investments, receivables, restricted cash, and accounts payable and accrued liabilities. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted. The Company has its cash primarily in government or bank guaranteed deposit certificates, bank bonds or in one commercial bank in Toronto, Ontario, Canada.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Fair value of financial assets and liabilities

The Company measures the fair value of financial assets and liabilities based on GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short term nature of these instruments. Cash and cash equivalents, investments in trading securities and restricted cash are classified as held for trading, with unrealized gains and losses being recognized in income.

The following table presents information about the assets that are measured at fair value on a recurring basis as of December 31, 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

			Significant
		Quoted Prices	Other	Significant
		in Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and cash equivalents	$4,498,753	$4,498,753	$—	$—
Restricted cash	220,961	220,961	—	—
Investments	2,531,644	2,531,644	—	—
Total	$7,251,358	$7,251,358	$—	$—

The fair values of cash and cash equivalents, restricted cash and investments are determined through market, observable and corroborated sources.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Concentration of credit risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. As of December 31, 2011 and 2010, the Company has exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. The Company sells all gold recovered to one licensed export agent in Ghana. There is no contract in place and the Company is able to switch suppliers at its discretion.

Recent accounting pronouncements

Recently Adopted Accounting Pronouncements

Business Combinations

In December 2010, the ASC guidance for business combinations was updated to clarify existing guidance which requires a public entity to disclose pro forma revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual period only. The update also expands the supplemental pro forma disclosures required to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. Adoption of the updated guidance, effective for the Company’s fiscal year beginning January 1, 2011, had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting

In January 2010, the ASC guidance for fair value measurements and disclosure was updated to require additional disclosures related to transfers in and out of level 1 and 2 fair value measurements. The guidance was amended to clarify the level of disaggregation required for assets and liabilities and the disclosures required for inputs and valuation techniques used to measure the fair value of assets and liabilities that fall in either level 2 or level 3. The updated guidance was effective for the Company’s fiscal year beginning January 1, 2010. The adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Also in January 2010, the ASC guidance for fair value measurements and disclosure was updated to require enhanced detail in the level 3 reconciliation. Adoption of the updated guidance, effective for the Company’s fiscal year beginning January 1, 2011, had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

Comprehensive Income

In June 2011, the ASC guidance was issued related to comprehensive income. Under the updated guidance, an entity will have the option to present the total of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the update required certain disclosure requirements when reporting other comprehensive income. The update does not change the items reported in other comprehensive income or when an item of other comprehensive income must be reclassified to income. In December 2011, the FASB issued its final standard to defer the new requirement to present components of reclassifications of other comprehensive income on the face of the income statement. Companies will still be required to adopt the other requirements contained in the new standard on comprehensive income. The Company adopted the new guidance and its deferral and opted to present the total of comprehensive income in two separate but consecutive statements effective for its fiscal year beginning January 1, 2011. The early adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Fair Value Accounting

In May 2011, the ASC guidance was issued related to disclosures around fair value accounting. The updated guidance clarifies different components of fair value accounting including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and disclosing quantitative information about the unobservable inputs used in fair value measurements that are categorized in Level 3 of the fair value hierarchy. The update is effective for the Company’s fiscal year beginning January 1, 2012. The Company does not expect the updated guidance to have a significant impact on the consolidated financial position, results of operations or cash flows.

4.	INVESTMENTS

At December 31, 2011, the Company held investments classified as held for trading, which consisted of various equity securities and interest bearing debt instruments. All held for trading investments are carried at fair value. As of December 31, 2011, the fair value of investments was $2,531,644 (2010 – $129,141).

The following table summarizes the fair value of the Company’s investments.

	Investments
	2011	2010

Trading securities	2,022,079	129,141
Interest bearing debt instruments	509,565	—
	2,531,644	129,141

5.	EQUIPMENT

		2011			2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Furniture and equipment	$8,358	$6,549	$1,809	$8,358	$4,179	$4,179
Computer equipment	20,274	18,666	1,608	20,274	13,844	6,430
Exploration equipment	1,464,478	379,843	1,084,635	781,126	185,464	595,662
Vehicles	333,989	52,014	281,975	155,325	26,170	129,155
	$1,827,099	$457,072	$1,370,027	$965,083	$229,657	$735,426

6.	DEFERRED FINANCING COSTS

	2011	2010

Balance, beginning of year	$—	$1,283
Costs incurred	—	—
Amortization	—	(1,283)
Balance, end of year	$—	$—

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

6.	DEFERRED FINANCING COSTS (cont’d…)

During the year ended December 31, 2005, the Company paid a finder’s fee of $45,000 and other expenses of $1,202 relating to a convertible debenture financing.

7.	OIL AND GAS INVESTMENT

In April 2008, XOG purchased an 18.9% participating interest in a petroleum and natural gas lease at an Alberta Crown Land sale for $40,000. The lease has a five year term, but may be held by continuous production of petroleum and natural gas commencing prior to the expiry of the five year term. During the year ended December 31, 2010, the Company sold its 18.9% participating interest for $40,000.

8.	MINERAL PROPERTIES

	2011	2010

Acquisition costs	$1,607,729	$1,607,729
Asset retirement obligation (Note 10)	131,133	131,133
Option payment received	(881,440)	(25,000)
Total	$857,422	$1,713,862

Kibi, Kwabeng and Pameng Projects

The Company holds an individual mining lease over the lease area of each of the Kibi Project, the Kwabeng Project and the Pameng Project, all of which are located in Ghana. Each of these mining leases grant the Company mining rights to produce gold in the respective lease areas until July 26, 2019 with respect to the Kwabeng and Pameng Projects, and until December 17, 2015 with respect to the Kibi Project (formerly known as the Apapam Project), the latter of which can be renewed for up to a further 30 year term on application and payment of applicable fees to the Minerals Commission of Ghana (“Mincom”). All gold production will be subject to a production royalty of the net smelter returns (“NSR”) payable to the Government of Ghana.

Banso and Muoso Project

During the year ended December 31, 2010, the Company made an application to Mincom to convert a single prospecting license (“PL”) securing its interest in the Banso and Muoso Projects located in Ghana to a mining lease covering the lease area of each of these Projects. This application was approved by Mincom who subsequently made recommendation to the Minister of Lands, Forestry and Mines to grant an individual mining lease for each Project. Subsequent to the year ended December 31, 2010, the Government of Ghana granted two mining leases for these Projects dated January 6, 2011. These mining leases grant the Company mining rights to produce gold in the respective lease areas until January 5, 2025 with respect to the Banso Project and until January 5, 2024 with respect to the Muoso Project. These mining leases supersede the PL previously granted to the Company. Among other things, both mining leases require that the Company (i) pay the Government of Ghana a fee of $30,000 in consideration of granting of each lease (paid in the March 2011 quarter); (ii) pay annual ground rent of GH¢260.00 (USD$167) for the Banso Project and GH¢280.00 (USD$180) for the Muoso Project (paid in the March 2011 quarter); (iii) commence commercial production of gold within two years from the date of the mining leases; and (iv) pay a production royalty to the Government of Ghana.

The Company executed a letter of intent (“LOI”) with Buccaneer Gold Corp. (“Buccaneer”), formerly Verbina Resources Inc., a company related by directors and/or officers in common, on July 21, 2010 whereby Buccaneer could acquire an undivided 55% interest in the Company’s interest in the mineral rights of the Company’s Banso and Muoso concessions (“Concessions”). On January 21, 2011 the terms of the agreement were amended.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

8.	MINERAL PROPERTIES (cont’d…)

Banso and Muoso Project (cont’d…)

Pursuant to the 2011 LOI, Buccaneer can acquire a 55% legal and beneficial interest in the Company’s interest in the mineral rights of the Concessions pursuant to the following terms: Buccaneer shall (i) provide the Company, by February 28, 2011, with notice of its satisfactory completion of due diligence of the Concessions (provided on January 21, 2011), and receipt of regulatory acceptance by the TSX Venture Exchange of the 2011 LOI (received on February 16, 2011) (the “Effective Date”); (ii) make a cash payment to the Company of $425,000 consisting of $100,000 upon the Effective Date and $325,000 within 90 days of the Effective Date (received); (iii) issue 1,000,000 fully paid and non-assessable common shares of Buccaneer to the Company upon the Effective Date (issued in the March 2011 quarter); (iv) incur a total of $4,425,000 in exploration expenditures on the Concessions within five (5) years of the Effective Date with $500,000 to be incurred in the first year (completed) from the Effective Date and $1,000,000 in each year thereafter, except that in the final year the exploration expenditures shall be a minimum of $925,000; and (v) pay to the Company $300,000 in connection with a Versatile Time-domain Electromagnetic (“VTEM”), Magnetic and Radiometric survey to be flown over the Concessions by the Company, which payment shall be credited toward the $500,000 in exploration expenditures referred to above in subparagraph (iv).

A definitive binding option agreement shall be entered into between the Company and Buccaneer which agreement will require approval from the Minister of Lands, Forestry and Mines.

The status of each Buccaneer commitment to the Company in the 2011 LOI is as follows:

Item	Description	Status
(i)	Due diligence completed	Completed
	TSX accepts LOI	Completed
(ii)	Pay $100,000 to the Company	Received by the Company
	Pay a further $325,000 to the Company	Received by the Company
(iii)	Issue 1,000,000 Buccaneer shares to the Company	Received by the Company
(iv)	Spend $4,425,000 on the properties over 5 years	In Progress
(v)	Pay $300,000 to the Company for a VTEM survey	Received by the Company

The 1,000,000 Buccaneer shares received were valued at $411,440 at the date of issuance.

Option agreement on Edum Banso Project

In October, 2005, XG Exploration entered into an option agreement (the “Option Agreement”) with Adom Mining Limited (“Adom”) to acquire 100% of Adom’s right, title and interest in and to a prospecting license on the Edum Banso concession (the “Edum Banso Project”) located in Ghana. Adom further granted XG Exploration the right to explore, develop, mine and sell mineral products from this concession. The prospecting license has been renewed for a two year period expiring on July 21, 2013.

The consideration paid for the Option Agreement was $15,000 with additional payments of $5,000 to be paid on the anniversary date of the Option Agreement in each year during the term which term has been extended to November 11, 2013. Further net smelter royalty payments, based on proven and probable reserves and gold production, was also payable to Adom.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

8.	MINERAL PROPERTIES (cont’d...)

Option agreement on Edum Banso Project (cont’d…)

During August 2011, the Company assigned its interest in the Edum Banso Project to Norman Cay Development Inc. (“NCD”) for a cash payment of $125,000, 1,000,000 NCD shares, valued at $260,000 at the date of issuance, and an option payment of $135,000 payable in six months from the date of assignment of the option interest. If NCD did not exercise its six-month option the Project reverted to the Company. Of the payments received, $20,000 reduced the carrying value of the Edum Banso Project on the balance sheet and the balance reduced exploration spending in the third quarter of 2011. A $25,000 finder’s fee was paid to introduce the Company to NCD and this fee reduced the gain recorded in the income statement.

Subsequent to December 31, 2011, NCD paid the final $135,000 to the Company.

Mining lease and prospecting license commitments

The Company is committed to expend, from time to time to the Minerals Commission for an extension of an expiry date of a prospecting license (currently $15,000 for each occurrence) or grant of a mining lease and pay the Environmental Protection Agency (“EPA”) (of Ghana) for processing and certificate fees with respect to EPA permits, an aggregate of less than $500 in connection with annual or ground rent and mining permits to enter upon and gain access to the areas covered by the Company’s mining leases and prospecting licenses.

9.	CONVERTIBLE DEBENTURES

During the year ended December 31, 2005, the Company completed a convertible debenture financing for gross proceeds of $900,000. The debentures bore interest at 7% per annum, payable quarterly, and the principal balance was repayable by June 30, 2010. Debenture holders had the option to convert any portion of the outstanding principal into common shares at the conversion rate of $1 per share. During the year ended December 31, 2008, convertible debentures totaling $650,000 were converted into 650,000 common shares. In February 2010, the convertible debenture of $250,000 was converted into 250,000 common shares.

10.	ASSET RETIREMENT OBLIGATION

	2011	2010

Balance, beginning of year	$155,395	$71,906
Change in obligation	—	76,298
Accretion expense	16,000	7,191
Balance, end of year	$171,395	$155,395

The Company has a legal obligation associated with its mineral properties for clean up costs when work programs are completed.

The undiscounted amount of cash flows, required over the estimated reserve life of the underlying assets, to settle the obligation, adjusted for inflation, is estimated at $220,000 (2010 - $220,000). The obligation was calculated using a credit-adjusted risk free discount rate of 10% and an inflation rate of 2%. It is expected that this obligation will be funded from general Company resources at the time the costs are incurred. The Company has been required by the Ghanaian government to post a bond of $220,961 (2010 - $220,000) which has been recorded in restricted cash.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

11.	CAPITAL STOCK

Cancellation of shares

In May 2005, 47,000,000 common shares owned by two former directors were returned to treasury and cancelled.

In June 2006, 10,000 common shares were returned to the Company in settlement of a dispute and cancelled.

In May 2009, 200,000 common shares were repurchased for $50,000 and cancelled.

In March 2010, 80,891 common shares were repurchased for $108,000 and cancelled.

Issuance of shares for services

In December 2008, an aggregate of 131,243 common shares were issued to three vendors of the Company’s subsidiary, XG Mining to settle outstanding accounts for services at a value of $1.50 per share.

Private placements

In June 2010, the Company issued 250,000 units at $1.00 per unit for gross proceeds of $250,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring 18 months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 25,000 common shares at the same terms as the unit warrants. The fair value of finder’s warrants was $15,091 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 1.82%, volatility of 99.78% and a dividend rate of 0%.

In April 2010, the Company issued 838,000 units at $1.00 per unit for gross proceeds of $838,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring 18 months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 73,800 common shares at the same terms as the unit warrants. The fair value of finder’s warrants was $40,516 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 2.05%, volatility of 116.59% and a dividend rate of 0%.

In December 2009, the Company issued 706,000 units at $1.00 per unit for gross proceeds of $706,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring eighteen months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 50,600 common shares at the same terms as the unit warrants. The fair value of finder’s warrants was $20,098 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 2.05%, volatility of 109% and a dividend rate of 0%.

In August 2009, the Company issued 376,875 units at $0.80 per unit for gross proceeds of $301,500. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.00 expiring two years from the date of issue.

In April and May 2009, the Company issued 1,018,000 units at $0.70 per unit for gross proceeds of $712,600. Each unit consisted of one common share and one share purchase warrant enabling the holder to acquire an additional common share at a price of $1.00 expiring two years from the date of issue.

In February 2008, the Company issued 1,062,000 units at $1.50 per unit for gross proceeds of $1,593,000. Each unit consisted of one common share and one share purchase warrant enabling the holder to acquire an additional common share at

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

11.	CAPITAL STOCK (cont’d...)

Private placements (cont’d…)

a price of $2.25 per share expiring on July 7, 2009. The Company also issued finder’s warrants enabling the holder to acquire up to 84,960 common shares at the same terms as the unit warrants. The fair value of the finder’s warrants was $15,136 and calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 4.88%, volatility of 33% and a dividend rate of 0%.

In October 2007, the Company issued 668,202 units at $1.35 per unit for gross proceeds of $902,073. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.75 for one year which expiry date was extended to January 13, 2009 (expired). The Company also issued finder’s warrants enabling the holder to acquire up to 33,410 common shares at the same terms as the unit warrants (expired). The fair value of the finder’s warrants was $2,015 and calculated using the Black-Scholes valuation method. The assumptions used were 1 year of expected life, risk free interest rate of 4.50%, volatility of 36% and a dividend rate of 0%.

In October 2006, the Company issued 282,000 common shares at $1.10 per share for gross proceeds of $310,200. For each two shares subscribed for, the purchaser received one share purchase warrant which enables the holder to acquire an additional common share at a price of $1.50 to April 23, 2008 which expiry date was extended to July 13, 2008 (65,000 exercised; 76,000 expired).

In July 2006, the Company issued 1,132,000 common shares at $0.90 per share for gross proceeds of $1,018,800. For each two shares subscribed for, the purchaser received one share purchase warrant which enables the holder to acquire an additional common share at a price of $1.50 to July 31, 2007 which expiry date was extended to July 13, 2008 (566,000 exercised).

In June 2006, the Company issued 578,112 common shares at $0.90 per share for gross proceeds of $520,300. For each two shares subscribed for, the purchaser received one share purchase warrant which enables the holder to acquire an additional common share at a price of $1.50 to June 16, 2007 (expired).

In March 2006, the Company issued 792,029 common shares at $0.70 per share for gross proceeds of $554,420.

In November 2005, the Company issued 1,549,354 common shares at $0.55 per share for gross proceeds of $852,145.

In August 2005, the Company issued 300,000 common shares at $0.55 per share for gross proceeds of $165,000. For each two shares subscribed for, the purchaser received one share purchase warrant which enables the holder to acquire an additional common share at a price of $0.75 to August 31, 2006 (expired).

In June 2005, the Company issued 536,218 common shares at $0.55 per share for gross proceeds of $294,920. For each two shares subscribed for, the purchaser received one share purchase warrant which enables the holder to acquire an additional common share at a price of $0.75 to April 30, 2006 (177,200 exercised; 90,910 expired).

Initial Public Offering

In November 2010, the Company completed an initial public offering in Canada and issued 8,092,593 common shares at CAD$1.35 (USD$1.33) for gross proceeds of CAD$10,925,001 (USD$10,753,149). The Company also issued 566,482 broker warrants with a strike price of CAD$1.35 (US$1.33) per warrant and a two-year term to maturity. The Company valued the warrants at $364,248 using the Black-Scholes model with a 90% volatility, 0% dividend and 1.5% interest rate.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

11.	CAPITAL STOCK (cont’d...)

Escrow Shares

A total of 267,500 shares (the “Escrow Shares”) were deposited into escrow at the time of listing of the Company’s shares on the Toronto Stock Exchange on November 23, 2010 (the “Listing Date”), following completion of the IPO. The Escrow Shares are released from escrow as to (a) 1/4 of the Escrow Shares on the Listing Date; (b) 1/3 of the remaining Escrow Shares, six months after the Listing Date; (c) 1/2 of the remaining Escrow Shares, 12 months after the Listing Date; and (d) the remaining Escrow Shares, 18 months after the Listing Date. As of December 31, 2011 a total of 133,750 Escrow Shares were held in escrow (December 31, 2010 – 200,625).

Acquisition of subsidiary

Effective December 22, 2004, the Company acquired 90% of the outstanding shares of XG Mining in exchange for 2,698,350 shares of common stock. In connection with this acquisition, 47,000,000 shares owned by two former officers and directors of the Company were returned to treasury and cancelled.

Stock options

On June 30, 2011, the Company adopted a new 10% rolling stock option plan (the “2011 Plan”) and cancelled the 2005 equity compensation plan. Pursuant to the 2011 Plan, the Company is entitled to grant options and reserve for issuance up to 10% of the shares issued and outstanding at the time of grant. The terms and conditions of any options granted, including the number and type of options, the exercise period, the exercise price and vesting provisions, are determined by the Compensation Committee who makes recommendation to the Board of Directors for their approval. The maximum term of options granted cannot exceed 10 years.

At December 31, 2011, the following stock options were outstanding:

Number of	Exercise	Expiry Date
Options	Price

324,000	$0.70	May 1, 2013
540,000	$0.75	May 1, 2013
110,000	$1.00	February 12, 2012 (1)
108,000	$1.00	January 1, 2013
216,000	$1.00	February 1, 2013
270,000	$1.00	May 1, 2013
90,000	$1.15	July 1, 2013
108,000	$1.85	June 10, 2014
100,000	$1.85	July 1, 2014
145,000	$1.95	March 1, 2014
56,000	$1.98	February 15, 2014

(1)	Exercised subsequent to the year ended December 31, 2011

Stock option transactions and the number of stock options outstanding are summarized as follows:

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

11.	CAPITAL STOCK (cont’d...) Stock options (cont’d…)

	2011		2010
	Number of	Weighted Average	Number of	Weighted Average
	Options	Exercise Price	Options	Exercise Price

Outstanding, beginning of year	1,788,000	$0.88	972,000	$0.73
Granted	409,000	1.90	924,000	1.02
Exercised	—	—	—	—
Cancelled/Expired	(130,000)	1.05	(108,000)	0.70

Outstanding, end of year	2,067,000	$1.07	1,788,000	$0.88

Exercisable, end of year	1,749,500	$0.99	1,490,000	$0.85

The aggregate intrinsic value for options vested as of December 31, 2011 is approximately $452,250 (2010 - $1,312,200) and for total options outstanding is approximately $758,750 (2010 - $2,447,200).

The fair value of stock options granted during the year ended December 31, 2011 totalled $477,193 (December 31, 2010 - $594,388) of which at December 31, 2011 the remaining $202,831 from the 2011 grants and $96,001 from 2010 grants will be expensed in future periods. A total of $361,239 has been included in general and administrative expenses for the year December 31, 2011 (year ended December 31, 2010 - $411,507).

The following assumptions were used for the Black-Scholes valuation of stock options granted or extended during the years ended December 31, 2011 and 2010:

	2011	2010

Risk-free interest rate	1.75%	1.73%
Expected life	3 years	3 years
Annualized volatility	95.34	94.28
Dividend rate	—	—

The weighted average fair value of options granted was $1.17 (2010 - $0.63) .

Warrants

At December 31, 2011, the following warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date
566,482	$1.33	November 23, 2012

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

11.	CAPITAL STOCK (cont’d...)

Warrants (cont’d…)

Warrant transactions and the number of warrants outstanding are summarized as follows:

	2011		2010

Balance, beginning of year	2,439,320	$1.29	1,610,038	$1.13
Issued	—		1,209,282	1.42
Exercised	(1,608,038)	1.24	(380,000)	1.03
Expired	(264,800)	1.49	—
Balance, end of year	566,482	$1.33	2,439,320	$1.29

12.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2011 and 2010, the Company entered into the following transactions with related parties:

	2011	2010

Consulting fees paid or accrued to officers or their companies	$351,670	$269,519
Directors’ fees	32,299	25,970

Stock option grants to officers and directors	223,000	636,000
Stock option grant price range	$1.85 to 1.95	$1.00 to 1.15

An amount of $213,872 was due from a company with directors and/or officers in common (2010 - $Nil).

The amounts charged to the Company for the services provided have been determined by negotiation among the parties. These transactions were in the normal course of operations and were measured at the exchange value, which represented the amount of consideration established and agreed to by the related parties.

13.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	Cumulative amounts
	from the beginning of
	the exploration stage
	on January 1, 2003 to
	December 31, 2011	2011	2010

Cash paid during the period for:
Interest	$187,362	$—	$—
Income taxes	$—	$—	$—

The significant non-cash transactions during the year ended December 31, 2011 include the receipt of 1,000,000 Buccaneer common shares per the 2011 LOI (Note 8), and the receipt of 1,000,000 NCD shares valued at $260,000 (Note 8).

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

13.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (cont’d…)

The significant non-cash transactions during the year ended December 31, 2010 included (a) the issuance of 665,282 finder’s warrants with a value of $419,855 in connection with a private placement (Note 11); (b) the conversion of $250,000 of a convertible debenture into 250,000 common shares; and (c) capitalization of $76,298 in mineral properties related to asset retirement costs.

14.	DEFERRED INCOME TAXES

Income tax benefits attributable to losses from United States of America operations was $Nil for the years ended December 31, 2011 and 2010, and differed from the amounts computed by applying the United States of America federal income tax rate of 34% to pretax losses from operations as a result of the following:

	2011	2010

Loss for the year	$(5,794,927)	$(2,976,645)

Computed “expected” tax (benefit) expense	$(1,970,275)	$(1,012,059)
Non deductible (taxable) items	4,088	14,502
Lower effective income tax rate on loss of foreign subsidiaries	399,000	21,884
Valuation allowance	1,567,187	975,673

Net expected tax (benefit) expense	$—	$—

The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below:

	2011	2010

Deferred tax assets (liabilities):
Trading securities	$(224,739)	$(17,280)
Net operating loss carryforwards - US	1,611,391	1,675,192
Net operating loss carryforwards - Ghana	1,229,724	1,063,043

Valuation allowance	(2,616,376)	(2,720,955)

Total deferred tax assets	$—	$—

The valuation allowance for deferred tax assets as of December 31, 2011 and 2010 was $(2,616,376) and $(2,720,955) respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets. In order to fully realize the deferred tax asset attributable to net

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

14.	DEFERRED INCOME TAXES (cont’d…)

operating loss carryforwards, the Company will need to generate future taxable income of approximately $10,000,000 prior to the expiration of the net operating loss carryforwards. Of the $10,000,000 of operating loss carryforwards, $3,600,000 is attributable to the US, and expires between 2012 and 2031, and the balance of $6,400,000 is attributable to Ghana and expires between 2012 and 2016.

15.	SEGMENTED INFORMATION

The Company has one reportable segment, being the exploration and development of resource properties.

Geographic information is as follows:

	2011	2010

Cash and restricted cash:
Canada	$4,263,201	$9,950,180
Ghana	456,513	365,942
Total cash and restricted cash	$4,719,714	$10,316,122
Capital assets
Canada	3,418	10,609
Ghana	2,224,031	2,438,679
Total capital assets	$2,227,449	$2,449,288
Total	$6,947,163	$12,765,410

16.	CONTINGENCY AND COMMITMENTS

a)

The Company entered into a management consulting agreement with the Vice President, Exploration, which extends from March 1, 2011 to March 1, 2014, whereby the Company will pay CAD$12,500 (USD$12,875) per month for the three year term for providing the majority of his time in consulting services to the Company. In the event of termination, without cause, before September 30, 2012, the Company will be required to pay CAD$10,000 (USD$10,300) for each month of early termination up to September 30, 2012. Thereafter, in the event that the services are terminated at any time after October 1, 2012, then no additional payment will be payable.

b)

The Company leases 1,163 square feet for its corporate office located at Suite 301, 360 Bay Street, Toronto, Ontario. The lease has a 66 month term commencing May 1, 2007, at approximately CAD$4,392 (USD$4,306) per month.

c)

In late 2009, the Government of Ghana announced an increase in the gross overriding royalty (“GOR”) required payable by all mining companies in the country from 3% to 5%. The industry standard remained at 3% due to stability agreements which were in place with a number of companies. From the commencement of gold recovery in July 2010 to September 2010, the Company paid the GOR at 5% and as of October 2010, the Company began to pay the GOR at 3% until July 1, 2011 when the Company again paid the royalty at 5%. As a result of this decision, there is a potential unrecorded liability of $84,300 related to 2010 activities and a recorded liability of $120,000 related to 2011 activities.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2011

17.	SUBSEQUENT EVENTS

a)	Subsequent to December 31, 2011, NCD paid the Company $135,000 related to an option of the Edum Banso property (see Note 8).

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars)
(unaudited)
AS AT

	June 30, 2012	December 31, 2011
ASSETS
Current
Cash and cash equivalents	$1,517,683	$4,498,753
Investment in trading securities, at fair value (cost of $1,312,463 (December 31, 2011 - $1,870,648)) (Note 4)	1,321,989	2,531,644
Due from related party (Note 9)	18,080	213,872
Receivables and other assets	126,952	130,637
Total current assets	2,984,704	7,374,906
Restricted cash (Note 7)	220,961	220,961
Equipment (Note 5)	1,241,497	1,370,027
Mineral properties (Note 6)	857,422	857,422
TOTAL ASSETS	$5,304,584	$9,823,316
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$524,768	$745,860

Total current liabilities	524,768	745,860

Asset retirement obligation (Note 7)	179,395	171,395
Total liabilities	704,163	917,255
Stockholders’ equity
Capital stock (Note 8)
Authorized
250,000,000 common shares with a par value of $0.001
Issued and outstanding
44,674,717 common shares (December 31, 2011 – 44,569,217 common shares)	44,674	44,569
Additional paid in capital	28,968,535	28,441,909
Deficit	(1,427,764)	(1,427,764)
Deficit accumulated during the exploration stage	(22,102,936)	(17,646,122)
Total Xtra-Gold Resources Corp. stockholders’ equity	5,482,509	9,412,592
Non-controlling interest	(882,088)	(506,531)
Total stockholders’ equity	4,600,421	8,906,061
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,304,584	$9,823,316

History and organization of the Company (Note 1)
Continuance of operations (Note 2)
Contingency and commitments (Note 12)

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)
(unaudited)

	Cumulative
	amounts
	from
	the beginning
	of the
	exploration
	stage on
	January 1,	Three Month	Three Month	Six Month	Six Month
	2003 to	Period Ended	Period Ended	Period Ended	Period Ended
	June 30,	June 30,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

EXPENSES
Amortization	$713,373	$76,204	$49,164	$128,530	$79,566
Exploration	25,348,745	1,651,464	1,122,471	3,845,765	2,691,449
General and administrative	8,426,459	623,505	321,739	817,449	577,084
Option receipts in excess of property value	(450,000)	—	—	(135,000)	—
Write-off of mineral property	26,000	—	—	—	—
LOSS BEFORE OTHER ITEMS	(34,064,577)	(2,351,173)	(1,493,374)	(4,656,744)	(3,348,099)

OTHER ITEMS
Foreign exchange gain (loss)	457,568	(185,167)	(271,641)	(109,112)	(164,394)
Interest expense	(243,638)	(1,702)	—	(1,702)	—
Realized gain (losses) on sales of trading securities	263,085	(26,962)	—	8,766	—
Net unrealized loss on trading securities	(182,697)	(466,565)	(47,481)	(229,907)	(66,990)
Other income	996,501	54,572	12,873	85,771	24,223
Recovery of gold	9,457,246	—	260,904	70,557	1,282,679
Gain on disposal of property or equipment	356,488	—	—	—	260,058
Write-off of investment in trading securities	(25,000)	—	—	—	—
	11,079,553	(625,824)	(45,345)	(175,627)	1,335,576

Net loss for the period	(22,985,024)	(2,976,997)	(1,538,719)	(4,832,371)	(2,012,523)

Net loss attributable to non-controlling interest	882,088	172,066	115,135	375,557	157,477
Net loss attributable to Xtra-Gold Resources Corp.	$(22,102,936)	$(2,804,931)	$(1,423,584)	$(4,456,814)	$(1,855,046)
Basic and diluted loss attributable to common stockholders per common share		$(0.06)	$(0.03)	$(0.10)	$(0.04)
Basic and diluted weighted average number of common shares outstanding		44,658,703	43,668,909	44,663,002	43,322,266

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)
(unaudited)

	Cumulative
	amounts from
	the beginning
	of the
	exploration
	stage on
	January 1,	Three Month	Three Month	Six Month	Six Month
	2003 to	Period Ended	Period Ended	Period Ended	Period Ended
	June 30,	June 30,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(22,985,024)	$(2,976,997)	$(1,538,719)	$(4,832,371)	$(2,012,523)
Items not affecting cash:
Amortization	713,373	76,204	49,164	128,530	79,566
Amortization of deferred financing costs	46,202	—	—	—	—
Accretion of asset retirement obligation	48,262	4,000	4,000	8,000	8,000
Shares issued for services	202,365	—	—	—	—
Stock-based compensation	2,261,419	380,838	78,111	421,491	99,422
Option receipts in excess of property value	(450,000)	—	—	(135,000)	—
Unrealized foreign exchange (gain) loss	(415,004)	27,679	36,021	(13,048)	32,460
Realized (gain) loss on sale of trading securities	(263,085)	26,962	—	(8,766)	—
Purchase of trading securities	(13,411,043)	—	—	(83,157)	—
Proceeds on sale of trading securities	13,241,974	939,832	—	1,084,718	—
Unrealized loss on trading securities	182,697	466,565	47,481	229,907	66,990
Gain on disposal of property or equipment	(356,488)	—	—	—	(260,058)
Write-off of mineral property	26,000	—	—	—	—
Expenses paid by stockholders	2,700	—	—	—	—
Write-off of investment in trading securities	25,000	—	—	—	—
Changes in non-cash working capital items:
(Increase) decrease in receivables and other	(118,577)	(2,947)	231,195	217,557	(11,562)
Increase (decrease) in accounts payable and accrued liabilities	514,076	(547,592)	(162,511)	(221,091)	(138,890)
Increase (decrease) in due to related party	31,920	(18,080)	—	(18,080)	—
Net cash used in operating activities	(20,703,233)	(1,623,536)	(1,255,258)	(3,221,310)	(2,136,595)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures	900,000	—	—	—	—
Deferred financing costs	(46,202)	—	—	—	—
Repurchase of capital stock	(169,760)	(4,760)		(4,760)	—
Issuance of capital stock, net of financing costs	22,719,711	—	1,238,564	110,000	1,276,064
Net cash provided by (used in) financing activities	23,403,749	(4,760)	1,238,564	105,240	1,276,064

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)
(unaudited)

	Cumulative
	amounts
	from
	the beginning
	of the
	exploration
	stage on
	January 1,	Three Month	Three Month	Six Month	Six Month
	2003 to	Period Ended	Period Ended	Period Ended	Period Ended
	June 30,	June 30,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Continued...

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	$(1,835,129)	$—	(594,273)	$—	$(849,796)
Deposit on equipment	(151,506)	—	—	—	—
Restricted cash	(220,961)	—	—	—	(961)
Oil and gas property expenditures	(250,137)	—	—	—	—
Acquisition of cash on purchase of subsidiary	11,510	—	—	—	—
Acquisition of subsidiary	(25,000)	—	—	—	—
Option payment received	660,000	—	425,000	135,000	425,000
Proceeds on disposal of assets	628,390		—		288,000
Net cash provided by (used in) investing activities	(1,182,833)	—	(169,273)	135,000	(137,757)

Change in cash and cash equivalents during the period	1,517,683	(1,628,296)	(185,967)	(2,981,070)	(998,288)

Cash and cash equivalents, beginning of the period	—	3,145,979	9,283,801	4,498,753	10,096,122

Cash and cash equivalents, end of the period	$1,517,683	$1,517,683	$9,097,834	$1,517,683	$9,097,834

Supplemental disclosure with respect to cash flows (Note 10)

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)
(unaudited)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total

Balance, December 31, 2010	42,961,179	$42,961	$26,089,803	$(1,427,764)	$(36,361)	$(12,321,365)	$12,347,274

Conversion of warrants at $1.50 per share	768,874	769	1,152,542	—	—	—	1,153,311

Conversion of warrants at $1.00 per share	839,164	839	838,325	—	—	—	839,164

Stock-based compensation	—	—	361,239	—	—	—	361,239

Loss for the year	—	—	—	—	(470,170)	(5,324,757)	(5,794,927)

Balance, December 31, 2011	44,569,217	$44,569	$28,441,909	$(1,427,764)	$(506,531)	$(17,646,122)	$8,906,061

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in U.S. Dollars)
(unaudited)

	Common Stock					Deficit
						Accumulated
			Additional		Non-	During the
	Number		Paid in		Controlling	Exploration
	of Shares	Amount	Capital	Deficit	Interest	Stage	Total

Balance, December 31, 2011	44,569,217	$44,569	$28,441,909	$(1,427,764)	$(506,531)	$(17,646,122)	$8,906,061

January, 2012 – Exercise of options at $1.00 per share	110,000	110	109,890	—	—	—	110,000

Stock-based compensation	—	—	40,653	—	—	—	40,653

Loss for the period	—	—	—	—	(203,491)	(1,651,883)	(1,855,374)

Balance, March 31, 2012	44,679,217	$44,679	$28,592,452	$(1,427,764)	$(710,022)	$(19,298,005)	$7,201,340

Repurchase of shares at $1.06 per share	(4,500)	(5)	(4,755)	—	—	—	(4,760)

Share issuance costs	—	—	—	—	—	—	—

Stock-based compensation	—	—	380,838	—	—	—	380,838

Loss for the period	—	—	—	—	(172,066)	(2,804,931)	(2,976,997)

Balance, June 30, 2012	44,674,717	$44,674	$28,968,535	$(1,427,764)	$(882,088)	$(22,102,936)	$4,600,421

The accompanying notes are an integral part of these consolidated financial statements.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

1.	HISTORY AND ORGANIZATION OF THE COMPANY

Silverwing Systems Corporation (the “Company”), a Nevada corporation, was incorporated on September 1, 1998. On June 23, 1999, the Company completed the acquisition of Advertain On-Line Canada Inc. (“Advertain Canada”), a Canadian company operating in Vancouver, British Columbia, Canada. The Company changed its name to Advertain On-Line Inc. (“Advertain”) on August 19, 1999. Advertain Canada’s business was the operation of a website, “Advertain.com”, whose primary purpose was to distribute entertainment advertising on the Internet.

In May 2001, the Company, being unable to continue its funding of Advertain Canada’s operations, decided to abandon its interest in Advertain Canada. On June 15, 2001, the Company sold its investment in Advertain Canada back to Advertain Canada’s original shareholder. On June 18, 2001, the Company changed its name from Advertain to RetinaPharma International, Inc. (“RetinaPharma”) and became inactive.

In 2003, the Company became a resource exploration company. On October 31, 2003, the Company acquired 100% of the issued and outstanding common stock of Xtra-Gold Resources, Inc. (“XGRI”). XGRI was incorporated in Florida on October 24, 2003. On December 19, 2003, the Company changed its name from RetinaPharma to Xtra-Gold Resources Corp.

In 2004, the Company acquired 100% of the issued and outstanding capital stock of Canadiana Gold Resources Limited (“Canadiana”) and 90% of the issued and outstanding capital stock of Goldenrae Mining Company Limited (“Goldenrae”). Both companies are incorporated in Ghana and the remaining 10% of the issued and outstanding capital stock of Goldenrae is held by the Government of Ghana.

On October 20, 2005, XGRI changed its name to Xtra Energy Corp. (“Xtra Energy”).

On October 20, 2005, the Company incorporated Xtra Oil & Gas Ltd. (“XOG”) in Alberta, Canada.

On December 21, 2005, Canadiana changed its name to Xtra-Gold Exploration Limited (“XG Exploration”).

On January 13, 2006, Goldenrae changed its name to Xtra-Gold Mining Limited (“XG Mining”).

On March 2, 2006, the Company incorporated Xtra Oil & Gas (Ghana) Limited (“XOGG”) in Ghana.

2.	CONTINUANCE OF OPERATIONS

The Company is in the early stages of exploration and as is common with any exploration company, it raises financing for its exploration and acquisition activities. The Company has incurred a loss of $4,456,814 for the six month-period ended June 30, 2012 and has accumulated a deficit during the exploration stage of $22,102,936. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan, which is typical for junior exploration companies. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management of the Company (“Management”) is of the opinion that sufficient financing will be obtained from external financing and further share issuances to meet the Company’s obligations. At June 30, 2012, the Company has working capital of $2,459,936, which would not be sufficient to fund the current level of operations for a period greater than 12 months. The Company’s discretionary exploration activities do have considerable scope for flexibility in terms of the amount and timing of exploration expenditures, and expenditures may be adjusted accordingly if required.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

3.	SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

The accompanying unaudited financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. In the opinion of Management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented. All adjustments are of a normal recurring nature, except as otherwise noted below. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2011, included in the Company’s Form 10-K, filed with the Securities and Exchange Commission. The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2012 and December 31, 2011, cash and cash equivalents consisted of cash held at financial institutions and highly liquid investments with original maturities of less than three months.

Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, the Company uses the treasury stock method and the if converted method. As of June 30, 2012, there were 566,482 warrants (December 31, 2011 – 566,482) and 1,957,000 stock options (December 31, 2011 – 2,067,000) outstanding which have not been included in the weighted average number of common shares outstanding as these were anti-dilutive.

Fair value of financial assets and liabilities

The Company measures the fair value of financial assets and liabilities based on GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including due from related party, receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short term nature of these instruments. Cash and cash equivalents, investments in trading securities and restricted cash are classified as held for trading, with unrealized gains and losses being recognized in income.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Fair value of financial assets and liabilities (cont’d…)

The following table presents information about the assets that are measured at fair value on a recurring basis as of June 30, 2012, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

			Significant
		Quoted Prices	Other	Significant
		in Active	Observable	Unobservable
		Markets	Inputs	Inputs
	June 30, 2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and cash equivalents	$1,517,683	$1,517,683	$—	$—
Restricted cash	220,961	220,961	—	—
Trading securities	1,321,989	1,321,989	—	—
Total	$3,060,633	$3,060,633	$—	$—

The fair values of cash and cash equivalents, restricted cash and investments are determined through market, observable and corroborated sources.

Recently adopted accounting pronouncements

Fair Value Accounting

In May 2011, the ASC guidance was issued related to disclosures around fair value accounting. The updated guidance clarifies different components of fair value accounting including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and disclosing quantitative information about the unobservable inputs used in fair value measurements that are categorized in Level 3 of the fair value hierarchy. The update is effective for the Company’s fiscal year beginning January 1, 2012. The Company’s January 1, 2012 adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

4.	INVESTMENTS

At June 30, 2012, the Company held investments classified as held for trading, which consisted of various equity securities and interest bearing debt instruments. All held for trading investments are carried at fair value. As of June 30, 2012, the fair value of investments was $1,321,989 (December 31, 2011 – $2,531,644).

	Investments
	June 30, 2012	December 31, 2011

Trading securities	$1,321,989	$2,022,079
Interest bearing debt instruments	—	509,565
	$1,321,989	$2,531,644

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

5.	EQUIPMENT

	June 30, 2012			December 31, 2011
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Furniture and equipment	$8,358	$7,549	$809	$8,358	$6,549	$1,809
Computer equipment	20,274	19,488	786	20,274	18,666	1,608
Exploration equipment	1,464,478	466,826	997,652	1,464,478	379,843	1,084,635
Vehicles	333,989	91,739	242,250	333,989	52,014	281,975
	$1,827,099	$585,602	$1,241,497	$1,827,099	$457,072	$1,370,027

6.	MINERAL PROPERTIES

	June 30, 2012	December 31, 2011

Acquisition costs	$1,607,729	$1,607,729
Asset retirement obligation (Note 7)	131,133	131,133
Option payment received	(881,440)	(881,440)
Total	$857,422	$857,422

Kibi, Kwabeng and Pameng Projects

The Company holds an individual mining lease over the lease area of each of the Kibi Project, the Kwabeng Project and the Pameng Project, all of which are located in Ghana. Each of these mining leases grant the Company mining rights to produce gold in the respective lease areas until July 26, 2019 with respect to the Kwabeng and Pameng Projects, and until December 17, 2015 with respect to the Kibi Project (formerly known as the Apapam Project), the latter of which can be renewed for up to a further 30 year term on application and payment of applicable fees to the Minerals Commission of Ghana (“Mincom”). All gold production will be subject to a production royalty of the net smelter returns (“NSR”) payable to the Government of Ghana.

Banso and Muoso Project

During the year ended December 31, 2010, the Company made an application to Mincom to convert a single prospecting license (“PL”) securing its interest in the Banso and Muoso Projects located in Ghana to a mining lease covering the lease area of each of these Projects. This application was approved by Mincom who subsequently made recommendation to the Minister of Lands, Forestry and Mines to grant an individual mining lease for each Project. Subsequent to the year ended December 31, 2010, the Government of Ghana granted two mining leases for these Projects dated January 6, 2011. These mining leases grant the Company mining rights to produce gold in the respective lease areas until January 5, 2025 with respect to the Banso Project and until January 5, 2024 with respect to the Muoso Project. These mining leases supersede the PL previously granted to the Company. Among other things, both mining leases require that the Company (i) pay the Government of Ghana a fee of $30,000 in consideration of granting of each lease (paid in the March 2011 quarter); (ii) pay annual ground rent of GH¢260.00 (USD$167) for the Banso Project and GH¢280.00 (USD$180) for the Muoso Project (paid in the March 2011 quarter); (iii) commence commercial production of gold within two years from the date of the mining leases; and (iv) pay a production royalty to the Government of Ghana.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

6.	MINERAL PROPERTIES (cont’d…)

Banso and Muoso Project (cont’d…)

The Company executed a letter of intent (“LOI”) with Buccaneer Gold Corp. (“Buccaneer”), formerly Verbina Resources Inc., a company related by two directors in common, on July 21, 2010 whereby Buccaneer could acquire an undivided 55% interest in the Company’s interest in the mineral rights of the Company’s Banso and Muoso concessions (“Concessions”). On January 21, 2011 the terms of the agreement were amended.

Pursuant to the 2011 LOI, Buccaneer can acquire a 55% legal and beneficial interest in the Company’s interest in the mineral rights of the Concessions pursuant to the following terms: Buccaneer shall (i) provide the Company, by February 28, 2011, with notice of its satisfactory completion of due diligence of the Concessions (provided on January 21, 2011), and receipt of regulatory acceptance by the TSX Venture Exchange of the 2011 LOI (received on February 16, 2011) (the “Effective Date”); (ii) make a cash payment to the Company of $425,000 consisting of $100,000 upon the Effective Date and $325,000 within 90 days of the Effective Date (received); (iii) issue 1,000,000 fully paid and non-assessable common shares of Buccaneer to the Company upon the Effective Date (issued in the March 2011 quarter); (iv) incur a total of $4,425,000 in exploration expenditures on the Concessions within five (5) years of the Effective Date with $500,000 to be incurred in the first year (completed) from the Effective Date and $1,000,000 in each year thereafter, except that in the final year the exploration expenditures shall be a minimum of $925,000; and (v) pay to the Company $300,000 in connection with a Versatile Time-domain Electromagnetic (“VTEM”), Magnetic and Radiometric survey to be flown over the Concessions by the Company, which payment shall be credited toward the $500,000 in exploration expenditures referred to above in subparagraph (iv).

A definitive binding option agreement shall be entered into between the Company and Buccaneer which agreement will require approval from the Minister of Lands, Forestry and Mines.

The status of each Buccaneer commitment to the Company in the 2011 LOI is as follows:

Item	Description	Status
(i)	Due diligence completed	Completed
	TSX accepts LOI	Completed
(ii)	Pay $100,000 to the Company	Received by the Company
	Pay a further $325,000 to the Company	Received by the Company
(iii)	Issue 1,000,000 Buccaneer shares to the Company	Received by the Company
(iv)	Spend $4,425,000 on the properties over 5 years	In Progress
(v)	Pay $300,000 to the Company for a VTEM survey	Received by the Company

The 1,000,000 Buccaneer shares received were valued at $411,440 at the date of issuance.

Option agreement on Edum Banso Project

In October 2005, XG Exploration entered into an option agreement (the “Option Agreement”) with Adom Mining Limited (“Adom”) to acquire 100% of Adom’s right, title and interest in and to a prospecting license on the Edum Banso concession (the “Edum Banso Project”) located in Ghana. Adom further granted XG Exploration the right to explore, develop, mine and sell mineral products from this concession. The prospecting license has been renewed for a two year period expiring on July 21, 2013.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

6.	MINERAL PROPERTIES (cont’d…)

The consideration paid for the Option Agreement was $15,000 with additional payments of $5,000 to be paid on the anniversary date of the Option Agreement in each year during the term which term has been extended to November 11, 2013. Further net smelter royalty payments, based on proven and probable reserves and gold production, was also payable to Adom.

During August 2011, the Company assigned its interest in the Edum Banso Project to Norman Cay Development Inc. (“NCD”) for a cash payment of $125,000, 1,000,000 NCD shares, valued at $260,000 at the date of issuance, and an option payment of $135,000 payable in six months from the date of assignment of the option interest. If NCD did not exercise its six-month option the Project reverted to the Company. Of the payments received, $20,000 reduced the carrying value of the Edum Banso Project on the balance sheet and the balance reduced exploration spending in the third quarter of 2011. A $25,000 finder’s fee was paid to introduce the Company to NCD and this fee reduced the gain recorded in the statement of operations.

During the three month period ended March 31, 2012, NCD paid a final option payment of $135,000 to the Company.

Mining lease and prospecting license commitments

The Company is committed to expend, from time to time fees payable (a) to the Minerals Commission for (i) an extension of an expiry date of a prospecting license (currently $15,000 for each occurrence);(ii) a grant of a mining lease (currently $35,000); (iii) an extension of a mining lease (currently $100,000); (iv) annual operating permits; and (v) the conversion of a reconnaissance license to a prospecting license (currently $20,000); (b) to the Environmental Protection Agency ("EPA") (of Ghana) for processing and certificate fees with respect to EPA permits; and (c) an aggregate of less than $500 in connection with annual ground rent and mining permits to enter upon and gain access to the areas covered by the Company’s mining leases and future reconnaissance and prospecting licenses.

7.	ASSET RETIREMENT OBLIGATION

	June 30, 2012	December 31, 2011

Balance, beginning of period	$171,395	$155,395
Accretion expense	8,000	16,000
Balance, end of period	$179,395	$171,395

The Company has a legal obligation associated with its mineral properties for clean up costs when work programs are completed.

The undiscounted amount of cash flows, required over the estimated reserve life of the underlying assets, to settle the obligation, adjusted for inflation, is estimated at $220,000 (2011 - $220,000). The obligation was calculated using a credit- adjusted risk free discount rate of 10% and an inflation rate of 2%. It is expected that this obligation will be funded from general Company resources at the time the costs are incurred. The Company has been required by the Ghanaian government to post a bond of $220,961 which has been recorded in restricted cash with accrued interest ($220,961 at June 30, 2012).

8.	CAPITAL STOCK

Cancellation of shares

In May 2005, 47,000,000 common shares owned by two former directors were returned to treasury and cancelled.

In June 2006, 10,000 common shares were returned to the Company in settlement of a dispute and cancelled.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

8.	CAPITAL STOCK (cont’d…)

Cancellation of shares (cont’d…)

In May 2009, 200,000 common shares were repurchased for $50,000 and cancelled.

In May 2005, 47,000,000 common shares owned by two former directors were returned to treasury and cancelled.

In June 2006, 10,000 common shares were returned to the Company in settlement of a dispute and cancelled.

In May 2009, 200,000 common shares were repurchased for $50,000 and cancelled.

In March 2010, 80,891 common shares were repurchased for $108,000 and cancelled.

Issuance of shares for services

In December 2008, an aggregate of 131,243 common shares were issued to three vendors of the Company’s subsidiary, XG Mining to settle outstanding accounts for services at a value of $1.50 per share. In March 2010, 80,891 of these common shares were repurchased for $108,000 and cancelled.

Private placements

In June 2010, the Company issued 250,000 units at $1.00 per unit for gross proceeds of $250,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring 18 months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 25,000 common shares at the same terms as the unit warrants. The fair value of the finder’s warrants was $15,091 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 1.82%, volatility of 99.78% and a dividend rate of 0%.

In April 2010, the Company issued 838,000 units at $1.00 per unit for gross proceeds of $838,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring 18 months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 73,800 common shares at the same terms as the unit warrants. The fair value of finder’s warrants was $40,516 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 2.05%, volatility of 116.59% and a dividend rate of 0%.

In December 2009, the Company issued 706,000 units at $1.00 per unit for gross proceeds of $706,000. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.50 expiring eighteen months from the date of issue. The Company also issued finder’s warrants enabling the holders to acquire up to 50,600 common shares at the same terms as the unit warrants. The fair value of finder’s warrants was $20,098 calculated using the Black-Scholes valuation method. The assumptions used were 1.5 years of expected life, risk free interest rate of 2.05%, volatility of 109% and a dividend rate of 0%.

In August 2009, the Company issued 376,875 units at $0.80 per unit for gross proceeds of $301,500. Each unit consisted of one common share and one half of one share purchase warrant. One whole warrant enables the holder to acquire an additional common share at a price of $1.00 expiring two years from the date of issue.

In April and May 2009, the Company issued 1,018,000 units at $0.70 per unit for gross proceeds of $712,600. Each unit consisted of one common share and one share purchase warrant enabling the holder to acquire an additional common share at a price of $1.00 expiring two years from the date of issue.

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

8.	CAPITAL STOCK (cont’d…)

Initial Public Offering

In November 2010, the Company completed an initial public offering in Canada (the “IPO”) and issued 8,092,593 common shares at CAD$1.35 (USD$1.33) for gross proceeds of CAD$10,925,001 (USD$10,753,149). The Company also issued 566,482 broker warrants with a strike price of CAD$1.35 (US$1.33) per warrant and a two-year term to maturity. The Company valued the warrants at $364,248 using the Black-Scholes model with a 90% volatility, 0% dividend and 1.5% interest rate.

Escrow Shares

A total of 267,500 shares (the “Escrow Shares”) were deposited into escrow at the time of listing of the Company’s shares on the Toronto Stock Exchange on November 23, 2010 (the “Listing Date”), following completion of the IPO. The Escrow Shares are released from escrow as to (a) 1/4 of the Escrow Shares on the Listing Date; (b) 1/3 of the remaining Escrow Shares, six months after the Listing Date; (c) 1/2 of the remaining Escrow Shares, 12 months after the Listing Date; and (d) the remaining Escrow Shares, 18 months after the Listing Date. As of June 30, 2012, there were no Escrow Shares held in escrow (December 31, 2011 – 66,875).

Acquisition of subsidiary

Effective December 22, 2004, the Company acquired 90% of the outstanding shares of XG Mining in exchange for 2,698,350 shares of common stock. In connection with this acquisition, 47,000,000 shares owned by two former officers and directors of the Company were returned to treasury and cancelled.

Stock options

On June 30, 2011, the Company adopted a new 10% rolling stock option plan (the “2011 Plan”) and cancelled the 2005 equity compensation plan. Pursuant to the 2011 Plan, the Company is entitled to grant options and reserve for issuance up to 10% of the shares issued and outstanding at the time of grant. The terms and conditions of any options granted, including the number and type of options, the exercise period, the exercise price and vesting provisions, are determined by the Compensation Committee who makes recommendation to the board of directors for their approval. The maximum term of options granted cannot exceed 10 years.

At June 30, 2012, the following stock options were outstanding:

Number of	Exercise	Expiry Date
Options	Price

108,000	$0.75	June 7, 2013
42,000	$1.00	June 7, 2013
100,000	$1.85	July 1, 2014
324,000	$0.70	May 1, 2016
270,000	$0.75	March 5, 2017
162,000	$0.75	March 12, 2017
108,000	$1.00	January 25, 2020
216,000	$1.00	February 1, 2020
228,000	$1.00	June 1, 2020
90,000	$1.15	July 1, 2020
56,000	$1.98	February 15, 2021
145,000	$1.95	March 1, 2021
108,000	$1.85	June 10, 2021

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

8.	CAPITAL STOCK (cont’d…)

Stock options (cont’d…)

Stock option transactions and the number of stock options outstanding are summarized as follows:

	June 30, 2012		December 31, 2011
	Number of	Weighted Average	Number of	Weighted Average
	Options	Exercise Price	Options	Exercise Price

Outstanding, beginning of period	2,067,000	$1.07	1,788,000	$0.88
Granted	—	—	409,000	1.90
Exercised	(110,000)	—	—	—
Cancelled/Expired	—	—	(130,000)	1.05
Outstanding, end of period	1,957,000	$1.08	2,067,000	$1.07

Exercisable, end of period	1,757,000	$1.02	1,749,500	$0.99

The aggregate intrinsic value for options vested as of June 30, 2012 is approximately $294,390 (December 31, 2011 - $452,250) and for total options outstanding is approximately $296,507 (December 31, 2011 - $758,750).

No stock options were granted during the six month period ended June 30, 2012. Certain option maturity terms were extended during the period and a non-cash charge of $315,194, reflecting an increase in the expected term to exercise from three years to five years, was booked in the June 2012 quarter. Other significant Black Scholes valuations assumptions regarding the charge include interest at 1.75%, no expected dividends, volatility of 75% and market price at June 30, 2012 of $1.05.

Warrants

At June 30, 2012, the following warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date
566,482	$1.33	November 23, 2012

Warrant transactions and the number of warrants outstanding are summarized as follows:

	June 30, 2012		December 31, 2011
	Number of	Weighted Average	Number of	Weighted Average
	Warrants	Exercise Price	Warrants	Exercise Price
Outstanding, beginning of period	566,482	$1.33	2,439,320	$1.29
Issued	—		—	—
Exercised	—		(1,608,038)	1.24
Expired	—		(264,800)	1.49
Exercisable, end of period	566,482	$1.33	566,482	$1.33

9.	RELATED PARTY TRANSACTIONS

During the six month periods ended June 30, 2012 and June 30, 2011, the Company entered into the following transactions with related parties:

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

9.	RELATED PARTY TRANSACTIONS (cont’d…)

	Six months	Six months
	June 30, 2012	June 30, 2011

Consulting fees paid or accrued to officers or their companies	$187,416	$209,899
Directors’ fees	16,918	17,355

Stock option grants to officers and directors	—	223,000
Stock option grant price range	$—	$1.90

An amount of $18,080 was due from a company with two directors in common (December 31, 2011 - $213,872).

The amounts charged to the Company for the services provided have been determined by negotiation among the parties. These transactions were in the normal course of operations and were measured at the exchange value, which represented the amount of consideration established and agreed to by the related parties.

10.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	Cumulative amounts
	from the beginning of
	the exploration stage
	on January 1, 2003 to
	June 30, 2012	June 30, 2012	June 30, 2011

Cash paid during the period for:
Interest	$243,638	$1,702	$—
Income taxes	$—	$—	$—

There were no significant non-cash transactions during the six-month period ended June 30, 2012.

The significant non-cash transaction during the six months ended June 30, 2011 was the receipt of 1,000,000 Buccaneer common shares per the 2011 LOI valued at $411,440.

11.	SEGMENTED INFORMATION

The Company has one reportable segment, being the exploration and development of resource properties.

Geographic information is as follows:

	June 30, 2012	December 31, 2011

Cash and restricted cash:
Canada	$1,421,730	$4,263,201
Ghana	316,914	456,513
Total cash and restricted cash	1,738,644	4,719,714
Capital assets
Canada	1,595	3,418
Ghana	2,097,324	2,224,031
Total capital assets	2,098,919	2,227,449
Total	$3,837,563	$6,947,163

XTRA-GOLD RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(Expressed in U.S. Dollars)
June 30, 2012

12.	CONTINGENCY AND COMMITMENTS

a)

The Company entered into a management consulting agreement with the Vice President, Exploration, which extends from March 1, 2011 to March 1, 2014, whereby the Company will pay CAD$12,500 (USD$12,198) per month for the three year term for providing the majority of his time in consulting services to the Company. In the event of termination, without cause, before September 30, 2012, the Company will be required to pay CAD$10,000 (USD$9,758) for each month of early termination up to September 30, 2012. Thereafter, in the event that the services are terminated at any time after October 1, 2012, then no additional payment will be payable.

b)

The Company leases 1,163 square feet for its corporate office located at Suite 301, 360 Bay Street, Toronto, Ontario. The lease has a 66 month term which terminates October 31, 2012, at approximately CAD$4,392 (USD$4,286) per month.

c)

In late 2009, the Government of Ghana announced an increase in the gross overriding royalty (“GOR”) required payable by all mining companies in the country from 3% to 5%. The industry standard remained at 3% due to stability agreements which were in place with a number of companies. From the commencement of gold recovery in July 2010 to September 2010, the Company paid the GOR at 5% and as of October 2010, the Company began to pay the GOR at 3% until July 1, 2011 when the Company again paid the royalty at 5%. As a result of this decision, there is a potential unrecorded liability of $84,300 related to 2010 activities and a recorded liability of $120,000 related to 2011 activities.

APPENDIX A

PLAN OF CONVERSION OF

XTRA-GOLD RESOURCES CORP., a Nevada corporation

INTO

XTRA-GOLD RESOURCES CORP., a British Virgin Islands company

This PLAN OF CONVERSION (the “Plan”), dated as of _______ ___, 2012, is hereby adopted and approved by XTRA-GOLD RESOURCES CORP., a Nevada corporation (“Xtra-Gold Nevada”), in order to set forth the terms, conditions and procedures governing the conversion of Xtra-Gold Nevada into a British Virgin Islands company pursuant to the Nevada Revised Statutes (the “NRS”) and applicable laws in the British Virgin Islands.

WHEREAS, Xtra-Gold Nevada is a corporation formed and existing under the laws of the State of Nevada; and

WHEREAS, the Board of Directors (the “Board”) of Xtra-Gold Nevada has determined that it is in the best interests of Xtra-Gold Nevada and its stockholders for Xtra-Gold Nevada to convert into a British Virgin Islands company pursuant to the NRS upon the terms and conditions and in accordance with the procedures set forth herein, and the Board has authorized and approved the conversion and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith, subject to stockholder approval under the NRS;

NOW, THEREFORE, Xtra-Gold Nevada does hereby adopt this Plan to effectuate the conversion of Xtra-Gold Nevada into a British Virgin Islands company as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the NRS, Xtra-Gold Nevada shall convert (referred to herein as the “Conversion”) into a British Virgin Islands company named “Xtra-Gold Resources Corp.” (referred to herein as “Xtra-Gold BVI”) at the Effective Time (as defined in Section 2 below). Xtra-Gold BVI shall thereafter be subject to all of the provisions of the laws of the British Virgin Islands, except that the existence of Xtra-Gold BVI shall be deemed to have commenced on the date Xtra-Gold Nevada commenced (or is deemed to have commenced) its existence. The Conversion shall not be deemed to affect any obligations or liabilities of Xtra-Gold Nevada incurred prior to the Effective Time. Xtra-Gold Nevada shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of Xtra-Gold Nevada and shall constitute a continuation of the existence of Xtra-Gold Nevada in the form of a British Virgin Islands company. Upon the Effective Time, all of the rights, privileges and powers of Xtra-Gold Nevada, and all property and all debts due to Xtra-Gold Nevada, as well as all other things and causes of action belonging to Xtra-Gold Nevada, shall be vested in Xtra-Gold BVI and shall thereafter be the property of Xtra-Gold BVI as they were of Xtra-Gold Nevada, and all rights of creditors and all liens upon any property of Xtra-Gold Nevada shall be preserved unimpaired, and all debts, liabilities and duties of Xtra-Gold Nevada shall thereafter attach to Xtra-Gold BVI and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

2. Certificate of Conversion; Xtra-Gold BVI Charter Documents; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Nevada of duly executed Articles of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and the filing in the British Virgin Islands of the continuation application attaching such documents and information as required under section 181 of the BVI Business Companies Act (the “Continuation Application”). Subject to the foregoing, the Conversion shall be effective upon the filing of the Certificate of Conversion and the Continuation Application (the “Effective Time”).

3. Governance and Other Matters Related to Xtra-Gold BVI

(a) Memorandum and Articles of Association. At the Effective Time, the Memorandum and Articles of Association of Xtra-Gold BVI, substantially in the form of Exhibit B attached hereto (the “Bylaws”), shall be as adopted by the Board of Directors of Xtra-Gold BVI. Thereafter, the Bylaws may be amended by the Board of Directors or shareholders of Xtra-Gold BVI as provided in the Bylaws.

(b) Directors and Officers. The directors and officers of Xtra-Gold BVI immediately after the Effective Time shall be those individuals listed on Exhibit C attached hereto. After the Effective Time, Xtra-Gold BVI and its Board of Directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

4. Effect of the Conversion on the Equity Securities of Xtra-Gold Nevada.

(a) Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Xtra-Gold Nevada, Xtra-Gold BVI or any equityholder thereof, each issued and outstanding share of Xtra-Gold Nevada (collectively, the “Common NV Stock”) shall automatically, without any further action on the part of the holder or the payment of any additional consideration, convert into one (1) validly issued, fully paid and non-assessable share in Xtra-Gold BVI (each, a “BVI Share”). Following the Effective Time, all Common NV Stock of Xtra-Gold Nevada shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Common NV Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the relevant number of BVI Shares as provided herein.

(b) Exchange of Common NV Stock for Stock Certificates. Promptly following the Effective Time, Xtra-Gold BVI shall deliver to each such record holder of Common NV Stock one or more certificates evidencing that number of BVI Shares into which such holder’s Common NV Stock were converted pursuant to the Conversion and the provisions of this Section 4 as the holder thereof may direct. A certificate evidencing the proper number of BVI Shares into which the Common NV Stock were converted into pursuant to the Conversion and this Section 4 shall only be issued to the person in whose name such Common NV Stock were registered immediately prior to the Conversion. Until all BVI Shares are delivered in accordance with this Section 4(b), each Common NV Stock shall be deemed at any time after the Effective Time to represent only the right to receive BVI Shares into which such Common NV Stock was converted pursuant to the Conversion and this Section 4.

(c) No Further Ownership Rights in Common NV Stock. All BVI Shares issued in exchange for Common NV Stock pursuant to the Conversion in accordance with the terms of this Section 4 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Common NV Stock under the NRS. After the Effective Time, there shall be no further registration of transfers on the transfer books of Xtra-Gold Nevada of the Common NV Stock that were outstanding immediately prior to the Effective Time.

5. Filings, Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, Xtra-Gold BVI shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Xtra-Gold Nevada which was titled or registered in the name of Xtra-Gold Nevada shall be re-titled or re-registered, as applicable, in the name of Xtra-Gold BVI by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies). In addition, following the Effective Time, Xtra-Gold Nevada’s customer, vendor and investor communications (e.g., business cards, letterhead, websites, etc.) shall be revised to reflect the Conversion and Xtra-Gold BVI’s corporate status.

6. Further Assurances. If, at any time after the Effective Time, Xtra-Gold BVI shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in Xtra-Gold BVI its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Xtra-Gold Nevada, or (b) to otherwise carry out the purposes of this Plan, Xtra-Gold BVI and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of Xtra-Gold Nevada any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of Xtra-Gold Nevada all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Xtra-Gold Nevada, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Xtra-Gold Nevada and otherwise to carry out the purposes of this Plan.

7. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, upon the Effective Time, by the Board of Directors of Xtra-Gold BVI, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Xtra-Gold Nevada or Xtra-Gold BVI, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board or the Board of Directors of Xtra-Gold BVI, as applicable, at any time and from time to time, may terminate, amend or modify this Plan.

8. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein

9. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to the conflict of laws provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, Xtra-Gold Resources Corp., a Nevada corporation, has caused this Plan to be executed by its duly authorized representative as of the date first above written.

XTRA-GOLD RESOURCES CORP.
a Nevada corporation

By:
Name:
Title:

Exhibit A

Certificate of Conversion
of Xtra-Gold Nevada

[see attached]

140301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion
(Pursuant to NRS 92A.205)

1. Name and jurisdiction of organization of constituent entity and resulting entity:

XTRA-GOLD RESOURCES CORP.
Name of constituent entity

NEVADA	CORPORATION
Jurisdiction	Entity type *

and,

XTRA GOLD RESOURCES CORP.
Name of resulting entity

BRITISH VIRGIN ISLANDS	CORPORATION
Jurisdiction	Entity type *

2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3. Location of plan of conversion: (check one)

- [ ] The entire plan of conversion is attached to these articles.
- [x] The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.
- [ ] The complete executed plan of conversion for the resulting domestic limited *partnership is* on file at the records office required by NRS 88.330.

* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Conversion Page 1
Revised: 8-31-11

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn: Paul R. Wassgren, Esq.

c/o: Fox Rothschild LLP
3800 Howard Hughes Pkwy., Suite 500
Las Vegas, Nevada 89169

5. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date: Time:

6. Signatures - must be signed by:

1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87).

2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

XTRA-GOLD RESOURCES CORP.

Name of *constituent* entity

X

Signature	Title	Date

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. **This statement must be included within the resulting entity's articles.**

FILING FEE: $350.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Conversion Page 2
Revised: 8-31-11

Exhibit B

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004
MEMORANDUM OF ASSOCIATION
OF
XTRA-GOLD RESOURCES CORP.
A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1

In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 133;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Memorandum” means this Memorandum of Association of the Company;

“register of members” has the meaning specified in Regulation 2.6;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)

a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted and did not abstain; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be,

with each director having only one vote with respect to any such resolution;

“Resolution of Shareholders” means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by all of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any amendment or re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	NAME

2.1	The name of the Company is Xtra-Gold Resources Corp.

2.2	The name of the Company as at the date of its application to continue into the British Virgin Islands was Xtra-Gold Resources Corp.

2.3

The Company was incorporated under the Nevada Revised Statutes, Chapter 78 on 1 September 1998 as a corporation under the name Silverwing Systems Corporation. The name of the Company was changed from Silverwing Systems Corporation to Advertain On-Line Inc. on 19 August 1999 and then to RetinaPharma International, Inc. on 6 June 2001 before it was changed to Xtra-Gold Resources Corp. on 19 December 2003.

2.4

The Company may change its name by way of a Resolution of Shareholders or a Resolutions of Directors. Any change of the Company’s name will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent in the British Virgin Islands acting on behalf of the Company.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2	The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4

Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue an unlimited number of no par value Shares of a single class.

6.2

The Company may issue fractional Shares but a fractional Share shall not be entitled to exercise voting rights or to receive a dividend or distribution, unless the fractional share results from a consolidation of shares.

6.3	The Company shall not issue different series of Shares.

7.	RIGHTS OF SHARES

7.1	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of all of the votes of Shares of that class entitled to vote thereon or by a resolution passed at a meeting by the holders of not less than two-thirds of the of the votes of Shares of that class entitled to vote thereon which were present at the meeting and were voted.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.	TRANSFER OF SHARES

11.1

Subject to the Articles, the Company shall, on receipt of an instrument of transfer complying with Sub- Regulation 5.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to Clause 8, the Company may only amend the Memorandum or the Articles by Resolution of Shareholders.

12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of continuing the Company as a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on behalf of the Shareholders this                  day of [                  ], 2012.

_________________________________
[name of individual]

Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004
ARTICLES OF ASSOCIATION
OF
XTRA-GOLD RESOURCES CORP.
A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1

Every Shareholder is entitled, at his option, to a share certificate or a non-transferable written acknowledgement of his right to obtain a share certificate from the Company in respect of the shares of the Company held by him, but the Company is not bound to issue more than one Share certificate in respect of a Share or Shares held jointly by several persons, and delivery of a share certificate to one of several joint Shareholders is sufficient delivery to all.

1.2

A share certificate shall be manually signed by at least one director or officer of the Company or by or on behalf of a registrar, transfer agent, branch transfer agent or other authenticating agent of the Company. Notwithstanding the foregoing, a fractional share certificate need not be manually signed. The Company may charge a fee for a share certificate issued in respect of a transfer. If a share certificate is issued under the Seal, the signature of the director or officer and the Seal may be facsimiles.

1.3

If a share certificate contains a printed or mechanically reproduced signature of a person, the Company may issue the share certificate, notwithstanding that the person has ceased to be a director or an officer of the Company, and the share certificate is as valid as if he were a director or an officer at the date of its issue.

1.4

Any Shareholder receiving a share certificate for registered Shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. Where the registered holder of a share certificate claims that the share certificate has been lost, apparently destroyed or wrongfully taken, the Company shall issue a new share certificate in place of the original share certificate if the Shareholder:

(a)	so requests before the Company has notice that the share certificate has been acquired by a bona fide purchaser;

(b)

files with the Company an indemnity bond sufficient in the Company’s opinion to protect the Company and any transfer agent, registrar or other agent of the Company from any loss that it or any of them may suffer by complying with the request to issue a new share certificate; and

(c)	satisfies any other reasonable requirements imposed by the Company.

1.5	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1

Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine, subject to the limitations set out herein.

2.2	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

2.3

No Share shall be issued until the consideration for the Share is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that the Company would have received if the Share had been issued for money, so that all Shares issued by the Company shall be deemed issued fully paid and non-assessable, provided that no Share may be issued for consideration in the form of a promissory note, a promise to pay or other written obligation to contribute money or property or a contract for future services.

2.4

In determining whether property or past services are the fair equivalent of a money consideration, the directors may take into account reasonable charges and expenses of organization and reorganization and payments for property and past services reasonably expected to benefit the Company. The directors of the Company who vote for or consent to a Resolution of Directors authorizing the issue of a Share under regulation 2.1 for consideration other than money are jointly and severally, or solidarily, liable to the Company to make good any amount by which the consideration received is less than the fair equivalent of the money that the Company would have received if the Share had been issued for money on the date of the Resolution of Directors.

2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

2.7

The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.8	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1

The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2

The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

3.4

Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

3.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6

Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

3.7

Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50% of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

4.	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)

upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

5.	TRANSFER OF SHARES

5.1

Registered Shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. Where there is a share certificate, such certificate, must be endorsed by the registered holder thereof or deposited together with the share transfer power of attorney (if applicable) properly completed by the registered holder. Such signature must be guaranteed by an “Eligible Institution”, which means a Canadian schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP), (members of these programs are usually members of a recognized stock exchange in Canada and the United States, members of the Investment Industry Regulatory Organization of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States) or in some other manner satisfactory to the Company.

5.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

5.3

If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

5.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

5.5

Subject to any limitations in the Memorandum, the Company must on the application of the transferor or transferee of a Share in the Company enter in the register of members the name of the transferee of the Share.

5.6

The executor or administrator of a deceased Shareholder, the guardian of an incompetent Shareholder or the trustee of a bankrupt Shareholder shall be the only person recognized by the Company as having any title to his Share but they shall not be entitled to exercise any rights as a Shareholder until they have proceeded as set forth in the next following three Regulations.

5.7

The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Shareholder or of the appointment of a guardian of an incompetent Shareholder or the trustee of a bankrupt Shareholder shall be accepted by the Company even if the deceased, incompetent or bankrupt Shareholder is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

5.8

Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the directors shall treat it as such.

5.9

Any person who has become entitled to a Share or Shares in consequence of the death, incompetence or bankruptcy of a Shareholder may, instead of being registered himself, request in writing that some person be named by him be registered as the transferee of such Share or Shares and such request shall likewise be treated as if it were a transfer.

5.10	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

6.	MEETINGS AND CONSENTS OF SHAREHOLDERS

6.1

Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable but the directors shall call a meeting of Shareholders designated as an “annual meeting” not later than eighteen months after the Company’s registration under the laws of the British Virgin Islands and subsequently not later than fifteen months after holding the last preceding annual meeting and no later than six months after the end of the Company’s preceding financial year.

6.2

Upon the written request of Shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

6.3	The director convening a meeting shall give not less than 21 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

6.4

The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting and may also fix in advance a date as the record date for determining those Shares that are entitled to vote at the meeting but the record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held.

6.5

A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

6.6

The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

6.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

6.8

The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

6.9

The instrument appointing a proxy shall comply with all applicable securities laws and shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ COMPANY NAME ]
I/We being a Shareholder of the above Company HEREBY APPOINT ……………………………………. ………………… of …………………………… or failing him ………..…………………………………… of ………………………..…… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.
(Any restrictions on voting to be inserted here.)
Signed this …… day of …………..…………, 20……

……………………………………….
Shareholder

6.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

6.11

A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

6.12

A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 2 persons representing not less than 5% of the votes of the Shares or class of Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting.

6.13

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less 2 persons representing not less than 0.5% of the votes of the Shares or each class of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

6.14

At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting or is not willing or able to chair the meeting, then the CEO shall preside over the meeting. If neither the Chairman of the Board nor the CEO is present at the meeting or willing or able to chair the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

6.15

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

6.16

At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

6.17

Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals, the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

6.18

Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

6.19

The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

6.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

6.21

An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, by all of the votes of Shares entitled to vote thereon without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date of the latest counterpart.

7.	MEMBERS DISSENT

In addition to the dissent rights provided under section 179 of the Act, a Shareholder of any class of Shares of the Company is entitled to dissent (in the manner provided for in section 179 of the Act) and be paid fair value for his Shares if the Company purports to resolve to:

(a)	amend its Memorandum or Articles to add, remove or change restrictions on the issue, transfer or ownership of Shares of that class;

(b)	amend its Memorandum or Articles to add, remove or change any restriction upon the business or businesses that the Company may carry on or upon the powers that the Company may exercise;

(c)

be merged or consolidated with another entity, except where such entity is the wholly owned subsidiary of the Company, the sole Shareholder of the Company or the entity is wholly owned by the sole Shareholder of the Company;

(d)	be continued under the laws of another jurisdiction; or

(e)	sell, transfer, lease exchange or otherwise dispose of more than 50% in value of the assets of the Company other than in the ordinary course of business of the Company.

8.	RESERVED MATTERS

For avoidance of any doubt, the following actions require approval by a Resolution of Shareholders approved by not less than two-thirds of the votes of the Shares or the class of Shares entitled to vote thereon:

(a)	the sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets of the Company other than in the ordinary course of business of the Company;

(b)

the merger or consolidation with another entity, except where such entity is the wholly owned subsidiary of the Company, the sole Shareholder of the Company or the entity is wholly owned by the sole Shareholder of the Company; and

(c)	the continuation of the Company.

9.	DIRECTORS

9.1	The directors shall be elected by Resolution of Shareholders and subject to Sub-Regulation 9.7, appointed by Resolution of Directors.

9.2	No person shall be appointed as a director, of the Company unless he has consented in writing to be a director.

9.3	Subject to Sub-Regulation 9.1, the minimum number of directors shall be three and the maximum number shall be fifteen.

9.4

Subject to Sub-Regulation 9.3, the actual number of directors of the Company (within the range of three to fifteen) and the number of directors of the Company to be elected at the annual meetings of the Company specified in Sub-Regulation 6.1 shall be such number as determined from time to time by Resolution of Directors.

9.5

Each director holds office for the term, if any, including on an annual basis, fixed by the Resolution of Shareholders or the Resolution of Directors appointing him, in accordance with sub-Regulation 9.7 or until his earlier death, resignation or removal. If no term is fixed on the election or appointment of a director, the director shall serve for a term not exceeding the close of the next annual meeting of Shareholders following his election or appointment.

9.6

A director may be removed from office, with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written Resolution of Shareholders.

9.7

A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.8

Subject to any Resolution of Shareholders to the contrary, the directors may at any time by a Resolution of Directors appoint any person to be a director either to fill a vacancy (except a vacancy resulting from an increase in the minimum number of directors or from a failure of the Shareholders to elect the minimum number of directors) or as an addition to the existing directors. However, the directors may not between meetings of Shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one third times the number of directors to have been elected at the last annual meeting of Shareholders. In the absence of a quorum of the Board of Directors or if the vacancy has arisen from a failure of the Shareholders to elect the minimum number of directors, the Board of Directors shall forthwith call a meeting of Shareholders to fill the vacancy. If the Board of Directors fails to call such meeting or if there are no such directors then in office, any Shareholder may call the meeting.

9.9	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.10	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.11

The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.12	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.13	A director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1

The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2

Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3

If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4

Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5	The continuing directors may act notwithstanding any vacancy in their body.

10.6

The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8

For the purposes of section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.	PROCEEDINGS OF DIRECTORS

11.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2

The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands other than Canada as the directors may determine to be necessary or desirable.

11.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4

A director shall be given not less than 48 hours notice of meetings of directors, but a meeting of directors held without 48 hours notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5

A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director until the appointment lapses or is terminated.

11.6

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, a majority of whom shall be non resident of Canada, unless there are only 2 directors in which case the quorum is 2.

11.7

At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, or willing or able to chair the meeting, the directors present shall choose one of their number to be chairman of the meeting.

11.8

An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1

The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

12.3

Sub-Regulations 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4

The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee. Except that where there is a committee of directors consisting of 2 directors, the quorum for a meeting is 2 directors.

12.5

Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13.	OFFICERS AND AGENTS

13.1

The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer (“CEO”) and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2

The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors, but in the absence of any specific allocation of duties each officer as set out below shall have the following responsibilities:

(a)

Chairman of the Board of Directors – Subject to the provisions of the Act or the Articles, preside at all meetings of the Shareholders and of the Board of Directors and have such other powers and duties as the Board of Directors may specify. During the absence or disability of the Chairman of the Board of Directors, his duties shall be performed and his powers exercised by the CEO.

(b)

CEO - Subject to any duties imposed upon the Chairman of the Board of Directors, if one is appointed, the CEO shall preside at all meetings of Shareholders and is responsible for the general supervision, subject to the authority of the Board of Directors, of the business and affairs of the Company.

(c)

Vice Presidents - During the absence or inability of the CEO to act, his duties shall be performed and his powers shall be exercised by the vice-president, if any, or if there is more than one, by the vice-president selected by the Board of Directors. A vice-president shall also perform such duties and exercise such powers as the CEO or the Board of Directors may from time to time delegate to him.

(d)	Secretaries – A secretary shall:

(i)	give or cause to be given all notices required to be given to Shareholders, directors, auditors and members of committees;

(ii)	attend all meetings of directors, Shareholders and committees and enter or cause to be entered in books kept for that purpose minutes of all proceedings at such meetings; and

(iii)

be the custodian of all books, papers, records, documents, corporate seals, if any, and other instruments and maintain the register of members, minute books and records (other than financial records) of the Company save those entrusted by Resolution of Directors to the custody of the treasurer or other officer or agent of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law. The secretary may delegate his duties to a nominee from time to time.

(e)

Treasurers - A treasurer shall keep or cause to be kept full and accurate books of account in which shall be recorded all receipts and disbursements of the Company; control the deposit of money, the safekeeping of securities and the disbursement of funds; and render to the Board of Directors, whenever required of him, an account of the financial affairs of the Company.

13.3

The powers and duties of all other officers shall be such as the terms of their engagement call for or as the Board of Directors may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the Board of Directors otherwise directs.

13.4	The Board of Directors may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

13.5	The emoluments of all officers shall be fixed by Resolution of Directors.

13.6

The terms of employment of the officers shall be determined by Resolution of Directors. In the absence of written agreement to the contrary the officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.7

The Board of Directors may at any time require any officer, employee or agent of the Company to furnish a bond for the faithful discharge of his duties, in such form and with such surety as the Board of Directors determine. The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

13.8

An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority prohibited under the Act.

14.	CONFLICT OF INTERESTS

14.1

A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2

For the purposes of Sub-Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15.	INDEMNIFICATION

15.1

Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2

The indemnity in Sub-Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5

If a person referred to in Sub-Regulation 15.1 has been successful in defence of any proceedings referred to in Sub-Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.6

The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16.	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2	Until the directors determine otherwise by Resolution of Directors, the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

16.5

Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6

The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.7	Each shareholder shall be entitled, upon making a request to the Company in writing, to receive a copy of the register of members of the Company.

17.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1

The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.2	Dividends may be paid in money, shares, or other property.

19.3

Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub- Regulation 22.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

19.5	The directors of the Company may fix in advance a date as the record date for the purpose of determining the Shareholders entitled to receive a Distribution by way of dividend.

20.	BONUS SHARES

The Company may issue bonus Shares and the directors of the Company may fix in advance a date as the record date for the purpose of determining the Shareholders entitled to receive such bonus Shares.

21.	ACCOUNTS AND AUDIT

21.1

The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

21.2

The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

21.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

21.4

The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Directors and such subsequent appointment shall be ratified by the Shareholders at the next meeting of Shareholders designated as an “annual meeting”.

21.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

21.6	The remuneration of the auditors of the Company:

(a)	in the case of auditors appointed by the directors, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by Resolution of Shareholders or in such manner as the Company may by Resolution of Shareholders determine.

21.7

The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

21.8

The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

21.9

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

21.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

22.	NOTICES

22.1

Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

22.2

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

22.3

Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

23.	VOLUNTARY LIQUIDATION

The Company may by Resolution of Shareholders appoint a voluntary liquidator.

24.	CONTINUATION

Subject to Sub-Regulation 8, the Company may by Resolution of Shareholders continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of continuing the Company as a BVI Business Company under the laws of the British Virgin Islands hereby sign this Articles of Association on behalf of the Shareholders this    day of [                          ], 2012.

_________________________________
[name of individual]

Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED

Exhibit C

Directors and Officers of Xtra-Gold BVI

Directors of Xtra-Gold BVI

Paul Zyla
Richard W. Grayston
Peter Minuk
Robert J. Casaceli
James H. Schweitzer

Officers of Xtra-Gold BVI

Paul Zyla	President and Chief Executive Officer
John C. Ross	Chief Financial Officer
Richard W. Grayston	Chairman of the Board
Peter Minuk	Secretary and Treasurer
Yves P. Clement	Vice-President, Exploration
Victor Nkansa	Vice-President, Ghana Operations

APPENDIX B

SECTIONS 92A.300 TO 92.A.500 OF THE NEVADA REVISED STATUTES

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the Board of Directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws

Under our Bylaws, we shall indemnify an officer or director to the fullest extent permitted by Nevada General Corporation Law. We may advance expenses incurred in defending a proceeding by reason of the person being a director or officer, upon receipt of an undertaking from that person to repay this advance if it is ultimately determined that they were not entitled to be indemnified.

Nevada General Corporation Law

Section 78.7502 of the NRS provides as follows:

1.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

          Section 78.751 of the NRS provides as follows:

1.      Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)      By the stockholders;

(b)      By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)      If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)      If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.      The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.      The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)      Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)      Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

Exhibit No.	Description of Document

2.1	Stock Exchange Agreement dated October 31, 2003, by and between Xtra-Gold Resources Corp. and the former shareholders of Xtra Energy Corp. (formerly Xtra-Gold Resources, Inc.) (1)
3.1	Articles of Incorporation of Silverwing Systems Corporation filed on September 1, 1998 (1)
3.2	Articles of Amendment filed on August 19, 1999 to change our name to Advertain On-Line Inc. (1)
3.3	Articles of Amendment filed June 18, 2001 to change our name to RetinaPharma International, Inc. (1)
3.4	Articles of Amendment filed on October 8, 2001 to increase our capital stock from 25,000,000 to 100,000,000 shares (1)
3.5	Articles of Amendment filed December 16, 2003 to change our name to Xtra-Gold Resources Corp. and to increase our capital stock from 100,000,000 to 250,000,000 shares (1)
3.6	By-laws (1)
4.1	Form of common stock purchase warrant (4)
4.2	Form of convertible debenture (1)
4.3	Form of specimen stock certificate of Xtra-Gold BVI *
5.1	Opinion of Harney Westwood & Riegels *

5.2	Opinion of Hodgson Russ LLP *
10.1	2005 Equity Compensation Plan (1)
10.2	Memorandum of Agreement dated October 28, 2003, by and between Xtra Energy Corp. (formerly Xtra- Gold Resources, Inc.) and Ranger Canyon Energy Inc. (formerly CaribGold Minerals, Inc.) (1)
10.3	Agreement dated February 16, 2004 by and between Xtra-Gold Resources Corp. and Akrokeri-Ashanti Gold Mines Inc. (1)
10.4	Share Purchase Agreement dated December 22, 2004 between Xtra-Gold Resources Corp. and 2058168 Ontario Inc., the trustee for the former note holders of Akrokeri-Ashanti Gold Mines Inc. (1)
10.5	Share Purchase Agreement dated December 22, 2004 among Xtra-Gold Resources Corp., 2058168 Ontario Inc., the trustee for the former debenture holders of Akrokeri-Ashanti Gold Mines Inc. and 2060768 Ontario Corp. (1)
10.6	Stock option agreement dated April 21, 2006 with Kiomi Mori, as optionee (1)
10.7	Stock option agreement dated May 1, 2006 with Yves Clement, as optionee (1)
10.8	Stock option agreement dated May 1, 2006 with Alhaji Abudulai, as optionee (1)
10.9	Stock option agreement dated August 1, 2006 with John Douglas Mills, as optionee (1)
10.10	Management consulting agreement dated May 1, 2006 with Yves Clement (1)
10.11	Management consulting agreement dated July 1, 2006 with Rebecca Kiomi Mori (1)
10.12	Management consulting agreement dated November 1, 2006 with Alhaji Nantogma Abudulai (1)
10.13	Mining lease with respect to the Kwabeng concession (1)
10.14	Mining lease with respect to the Pameng concession (1)
10.15	Prospecting license with respect to the Banso and Muoso concessions (1)
10.16	Prospecting license with respect to the Apapam concession (1)
10.17	Prospecting license with respect to the Edum Banso concession (1)
10.18	Option Agreement dated October 17, 2005 between Xtra-Gold Exploration Limited and Adom Mining Limited (1)
10.19	Consulting agreement dated January 17, 2006 between Xtra-Gold Mining Limited and Bio Consult Limited (1)
10.20	Purchase and Sale Agreement dated September 1, 2006 between Xtra Oil & Gas Ltd. and TriStar Oil & Gas Partnership (1)
10.21	Amending Agreement dated October 19, 2006 between Xtra-Gold Exploration and Adom Mining Limited (1)
10.22	Stock option agreement dated March 5, 2007 with Richard W. Grayston, as optionee (1)
10.23	Stock option agreement dated March 5, 2007 with Peter Minuk, as optionee (1)
10.24	Stock option agreement dated March 12, 2007 with Robert H. Montgomery, as optionee (1)
10.25	Stock option agreement dated March 12, 2007 with Brokton International Ltd., as optionee (1)
10.26	Stock option agreement dated March 12, 2007 with John Douglas Mills, as optionee (1)
10.27	Consulting agreement dated March 20, 2007 with JD Mining Ltd. (1)
10.28	Lease with 360 Bay Street Limited dated March 29, 2007 (1)
10.29	Termination agreement dated January 31, 2008 with JD Mining Ltd. and John Douglas Mills (1)
10.30	Mining lease with respect to the Apapam Concession (2)
10.31	Management consulting agreement dated January 3, 2009 with Brokton International Ltd. (3)
10.32	Stock option agreement dated January 15, 2010 with Radical Capital Ltd. (4)
10.33	Stock option agreement dated January 25, 2010 with Paul Zyla (4)
10.34	Stock option agreement dated February 1, 2010 with Robert Casaceli (4)
10.35	Stock option agreement dated February 1, 2010 with David Bell (4)
10.36	Amendment to option agreement dated June 1, 2010 with Paul Zyla (4)
10.37	Consulting agreement dated June 1, 2010 with Brokton International Ltd. (4)
10.38	Consulting agreement dated June 1, 2010 with Victor Nkansa (4)
10.39	Stock option agreement dated June 1, 2010 with Richard W. Grayston, as optionee (4)
10.40	Stock option agreement dated June 1, 2010 with Peter Minuk, as optionee (4)
10.41	Stock option agreement dated June 1, 2010 with Robert H. Montgomery, as optionee (4)
10.42	Stock option agreement dated June 1, 2010 with Brokton International Ltd., as optionee (4)
10.43	Stock option agreement dated June 1, 2010 with Windward Global Trading Inc., as optionee (4)
10.44	Stock option agreement dated June 1, 2010 with Laura Stein, as optionee (4)
10.45	Stock option agreement dated June 1, 2010 with Victor Nkansa, as optionee (4)
10.46	Stock option agreement dated July 1, 2010 with John C. Ross, as optionee (4)

10.47	Agreement dated July 1, 2010 with Ravenclaw Mining Limited (4)
10.48	Letter of intent dated July 21, 2010 with Verbina Resources Inc. (4)
10.49	Amendment to stock option agreement dated August 4, 2010 with Radical Capital Ltd. (4)
10.50	Management consulting agreement dated September 1, 2010 with Paul Zyla (4)
10.51	Management consulting agreement dated September 1, 2010 with John Ross (4)
10.52	Amending agreement (undated) between Xtra-Gold Exploration and Adom Mining Limited (4)
10.53	Escrow agreement dated November 22, 2010 with Olympia Transfer Services Inc. and Paul Zyla (4)
10.54	Renewal agreement dated November 30, 2010 with Brokton International Ltd. (4)
10.55	Letter of intent dated January 21, 2011 with Verbina Resources Inc. (4)
10.56	Management consulting agreement dated January 27, 2011 with Paul Zyla (4)
10.57	Form of stock option agreement dated February 15, 2011 with Denis Laviolette, as optionee (4)
10.58	Form of management consulting agreement dated March 1, 2011 with Yves Clement(4)
10.59	Form of stock option agreement dated March 1, 2011 with Yves Clement, as optionee (4)
10.60	Form of stock option agreement dated March 1, 2011 with Victor Nkansa, as optionee (4)
10.61	Form of stock option agreement dated March 1, 2011 with Michael Dwumfuor, as optionee (4)
10.62	Form of stock option agreement dated March 1, 2011 with Philip Schandorf, as optionee (4)
10.63	Mining lease with respect to the Banso Concession (4)
10.64	Mining lease with respect to the Muoso Concession (4)
14	Code of Ethics (3)
21	Subsidiaries of the Company (4)
23.1	Consent of Independent Registered Public Accounting Firm *
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1) *
23.3	Consent of Hodgson Russ LLP (included in Exhibit 5.2) *
99.1	Form of proxy card *
101	Attached as Exhibits 101 to this proxy statement/prospectus are the following financial statements from our annual report on Form 10-K for the year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended June 30, 2012, formatted in XBRL (“eXtensible Business Reporting Language”): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) the Consolidated Statements of Stockholders’ Equity, (iv) Consolidated Statements of Cash Flows, and (vi) related notes to these financial statements. *

*	Filed herewith
(1)	Incorporated by reference to the registration statement on Form SB-2 on Form S-1, SEC File No. 333-139037
(2)	Incorporated by reference to the company’s 10-K annual report filed on March 27, 2009, SEC File No. 333- 139037
(3)	Incorporated by reference to the company’s 10-K annual report filed on March 31, 2010, SEC File No. 333- 139037
(4)	Incorporated by reference to the company’s 10-K annual report filed on March 31, 2011, SEC File No. 333- 139037

ITEM 22. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such date of first use.

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      (1)      The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)      The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)      The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

(f)      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario on August 17, 2012.

XTRA-GOLD RESOURCES CORP. (Nevada)

By:

/s/ Paul Zyla
Paul Zyla
Principal Executive Officer
President and Director

/s/ John C. Ross
John C. Ross
Principal Financial and Accounting Officer
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Zyla, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Zyla
Paul Zyla
Principal Executive Officer
President and Director

Date: August 17, 2012

/s/ Richard W. Grayston
Richard W. Grayston
Chairman of the Board and Director

Date: August 17, 2012

/s/ Peter Minuk
Peter Minuk
Director, Secretary and Treasurer

Date: August 17, 2012

/s/ James H. Schweitzer
James H. Schweitzer
Director

Date: August 17, 2012

/s/ Robert J. Casaceli
Robert J. Casaceli
Director

Date: August 17, 2012

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario on August 17, 2012.

XTRA-GOLD RESOURCES CORP. (Canada)

By:

/s/ Paul Zyla
Paul Zyla
Principal Executive Officer
President and Director

/s/ John C. Ross
John C. Ross
Principal Financial and Accounting Officer
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Zyla, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Zyla
Paul Zyla
Principal Executive Officer
President and Director

Date: August 17, 2012

/s/ Richard W. Grayston
Richard W. Grayston
Chairman of the Board and Director

Date: August 17, 2012

/s/ Peter Minuk
Peter Minuk
Director, Secretary and Treasurer

Date: August 17, 2012

/s/ James H. Schweitzer
James H. Schweitzer
Director

Date: August 17, 2012

/s/ Robert J. Casaceli
Robert J. Casaceli
Director

Date: August 17, 2012